Exhibit 99.1

Dear Dover Corporation Stockholder:

In May 2013, we announced plans to spin-off certain of our communication technologies businesses into a stand-alone, publicly traded company. Upon completion of the spin-off, the new company, Knowles Corporation, will be an independent, global technology and market leader in the communication technologies industry. Knowles will have significant product breadth in acoustic components, including MEMs microphones, speakers, receivers and transducers, as well as a competitive position in communication infrastructure components. Dover will remain a market leader in energy, engineered systems and the printing and identification businesses.

The separation of these businesses is consistent with our strategy to create value by identifying and building leading brands and positions in growth markets. This transaction will provide both Knowles and Dover with greater flexibility to focus on and pursue their respective growth strategies.

As an independent company, Knowles will continue to build on its long track record of success. At the same time, Dover will continue to execute on its long-term strategy and commitment to industry leadership through innovation and focus on its key end markets while continuing to consistently return capital to its stockholders through dividends and share repurchases.

The separation will be in the form of a pro rata distribution of all of the outstanding shares of Knowles’ common stock to holders of Dover’s common stock. Each Dover stockholder will receive one share of Knowles’ common stock for every two shares of Dover’s common stock held on                     , the record date for the distribution. Stockholder approval of the distribution is not required, and you do not need to take any action to receive shares of Knowles’ common stock to which you are entitled as a Dover stockholder. In addition, you do not need to pay any consideration or surrender or exchange your Dover common stock in order to receive shares of Knowles’ common stock.

The separation will provide Dover stockholders with ownership interests in both Dover and Knowles. Over time, we believe that the two companies, each with its own business and financial characteristics, will appeal to different investor bases. We expect that, for U.S. federal income tax purposes, the distribution of shares of Knowles’ common stock in the separation will be tax-free to Dover stockholders, except with respect to cash received in lieu of fractional shares.

I encourage you to read the attached information statement, which is being provided to all holders of Dover’s common stock as of             . The information statement describes the separation in detail and contains important business and financial information about Knowles.

As ever, we remain committed to working on building long-term stockholder value. This step is a positive one for our businesses, our stockholders and our customers.

Sincerely,

Robert A. Livingston

President and Chief Executive Officer

Dover Corporation

Dear Future Knowles Stockholder:

I am delighted to welcome you as a future stockholder of our company, Knowles Corporation, which will soon begin independently operating as an established communication technologies industry leader.

Our portfolio of market-leading products positions us very well for continued success. Knowles’ business model is distinctly different from Dover’s diversified model and, as such, we expect each entity to attract a different investor base. As a result of the separation of Knowles from Dover, investors will be able to evaluate the distinct merits, performance and future prospects of Knowles.

I encourage you to learn more about Knowles by reading the attached information statement. Knowles intends to apply to have its common stock authorized for listing on the New York Stock Exchange under the symbol “KN.”

Although we will be operating independently, we are very proud of our historical connection to Dover, and excited about the equally great future we see ahead of us as a stand-alone entity.

All of us at Knowles have been given a unique opportunity to create a new public company with a strong heritage of success based on technology that enhances people’s ability to communicate with each other. We believe that with the continued momentum in our business, in particular the significant growth in the mobile device market coupled with our commitment to product innovation, operational excellence and the strength of our people globally, we will build upon our success. We are truly excited with our prospects and know that we will continue to serve our customers and our new stockholders very well.

Sincerely,

Jeffrey S. Niew

President and Chief Executive Officer

Knowles Corporation

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, but has not yet become effective.

Preliminary and Subject to Completion, dated December 24, 2013

INFORMATION STATEMENT

Knowles Corporation

Common Stock

(par value $0.01 per share)

This information statement is being furnished in connection with the distribution by Dover Corporation (“Dover”) to its stockholders of all of the outstanding shares of common stock of Knowles Corporation (“Knowles”), a wholly owned subsidiary of Dover that will hold directly or indirectly the assets and liabilities associated with certain of Dover’s communication technologies businesses. To implement the distribution, Dover will distribute all of the shares of Knowles’ common stock on a pro rata basis to the Dover stockholders in a manner that is intended to be tax-free in the United States.

If you are a holder of Dover’s common stock on                     , the record date for the distribution, you will be entitled to receive one share of Knowles’ common stock for every two shares of Dover’s common stock that you hold at the close of business on such date. You will receive cash in lieu of any fractional shares of Knowles’ common stock which you would have received after application of the above ratio. As discussed under “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your Dover common stock in the “regular-way” market after the record date and before the separation, you also will be selling your right to receive shares of Knowles’ common stock in connection with the separation. Knowles expects the shares of its common stock to be distributed by Dover to you on                     . Knowles refers to the date of the distribution of Knowles’ common stock as the “distribution date.”

No vote of Dover stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Dover a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing Dover common stock or take any other action in order to receive your shares of Knowles’ common stock.

There is no current trading market for Knowles’ common stock, although Knowles expects that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and Knowles expects “regular-way” trading of Knowles’ common stock to begin on the first trading day following the completion of the separation. Knowles intends to apply to have its common stock authorized for listing on the New York Stock Exchange under the symbol “KN.”

In reviewing this information statement, you should carefully consider the matters described under the section entitled “Risk Factors” beginning on page 25.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is                     .

Dover first mailed this information statement to Dover stockholders on or about                     .

Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement, including the combined financial statements of Knowles, which are comprised of the assets and liabilities of certain of Dover’s communication technologies businesses, assumes the completion of all the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “Knowles Corporation,” “Knowles,” “we,” “us,” “our” and “our company” refer to Knowles Corporation and its consolidated subsidiaries. References in this information statement to “Dover” refers to Dover Corporation, a Delaware corporation, and its combined subsidiaries (other than Knowles Corporation and its combined subsidiaries), unless the context otherwise requires or as otherwise specified herein.

This information statement is being furnished solely to provide information to Dover stockholders who will receive shares of Knowles’ common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of Knowles’ securities or any securities of Dover. This information statement describes Knowles’ business, Knowles’ relationship with Dover and how the spin-off affects Dover and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of Knowles’ common stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, Knowles’ business and ownership of Knowles’ common stock, which are described under the section entitled “Risk Factors.”

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INFORMATION STATEMENT SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all the details concerning the separation or other information that may be important to you. To better understand Knowles’ separation from Dover and Knowles’ businesses and financial position, you should carefully review this entire information statement. This information statement describes the businesses to be transferred to Knowles by Dover in the separation as if the transferred businesses were Knowles’ businesses for all historical periods described. References in this information statement to Knowles’ historical assets, liabilities, products, businesses or activities are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred businesses as the businesses were conducted as part of Dover and its subsidiaries (or any prior owners) prior to the separation.

Knowles

Knowles engages in the design and manufacture of innovative products and components which serve the mobile consumer electronics, medical technology, telecommunications infrastructure, military/space and other industrial end markets. Knowles is currently owned by Dover, a global, diversified industrial manufacturer. Knowles is part of Dover’s Communication Technologies segment, and was built through a series of acquisitions (including Knowles Electronics, Vectron International, Novacap, Syfer, Dielectric, Voltronics and Sound Solutions) and internal growth initiatives spanning the last 20 years. Dover recently announced the spin-off of Knowles into a separate, publicly-traded company. Knowles has a leading position in MicroElectroMechanical Systems (“MEMs”) microphones, speakers and receivers which are used in mobile handsets, smartphones and tablets within the consumer electronics market. Knowles is also a leading manufacturer of transducers used in the hearing health segment of the medical technology market and has a strong position in oscillator (timing devices) and capacitor components which serve the telecommunication infrastructure, military/space and other industrial markets.

Knowles’ Strengths

Knowles believes that the following competitive strengths will enable it to continue to expand on its industry leading position serving the communication technologies industry:

Leader in the communication technologies industry. Knowles has built an industry-leading enterprise in terms of brand recognition, technology and market presence in communication technologies. Based on market share, Knowles is a leading supplier of acoustic components to all major handset OEMs and hearing aid OEMs. Knowles also has a strong position in supplying oscillators and capacitors to customers in the telecommunications infrastructure, military/space and other industrial markets. Dynamic research and fast product development cycles, and high-volume, scalable manufacturing capabilities are characteristics that Knowles has developed and intends to continue to build upon.

Market leading product innovation. Knowles invests significant resources in research and development and brings significant application expertise with capabilities to quickly and effectively design, develop and manufacture new products to meet its customers’ needs. Knowles maintains design centers in multiple locations in North America, Europe and Asia, which enables Knowles to attract the best talent in every region of the world. Knowles has increased its spending by over 50% to support its research and development functions over the last three years and spends an average of 6.5% to 7.5% of revenue on an annual basis on projects intended to preserve and extend its technological advantage.

Operational excellence. Knowles has a proven track record of executing operational improvements, through cost reductions, increased yields and improving capacity utilization. Knowles’ diversified operations include high-volume scalable production capabilities, fully automated production lines and labor-intensive assembly processes. Knowles maintains major manufacturing facilities in three countries which are integrated through a centralized operating and supply chain.

Well-established, collaborative relationships with leading customers. Knowles’ close relationship with its customers enables it to develop critical expertise regarding its customers’ requirements and needs. Knowles uses that expertise and application knowledge, coupled with its research and development to design differentiated products that are used to enhance the end users’ acoustic interface with their mobile devices or ensure performance in mission critical applications. Knowles’ products have been designed into multiple generations of its customers’ products.

Executive management team with proven history of success. Knowles’ CEO and his direct reports and the core operational team have worked together for a significant number of years. The executive management team has driven Knowles’ strong history of profitability and cash flow generation, and demonstrated a proven ability to execute under multiple ownership structures, including private equity and as part of the segment company structure within Dover. In addition to Jeffrey Niew, who will be Knowles’ President and Chief Executive Officer after the separation, Knowles’ named executive officers include John Anderson, Michael Adell, Raymond Cabrera and Gordon Walker, who have all held senior positions of responsibility at Dover prior to the separation. For more information regarding the named executive officers and other members of the management team of Knowles, see “Management.”

Strong financial performance allows Knowles to exceed customer demands. The Knowles business model has evolved as its end markets have developed and grown over the years. Its strong history of profitability and cash flow generation, supported by a strong and flexible balance sheet, will enable Knowles to continue to invest in new products and technology at a rapid pace in order to meet and exceed customer demands.

Knowles’ Strategies

The spin-off will allow Knowles to pursue a focused and a more aggressive growth strategy as it will have sole discretion to fund those opportunities it deems value-enhancing, rather than having to compete for capital from its parent company. Dynamic research and development, fast product cycles, customer interest in the telecommunications industry and high-volume manufacturing are characteristics that Knowles has developed and intends to continue to enhance.

Risks Associated with Knowles’ Business

An investment in Knowles’ common stock is subject to a number of risks, including risks relating to the separation and distribution. The following list of risk factors is not exhaustive. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

•	Knowles is subject to risks relating to its existing international operations and to expanding its global business.

•	If Knowles is not able to anticipate, adapt to, and capitalize on technological developments, it may not be able to sustain or grow its current level of revenues, operating profits, or cash flows.

•	Knowles’ products must undergo lengthy and expensive qualification processes without any assurance of product sales. The costs associated with new product introductions and imbalances between customer demand and capacity could negatively impact Knowles’ operating results and profits.

•	Knowles could lose customers or generate lower revenue, operating profits and cash flows if there are significant increases in the cost of raw materials or if Knowles is unable to obtain raw materials.

•	Knowles relies on sole source and limited source suppliers for certain supplies of critical raw materials and components.

•	Customer requirements and new regulations may increase Knowles’ expenses and impact the availability of certain raw materials, which could adversely affect its revenue and operating profits.

•	Knowles’ effective tax rate may fluctuate and it could be subject to additional tax liabilities, including in the event of repatriation of Knowles’ overseas earnings to fund Knowles’ significant liquidity needs.

•	Knowles’ revenue, operating profits and cash flows could be adversely affected if Knowles’ businesses are unable to protect or obtain patent and other intellectual property rights.

•	Knowles depends on a limited number of customers for a substantial portion of its revenues, and the loss of, or a significant reduction in orders from, any key customer could significantly reduce Knowles’ revenues and adversely impact its operating results.

•	Some of Knowles’ businesses are subject to the cycles inherent in the consumer electronics industry.

•	Knowles may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect Knowles’ business.

•	Knowles has no history operating as an independent publicly-traded company, and Knowles’ historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly-traded company and therefore may not be a reliable indicator of its future results.

•	Knowles’ exposure to exchange rate fluctuations on cross-border transactions and the translation of local currency results into U.S. dollars could negatively impact its results of operations.

The Separation and Distribution

On May 23, 2013, Dover announced its intention to pursue a plan to separate certain of its communication technologies businesses from the remainder of its businesses, including Dover’s energy, engineered systems and printing and identification businesses.

In furtherance of this plan, on                      , Dover’s Board of Directors approved the distribution of all of Knowles’ issued and outstanding shares of common stock on the basis of one share of Knowles’ common stock for every two shares of Dover’s common stock held on the record date of                     .

Knowles’ Post-Separation Relationship with Dover

In connection with the separation and distribution, Knowles and Dover will enter into various agreements to effect the separation and provide a framework for their relationship after the separation. These agreements include, among others, a separation and distribution agreement, a transition services agreement, a tax matters agreement and an employee matters agreement. The assets and liabilities allocated to Knowles are those reflected in the Knowles consolidated financial statements included in this information statement and those assets and liabilities which will be transferred as of the effective date of the spin-off, as discussed in the pro forma financials included in this information statement.

Below is a summary of certain material terms of each of the primary separation agreements—for additional information, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Person Transactions.”

The Separation and Distribution Agreement. This agreement sets forth the principal transactions necessary to separate Knowles from Dover and is the primary document that will govern Knowles’ relationship with Dover after the completion of the distribution (except for those matters expressly covered by the other agreements described below).

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Transfer of Assets and Assumption of Liabilities. This agreement provides for the allocation of assets and liabilities between Dover and Knowles. In general, the assets allocated to Knowles are assets of

Dover and its subsidiaries (including Knowles and its subsidiaries) used exclusively in the operation of the Knowles business, with all other assets being allocated to Dover. Subject to certain exceptions, the liabilities are allocated under this agreement to each party to the extent related to such party’s business or assets.

•	The Distribution. Prior to the distribution, Knowles will distribute to Dover as a stock dividend, or the shares held by Dover in Knowles will be split prior to the distribution, so that, in either case, Dover holds a sufficient number of shares of Knowles’ common stock to effect the distribution as described in this information statement. Dover will cause its agent to distribute to Dover stockholders as of the applicable record date all the issued and outstanding shares of Knowles’ common stock based on the distribution ratio of one share of Knowles’ common stock for every two shares of Dover’s common stock.

•	Conditions. This agreement includes the conditions that must be satisfied or waived by Dover in its sole discretion before the distribution may occur. For further information regarding these conditions, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

•	Indemnification and Releases. This agreement will contain cross-indemnities in which Dover and Knowles will indemnify each other for damages or losses caused by a breach of any separation agreement or in connection with any liabilities allocated to each party. The indemnification provisions are principally designed to place financial responsibility for the obligations and liabilities of Knowles’ business with Knowles and financial responsibility for the obligations and liabilities of Dover’s business with Dover. Except for liabilities allocated to the parties in the separation agreements and certain other exceptions, Dover and Knowles will release and forever discharge each other and each of their subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur, or alleged to have occurred or to have failed to occur, or any conditions existing or alleged to have existed on or before the separation.

•	Term/Termination. Prior to the distribution date, Dover has the unilateral right to terminate or modify this agreement. After the effective time of the distribution, the term of this agreement is indefinite and it may only be terminated with the prior written consent of Dover and Knowles.

Transition Services Agreement. In connection with the separation, Knowles and Dover will enter into a transition services agreement pursuant to which Dover will agree to provide Knowles with various services, including those relating to human resources, benefits administration, pension administration, payroll, technology, tax, compliance and information technology services. Knowles does not currently expect to provide any services to Dover pursuant to the agreement. The cost of each service provided under the agreement will be based on either a flat fee or an allocation of the cost incurred by the service provider. The fees payable under the agreement are generally intended to allow the service provider to recover all of its direct and indirect costs in providing the services, generally without profit. Knowles anticipates that the aggregate payments it will make to Dover under the agreement for all services to be provided to Knowles thereunder will be between $200,000 and $500,000. The services provided under the agreement will have an initial term of between six and twelve months. Upon the expiration of the initial term of any service, the recipient will have a one-time right to extend the initial term for an additional period of six months. Any service provided under the agreement may be terminated under certain circumstances (including due to material uncured breach, at the election of the service recipient at any time or at the election of the provider in the event such provider no longer employs the individuals needed to perform the services). The entire agreement will terminate on the earliest to occur of (a) the latest date on which any service is to be provided under the agreement, and (b) the date on which the provision of all services has been terminated by the parties. In addition, if either party materially breaches its obligations under the agreement and such breach is not cured within 30 days’ notice, the non-breaching party may terminate the agreement in its entirety or may choose to terminate the individual service as to which the uncured breach relates.

Tax Matters Agreement. In connection with the separation, Dover and Knowles will enter into a tax matters agreement which will govern Dover’s and Knowles’ respective rights, responsibilities and obligations after the distribution with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, each party is responsible for its own taxes after the separation (except that, under certain circumstances, Knowles will be responsible for certain taxes imposed on Dover arising out of the separation and related transactions). In addition, in order to preserve the tax treatment of the separation and distribution, this agreement includes certain restrictions on Knowles activities during the two-year period after the distribution. After the effective time of the distribution, the term of this agreement is indefinite and it may only be terminated with the prior written consent of Dover and Knowles.

Employee Matters Agreement. In connection with the separation, Knowles and Dover will also enter into an employee matters agreement which will allocate assets, liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation, including the treatment of outstanding incentive awards and certain retirement and welfare benefit obligations, both in and outside of the United States. Prior to the effective time of the distribution, the employee matters agreement may be terminated if the separation and distribution agreement is terminated. After the effective time of the distribution, the employee matters agreement may not be terminated except by an agreement in writing signed by each of the parties.

Reasons for the Separation

Knowles currently is a wholly owned subsidiary of Dover that was formed to hold certain of Dover’s communication technologies businesses. The separation of Knowles from Dover and the distribution of Knowles’ common stock are intended to provide you with equity investments in two separate companies that will be able to focus on each of their respective businesses. Dover’s Board of Directors believes that separating the Knowles businesses from the remainder of Dover’s businesses is in the best interests of Dover and its stockholders for a number of reasons, including that:

•	The separation will allow each company to more effectively pursue its own distinct operating priorities and strategies, and will enable the management of both companies to pursue separate opportunities for long-term growth and profitability, and to recruit, retain and motivate employees pursuant to compensation policies which are appropriate for their respective lines of business.

•	The separation will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business in a time and manner appropriate for its distinct strategy and business needs. This will facilitate a more efficient allocation of capital.

•	Dover’s Board of Directors believes that Dover’s businesses and Knowles’ businesses appeal to different types of investors with different industry focuses, investment goals and risk profiles. Dover and Knowles have different investment and business characteristics, including different opportunities for growth, capital structures, business models and financial returns. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s businesses and to invest in each company separately based on these distinct characteristics.

•	The separation will create an independent equity structure that will afford Knowles direct access to capital markets and will facilitate the ability to capitalize on its unique growth opportunities and effect future acquisitions utilizing, among other types of consideration, shares of its common stock. Furthermore, an independent structure should enable each company to provide equity incentive compensation arrangements for its key employees that are directly related to the market performance of each company’s common stock. Dover’s Board of Directors believes such equity-based compensation arrangements should provide enhanced incentives for performance, and improve the ability for each company to attract, retain and motivate qualified personnel.

Dover’s Board of Directors considered a number of potentially negative factors in evaluating the separation, including risks relating to the creation of a new public company, possible increased administrative costs and one-time separation costs, but concluded that the potential benefits of the separation outweighed these factors. For more information, see the sections entitled “The Separation and Distribution—Reasons for the Separation” and “Risk Factors” included elsewhere in this information statement.

Description of New Knowles’ Indebtedness

In connection with the spin-off, Knowles expects to enter into a $200 million five-year senior secured revolving credit facility, as well as a $300 million five-year senior secured term loan facility. Negotiation of these agreements is ongoing and subject to the completion of definitive documentation. Both facilities are to be used for general corporate purposes and to finance a cash payment to Dover immediately prior to the spin-off. Although the definitive documents relating to these facilities are expected to permit a cash payment to Dover of up to $450 million, Knowles currently expects that the payment to Dover prior to the spin-off will be between $370 million and $420 million and that the amount of debt incurred under these facilities, as of the distribution date, will be between $370 million and $420 million. For purposes of preparing the post-distribution capitalization and unaudited pro forma combined financial statements included elsewhere in this information statement, Knowles has assumed, based on its best current estimates, that $400 million of debt will be drawn under these facilities as of the distribution date and that the payment to Dover prior to the spin-off will be in the amount of $400 million. Knowles will provide the final amount of the expected payment to Dover and the final amount of the expected debt to be incurred under these facilities (and the corresponding updates to the post-distribution capitalization and pro forma financial information included elsewhere in this information statement) in a subsequent amendment to this information statement. See the sections entitled “Description of Indebtedness,” ”Capitalization” and “Unaudited Pro Forma Combined Financial Information.”

Knowles’ Material Separation Payments and Costs

In connection with the spin-off, the only material payments to be made by Knowles to Dover prior to the distribution date relate to (i) the settlement of intercompany net notes payable and (ii) any dividends or other payments to be made as part of the reorganization step plan, which may include the use of proceeds from third party debt incurred by Knowles before the spin-off. The intercompany net notes payable due to Dover, totaling $542.5 million, $528.8 million and $1,419.4 million at September 30, 2013, December 31, 2012 and December 31, 2011, respectively, will be settled through a reorganization step plan. Knowles intends to settle these notes prior to the distribution date, and the related interest expense amounts are not necessarily representative of interest payments related to the future third party debt of Knowles. In addition to the settlement of intercompany net notes payable, Knowles intends to incur third party debt before the distribution to facilitate a payment to Dover prior to the spin-off. As a result, upon completion of the distribution, Knowles will not have any intercompany net notes payable due to Dover and its only indebtedness for borrowed money will be the third party debt incurred in connection with the spin-off. Although the definitive documents relating to Knowles future third party debt are expected to permit a cash payment to Dover of up to $450 million, Knowles currently expects that the payment to Dover prior to the spin-off will be between $370 million and $420 million. For purposes of preparing the post-distribution capitalization and unaudited pro forma combined financial statements included elsewhere in this information statement, Knowles has assumed, based on its best current estimates, that $400 million of debt will be drawn under these facilities as of the distribution date and that the payment to Dover prior to the spin-off will be in the amount of $400 million. Knowles will provide the final amount of the expected payment to Dover and the final amount of the expected debt to be incurred under these facilities (and the corresponding updates to the post-distribution capitalization and pro forma financial information included elsewhere in this information statement) in a subsequent amendment to this information statement. See the sections entitled “Description of Indebtedness,” “Capitalization” and “Unaudited Pro Forma Combined Financial Information.”

Dover has informed Knowles that Dover expects to incur and pay one-time costs associated with the separation, including legal and advisory costs, in the range of $60.0 to $70.0 million. In connection with the spin-off, Knowles expects to incur one-time costs, including costs relating to entering into third party financing arrangements and other matters, in the range of $             to $            .

Corporate Information

Knowles was incorporated in Delaware on June 12, 2013 for the purpose of holding certain of Dover’s communication technologies businesses in connection with the separation and distribution described herein. Prior to Dover’s contribution of the several component businesses to Knowles, which is occurring over a period of several months prior to the distribution, Knowles will have had no operations. The address of Knowles’ principal executive offices is 1151 Maplewood Drive, Itasca, Illinois 60143. Knowles’ telephone number is 630-250-5100.

Knowles also maintains an Internet site at www.                    .com. Knowles’ website and the information contained therein or connected thereto shall not be deemed to be incorporated herein.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Knowles and why is Dover separating Knowles’ business and distributing Knowles’ stock?	Knowles currently is a wholly owned subsidiary of Dover that was formed to hold certain of Dover’s communication technologies businesses. The separation of Knowles from Dover and the distribution of Knowles’ common stock are intended to provide you with equity investments in two separate companies that will be able to focus on each of their respective businesses. Dover and Knowles expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in the sections entitled “The Separation and Distribution—Background” and “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?	Dover is delivering this document to you because you are a holder of Dover’s common stock. If you are a holder of Dover’s common stock on , the record date for the distribution, you will be entitled to receive one share of Knowles’ common stock for every two shares of Dover’s common stock that you hold at the close of business on such date. This document will help you understand how the separation and distribution will affect your investment in Dover and your investment in Knowles after the separation.

How will the separation of Knowles from Dover work?	The separation will be accomplished through a series of transactions in which (i) the equity interests of the entities that hold assets and liabilities of certain of Dover’s communication technologies businesses will be transferred to Knowles, (ii) other assets and liabilities will be assigned to or assumed by Knowles and (iii) Dover will then distribute all of the outstanding shares of common stock of Knowles to Dover’s stockholders on a pro rata basis as a distribution.

Why is the separation of Knowles structured as a distribution?	Dover believes that a tax-free distribution of shares in the United States of Knowles to the Dover stockholders is an efficient way to separate certain of its communication technologies businesses in a manner that is expected to create long-term benefits and value for Dover, Knowles and their respective stockholders.

What is the record date for the distribution?	The record date for the distribution will be .

When will the distribution occur?	It is expected that all of the shares of Knowles’ common stock will be distributed by Dover on , to holders of record of Dover’s common stock at the close of business on , the record date. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

Why is no stockholder vote required to approve the distribution and its material terms?	Delaware law does not require a stockholder vote to approve the distribution because the distribution does not constitute a transfer of all or substantially all of the assets of Dover.

What do stockholders need to do to participate in the distribution?

Stockholders of Dover as of the record date will not be required to take any action to receive Knowles’ common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing Dover common stock or take any other action to receive your shares of Knowles’ common stock. Please do not send in your Dover stock certificates.

Will I receive physical certificates representing shares of Knowles’ common stock following the separation?	No. Following the separation, Knowles will not issue physical certificates representing shares of Knowles’ common stock. If you own Dover’s common stock as of the close of business on the record date, Dover, with the assistance of Computershare Inc. and Computershare Trust Company, N.A., together the distribution agent, will electronically distribute shares of Knowles’ common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. Computershare Inc. or Computershare Trust Company, N.A. will mail you a book-entry account statement that reflects your shares of Knowles’ common stock, or your bank or brokerage firm will credit your account for the shares.

Following the distribution, stockholders whose shares are held in book-entry form may request that their shares of Knowles’ common stock held in book-entry form be transferred to a brokerage or other account at any time, without charge.

How many shares of Knowles’ common stock will I receive in the distribution?	Dover will distribute to you one share of Knowles’ common stock for every two shares of Dover’s common stock held by you as of the record date. Based on approximately million shares of Dover’s common stock outstanding as of , a total of approximately million shares of Knowles’ common stock will be distributed. For additional information on the distribution, see the section entitled “The Separation and Distribution.”

Will Knowles issue fractional shares of its common stock in the distribution?	No. Knowles will not issue fractional shares of its common stock in the distribution. Fractional shares that Dover stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders for U.S. federal income tax purposes as described in the section entitled “Material U.S. Federal Income Tax Consequences.”

What are the conditions to the distribution?	The distribution is subject to a number of conditions, including, among others:

•	The U.S. Securities and Exchange Commission (“SEC”) will have declared effective the registration statement of which this information statement forms a part, and no stop order relating to the registration statement will be in effect.

•	The New York Stock Exchange (“NYSE”) will have approved the listing of Knowles’ common stock, subject to official notice of issuance.

•	Dover will have received either (i) a private letter ruling from the Internal Revenue Service (“IRS”) together with an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) an opinion of Baker & McKenzie LLP, tax counsel to Dover substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code.

•	All permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the distribution will have been received.

•	No order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions will be in effect.

•	The reorganization of Dover and Knowles businesses prior to the separation and distribution will have been effectuated.

•	Knowles will have entered into certain agreements in connection with the separation and distribution and certain financing arrangements prior to or concurrent with the separation.

•	No events or developments shall have occurred or exist that, in the sole and absolute judgment of the Dover Board of Directors, make it inadvisable to effect the distribution or would result in the distribution and related transactions not being in the best interest of Dover or its stockholders.

Dover and Knowles cannot assure you that any or all of these conditions will be met. The fulfillment of the foregoing conditions does not create any obligations on Dover’s part to effect the distribution, and Dover’s Board of Directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the distribution, including by accelerating or delaying the timing of the consummation of all or part of the distribution, at any time prior to the distribution date. For a more complete discussion of all of the conditions to the distribution, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the separation?

The completion and timing of the separation are dependent upon a number of conditions. It is expected that the shares of Knowles’ common stock will be distributed by Dover after the close of trading on                      to the holders of record of Dover’s common stock at

the close of business on the record date. However, no assurance can be provided as to the timing of the separation or that all conditions to the separation will be met.

Can Dover decide to cancel the distribution of Knowles’ common stock even if all the conditions have been met?	Yes. Until the distribution has occurred, Dover has the unilateral and sole and exclusive right to terminate the distribution for any reason, even if all of the conditions are satisfied. See the section entitled “The Separation and Distribution—Conditions to the Distribution.”

What if I want to sell my Dover common stock or my Knowles common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading?	Beginning on or shortly before the record date and continuing up to and through the distribution date, it is expected that there will be two markets in Dover’s common stock: a “regular-way” market and an “ex-distribution” market. Shares of Dover’s common stock that trade in the “regular-way” market will trade with an entitlement to shares of Knowles’ common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Knowles’ common stock distributed pursuant to the distribution.

If you decide to sell any shares of your Dover common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Dover common stock with or without your entitlement to Knowles’ common stock pursuant to the distribution.

Where will I be able to trade shares of Knowles’ common stock?	Knowles intends to apply to list its common stock on the NYSE under the symbol “KN.” Knowles anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date and will continue up to and through the distribution date and that “regular-way” trading in Knowles’ common stock will begin on the first trading day following the completion of the separation. If trading begins on a “when-issued” basis, you may purchase or sell Knowles’ common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. Knowles cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of Dover’s common stock?	Dover’s common stock will continue to trade on the NYSE under the symbol “DOV” after the distribution.

Will the number of shares of Dover’s common stock that I own change as a result of the distribution?	No. The number of shares of Dover’s common stock that you own will not change as a result of the distribution.

What are the material U.S. federal income tax consequences of the separation and the distribution?

It is a condition to the completion of the distribution that Dover receive either (i) a private letter ruling from the IRS together with an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code or (ii) an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code. Accordingly, and so long as the distribution so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of Knowles’ common stock pursuant to the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Knowles’ common stock.

For more information regarding the potential U.S. federal income tax consequences to Knowles, Dover and to you of the separation and distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.”

What are the material state, local and foreign income tax consequences of the separation and distribution?	Neither the private letter ruling from the IRS (if obtained) nor an opinion of tax counsel will address the state, local or foreign income tax consequences of the separation and the distribution. You should consult your tax advisor about the particular state, local and foreign tax consequences of the distribution to you, which consequences may differ from those described in the section entitled “Material U.S. Federal Income Tax Consequences.”

How will I determine my tax basis in the Knowles shares I receive in the distribution?	For U.S. federal income tax purposes, your aggregate tax basis in the common shares that you hold in Dover and the Knowles common stock received in the distribution (including any fractional share interest in Knowles’ common stock for which cash is received) will equal the aggregate tax basis in the Dover common shares held by you immediately before the distribution, allocated between your Dover common shares and the Knowles common stock (including any fractional share interest in Knowles’ common stock for which cash is received) you receive in the distribution in proportion to the relative fair market value of each on the distribution date.

You should consult your tax advisor about the particular consequences of the distribution to you, including the application of federal, state, local and foreign tax laws.

What will Knowles’ relationship be with Dover following the separation?

Following the separation and distribution, the relationship between Knowles and Dover will be governed by, among others, a separation and distribution agreement, a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements will provide for the allocation between Knowles and Dover of Dover’s and Knowles’ assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Knowles’ separation from Dover. For additional information regarding these agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Person Transactions.”

Will I have appraisal rights in connection with the separation and distribution?	No. Holders of Dover’s common stock are not entitled to appraisal rights in connection with the separation and distribution.

Are there risks associated with owning Knowles’ common stock?	Yes. Ownership of Knowles’ common stock is subject to both general and specific risks relating to Knowles’ businesses, the industry in which it operates, its ongoing contractual relationships with Dover and its status as a separate, publicly-traded company. Ownership of Knowles’ common stock is also subject to risks relating to the separation, including that following the separation, Knowles’ business will be less diversified than Dover’s business prior to the separation. These risks are described in the “Risk Factors” section of this information statement beginning on page 25. You are encouraged to read that section carefully.

Who will manage Knowles after the separation?	Knowles benefits from having in place a management team with an extensive background in the communication technologies business. Led by Jeffrey Niew, who will be Knowles’ President and Chief Executive Officer after the separation, Knowles’ management team possesses deep knowledge of, and extensive experience in, its industry. In addition to Mr. Niew, the other named executive officers of Knowles are:

•	John S. Anderson, Knowles Senior Vice President & Chief Financial Officer

•	Michael A. Adell, Co-President, Mobile Consumer Electronics—Microphone Products

•	Raymond D. Cabrera, Knowles Senior Vice President, Human Resources & Chief Administrative Officer

•	Gordon A. Walker, Co-President, Specialty Components—Acoustic Products

For more information regarding Knowles’ named executive officers and other members of its management team, see the section entitled “Management.”

Does Knowles plan to pay dividends?	The timing, declaration, amount of and payment of any dividends following the separation by Knowles is within the discretion of its Board of Directors and will depend upon many factors, including Knowles’ financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of Knowles’ debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by its Board of Directors. Moreover, if Knowles determines to pay any dividend in the future, there can be no assurance that it will continue to pay such dividends or the amount of such dividends. See the section entitled “Dividend Policy.”

Will Knowles incur any debt prior to or at the time of the distribution?	In connection with the spin-off, Knowles expects to enter into a $200 million five-year senior secured revolving credit facility, as well as a $300 million five-year senior secured term loan facility. Negotiation of these agreements is ongoing and subject to the completion of definitive documentation. Both facilities are to be used for general corporate purposes and to finance a cash payment to Dover immediately prior to the spin-off. Although the definitive documents relating to these facilities are expected to permit a cash payment to Dover of up to $450 million, Knowles currently expects that the payment to Dover prior to the spin-off will be between $370 million and $420 million and that the amount of debt incurred under these facilities, as of the distribution date, will be between $370 million and $420 million. For purposes of preparing the post-distribution capitalization and unaudited pro forma combined financial statements included elsewhere in this information statement, Knowles has assumed, based on its best current estimates, that $400 million of debt will be drawn under these facilities as of the distribution date and that the payment to Dover prior to the spin-off will be in the amount of $400 million. Knowles will provide the final amount of the expected payment to Dover and the final amount of the expected debt to be incurred under these facilities (and the corresponding updates to the post-distribution capitalization and pro forma financial information included elsewhere in this information statement) in a subsequent amendment to this information statement. See the sections entitled “Description of Indebtedness,” “Capitalization” and “Unaudited Pro Forma Combined Financial Information.”

Who will be the distribution agent, transfer agent and registrar for the Knowles common stock?	The distribution agent for Knowles’ common stock will be Computershare Inc. and Computershare Trust Company, N.A. The transfer agent and registrar for Knowles’ common stock will be Computershare Trust Company, N.A. For questions relating to the transfer or mechanics of the stock distribution, you should contact:

Computershare Trust Company, N.A.

250 Royall St.

Canton, MA 02021

Tel: 1-888 -567-8341

If your shares of Dover’s common stock are held by a bank, broker or other nominee, you may call the Corporate Secretary of Dover at (630) 541-1540.

Where can I find more information about Dover and Knowles?	If you have any questions relating to Dover, you should contact:

Dover Corporation

Investor Relations

3005 Highland Parkway

Downers Grove, Illinois 60515

(630) 541-1540

After the distribution, Knowles stockholders who have any questions relating to Knowles should contact Knowles at:

Knowles Corporation

Investor Relations

1151 Maplewood Drive

Itasca, Illinois 60143

(630) 250-5100

SUMMARY OF THE SEPARATION AND DISTRIBUTION

The following is a summary of the material terms of the separation, distribution and other related transactions.

Distributing company	Dover Corporation, a Delaware corporation. After the distribution, Dover will not own any shares of Knowles’ common stock.

Distributed company	Knowles Corporation, a Delaware corporation, is a wholly owned subsidiary of Dover that was formed in 2013 and that, at the time of the distribution, will hold, through its subsidiaries, assets and liabilities of certain of Dover’s communication technologies businesses. After the distribution, Knowles will be an independent, publicly-traded company.

Record date	The record date for the distribution is the close of business on .

Distribution date	It is expected that all of the shares of Knowles’ common stock will be distributed by Dover on , to holders of record of Dover’s common stock at the close of business on , the record date. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

Distributed securities	All of the shares of Knowles’ common stock owned by Dover, which will be 100% of Knowles’ common stock outstanding immediately prior to the distribution. Based on the approximately million shares of Dover’s common stock outstanding on , and applying the distribution ratio of one share of Knowles’ common stock for every two shares of Dover’s common stock, Dover will distribute approximately million shares of Knowles’ common stock to Dover stockholders who hold Dover’s common stock as of the record date. The number of shares that Dover will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of Knowles’ common stock, as described below.

Distribution ratio	Each holder of Dover’s common stock will receive one share of Knowles’ common stock for every two shares of Dover’s common stock held on , the record date. Cash will be distributed in lieu of fractional shares, as described below.

Fractional shares

Dover will not distribute any fractional shares of Knowles’ common stock to Dover stockholders. Fractional shares that Dover stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders for U.S. federal income tax purposes as described in the section entitled “Material U.S. Federal Income Tax Consequences.”

Distribution method	Knowles’ common stock will be issued only by direct registration form. “Direct registration form” refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution.

Conditions to the distribution	The distribution is subject to a number of conditions, including, among others:

•	The U.S. Securities and Exchange Commission (“SEC”) will have declared effective the registration statement of which this information statement forms a part, and no stop order relating to the registration statement will be in effect.

•	The New York Stock Exchange (“NYSE”) will have approved the listing of Knowles’ common stock, subject to official notice of issuance.

•	Dover will have received either (i) a private letter ruling from the IRS together with an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code or (ii) an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code.

•	All permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the distribution will have been received.

•	No order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions will be in effect.

•	The reorganization of Dover and Knowles businesses prior to the separation and distribution will have been effectuated.

•	Knowles will have entered into certain agreements in connection with the separation and distribution and certain financing arrangements prior to or concurrent with the separation.

•	No events or developments shall have occurred or exist that, in the sole and absolute judgment of the Dover Board of Directors, make it inadvisable to effect the distribution or would result in the distribution and related transactions not being in the best interest of Dover or its stockholders.

Dover and Knowles cannot assure you that any or all of these conditions will be met. The fulfillment of the foregoing conditions does not create any obligations on Dover’s part to effect the distribution, and Dover’s Board of Directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the distribution, including by accelerating or delaying the timing of the consummation of all or part of the distribution, at any time prior to the distribution date. For a more complete discussion of all of the conditions to the distribution, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Knowles’ Post-Separation Relationship with Dover	Following the separation and distribution, Knowles and Dover will operate separately, each as an independent public company. Prior to the separation and distribution, Knowles and Dover will enter into agreements that will govern their relationship after the distribution, including, among others, a separation and distribution agreement, a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements will provide for the allocation between Knowles and Dover of Dover’s and Knowles’ assets, employees, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Knowles’ separation from Dover.

Forms of the primary separation agreements have been filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and a summary of these agreements are contained in the section entitled “Certain Relationships and Related Person Transactions.” The terms of the agreements described the section entitled “Certain Relationships and Related Person Transactions” that will be in effect following the separation have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to Knowles’ separation from Dover. No changes may be made after Knowles’ separation from Dover without Knowles’ consent. For additional risks associated with these agreements, see the section entitled “Risk Factors—Risks Related to the Separation.”

Description of Knowles’ Capital Stock	Knowles’ amended and restated certificate of incorporation and amended and restated by-laws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with Knowles’ Board of Directors rather than to attempt a hostile takeover. These provisions include, among others:

•	the inability of Knowles’ stockholders to call a special meeting or act by written consent;

•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

•	the right of Knowles’ Board of Directors to issue preferred stock without stockholder approval;

•	the division of Knowles’ Board of Directors into three approximately equal classes of directors, with each class serving a staggered three-year term;

•	a provision that stockholders may only remove directors for cause;

•	the ability of Knowles’ directors, and not stockholders, to fill vacancies (including those resulting from an enlargement of the Board of Directors) on Knowles’ Board of Directors;

•	the requirement that stockholders holding at least 80% of Knowles’ voting stock are required to amend certain provisions in Knowles’ amended and restated certificate of incorporation and Knowles’ amended and restated by-laws; and

•	Knowles will be subject to Section 203 of the Delaware General Corporation Law (“DGCL”) which provides that, subject to limited exceptions, persons that (without prior board approval) acquire, or are affiliated with a person that acquires, more than 15 percent of the outstanding voting stock of a Delaware corporation shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or its affiliate becomes the holder of more than 15 percent of the corporation’s outstanding voting stock.

For additional information regarding the material terms of Knowles’ capital stock that will be contained in the amended and restated certificate of incorporation and by-laws, see the section entitled “Description of Knowles’ Capital Stock.”

Stock exchange listing	Knowles intends to apply to have its shares of common stock listed on the NYSE under the symbol “KN.”

Knowles’ material separation payments and costs

In connection with the spin-off, the only material payments to be made by Knowles to Dover prior to the distribution date relate to (i) the settlement of intercompany net notes payable and (ii) any dividends or other payments to be made as part of the reorganization step plan, which may include the use of proceeds from third party debt incurred by Knowles before the spin-off. The intercompany net notes payable due to Dover, totaling $542.5 million, $528.8 million and $1,419.4 million at September 30, 2013, December 31, 2012 and December 31, 2011, respectively, will be settled through a reorganization step plan. Knowles intends to settle these notes prior to the distribution date, and the related interest expense amounts are not necessarily representative of interest payments related to the future third party debt of Knowles. In addition to the settlement of intercompany net notes payable, Knowles intends to incur third party debt before the distribution to facilitate a payment to Dover prior to the spin-off. As a result, upon completion of the distribution, Knowles will not have any intercompany net notes payable due to Dover and its only indebtedness for borrowed money will be the third party debt incurred in connection with the spin-off. Although the definitive documents relating to Knowles future third party debt are expected to permit a cash payment to Dover of up to $450 million, Knowles currently expects that the payment to Dover prior to the spin-off will be between $370 million and $420 million. For purposes of preparing the post-distribution capitalization and unaudited pro forma combined financial statements included elsewhere in this information statement, Knowles has assumed, based on its best current estimates, the $400 million of debt will be drawn under these facilities as of the distribution date and that the payment to Dover prior to the spin-off will be in the amount of $400 million. Knowles will provide the final amount of the expected payment to Dover and the final amount of the expected debt to be incurred under these facilities (and the corresponding updates to the post-distribution capitalization and pro forma financial information included elsewhere in this information statement) in a subsequent amendment to this information statement. See the sections entitled “Description of Indebtedness,” “Capitalization” and “Unaudited Pro Forma Combined Financial Information.”

Dover has informed Knowles that Dover expects to incur and pay one-time costs associated with the separation, including legal and advisory costs, in the range of $60.0 to $70.0 million. In connection with the spin-off, Knowles expects to incur one-time costs, including costs relating to entering into new financing arrangements and other matters, in the range of $ to $ .

Dividend policy	The timing, declaration, amount of and payment of any dividends following the separation by Knowles is within the discretion of its Board of Directors and will depend upon many factors, including Knowles’ financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of Knowles’ debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by its Board of Directors. Moreover, if Knowles determines to pay any dividend in the future, there can be no assurance that it will continue to pay such dividends or the amount of such dividends. See the section entitled “Dividend Policy.”

Transfer agent	The transfer agent for Knowles’ common stock will be Computershare Trust Company, N.A.

U.S. federal income tax consequences

It is a condition to the completion of the distribution that Dover receive either (i) a private letter ruling from the IRS together with an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under

Sections 368(a)(1)(D) and 355 of the Code or (ii) an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code. Accordingly, and so long as the distribution so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of Knowles’ common stock pursuant to the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Knowles’ common stock. For more information regarding the potential U.S. federal income tax consequences to Knowles, Dover and to you of the separation and distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

Set forth below are summary historical financial and other data. The combined balance sheet data as of December 31, 2012 and 2011 and the combined statements of earnings data for the years ended December 31, 2012, 2011 and 2010 have been derived from Knowles’ audited financial statements included elsewhere in this information statement. Knowles derived the selected historical combined financial data as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012 from Knowles’ unaudited combined financial statements included elsewhere in this information statement. In the opinion of management, the unaudited combined financial statements as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012 have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair statement of the information for the periods presented. The historical financial data includes costs of Knowles’ businesses, which include the allocation of certain corporate expenses from Dover. Knowles believes these allocations were made on a reasonable basis. The summary financial information may not be indicative of Knowles’ future performance as an independent company. It should be read in conjunction with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited pro forma combined financial statements and corresponding notes, the audited combined financial statements and corresponding notes, and the unaudited interim combined financial statements and corresponding notes included elsewhere in this information statement.

Also set forth below are summary unaudited pro forma statement of earnings data for the nine-month period ended September 30, 2013 and the twelve-month period ended December 31, 2012, which assume that the separation occurred as of January 1, 2012. The summary unaudited pro forma balance sheet data as of September 30, 2013 assumes that the separation occurred as of September 30, 2013. The pro forma adjustments are based upon available information and assumptions that Knowles believes are reasonable. The summary unaudited pro forma financial information does not purport to represent what the financial position or results of operations of Knowles would have been if Knowles had operated as an independent company during the periods presented or if the transactions described therein had actually occurred as of the dates indicated, nor does it project the financial position at any future date or the results of operations for any future period. Please see the notes to the unaudited pro forma combined financial statements included elsewhere in this information statement for a discussion of adjustments reflected in the pro forma combined financial statements.

(dollars in thousands)

	Pro Forma for the nine months ended September 30,	For the nine months ended September 30,		Pro Forma for year ended December 31,	For the years ended December 31,
	2013	2013	2012	2012	2012	2011 (1)	2010
Statement of Earnings Data:
Revenue	$884,468	$884,468	$821,441	$1,117,992	$1,117,992	$983,318	$730,444
Operating earnings	101,809	101,809	95,253	136,064	136,064	146,404	141,527
Operating margin	11.5%	11.5%	11.6%	12.2%	12.2%	14.9%	19.4%
Net earnings	97,302	72,826	50,670	120,033	79,097	98,457	109,272
Adjusted for:
Depreciation and amortization	$98,372	$98,372	$83,449	$114,878	$114,878	$84,773	$54,385
Interest expense (income), net and debt expense (2)	6,006	36,184	44,764	8,545	56,470	39,892	20,253
Provision for income taxes	(913)	(6,615)	47	6,808	(181)	7,099	7,535
EBITDA (3)	$200,767	$200,767	$178,930	$250,264	$250,264	$230,221	$191,445
EBITDA margin (3)	22.7%	22.7%	21.8%	22.4%	22.4%	23.4%	26.2%

	Pro Forma as of September 30, 2013	As of September 30, 2013			As of December 31,
					2012	2011 (1)
Balance Sheet Data:
Total assets	$2,124,691	$2,124,691			$2,044,529	$2,000,713
Total third party debt	$400,000	—			—	—
Notes payable to Parent, net	—	542,519			528,812	1,419,422
Total Parent Company equity / Total net investment/Stockholders’ equity	1,420,773	1,297,452			1,188,107	286,650

		For the nine months ended September 30,			For the years ended December 31,
		2013	2012		2012	2011 (1)	2010
Other Data:
Research and development		$61,955	$57,571		$77,321	$65,895	$49,286
Cash Flow Summary:
Net Cash Flows Provided by (Used In):
Operating activities		$95,560	$79,169		189,556	182,926	154,645
Investing activities		(59,661)	(63,567)		(115,603)	(917,033)	(29,243)
Financing activities		41,953	(32,807)		(90,037)	759,693	(134,700)
Free Cash Flow (4):
Cash flow provided by operating activities		95,560	79,169		189,556	182,926	154,645
Less: Capital expenditures		59,488	97,339		145,647	96,314	32,920
Free cash flow		36,072	(18,170)		43,909	86,612	121,725
Free cash flow as a percentage of revenue		4.1%	(2.2)%		3.9%	8.8%	16.7%

(1)	On July 4, 2011, Knowles completed the stock acquisition of the Sound Solutions business line from NXP Semiconductors N.V. (“NXP”). The combined statements of earnings and combined balance sheets include the results of operations, net assets acquired and depreciation and amortization expense related to Sound Solutions since the date of acquisition. See Note 4 of the notes to the combined financial statements for additional information related to this acquisition.
(2)

The pro forma interest expense (income), net and debt expense includes the removal of interest expense of $36.2 million for the nine months ended September 30, 2013 related to the intercompany net notes payable with Dover that will be settled prior to the distribution date.

(3)	Knowles uses the term “EBITDA” throughout this information statement, defined as net earnings plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income taxes. EBITDA and EBITDA margin (defined as EBITDA as a percentage of revenue) are not presented in accordance with GAAP and may not be comparable to similarly titled measures. Knowles uses EBITDA and EBITDA margin as supplements to its GAAP results of operations in evaluating certain aspects of its business, and its Board of Directors and executive management team focus on EBITDA and EBITDA margin as key measures of Knowles’ performance for business planning purposes. These measures assist Knowles in comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in Knowles’ opinion, do not reflect its core operating performance. Knowles believes that its presentation of EBITDA and EBITDA margin is useful because it provides investors and securities analysts with the same information that Knowles uses internally for purposes of assessing its core operating performance. For a reconciliation of EBITDA to net earnings, the most directly related GAAP measure, please see the table above.
(4)	In addition to measuring Knowles’ cash flow generation and usage based upon the operating, investing and financing classifications included in the combined statements of cash flows, Knowles also measures free cash flow and free cash flow as a percentage of revenue. Free cash flow is calculated as cash flow provided by operating activities less capital expenditures. Knowles’ management believes these measures are useful in measuring its cash generated from operations, and cash generated from operations as a percentage of revenue, that is available to repay debt, pay dividends, fund acquisitions and repurchase Knowles’ common stock. Free cash flow and free cash flow as a percentage of revenue are not presented in accordance with GAAP and may not be comparable to similarly titled measures used by other companies in Knowles’ industry. As such, free cash flow and free cash flow as a percentage of revenue should not be considered in isolation from, or as an alternative to, any other performance measures determined in accordance with GAAP. For a reconciliation of free cash flow to cash flow provided by operating activities, the most directly related GAAP measure, please see the table above.

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating Knowles and Knowles’ common stock. Any of the following risks could materially and adversely affect Knowles’ business, financial condition, results of operations and cash flows. The risk factors generally have been separated into three groups: risks related to Knowles’ business, risks related to the separation and risks related to Knowles’ common stock.

Risks Related to Knowles’ Business

Knowles’ results may be impacted by domestic and international economic, legal, currency, political and compliance conditions and uncertainties.

Worldwide economic and capital market conditions are beyond Knowles’ control, are highly unpredictable, and can have an adverse effect on Knowles’ revenue, earnings, cash flows and cost of capital. Knowles has significant operations in Austria, China, Germany, Malaysia, the Philippines, the United Kingdom and the United States. Knowles’ businesses may be adversely affected by disruptions in the financial markets or declines in economic activity both domestically and internationally in the countries where Knowles operates or from which it derives substantial revenues. These circumstances will also impact Knowles’ suppliers and customers in various ways which could have an impact on its business operations, particularly if global credit markets are not operating efficiently and effectively to support industrial commerce.

Knowles’ domestic and international sales and operations are subject to risks associated with changes in local government laws (including environmental and import/export laws), regulations and policies. Failure to comply with any of these laws could result in civil and criminal, monetary and non-monetary penalties and damage to Knowles’ reputation. In addition, Knowles cannot provide assurance that its costs of complying with new and evolving regulatory reporting requirements and current or future laws, including environmental protection, employment and health and safety laws, will not exceed Knowles’ estimates. In addition, Knowles has invested in certain countries, including the Philippines, Malaysia and China, that carry high levels of currency, political, compliance and/or economic risk. While these risks or the impact of these risks are difficult to predict, any one or more of them could adversely affect Knowles’ businesses and reputation.

Knowles is subject to risks relating to its existing international operations and to expanding its global business.

Many of Knowles’ manufacturing operations and suppliers are located outside the United States, and Knowles continues to focus on global markets as part of its growth strategy. Knowles’ international operations and global expansion strategy are subject to various risks, including:

•	political, social and economic instability and disruptions;

•	government embargoes or trade restrictions;

•	the imposition of duties and tariffs and other trade barriers;

•	import and export controls;

•	transportation delays and interruptions;

•	labor unrest and current and changing regulatory environments;

•	increased compliance costs, including costs associated with disclosure requirements and related due diligence;

•	the impact of loss of one or more of Knowles’ manufacturing facilities;

•	difficulties in staffing and managing multi-national operations;

•	limitations on Knowles’ ability to enforce legal rights and remedies; and

•	environmental liabilities arising from Knowles’ current, historical and future operations and manufacturing sites.

If Knowles is unable to successfully manage the risks associated with expanding its global business or adequately manage operational risks of its existing international operations, the risks could have a material adverse effect on Knowles’ growth strategy involving expansion into new geographical markets or its results of operations and financial position.

Knowles faces risks arising from the restructuring of its operations globally.

Knowles continuously evaluates its operations and cost structure relative to general economic conditions, market demands, tax rates, cost competitiveness and its geographic footprint. As a result of this ongoing evaluation, Knowles engages in restructuring activities from time to time and could restructure in the future. The restructuring process includes moving production between facilities or to new facilities, closing facilities, reducing staff levels, realigning Knowles’ business processes and reorganizing Knowles’ management.

Restructurings present significant potential risks that could adversely affect Knowles, including delays in finalizing the scope of, and implementing, the restructurings (including extensive consultations concerning potential workforce reductions and obtaining agreements from Knowles’ affected customers for the relocation of Knowles’ facilities in certain instances), the failure to achieve targeted cost savings, impacts on product quality and delivery interruptions, the failure to meet operational targets and customer requirements. These risks are further complicated by Knowles’ international footprint, which subject Knowles to various legal and regulatory requirements that govern the extent and speed of its ability to restructure its operations.

If Knowles is not able to anticipate, adapt to and capitalize on technological developments, it may not be able to sustain or grow its current level of revenues, operating profits, or cash flows.

Knowles sells its products in electronic and technology-based industries that are highly competitive, dynamic and constantly experiencing change as new technologies are developed. It is characteristic of such industries that sales prices for products decline over time following their introduction to market due to technological obsolescence and the introduction of new technologies. Downward pressure on product prices typically causes downward pressure on component prices as well. Knowles’ ability to compete depends on its ability to innovate successfully.

Knowles’ competitors may produce products that are more advanced than the products Knowles produces. If Knowles’ businesses are unable to anticipate their competitors’ development of new products and services, identify customer needs and preferences on a timely basis, or successfully introduce new products and services in response to such competitive factors, including new or enhanced products with higher margins to offset price declines, Knowles may experience lower revenue, operating profits and cash flows. In addition, if Knowles is unable to adapt to the rapid technological changes (which includes hiring and retaining top engineering talent), or for those products which are subject to declining average selling prices, Knowles is unable to increase its unit volumes, introduce new or enhanced products with higher margins and/or reduce manufacturing costs to offset price decreases in existing products, Knowles’ products could become obsolete or commoditized, and business and operating results may be materially adversely affected.

Knowles’ products must undergo lengthy and expensive qualification processes without any assurance of product sales. The costs associated with new product introductions and imbalances between customer demand and capacity could negatively impact Knowles’ operating results and profits.

A significant portion of Knowles’ revenue is derived from products that are required to go through extensive customer qualification processes before being selected by customers for inclusion in their products under development. Knowles devotes substantial resources, including design, engineering, sales, marketing and management efforts, to these qualification processes. Knowles’ products may not be designed into a customer’s product despite Knowles’ investment in the qualification process, which could adversely impact Knowles’ operating results and profits.

Even if Knowles’ products are designed into a customer’s product, the customer’s product may not be commercially successful, or the customer’s commercial plans for the product could change, which could adversely impact Knowles’ sales and operating results. Similarly, a modification to the product or manufacturing process, or the selection of a new supplier by Knowles, may require new qualification processes, which may result in delays, cause Knowles to forego sales for the remainder of the life of the customer’s product, and/or hold excess or obsolete inventory.

In addition, when Knowles’ customers introduce new products, the time required and costs incurred by Knowles to ramp up production can be significant. Certain non-recurring costs and expenditures for tooling and other equipment may not be reusable in manufacturing products for other customers or different products for the same customer. Product ramp-ups typically involve greater volumes of scrap, higher costs due to inefficiencies and delays in production, all of which can adversely impact Knowles’ operating results and profits.

Knowles’ operating results and profits could be adversely affected if Knowles is unable to balance customer demand for its products and capacity. If demand increases and Knowles is unable to increase its production capacity to meet the demand, or if there are unforeseen costs associated with adjusting its capacity levels, Knowles may not be able to achieve its financial targets. Conversely, if demand does not increase at the rate forecasted, Knowles may not be able to adequately absorb manufacturing expenses or overhead costs which could negatively impact its product margins. Additionally, if product demand decreases or Knowles fails to forecast demand accurately, it may be required to record impairments on its long-lived assets or record other charges.

Any of these developments could have a material adverse impact on Knowles’ sales and operating results. In addition, to the extent a customer has a “dual source” strategy whereby customers may purchase products from more than one supplier, Knowles may realize lower sales from its products that are designed into the customer’s products.

Knowles could lose customers or generate lower revenue, operating profits and cash flows if there are significant increases in the cost of raw materials or if Knowles is unable to obtain raw materials.

Knowles purchases raw materials, sub-assemblies and components for use in manufacturing operations, which exposes it to volatility in prices for certain commodities. Significant price increases for these commodities could adversely affect operating profits for certain of Knowles’ businesses. While Knowles generally attempts to mitigate the impact of increased raw material prices by hedging or passing along the increased costs to customers, there may be a time delay between the increased raw material prices and the ability to hedge the price increase or increase the prices of products, or Knowles may be unable to increase the prices of products due to a competitor’s pricing pressure or other factors. In addition, the inability to obtain necessary raw materials could affect Knowles’ ability to meet customer commitments and satisfy market demand for certain products. Consequently, a significant price increase in raw materials, including certain rare earth materials, or their unavailability, may result in a loss of customers and adversely impact revenue, operating profits and cash flows.

Knowles and its suppliers rely upon certain rare earth materials that are necessary for the manufacturing of Knowles’ products, and Knowles’ business could be harmed if Knowles or its suppliers experience shortages or delays of these rare earth materials. Knowles and/or its suppliers acquire these materials from a number of countries, including China. More than 95% of the world’s current supply of rare earth materials comes from China, which has enacted a policy to reduce its exports because of its rising domestic demand and new environmental restrictions. Knowles cannot predict whether the government of China or any other nation will impose further regulations, quotas or embargoes upon these materials that would restrict their worldwide supply or increase their cost. If China or any other major supplier were to further restrict the supply available or increase the cost of the materials used in Knowles’ products, Knowles could experience a shortage in supply and an increase in production costs, which would harm Knowles’ operating results.

Knowles relies on sole source and limited source suppliers for certain supplies of critical raw materials and components.

Knowles’ operations depend on obtaining sufficient supplies of raw materials and components used in its manufacturing processes. In particular, certain of its businesses rely on wafer fabrication facilities or foundries which are limited source suppliers to provide silicon-based products that are critical components of Knowles’ products and to provide such products in sufficient quantities to meet Knowles’ production needs. Although Knowles has long-term supply arrangements with these foundries, they may experience financial difficulties, be unable to deliver product to Knowles in a timely manner, have insufficient capacity to meet Knowles’ requirements, or suffer business disruption resulting from damage to or destruction of their facilities due to natural disasters, and Knowles might not be able to secure an alternative source of supply in a timely manner. These events could have a material adverse impact on Knowles’ results of operations.

Customer requirements and new regulations may increase Knowles’ expenses and impact the availability of certain raw materials, which could adversely affect its revenue and operating profits.

Knowles’ businesses use parts or materials that are impacted by the Dodd-Frank Wall Street Reform and Consumer Protection Act requirement for disclosure of the use of “conflict minerals” mined in the Democratic Republic of the Congo and adjoining countries. It is possible that some of Knowles’ customers will require “conflict free” metals in products purchased from Knowles. The supply chain due diligence and verification of sources may require several years to complete based on the current availability of origin information and the number of vendors. Knowles may not be able to complete the process in the time frame required because of the complexity of its supply chain. Other governmental social responsibility regulations also may impact Knowles’ suppliers, manufacturing operations and operating profits.

The need to find alternative sources for certain raw materials or products because of customer requirements and regulations may impact Knowles’ ability to secure adequate supplies of raw materials or parts, lead to supply shortages, or adversely impact the prices at which Knowles’ businesses can procure compliant goods.

Knowles’ effective tax rate may fluctuate and it could be subject to additional tax liabilities, including in the event of repatriation of Knowles’ overseas earnings to fund Knowles’ significant liquidity needs.

Knowles’ effective tax rate may be adversely impacted by changes in the mix of its earnings among countries with differing statutory tax rates, changes in the valuation allowance of deferred tax assets and changes in tax laws. Knowles cannot give any assurance as to what its effective tax rate will be in the future because of, among other things, uncertainty regarding the tax policies of the jurisdictions where Knowles operates. Further, Knowles’ tax returns are subject to periodic audits by domestic and international authorities. If these audits result in allocations of income or other tax assessments different from amounts estimated, then Knowles’ financial results may be adversely affected by unfavorable tax adjustments.

Knowles’ effective tax rate is favorably impacted by a significant tax holiday granted to Knowles by Malaysia. This tax holiday is subject to Knowles’ satisfaction of certain conditions, including exceeding certain annual thresholds of operating expenses and gross sales. Knowles expects to continue to satisfy all of the conditions to this tax holiday. If Knowles fails to satisfy such conditions, Knowles’ effective tax rate may be significantly adversely impacted. For additional detail, please see Note 11 of the notes to the Audited Combined Financial Statements included elsewhere in this information statement and Note 8 of the notes to the Unaudited Combined Financial Statements included elsewhere in this information statement.

In addition, if Knowles encounters a significant need for liquidity domestically or at a particular location that it cannot fulfill through borrowings, equity offerings, or other internal or external sources, Knowles may experience unfavorable tax and earnings consequences due to cash repatriations. These adverse consequences would occur, for example, if the transfer of cash into the United States is taxed and no foreign tax credit is available to offset the U.S. tax liability, resulting in lower earnings. Foreign exchange ceilings imposed by local governments and the sometimes lengthy approval processes that foreign governments require for international cash transfers may delay Knowles’ internal cash transfers from time to time. These factors may cause Knowles to have an overall tax rate higher than other companies or higher than Knowles’ tax rates have been in the past.

Knowles’ revenue, operating profits and cash flows could be adversely affected if Knowles’ businesses are unable to protect or obtain patent and other intellectual property rights, or if intellectual property litigation is successful against Knowles.

Knowles’ businesses own patents, trademarks, licenses and other forms of intellectual property related to their products. Knowles’ businesses employ various measures to maintain and protect their intellectual property, including enforcing their intellectual property rights through litigation. While Knowles’ businesses have been successful to date in maintaining and protecting their intellectual property, these measures may not prevent their intellectual property from being challenged, invalidated, or circumvented and the businesses may not be successful in litigation or other actions to enforce their intellectual property rights, particularly in countries where intellectual property rights are not highly developed or protected. Unauthorized use of these intellectual property rights could adversely impact the competitive position of Knowles’ businesses and have a negative impact on revenue, operating profits and cash flows.

Any litigation to determine the validity of claims that Knowles’ products infringe or may infringe intellectual property rights of another business, including claims arising from Knowles’ contractual indemnification of Knowles’ customers, regardless of their merit or resolution, could be costly and divert the efforts and attention of management and technical personnel. Regardless of the merits of any specific claim, Knowles may not prevail in litigation because of the complex technical issues and inherent uncertainties in intellectual property litigation. If litigation were to result in an adverse ruling, Knowles could be required to:

•	pay substantial damages;

•	cease the manufacture, import, use, sale or offer for sale of infringing products or processes;

•	discontinue the use of infringing technology;

•	expend significant resources to develop non-infringing technology; and

•	enter into royalty or license agreements for the licensed technology from the third party claiming infringement, which license may not be available on commercially reasonable terms.

Knowles’ operating results or financial condition may be materially adversely affected if Knowles, or one of its customers, were required to take any one or more of the foregoing actions.

In addition, if another supplier to one of Knowles’ customers, or a customer of Knowles itself, were found to be infringing upon the intellectual property rights of a third party, the supplier or customer could be ordered to cease the manufacture, import, use, sale or offer for sale of its infringing product(s) or process(es), any of which could result, indirectly, in a decrease in demand from Knowles’ customers for Knowles’ products. If such a decrease in demand for Knowles’ products were to occur, it could have an adverse impact on Knowles’ operating results and financial condition.

Knowles’ growth and results of operations may be adversely affected if Knowles is unsuccessful in its capital allocation and acquisitions program.

Knowles expects to pursue a strategy of acquiring value-creating add-on businesses that broaden Knowles’ existing position and global reach as well as, in the right circumstances, strategically pursuing larger acquisitions that could have the potential to either complement Knowles’ existing businesses or allow Knowles to pursue a new growth opportunity. However, there can be no assurance that Knowles will be able to find suitable businesses to purchase or that Knowles will be able to acquire such businesses on acceptable terms. If Knowles is unsuccessful in its acquisition efforts, then Knowles’ ability to grow could be adversely affected. In addition, a completed acquisition may underperform relative to expectations, may be unable to achieve synergies originally anticipated, or may expose Knowles to unexpected liabilities. Further, if Knowles fails to allocate capital appropriately, in respect of either Knowles’ acquisition program or organic growth in operations, Knowles could be overexposed in certain markets and geographies.

Additionally, Knowles may be required to record a significant charge to earnings if its goodwill or other intangible assets become impaired. Goodwill and purchased intangible assets with indefinite lives are not amortized, but are reviewed for impairment annually and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Knowles assesses the recoverability of the unamortized balance of its definite-lived intangible assets when indicators of potential impairment are present. Factors that may indicate that the carrying value of goodwill or other intangible assets may not be recoverable include a decline in stock price and market capitalization and slower growth rates in Knowles’ industry. Knowles may be required to record a significant charge to earnings in its financial statements during the period in which any impairment of Knowles’ goodwill or other intangible assets is determined to exist.

These factors could potentially have an adverse impact on Knowles’ operating profits and cash flows.

Failure to attract, retain and develop personnel or to provide adequate succession plans for key management could have an adverse effect on Knowles’ operating results.

Knowles’ growth, profitability and effectiveness in conducting its operations and executing its strategic plans depend in part on Knowles’ ability to attract, retain and develop qualified personnel, align them with appropriate opportunities, and maintain adequate succession plans for key management positions. If Knowles is unsuccessful in these efforts, Knowles’ operating results could be adversely affected.

Knowles may face wage inflation and increased competition for Knowles’ employees in the countries where Knowles operates, which could increase Knowles’ employment costs and Knowles’ attrition.

Wage costs in Asia and other regions in which Knowles operates have historically been significantly lower than wage costs in developed countries. However, wage increases in these countries where Knowles operates may increase its costs, reduce Knowles’ profit margins and adversely affect Knowles’ business and results of operations. Knowles may not be able to pass these increased costs on to its customers by increasing the price Knowles charges for its products. If this occurs, Knowles’ profits may decline.

Competition in Asia and other regions in which Knowles operates for skilled-labor has increased, and Knowles expects this competition will continue to increase as additional companies enter the market and expand their operations. If the availability of skilled-labor decreases, it could affect the availability and the cost of employees and increase Knowles’ attrition rate, all of which may have an adverse effect on Knowles’ operating results.

Knowles’ business operations may be adversely affected by information systems interruptions or intrusion.

Knowles’ businesses rely on a number of information technologies to manage, store and support business activities. Knowles has put in place a number of systems, processes and practices designed to protect against intentional or unintentional misappropriation or corruption of Knowles’ systems and information, disruption of operations, or corruption of the software that supports its products. Disruptions or cybersecurity attacks, such as unauthorized access, malicious software, or other violations may lead to exposure of proprietary or confidential information as well as potential data corruption. Any intrusion may cause operational stoppages, violations of applicable law, diminished competitive advantages or reputational damages, and increased operational costs due to remedial activities. The theft or unauthorized use or publication of Knowles’ trade secrets and other confidential business information resulting from a breach of Knowles’ information systems could adversely affect Knowles’ competitive position and the value of Knowles’ investment in research and development.

Knowles’ reputation, ability to do business, and results of operations may be impaired by improper conduct by any of its employees, agents, or business partners.

While Knowles strives to maintain high standards, Knowles cannot provide assurance that its internal controls and compliance systems will always protect it from acts committed by employees, agents, or business partners that would violate U.S. and/or non-U.S. laws or fail to protect Knowles’ confidential information, including the laws governing payments to government officials, bribery, fraud, anti-kickback and false claims rules, competition, export and import compliance, money laundering and data privacy laws, as well as the improper use of proprietary information or social media. Any such violations of law or improper actions could subject Knowles to civil or criminal investigations in the U.S. and in other jurisdictions, could lead to substantial civil or criminal, monetary and non-monetary penalties and related stockholder lawsuits and could damage Knowles’ reputation.

Knowles’ exposure to exchange rate fluctuations on cross-border transactions and the translation of local currency results into U.S. dollars could negatively impact its results of operations.

Knowles conducts business through its subsidiaries in many different countries, and fluctuations in currency exchange rates could have a significant impact on the reported results of operations, which are presented in U.S. dollars. A significant and growing portion of Knowles’ products are manufactured in lower-cost locations and sold in various countries. Cross-border transactions, both with external parties and intercompany relationships, result in increased exposure to changes in foreign exchange rates. Accordingly, significant changes in currency exchange rates, particularly the Malaysian Ringgit, the Euro, the Chinese Renminbi (Yuan) and the Philippine Peso, could cause fluctuations in the reported results of Knowles’ businesses’ operations that could negatively affect Knowles’ results of operations. A weakening of the U.S. dollar could adversely impact the cost of materials, products and services purchased outside the U.S. and therefore adversely affect Knowles’ results of operations. In addition, sales and expenses of Knowles’ non-U.S. businesses are translated into U.S. dollars for reporting purposes and therefore the weakening of the U.S. dollar could result in unfavorable translation effects.

Knowles depends on a limited number of customers for a substantial portion of its revenues, and the loss of, or a significant reduction in orders from, any key customer could significantly reduce Knowles’ revenues and adversely impact its operating results.

Knowles relies on several key customers. For fiscal 2012, Knowles’ top ten customers accounted for approximately 52% of total revenue. For the years ended December 31, 2012 and 2011, one customer, Apple, accounted for approximately 18% and 12%, respectively, of total revenue. No single customer accounted for more than 10% of Knowles’ revenue for the year ended December 31, 2010. Knowles expects that a substantial portion of its revenue will continue to be attributable to several key customers. If these customers decide not to buy Knowles’ products or to purchase lower volumes from Knowles because their own products are not commercially successful or for other reasons, Knowles’ revenues could substantially decline, which could have a material adverse effect on its results of operations.

The markets Knowles serves are concentrated, with a limited number of companies active in these markets. A concentrated market and reliance on a small number of customers gives those customers substantial purchasing power and leverage in negotiating contracts with Knowles. In addition, Knowles does not have long-term agreements or purchase orders with any of its customers, its customers have irregular and unpredictable ordering patterns, and its customers may not have regular, predictable product introduction schedules. A decision by any of Knowles’ major customers to decrease significantly the number of products purchased from Knowles could substantially reduce sales and have a material adverse effect on its business, financial condition and results of operations.

Some of Knowles’ businesses are subject to the cycles inherent in the consumer electronics industry.

The consumer electronics industry is cyclical and characterized by continuous and rapid technological change, product obsolescence, price erosion, evolving standards, short product life cycles and significant fluctuations in product supply and demand. Markets or the markets for specific products incorporating Knowles’ solutions may not continue to grow or may decline for a number of reasons outside of Knowles’ control, including competition among companies and market saturation.

This industry experienced a significant downturn as part of the broader global recession in 2008 and 2009. Industry downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Future downturns could have a material adverse effect on Knowles’ business and operating results.

Costs related to product defects and errata may harm Knowles’ results of operations and business.

Adverse consequences associated with unexpected product defects and errata (deviations from published specifications) due to, for example, unanticipated problems in Knowles’ design and manufacturing processes, could include writing off or reserving the value of inventory of such products; disposing of products that cannot be fixed; recalling such products that have been shipped to customers; providing product replacements for, or modifications to, such products; and defending against litigation related to such products. The costs associated with these occurrences could be substantial and may temporarily increase Knowles’ expenses and lower its margins and profitability. In addition, Knowles’ reputation could be damaged as a result of such product defects and errata, and the demand for its products could be reduced.

Risks Related to the Separation

Knowles may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect Knowles’ business.

Knowles may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution is expected to provide the following benefits, among others:

•	The separation will allow each company to more effectively pursue its own distinct operating priorities and strategies, and will enable the management of both companies to pursue separate opportunities for long-term growth and profitability, and to recruit, retain and motivate employees pursuant to compensation policies which are appropriate for their respective lines of business.

•	The separation will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business in a time and manner appropriate for its distinct strategy and business needs.

•	Dover’s Board of Directors believes that Dover’s businesses and Knowles’ businesses appeal to different types of investors with different industry focuses, investment goals and risk profiles; as such, the separation will enable investors to evaluate the merits, performance and future prospects of each company’s businesses and to invest in each company separately based on these distinct characteristics.

•	The separation will create an independent equity structure that will afford Knowles direct access to capital markets and will facilitate the ability to capitalize on its unique growth opportunities and effect future acquisitions utilizing, among other types of consideration, shares of its common stock.

Knowles may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (a) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Knowles’ business; (b) following the separation, Knowles’ stock price may be more susceptible to market fluctuations and other events particular to one or more of

Knowles’ products than if it were still a part of Dover; and (c) following the separation, Knowles’ business will be less diversified than Dover’s business prior to the separation. If Knowles fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, the business, financial condition and results of operations and cash flows of Knowles could be adversely affected.

Knowles has no history operating as an independent publicly-traded company, and Knowles’ historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly-traded company and therefore may not be a reliable indicator of its future results.

Knowles is being spun-off from Dover, its parent company, and has no operating history as a separate publicly-traded company. The historical information about Knowles in this information statement refers to Knowles’ business as part of Dover. Knowles’ historical and pro forma financial information included in this information statement is derived from the combined financial statements and accounting records of Dover. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that Knowles would have achieved as a separate, publicly-traded company during the periods presented or those that Knowles will achieve in the future primarily as a result of the factors described below:

•	Knowles will need to make significant investments to replicate or outsource certain systems, infrastructure and functional expertise after its separation from Dover. These initiatives to develop Knowles’ independent ability to operate without access to Dover’s existing operational and administrative infrastructure will be costly to implement. Knowles may not be able to operate its business efficiently or at comparable costs, and its profitability may decline; and

•	generally, Knowles has relied upon Dover for working capital requirements and other cash requirements, including in connection with Knowles’ previous acquisitions. Subsequent to the separation, Dover will not be providing Knowles with funds to finance Knowles’ working capital or other cash requirements. After the separation, Knowles’ access to and cost of debt financing may be different from the historical access to and cost of debt financing under Dover. Differences in access to and cost of debt financing may result in differences in the interest rate charged to Knowles on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to Knowles, which could have an adverse effect on Knowles’ business, financial condition and results of operations and cash flows.

For additional information about the past financial performance of Knowles’ business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of Knowles’ business, see the section entitled “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this information statement.

Dover may fail to perform under various transaction agreements that will be executed as part of the separation or Knowles may fail to have necessary systems and services in place when certain of the transaction agreements expire.

Knowles and Dover will enter into certain agreements, such as the separation and distribution agreement, a transition services agreement and those other agreements discussed in greater detail in the section entitled “Certain Relationships and Related Person Transactions—Agreements with Dover,” which will provide for the performance of services by each company for the benefit of the other for a period of time after the separation. Knowles will rely on Dover to satisfy its performance and payment obligations under these agreements. If Dover is unable to satisfy its obligations under these agreements, including its indemnification obligations, Knowles could incur operational difficulties or losses.

If Knowles does not have in place its own systems and services, does not have agreements with other providers of these services when the transitional or long-term agreements terminate, or if Knowles does not implement the new systems or replace Dover’s services successfully, Knowles may not be able to operate its business effectively, which could disrupt its business and have a material adverse effect on its business, financial condition and results of operations. These systems and services may also be more expensive to install, implement and operate, or less efficient than the systems and services Dover is expected to provide during the transition period.

Potential indemnification liabilities to Dover pursuant to the separation and distribution agreement could materially and adversely affect Knowles’ business, financial condition, results of operations and cash flows.

The separation and distribution agreement, among other things, provides for indemnification obligations (for uncapped amounts) designed to make Knowles financially responsible for substantially all liabilities that may exist relating to its business activities, whether incurred prior to or after the separation. If Knowles is required to indemnify Dover under the circumstances set forth in the separation and distribution agreement, Knowles may be subject to substantial liabilities.

In connection with Knowles’ separation from Dover, Dover will indemnify Knowles for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure Knowles against the full amount of such liabilities, or that Dover’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the separation and distribution agreement and certain other agreements with Dover, Dover will agree to indemnify Knowles for certain liabilities as discussed further in “Certain Relationships and Related Person Transactions—Agreements with Dover.” However, third parties could also seek to hold Knowles responsible for any of the liabilities that Dover has agreed to retain, and there can be no assurance that the indemnity from Dover will be sufficient to protect Knowles against the full amount of such liabilities, or that Dover will be able to fully satisfy its indemnification obligations. In addition, Dover’s insurers may attempt to deny coverage to Knowles for liabilities associated with certain occurrences of indemnified liabilities prior to the separation. Moreover, even if Knowles ultimately succeeds in recovering from Dover or such insurance providers any amounts for which Knowles is held liable, Knowles may be temporarily required to bear these losses. Each of these risks could negatively affect Knowles’ business, financial position, results of operations and cash flows.

Knowles will be subject to continuing contingent liabilities of Dover following the separation.

After the separation, there will be several significant areas where the liabilities of Dover may become Knowles’ obligations. For example, under the Code and the related rules and regulations, each corporation that was a member of the Dover U.S. consolidated group during a taxable period or portion of a taxable period ending on or before the effective time of the distribution is jointly and severally liable for the U.S. federal income tax liability of the entire Dover U.S. consolidated group for that taxable period. Consequently, if Dover is unable to pay the consolidated U.S. federal income tax liability for a prior period, Knowles could be required to pay the entire amount of such tax which could be substantial and in excess of the amount allocated to it under the tax matters agreement between it and Dover. For a discussion of the tax matters agreement, see the section entitled “Certain Relationships and Related Person Transactions—Agreements with Dover—Tax Matters Agreement.” Other provisions of federal law establish similar liability for other matters, including laws governing tax-qualified pension plans as well as other contingent liabilities.

If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, you and Dover could be subject to significant tax liability and, in certain circumstances, Knowles could be required to indemnify Dover for material taxes pursuant to indemnification obligations under the tax matters agreement.

A condition to the distribution is the receipt by Dover of either (i) a private letter ruling from the IRS together with an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code or (ii) an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code. Even if the private letter ruling from the IRS is obtained, Dover does not currently intend to complete the transaction if it has not also obtained a tax opinion because such opinion will address, among other things, certain conditions that the private letter ruling does not address but are relevant to determining whether the distribution will qualify for tax-free treatment. The private letter ruling, if obtained, as well as any opinion of tax counsel, will rely on certain facts, assumptions, representations and undertakings from Dover and Knowles, including those regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not satisfied, Dover and its stockholders may not be able to rely on the private letter ruling (if obtained) or the opinion, and could be subject to significant tax liabilities. Notwithstanding the private letter ruling, if obtained, or the opinion of tax counsel, the IRS could determine on audit that the distribution is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion. For more information regarding the private letter ruling or opinion, see the section entitled “Material U.S. Federal Income Tax Consequences.” In addition, Dover and Knowles intend for certain related transactions to qualify for tax-free treatment under federal, state and local tax law and/or foreign tax law.

If the distribution is determined to be taxable for U.S. federal income tax purposes, Dover and its stockholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities. For example, if the distribution fails to qualify for tax-free treatment, Dover would for U.S. federal income tax purposes be treated as if it had sold the Knowles common stock in a taxable sale for its fair market value, and Dover’s stockholders, who are subject to U.S. federal income tax, would be treated as receiving a taxable distribution in an amount equal to the fair market value of the Knowles common stock received in the distribution. In addition, if certain related transactions fail to qualify for tax-free treatment under federal, state and local tax law and/or foreign tax law, Dover (and, under the tax matters agreement described below, Knowles) could incur significant tax liabilities under U.S. federal, state, local and/or foreign tax law.

Under the tax matters agreement between Dover and Knowles, Knowles would generally be required to indemnify Dover against taxes incurred by Dover that arise as a result of Knowles’ taking or failing to take, as the case may be, certain actions that result in the distribution failing to meet the requirements of a tax-free distribution under Section 355 of the Code or of such related transactions failing to qualify for tax-free treatment. Also, under the tax matters agreement, Knowles would generally be required to indemnify Dover for one-half of the taxes and other liabilities incurred by Dover if the distribution fails to meet the requirements of a tax-free distribution under Section 355 of the Code for reasons other than an act or failure to act on the part of Knowles or Dover, and therefore Knowles might be required to indemnify Dover for such taxes and liabilities due to circumstances and events not within the control of Knowles. Under the tax matters agreement, Knowles is also required to indemnify Dover for one-half of certain taxes incurred as a result of the restructuring activities undertaken to effectuate the distribution or as a result of the application of certain rules relating to consolidated federal income tax returns, whether payable upon filing tax returns related to the restructuring and distribution or upon a subsequent audit of those returns. Knowles’ indemnification obligations to Dover under the tax matters agreement are not limited by a maximum amount. If Knowles is required to indemnify Dover under the circumstances set forth in the tax matters agreement, Knowles may be subject to substantial liabilities, which could materially adversely affect its financial position.

Knowles may not be able to engage in certain corporate transactions after the separation.

To preserve the tax-free treatment to Dover and its stockholders of the contribution and the distribution and certain related transactions, under the tax matters agreement that Knowles will enter into with Dover, Knowles is restricted from taking any action following the distribution that prevents the distribution and related transactions from being tax-free for U.S. federal income tax purposes. Under the tax matters agreement, for the two-year period following the distribution, Knowles will be prohibited, except in certain circumstances, from:

•	entering into any transaction resulting in the acquisition of 40% or more of its stock or substantially all of its assets, whether by merger or otherwise;

•	merging, consolidating or liquidating;

•	issuing equity securities beyond certain thresholds;

•	repurchasing its capital stock; and

•	ceasing to actively conduct its business.

These restrictions may limit Knowles’ ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its stockholders or that might increase the value of its business. In addition, under the tax matters agreement, Knowles is required to indemnify Dover against any such tax liabilities as a result of the acquisition of Knowles’ stock or assets, even if it did not participate in or otherwise facilitate the acquisition. For more information, see the section entitled “Certain Relationships and Related Person Transactions—Agreements with Dover—Tax Matters Agreement.”

The spin-off and related internal restructuring transactions may expose Knowles to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

If Dover files for bankruptcy or is otherwise determined or deemed to be insolvent under federal bankruptcy laws, a court could deem the spin-off or certain internal restructuring transactions undertaken by Dover in connection with the separation to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. A court could void the transactions or impose substantial liabilities upon Knowles, which could adversely affect Knowles’ financial condition and its results of operations. Among other things, the court could require Knowles’ stockholders to return to Dover some or all of the shares of its common stock issued in the spin-off, or require Knowles to fund liabilities of other companies involved in the restructuring transactions for the benefit of creditors.

The distribution of Knowles’ common stock is also subject to review under state corporate distribution statutes. Under the Delaware General Corporation Law (“DGCL”), a corporation may only pay dividends to its stockholders either (i) out of its surplus (net assets minus capital) or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although Dover intends to make the distribution of Knowles’ common stock entirely out of surplus, Knowles cannot assure you that a court will not later determine that some or all of the distribution to Dover stockholders was unlawful.

After the separation, certain of Knowles’ executive officers and directors may have actual or potential conflicts of interest because of their previous or continuing positions at Dover.

Because of their current or former positions with Dover, certain of Knowles’ expected executive officers and directors own equity interests in Dover. Following the separation, even though Knowles’ Board of Directors will consist of a majority of directors who are independent, and Knowles’ expected executive officers who are currently employees of Dover will cease to be employees of Dover upon the separation, some of Knowles’

executive officers and directors will continue to have a financial interest in shares of Dover’s common stock. In addition, certain of Knowles’ directors will continue serving on the Board of Directors of Dover. Continuing ownership of shares of Dover’s common stock and equity awards, or service as a director at both companies could create, or appear to create, potential conflicts of interest if Knowles and Dover pursue the same corporate opportunities or face decisions that could have different implications for Dover and Knowles.

Knowles may have received better terms from unaffiliated third parties than the terms it will receive in its agreements with Dover.

The agreements Knowles will enter into with Dover in connection with the separation, including the separation and distribution agreement, transition services agreement, tax matters agreement and employee matters agreement were prepared in the context of Knowles’ separation from Dover while Knowles was still a wholly owned subsidiary of Dover. Accordingly, during the period in which the terms of those agreements were prepared, Knowles did not have an independent Board of Directors or a management team that was independent of Dover. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Arm’s-length negotiations between Dover and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. For more information, see the section entitled “Certain Relationships and Related Person Transactions—Agreements with Dover.”

Some contracts and other assets which will need to be transferred or assigned from Dover or its affiliates to Knowles in connection with Knowles’ separation from Dover may require the consent or involvement of a third party. If such consent is not given, Knowles may not be entitled to the benefit of such contracts and other assets in the future, which could negatively impact Knowles’ financial condition and future results of operations.

The separation and distribution agreement and various local transfer agreements provide that in connection with Knowles’ separation from Dover, a number of contracts with third-parties and other assets are to be transferred or assigned from Dover or its affiliates to Knowles. However, the transfer or assignment of certain of these contracts or assets require providing guarantees or the consent of a third party to such a transfer or assignment. Similarly, in some circumstances, Knowles and another business unit of Dover are joint beneficiaries of contracts, and Knowles will need to enter into a new agreement with the third-party to replicate the existing contract or assign the portion of the existing contract related to the Knowles business. It is possible that some parties may use the requirement of a guarantee or consent or the fact that the separation is occurring to seek more favorable contractual terms from Knowles or to seek to terminate the contract. If Knowles is unable to provide a guarantee or obtain such consents on commercially reasonable and satisfactory terms or if the contracts are terminated, Knowles may be unable to obtain some of the benefits, assets and contractual commitments which are intended to be allocated to Knowles as part of Knowles’ separation from Dover. The failure to timely complete the assignment of existing contracts or assets, or the negotiation of new arrangements, or a termination of any of those arrangements, could negatively impact Knowles’ financial condition and future results of operations. In addition, where Knowles does not intend to provide a guarantee or obtain consent from third party counterparties based on Knowles’ belief that no guarantee or consent is required, the third party counterparties may challenge a transfer of assets on the basis that the terms of the applicable commercial arrangements require that a guarantee be provided or the third party counterparty’s consent. Knowles may incur substantial litigation and other costs in connection with any such claims and, if Knowles does not prevail, Knowles’ ability to use these assets could be adversely impacted.

Knowles expects to incur new indebtedness at or prior to the distribution, and the degree to which Knowles will be leveraged following completion of the distribution may have a material adverse effect on Knowles’ business, financial condition or results of operations and cash flows.

Knowles has historically relied upon Dover for working capital requirements and other cash requirements, including in connection with Knowles’ previous acquisitions. After the distribution, Knowles will not be able to rely on the earnings, assets or cash flow of Dover and Dover will not provide funds to finance Knowles’ working capital or other cash requirements. As a result, after the distribution, Knowles will be responsible for servicing its own debt, and obtaining and maintaining sufficient working capital and other funds to satisfy its cash requirements. In connection with the distribution, Knowles expects to incur borrowings of $             million and distribute $             million of the proceeds of such indebtedness to Dover. After the separation, Knowles’ access to and cost of debt financing may be different from the historical access to and cost of debt financing under Dover. Differences in access to and cost of debt financing may result in differences in the interest rate charged to Knowles on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to Knowles.

Knowles’ ability to make payments on and to refinance its indebtedness, including the debt incurred pursuant to the distribution, as well as any future debt that Knowles may incur, will depend on Knowles’ ability to generate cash in the future from operations, financings or asset sales and the tax consequences of Knowles’ repatriation of overseas cash. Knowles’ ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond Knowles’ control. If Knowles is not able to repay or refinance its debt as it becomes due, Knowles may be forced to sell assets or take other disadvantageous actions, including (i) reducing financing in the future for working capital, capital expenditures and general corporate purposes or (ii) dedicating an unsustainable level of Knowles’ cash flow from operations to the payment of principal and interest on Knowles’ indebtedness. In addition, Knowles’ ability to withstand competitive pressures and to react to changes in Knowles’ industry could be impaired. The lenders who hold such debt could also potentially accelerate amounts due, which could potentially trigger a default or acceleration of any of Knowles’ other debt.

In addition, Knowles may increase its debt or raise additional capital following the distribution, subject to restrictions in Knowles’ debt agreements. If Knowles’ cash flow from operations is less than it anticipates, or if Knowles’ cash requirements are more than it expects, Knowles may require more financing. However, debt or equity financing may not be available to Knowles on terms acceptable to Knowles, if at all. If Knowles incurs additional debt or raises equity through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of Knowles’ common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on Knowles’ operations than it currently has. If Knowles raises funds through the issuance of additional equity, your percentage ownership in Knowles would be diluted. If Knowles is unable to raise additional capital when needed, it could affect Knowles’ financial condition, which could negatively affect your investment in Knowles. Also, regardless of the terms of Knowles’ debt or equity financing, the amount of Knowles’ stock that it can issue may be limited because the issuance of Knowles’ stock may cause the distribution to be a taxable event for Dover under Section 355(e) of the Code, and under the tax matters agreement, Knowles could be required to indemnify Dover for the resulting tax. See the section entitled “Risk Factors—Risks Relating to the Separation—Knowles may not be able to engage in certain corporate transactions after the separation.”

Until the distribution occurs, Dover has the sole discretion to change the terms of the distribution in ways which may be unfavorable to Knowles.

Until the distribution occurs, Dover will have the sole and absolute discretion to determine and change the terms of the distribution, including the establishment of the record date and distribution date. These changes could be unfavorable to Knowles. In addition, Dover may decide at any time not to proceed with the separation.

Risks Related to Knowles’ Common Stock

Knowles cannot be certain that an active trading market for its common stock will develop or be sustained after the separation, and following the separation, Knowles’ stock price may fluctuate significantly.

A public market for Knowles’ common stock does not currently exist. Knowles anticipates that on or prior to the record date for the distribution, trading of shares of its common stock will begin on a “when-issued” basis and will continue through the distribution date. However, Knowles cannot guarantee that an active trading market will develop or be sustained for its common stock after the separation. Nor can Knowles predict the prices at which shares of its common stock may trade after the separation.

Similarly, Knowles cannot predict the effect of the separation on the trading prices of its common stock. After the separation, Dover’s common stock will continue to be listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “DOV.” Subject to the consummation of the separation, Knowles expects the Knowles common stock to be listed and traded on the NYSE under the symbol “KN.” The combined trading prices of Dover’s common stock and Knowles’ common stock after the separation, as adjusted for any changes in the combined capitalization of these companies, may not be equal to or greater than the trading price of Dover’s common stock prior to the separation. Until the market has fully evaluated the business of Dover without the Knowles businesses, or fully evaluated Knowles, the price at which Dover or Knowles’ common stock trade may fluctuate significantly.

The market price of Knowles’ common stock may fluctuate significantly due to a number of factors, some of which may be beyond Knowles’ control, including:

•	Knowles’ business profile and market capitalization may not fit the investment objectives of Dover’s current stockholders, causing a shift in Knowles’ investor base, and Knowles’ common stock may not be included in some indices in which Dover’s common stock is included, causing certain holders to sell their shares;

•	Knowles’ quarterly or annual earnings, or those of other companies in its industry;

•	the failure of securities analysts to cover Knowles’ common stock after the separation;

•	actual or anticipated fluctuations in Knowles’ operating results;

•	changes in earnings estimates by securities analysts or Knowles’ ability to meet those estimates or its earnings guidance;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in these “Risk Factors” and elsewhere in this information statement.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of Knowles’ common stock.

In addition, investors may have difficulty accurately valuing Knowles’ common stock. Investors often value companies based on the stock prices and results of operations of other comparable companies. Currently, no public communication technologies company exists in the United States that is directly comparable to Knowles’ size, scale and product offerings. As such, investors may find it difficult to accurately value Knowles’ common stock, which may cause the trading price of Knowles’ common stock to be below its true value.

A number of shares of Knowles’ common stock are or will be eligible for future sale, which may cause Knowles’ stock price to decline.

Any sales of substantial amounts of shares of Knowles’ common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of Knowles’ common stock to decline. Upon completion of the distribution, Knowles expects that it will have an aggregate of approximately              shares of its common stock issued and outstanding. These shares will be freely tradeable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of Knowles’ “affiliates,” as that term is defined in Rule 405 under the Securities Act.

Knowles is unable to predict whether large amounts of its common stock will be sold in the open market following the distribution. Knowles is also unable to predict whether a sufficient number of buyers would be in the market at that time. A portion of Dover’s common stock is held by index funds tied to stock indices. If Knowles is not included in these indices at the time of distribution, these index funds may be required to sell Knowles’ common stock.

Knowles cannot guarantee the timing, amount, or payment of dividends on its common stock.

The timing, declaration, amount and payment of future dividends to Knowles’ stockholders will fall within the discretion of Knowles’ Board of Directors. The Board of Directors’ decisions regarding the payment of dividends will depend on many factors, such as Knowles’ financial condition, earnings, capital requirements, debt service obligations, industry practice, legal requirements, regulatory constraints, and other factors that the Board of Directors deems relevant. For more information, see the section entitled “Dividend Policy.” Knowles’ ability to pay dividends will depend on its ongoing ability to generate cash from operations and access to the capital markets. Knowles cannot guarantee that it will pay a dividend in the future or continue to pay any dividend if Knowles commences paying dividends.

Your percentage of ownership in Knowles may be diluted in the future.

Your percentage ownership in Knowles may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that Knowles will be granting to its directors, officers and employees. Knowles’ employees will have options to purchase shares of its common stock after the distribution as a result of conversion of their Dover stock options (in whole or in part) to Knowles stock options.

In addition, Knowles’ amended and restated certificate of incorporation will authorize Knowles to issue, without the approval of Knowles’ stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Knowles’ common stock respecting dividends and distributions, as Knowles’ Board of Directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Knowles’ common stock. For example, Knowles could grant the holders of preferred stock the right to elect some number of Knowles’ directors in all events or on the happening of specified events or to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences Knowles could assign to holders of preferred stock could affect the residual value of Knowles’ common stock. See the section entitled “Description of Knowles’ Capital Stock.”

Certain provisions in Knowles’ amended and restated certificate of incorporation and amended and restated by-laws, and of Delaware law, may prevent or delay an acquisition of Knowles, which could decrease the trading price of the common stock.

Knowles’ amended and restated certificate of incorporation and amended and restated by-laws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with Knowles’ Board of Directors rather than to attempt a hostile takeover. These provisions include, among others:

•	the inability of Knowles’ stockholders to call a special meeting or act by written consent;

•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

•	the right of Knowles’ Board of Directors to issue preferred stock without stockholder approval;

•	the division of Knowles’ Board of Directors into three approximately equal classes of directors, with each class serving a staggered three-year term;

•	a provision that stockholders may only remove directors for cause;

•	the ability of Knowles’ directors, and not stockholders, to fill vacancies (including those resulting from an enlargement of the Board of Directors) on Knowles’ Board of Directors; and

•	the requirement that stockholders holding at least 80% of Knowles’ voting stock are required to amend certain provisions in Knowles’ amended and restated certificate of incorporation and Knowles’ amended and restated by-laws.

In addition, following the distribution, Knowles will be subject to Section 203 of the DGCL. Section 203 provides that, subject to limited exceptions, persons that (without prior board approval) acquire, or are affiliated with a person that acquires, more than 15 percent of the outstanding voting stock of a Delaware corporation shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or its affiliate becomes the holder of more than 15 percent of the corporation’s outstanding voting stock.

Knowles believes these provisions will protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with Knowles’ Board of Directors and by providing Knowles’ Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make Knowles immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that Knowles’ Board of Directors determines is not in the best interests of Knowles and its stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

In addition, an acquisition or further issuance of Knowles’ stock could trigger the application of Section 355(e) of the Code. For a discussion of Section 355(e), see the section entitled “Material U.S. Federal Income Tax Consequences.” Under the tax matters agreement, Knowles would be required to indemnify Dover for the tax imposed under Section 355(e) of the Code resulting from an acquisition or issuance of its stock, even if it did not participate in or otherwise facilitate the acquisition, and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials Dover and Knowles have filed or will file with the SEC contain, or will contain, certain statements regarding business strategies, market potential, future financial performance, future action, results and other matters which are “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “expect,” “anticipate,” “project,” “estimate,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Additionally, forward-looking statements include, but are not limited to:

•	Knowles’ expectations as to future sales of products;

•	Knowles’ ability to protect its intellectual property in the United States and abroad;

•	Knowles’ estimates regarding its capital requirements and its needs for additional financing;

•	Knowles’ estimates of its expenses, future revenues and profitability;

•	Knowles’ estimates of the size of the markets for its products and services;

•	Knowles’ expectations related to the rate and degree of market acceptance of its products; and

•	Knowles’ estimates of the success of other competing technologies that may become available.

In particular, information included under the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “The Separation and Distribution” contain forward-looking statements.

The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Neither Dover nor Knowles undertakes any obligation to update any forward-looking statement, except as required by applicable law.

DIVIDEND POLICY

The timing, declaration, amount, and payment of any dividends following the separation by Knowles is within the discretion of its Board of Directors and will depend upon many factors, including Knowles’ financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of Knowles’ debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by its Board of Directors. Moreover, if Knowles determines to pay any dividend in the future, there can be no assurance that it will continue to pay such dividends or the amount of such dividends.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table presents Knowles’ selected historical combined financial data. Knowles derived the selected historical combined financial data as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 from Knowles’ audited combined financial statements included elsewhere in this information statement. Knowles derived the selected historical combined financial data as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012 from Knowles’ unaudited combined financial statements included elsewhere in this information statement. In the opinion of management, the unaudited combined financial statements as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012 have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair statement of the information for the periods presented. Knowles derived the selected historical combined financial data as of December 31, 2010, and as of and for the fiscal years ended December 31, 2009 and 2008 from Knowles’ unaudited combined financial statements that are not included in this information statement. In Knowles’ management’s opinion, the unaudited combined financial statements for these periods have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of normal recurring adjustments and allocations, necessary for a fair statement of the information for the periods presented. This section should be read in conjunction with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited pro forma combined financial statements and corresponding notes, the audited combined financial statements and corresponding notes, and the unaudited interim combined financial statements and corresponding notes included elsewhere in this information statement.

The historical financial data includes costs of Knowles’ businesses, which include the allocation of certain corporate expenses from Dover. Knowles believes these allocations were made on a reasonable basis. The selected financial information may not be indicative of Knowles’ future performance as an independent company. To ensure better understanding, you should read the selected combined financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and accompanying notes included elsewhere in this information statement.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

(Dollars in thousands)

	For the nine months ended September 30,		For the years ended December 31,
	2013	2012	2012	2011 (1)	2010	2009	2008
Statement of Earnings data:
Revenue	$884,468	$821,441	$1,117,992	$983,318	$730,444	$587,006	$630,443
Operating earnings	101,809	95,253	136,064	146,404	141,527	78,571	83,577
Operating margin	11.5%	11.6%	12.2%	14.9%	19.4%	13.4%	13.3%
Net earnings	72,826	50,670	79,097	98,457	109,272	37,295	33,059
Adjusted for:
Depreciation and amortization	$98,372	$83,449	$114,878	$84,773	$54,385	$50,678	$49,507
Interest expense, net	36,184	44,764	56,470	39,892	20,253	21,154	37,510
Provision for income taxes	(6,615)	47	(181)	7,099	7,535	18,478	13,030
EBITDA (2)	$200,767	$178,930	$250,264	$230,221	$191,445	$127,605	$133,106
EBITDA margin (2)	22.7%	21.8%	22.4%	23.4%	26.2%	21.7%	21.1%

	As of September 30,		As of December 31,
	2013		2012	2011 (1)	2010	2009	2008
Balance Sheet Data:
Total assets	$2,124,691		$2,044,529	$2,000,713	$1,034,257	$1,051,138	$1,075,070
Total third party debt	—		—	—	—	—	—
Notes payable to Parent, net	542,519		528,812	1,419,422	440,486	573,308	611,313
Total Parent Company equity	1,297,452		1,188,107	286,650	443,860	330,710	330,874

	For the nine months ended September 30,		For the years ended December 31,
	2013	2012	2012	2011 (1)	2010	2009	2008
Other Data:
Research and development	$61,955	$57,571	$77,321	$65,895	$49,286	$45,014	$44,769
Capital expenditures	59,488	97,339	145,647	96,314	32,920	19,323	27,279

(1)	On July 4, 2011, Knowles completed the stock acquisition of the Sound Solutions business line from NXP Semiconductors N.V (“NXP”). The combined statements of earnings and combined balance sheets include the results of operations, net assets acquired and depreciation and amortization expense related to Sound Solutions since the date of acquisition. See Note 4 of the notes to the combined financial statements for additional information related to this acquisition.
(2)

Knowles uses the term “EBITDA” throughout this information statement, defined as net earnings plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income taxes. EBITDA and EBITDA margin (defined as EBITDA as a percentage of revenue) are not presented in accordance with GAAP and may not be comparable to similarly titled measures. Knowles uses EBITDA and EBITDA margin as supplements to its GAAP results of operations in evaluating certain aspects of its business, and its Board of Directors and executive management team focus on EBITDA and EBITDA margin as key measures of Knowles’ performance for business planning purposes. These measures assist Knowles in comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in

Knowles’ opinion, do not reflect its core operating performance. Knowles believes that its presentation of EBITDA and EBITDA margin is useful because it provides investors and securities analysts with the same information that Knowles uses internally for purposes of assessing its core operating performance. For a reconciliation of EBITDA to net earnings, the most directly related GAAP measure, please see the table above.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements of Knowles consist of unaudited pro forma combined statements of earnings for the nine months ended September 30, 2013 and for the fiscal year ended December 31, 2012, and an unaudited pro forma combined balance sheet as of September 30, 2013. The unaudited pro forma combined financial statements reported below should be read in conjunction with Knowles’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical annual and interim combined financial statements and the corresponding notes included elsewhere in this information statement.

The following unaudited pro forma combined financial statements are subject to assumptions and adjustments described in the accompanying notes. Knowles’ management believes these assumptions and adjustments are reasonable under the circumstances and given the information available at this time. However, these adjustments are subject to change as Dover and Knowles finalize the terms of the separation, including the separation and distribution agreement, related transaction agreements and the debt/equity structure of Knowles. The unaudited pro forma combined financial statements do not purport to represent what Knowles’ financial position and results of operations actually would have been had the separation and distribution occurred on the dates indicated, or to project Knowles’ financial performance for any future period.

The pro forma balance sheet adjustments assume that Knowles’ separation from Dover occurred as of September 30, 2013. The pro forma adjustments to the unaudited pro forma combined statements of income assume that the separation occurred as of January 1, 2012.

The unaudited pro forma combined financial statements give effect to the following:

•	the contribution by Dover to Knowles, pursuant to the separation and distribution agreement, of all the assets and liabilities that comprise the Knowles business;

•	the expected transfer to Knowles, upon the spin-off, of certain assets and liabilities that were not included in Knowles’ historical combined financial statements;

•	for purposes of preparing the unaudited pro forma combined financial information (i) new third party debt incurred by Knowles as of the distribution date is estimated to total $400.0 million at an annual interest rate of LIBOR plus 1.50%, comprised of a $300.0 million five-year senior secured term loan facility and a $200.0 million five-year senior secured revolving credit facility, of which $100.0 million is drawn as of the distribution date and (ii) the amount of the payment from Knowles to Dover prior to the distribution is estimated to be $400 million;

•	the settlement of $542.5 million of intercompany net notes payable due from Knowles to Dover;

•	the reclassification of Dover’s remaining net investment in Knowles to additional paid-in capital, and the distribution of approximately 85.2 million shares of Knowles’ common stock at a par value of $0.01 per share; and

•	the impact of the separation and distribution agreement, tax matters agreement, employee matters agreement and transition services agreement and the provisions contained therein.

Knowles’ historical combined financial statements include expense allocations for certain support functions that are provided on a centralized basis within Dover, such as expenses for business shared services, and other related costs that benefit Knowles. Upon completion of the separation, pursuant to agreements with Dover, Knowles expects that Dover will continue to provide it with some of the services related to these functions on a transitional basis in exchange for agreed-upon fees, and Knowles expects to incur other costs to replace the services and resources that will not be provided by Dover. Knowles will also incur additional costs related to being a stand-alone public company. As a stand-alone public company, Knowles’ total costs related to such support functions may differ from the costs that were historically allocated to it from Dover. Knowles estimates that these costs may exceed the allocated amount for full year 2012 of $26.1 million by a range of approximately

$5.0 million to $10.0 million in 2014. Knowles has not adjusted the accompanying unaudited pro forma combined statements of earnings for any of these estimated costs as they are projected amounts based on estimates and, therefore, are not factually supportable.

Additionally, Knowles expects to incur non-recurring spin-off transaction, transition, financing and related costs. The accompanying unaudited pro forma combined statements of earnings have not been adjusted for these estimated expenses as they are not expected to have an ongoing impact on Knowles’ operating results. Knowles anticipates that substantially all of these expenses will be incurred prior to or shortly after the distribution. Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of when they are incurred could change.

KNOWLES CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(dollars and shares in thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue	884,468	$—		$884,468
Cost of goods and services	571,528	—		571,528

Gross profit	312,940	—		312,940

Selling and administrative expenses	211,131	—		211,131

Operating earnings	101,809	—		101,809

Interest expense (income), net and debt expense	36,184	(30,178)	(A)	6,006
Other expense, net	(586)	—		(586)

Earnings before provision for income taxes	66,211	30,178		96,389
(Benefit from) provision for income taxes	(6,615)	5,702	(B)	(913)

Net earnings	72,826	24,476		$97,302

Unaudited Pro Forma Earnings Per Share
Basic			(C)	$1.13
Diluted			(D)	$1.12

Average Number of Shares Used in Calculating Earnings Per Share
Basic			(C)	85,845
Diluted			(D)	86,935

See Notes to Unaudited Pro Forma Combined Financial Statements

KNOWLES CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 2012

(dollars and shares in thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue	$1,117,992	$—		$1,117,992
Cost of goods and services	711,000	—		711,000

Gross profit	406,992	—		406,992
Selling and administrative expenses	270,928	—		270,928

Operating earnings	136,064	—		136,064
Interest expense (income), net and debt expense	56,470	(47,925)	(A)	8,545
Other expense, net	678	—		678

Earnings before provision for income taxes	78,916	47,925		126,841
(Benefit from) provision for income taxes	(181)	6,989	(B)	6,808

Net earnings	$79,097	$40,936		$120,033

Unaudited Pro Forma Earnings Per Share
Basic			(C)	$1.32
Diluted			(D)	$1.30

Average Number of Shares Used in Calculating Earnings Per Share
Basic			(C)	90,775
Diluted			(D)	91,996

See Notes to Unaudited Pro Forma Combined Financial Statements

KNOWLES CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2013

(dollars in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Current assets:
Cash and cash equivalents	$88,590	$(3,000)	(G)	$85,590
Receivables, net of allowances of $1,603	225,483	—		225,483
Inventories, net	149,467	—		149,467
Prepaid and other current assets	10,804	—		10,804
Deferred tax assets	5,846	—		5,846

Total current assets	480,190	(3,000)		477,190

Property, plant and equipment, net	354,811	—		354,811
Goodwill	955,183	—		955,183
Intangible assets, net	319,505	—		319,505
Other assets and deferred charges	15,002	3,000	(G)	18,002

Total assets	$2,124,691	$—		$2,124,691

Current liabilities:
Accounts payable	$141,330	$—		$141,330
Accrued compensation and employee benefits	38,138	—		38,138
Short-term debt	—	100,000	(G)	100,000
Other accrued expenses	29,942	4,500	(I)	34,442

Total current liabilities	209,410	104,500		313,910

Notes payable to Parent, net	542,519	(542,519)	(H)	—
Deferred income taxes	46,097			46,097
Long-term debt	—	300,000	(G)	300,000
Other liabilities	29,213	14,698	(E)	43,911
Net investment/Stockholders’
Common stock	—	852	(F)	852
Additional paid-in capital	—	1,403,109	(E)(F)(G)(H)(I)	1,403,109
Parent Company investment in Knowles Corporation	1,279,990	(1,279,990)	(H)	—
Accumulated other comprehensive loss	17,462	(650)	(E)	16,812

Total net investment/Stockholders’ equity	1,297,452	123,321		1,420,773

Total liabilities and Parent Company equity	$2,124,691	$—		$2,124,691

See Notes to Unaudited Pro Forma Combined Financial Statements

KNOWLES CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(Amount in thousands, except where otherwise indicated)

(A)	The pro forma adjustment to interest expense (income), net and debt expense includes the removal of interest expense of $36.2 million and $56.6 million, for the nine months ended September 30, 2013 and the year ended December 31, 2012, respectively, related to the intercompany net notes payable with Dover that will be settled prior to the distribution date.

In addition, for purposes of preparing the unaudited pro forma combined financial information, Knowles has assumed it will incur new third party indebtedness in the U.S. totaling approximately $400.0 million in conjunction with the separation from Dover. The debt is expected to consist of a senior secured five-year term loan facility in an aggregate principal amount of $300.0 million and a senior secured five-year revolving credit facility in an aggregate principal amount of $200.0 million, of which $100.0 million is drawn as of the distribution date. Interest expense related to the term loan and revolving credit facilities is assumed to be an annual rate of LIBOR plus 1.50% before debt costs and fees, or, approximately $5.3 million or 1.3% and $7.8 million or 2.0% for the nine months ended September 30, 2013 and the year ended December 31, 2012, respectively. Furthermore, Knowles will pay a commitment fee on the average daily unused portion of the revolving facility of approximately 0.25%.

A 1/8% change to the annual interest rate would change interest expense by approximately $0.5 million on an annual basis. Assumed debt costs and initial fees totaling approximately $3.0 million are expected to be amortized over the terms of the associated debt, which is expected to be five years. Actual amounts of debt outstanding, interest expense and other terms of debt may differ from the pro forma adjustments depending on fluctuations in interest rates and/or other variables.

Pro forma interest expense, net for the nine months ended September 30, 2013 and the year ended December 31, 2012 are estimated as follows:

Nine months ended September 30, 2013:

Removal of interest expense related to net notes payable with Dover	$(36,176)
Addition of nine months of interest expense related to incurrence of $400.0 million at LIBOR plus 1.50%	5,348
Addition of amortization of deferred financing costs and commitment fees related to the new indebtedness	650
Total pro forma adjustment to Interest expense, net	$(30,178)

Year ended December 31, 2012:

Removal of interest expense related to net notes payable with Dover	$(56,592)
Addition of annual interest expense related to incurrence of $400.0 million at LIBOR plus 1.50%	7,817
Addition of amortization of deferred financing costs and commitment fees related to the new indebtedness	850
Total pro forma adjustment to Interest expense, net	$(47,925)

(B)	Adjustments to the statements of earnings for the nine months ended September 30, 2013 and the year ended December 31, 2012 reflect the tax expense computed by applying the statutory income tax rates of the relevant jurisdictions to the pro forma adjustments in Note (A) above in effect at September 30, 2013 and December 31, 2012, respectively, offset by a non-recurring benefit related to the corresponding release of valuation allowance. A zero tax rate has been applied to pro forma adjustments related to the U.S., since Knowles has historically recorded a full valuation allowance in that jurisdiction. The impact of pro forma adjustments on non-current deferred tax assets, adjusted for any related valuation allowances, and liabilities are reflected in Knowles’ historical September 30, 2013 balance sheet based on the tax jurisdiction.

(C)	The number of Knowles shares used to compute basic earnings per share is based on the number of shares of Knowles’ common stock assumed to be outstanding on the distribution date, based on the number of shares of Dover’s common stock outstanding, assuming a distribution ratio of one share of Knowles common stock for every two shares of Dover common stock outstanding.

(D)	The number of shares used to compute diluted earnings per share is based on the number of basic shares of Knowles’ common stock and assuming the same distribution ratio, as described in Note (C) above, plus incremental shares assuming exercise of dilutive outstanding options and restricted stock awards. This calculation may not be indicative of the dilutive effect that will actually result from Knowles’ stock-based awards issued in connection with the adjustment of outstanding Dover stock-based awards or the grant of new stock-based awards. The number of dilutive shares of common stock underlying Knowles’ stock-based awards issued in connection with the adjustment of outstanding Dover stock-based awards will not be determined until the distribution date or shortly thereafter.

(E)	Dover provides to certain management employees a deferred compensation plan, and through a non-qualified plan, supplemental retirement benefits in excess of qualified plan limits imposed by federal tax law. The benefit obligation attributed to Knowles employees upon spin for these plans will be reflected in Knowles’ combined balance sheet as of the distribution date. The benefit plan expense associated with the non-qualified, supplemental plan is included in Knowles’ historical combined statements of operations and is not material.

The pro forma adjustment reflects the addition of the net benefit plan liabilities for the aforementioned deferred compensation plan and the non-qualified, supplemental plan that will be transferred to Knowles by Dover as part of the completion of the separation.

Assumed deferred compensation plan and non-qualified, supplemental retirement plan-Impact to 9/30/2013 pro forma balance sheet:
Liability assumed by Knowles upon spin	$(14,698)
Additional paid-in capital	14,048
Accumulated other comprehensive loss, net of tax effect	650

(F)	Represents the distribution of approximately 85.2 million shares of Knowles’ common stock at a par value of $0.01 per share, totaling approximately $0.9 million to holders of Dover common stock. The offset to this is recorded in the pro forma adjustment to Additional paid-in capital.

(G)	Reflects the inclusion of $400.0 million in new indebtedness expected to be incurred by Knowles, as summarized in Note (A) above. The pro forma adjustment also reflects the amortization of deferred financing costs of $3.0 million over a five-year period, as well as the expected distribution of $400.0 million from Knowles to Dover upon separation.

Loans outstanding under the five-year term facility will mature on the fifth anniversary of the debt execution date and, beginning on the first anniversary of the debt execution date, will amortize in equal quarterly installments in annual amounts (expressed as percentages of the loans made under the term facility on the initial funding date of the term facility which will occur immediately prior to the distribution) as set forth below, with the remaining balance due on the final maturity date for the term facility. For purposes of preparing the unaudited pro forma combined financial information, it is assumed that the term loan facility estimated at $300.0 million is a long-term obligation at September 30, 2013 per the amortization schedule below, and the revolving facility estimated at $100.0 million is a short-term obligation.

Year after debt execution date	Per Annum Amount
1	0.0%
2	5.0%
3	10.0%
4	10.0%
5	10.0%

(H)	The two equity accounts of additional paid-in capital and Parent Company investment in Knowles Corporation include the following pro forma adjustments to the September 30, 2013 balance sheet:

•	the settlement of intercompany net notes payable due from Knowles to Dover at September 30, 2013 that will be executed prior to the distribution date;

•	the distribution of Knowles’ common stock;

•	the distribution of cash from Knowles to Dover upon separation;

•	the reclassification of Dover’s remaining net investment in Knowles to additional paid-in capital; and

•	the adjustment related to the net benefit plans liabilities assumed as noted in note (E) above.

Additional paid-in capital pro forma adjustments to 9/30/2013 balance sheet:
Settlement of intercompany net notes payable to Dover	$(542,519)
Distribution of approximately 85.2 million shares of Knowles’ common stock, par value $0.01 per share	852
Distribution from Knowles to Dover upon separation	400,000
Reclassification of Parent Company remaining net investment in Knowles Corporation to additional paid-in capital	(1,279,990)
Net benefit plan liabilities assumed by Knowles (see note (E) above)	14,048
Tax liability payable to Dover per tax matters agreement	$4,500

Total, additional paid-in capital pro forma adjustment	$(1,403,109)

(I)	In connection with the separation, Dover and Knowles will enter into a tax matters agreement which will govern Dover’s and Knowles’ respective rights, responsibilities and obligations after the distribution with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, each party is responsible for its own taxes after the separation (except that, under certain circumstances, Knowles will be responsible for certain taxes imposed on Dover arising out of the separation and related transactions). For purposes of preparing the unaudited pro forma combined financial information, Knowles has currently estimated that it will have a liability due to Dover for reimbursement for certain tax-related items, as outlined in the tax matters agreement, of approximately $4.5 million, payable within one year from distribution date. This amount, as well as the timing of payment could change.

CAPITALIZATION

The following table sets forth Knowles’ capitalization as of September 30, 2013 on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in Knowles’ unaudited pro forma financial information. See the section entitled “Unaudited Pro Forma Combined Financial Statements” and the related notes thereto. The information below is not necessarily indicative of what Knowles’ capitalization would have been had the separation, distribution and related financing transactions been completed as of September 30, 2013. In addition, it is not indicative of Knowles’ future capitalization. This table should be read in conjunction with the sections entitled “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Knowles’ combined financial statements and notes included elsewhere in this information statement.

	As of September 30, 2013
	(dollars in millions)
	Actual	Pro Forma
Cash and cash equivalents:	$88.6	$85.6

Debt, including current and long-term:
Current debt	$—	$100.0
Long-term debt	—	300.0
Notes payable to Parent, net	542.5	—

Total debt	$542.5	$400.0

Equity:
Common stock, par value $0.01	$—	$0.9
Additional paid-in capital	—	1,403.1
Parent Company investment in Knowles Corporation	1,280.0	—
Accumulated other comprehensive earnings	17.5	16.8

Total Equity	$1,297.5	$1,420.8

Total Capitalization	$1,840.0	$1,820.8

Knowles has not yet finalized its post-distribution capitalization. Pro forma financial information reflecting Knowles’ final post-distribution capitalization will be included in subsequent amendments to this information statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The discussion and analysis presented below refer to and should be read in conjunction with the audited combined financial statements and related notes, the unaudited interim combined financial statements and related notes, and the unaudited pro forma combined financial statements and related notes, each included elsewhere in this information statement. The following discussion contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this information statement, particularly in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” Knowles believes the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect Knowles’ results of operations, financial position and cash flows in the future or what they would have been had Knowles been a separate, stand-alone company during the periods presented.

As explained above, except as otherwise indicated or unless the context otherwise requires, the information included in this discussion and analysis assumes the completion of all the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “Knowles Corporation” “Knowles,” “we,” “us,” “our” and “our company” refer to Knowles Corporation and its combined subsidiaries. References in this information statement to “Dover” or “parent” refers to Dover and its combined subsidiaries (excluding Knowles), unless the context otherwise requires.

Management’s discussion and analysis, which Knowles refers to in this information statement as “MD&A,” of Knowles’ results of operations, financial condition and cash flows is provided as a supplement to the audited financial statements and unaudited interim financial statements and footnotes thereto included elsewhere herein to help provide an understanding of Knowles’ financial condition, changes in financial condition and results of Knowles’ operations.

Overview and Outlook

Background

On May 23, 2013, Dover announced its plan to spin-off certain of its communication technologies businesses into a stand-alone, publicly-traded company known as Knowles. Upon completion of the spin-off, Knowles will have an independent technology presence in the communication technologies industry. Knowles will have significant product breadth in acoustic components, including MicroElectroMechanical Systems (“MEMs”) microphones, speakers, receivers and transducers, as well as a competitive position in communication infrastructure components. Knowles will be based in Itasca, Illinois.

The spin-off will be in the form of a distribution of 100% of the shares of common stock of Knowles, which will become an independent, publicly-traded company. The distribution is intended to be tax-free to Knowles, Dover, and its U.S. stockholders. Dover currently expects that the distribution will be completed in the first quarter of 2014. Completion of the transaction is subject to certain conditions, including that (A) Dover will have received either (i) a private letter ruling from the IRS together with an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code or (ii) an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, (B) Dover will have received final approval of Dover’s Board of Directors, (C) the NYSE will have approved the listing of Knowles’ common stock, subject to official notice of issuance and (D) that the SEC will have declared effective the registration statement of which this information statement forms a part, and that no stop order relating to such registration statement will be in effect. For a complete discussion of all of the conditions to the distribution, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Business Segments

Knowles is organized into two reportable segments based on how management analyzes performance, allocates capital and makes strategic and operational decisions. These segments were determined in accordance with FASB ASC Topic 280—Segment Reporting and include i) Mobile Consumer Electronics (“MCE”) and ii) Specialty Components (“SC”). The segments are aligned around similar product applications serving Knowles’ key end markets, to enhance focus on end market growth strategies.

•	MCE designs and manufactures innovative acoustic products, including microphones, speakers and receivers, used in several applications that serve the handset, tablet and other consumer electronic markets. Locations include the corporate office in Itasca, Illinois; sales, support and engineering facilities in North America, Europe and Asia; and manufacturing facilities in Europe and Asia.

•	SC specializes in the design and manufacture of specialized electronic components used in medical and life science applications, as well as high-performance solutions and components used in communications infrastructure and a wide variety of other markets. SC’s transducer products are used principally in hearing aid applications within the commercial audiology markets, while its oscillator products predominantly serve the telecom infrastructure market and capacitor products are used in applications including radio, radar, satellite, power supplies, transceivers and medical implants serving the defense, aerospace, telecommunication and life sciences markets. Operating facilities and sales, support and engineering facilities are located in North America, Europe and Asia.

Knowles sells its products directly to original equipment manufacturers (“OEMs”) and to their contract manufacturers and suppliers, and to a lesser extent through distributors worldwide.

Knowles’ Markets and Market Trends

Knowles’ products serve a variety of end markets, notably, consumer mobile devices, medical technology, aerospace and defense and telecom, and can generally be divided into two categories: Acoustic Components and Specialty Components, as described below.

•	Acoustic Components. Includes analog and digital microphones, MEMs microphones, surface mounted device microphones, receivers, speakers, speaker modules, multi-functional devices, ultrasonic sensors and integrated audio sub-systems.

•	Specialty Components. Includes transducers, oscillators and capacitors.

The markets served by Acoustic Components continue to be driven by trends in smartphone and tablet innovation and demand. Today, mobile device OEMs are facing ever-rising challenges to differentiate their products in the global marketplace while managing growing cost pressures and time-to-market expectations. However, mobile consumers and mobile carriers alike are expecting better quality voice calls, audio and video conferencing, capturing and playback, media content consumption and gaming, as well as extended battery life. To enable smart mobile devices to handle ever more demanding audio use cases, OEMs are increasingly adopting more intelligent active audio components (audio chipset) and higher performance passive acoustic components. Trends impacting the smartphone market today include:

•

Smartphone growth from feature phone substitution. The smartphones segment within the handset device market has exhibited consistently strong unit growth over the past five years (>40% unit volume compound annual growth rate). There continues to be a positive mix shift from the proliferation of lower-end smartphone devices and the further cannibalization of feature phones (i.e., non-smartphones). The average smartphone continues to drive higher audio content including more microphones and higher value speakers than its feature phone counterpart, compounding the growth of acoustic content as mobile phone sales rise. As consumers’ demand at the high end of the smartphone market continues, the average selling price (“ASP”) of handset devices is expected to remain constant, supporting the price of superior electronic components.

•	Smartphone OEM market share shifts are likely to remain volatile for some time. Recently, Nokia and Blackberry have lost significant market share to other U.S. and Asian-based OEMs who have released smartphones that have been more readily accepted due to, among other factors, perceived feature sets and price points. Knowles expects the OEM market to continue to be dynamic over time, characterized by rapid market share shifts driven by new product introductions, price points and feature sets.

•	New OEM product line rollouts. Smartphones continue to shift to Long Term Evolution (“LTE”), a standard for 4G wireless technology, and the shift is expected to buoy unit growth in developed markets and drive the competitive landscape in high-end chipsets through 2014. Aggressive LTE deployments are expected in China, in addition to a build-out of deeper coverage profiles in the U.S., Japan, Korea and Northern Europe. This will drive an increase in LTE smartphone units over the next five years, which should help maintain some level of high-end smartphone volume growth despite high market penetration.

•	Shortened smartphone upgrade plans at U.S. carriers. Several U.S. carriers have recently introduced new smartphone plans which offer consumers the option of paying for their phone in monthly installments with no upfront lump sum payment, and the ability to upgrade again in 12 months. Plans such as these could drive greater-than-expected unit growth (turnover) at the high end, as they are most likely to appeal to high-income consumers seeking to upgrade their phone more frequently.

•	High-end consumer elasticity. Consumers are reluctant to downgrade from a high-end smartphone to a low-end smartphone in most circumstances. This is especially true as high-end smartphones will likely continue to offer significant performance advantages and new functionality compared to low-end smartphones.

•	Proliferation of premium acoustics with speaker protection. The adoption of boosted audio amplifier with speaker damage protection is increasingly pervasive, driving further speaker-box enhancement and higher dollar content. Also, the widespread adoption of the high definition voice standard by telecom carriers will drive improved quality in audio components. Recently, a key OEM migrated to higher performance audio chipsets, indicating a desire for speaker-box design upgrades (from 3 transducers to 5 transducers) and the adoption of high-definition receivers. Knowles believes other OEMs will follow this trend and adopt improved technology to remain competitive, thus expanding the addressable market.

Specialty Components products are sold across diverse end markets, and relative to the Acoustic Components end markets, portions of this business face much greater exposure to capital investment cycles and government spending, both direct and indirect, as some of these end markets are largely dependent on project upgrades and expansion, and government contracts. These products can be divided into the following categories:

•	Medical and life sciences products (i.e., transducers, hearing aids). Product sales are largely driven by aging demographics, healthcare spending, insurance policies, the rise of a middle class in emerging markets and government subsidies.

•	Aerospace and defense communications (i.e., capacitors). Aerospace and defense spending and automation (largest end market), telecom regional coverage and bandwidth expansion, and growing industrial power supply requirements are a few of the end-market trends driving the product sales in this sector.

•	Telecom infrastructure (i.e., oscillators). Sales are typically levered to the expansion of large telecom companies, looking to increase wireless signal in new or existing territories, although these products are also sold to aerospace and defense companies (i.e., airplane radio frequencies).

Geographic Trends

Knowles strives to maintain its manufacturing facilities in close proximity to its direct customers. In the case of MCE, Knowles operates four facilities in Asia to serve the contract manufacturers who build OEM equipment on behalf of its end-customers. These contract manufacturers are largely based in China, Taiwan and India. Although end-user demand for consumer electronics is global, and marketing activities occur globally, critical mass for manufacturing is located in Asia, and as a result, a large majority of MCE’s manufacturing capacity is based in Asia, primarily China, Malaysia and the Philippines.

In the case of SC, Knowles operates three facilities in Asia to serve the manufacturing sites of both hearing aid OEMs and the contract manufacturers who build OEM headsets on behalf of earphone makers. These manufacturing sites are based in China, Singapore, Indonesia and Vietnam. Although marketing activities and end-user demand for hearing aid and specialty consumer components is global, critical mass for manufacturing is located in Asia for the purposes of being close to the point of assembly. Knowles also operates three facilities in the United States, one in Mexico, and three in Europe for the manufacturing of capacitors and oscillators that support its global telecom and military customers, as well as their suppliers and contract manufacturers.

While no significant statutory limitation exists, a repatriation of profits from foreign markets to the United States is inherently inefficient, as business expansion opportunities and capital expenditure requirements are expected to be consistent with the needs of Knowles’ direct customer and manufacturing locations.

Competitive Landscape

Success in the electronic components industry is primarily driven by innovation and flexibility as customers compete to gain share of the fast growing handset market. Capturing growth opportunities usually results from competition across both platform and component designs, which supports position, pricing and margins.

Continuous research and development investment allows for the capture of all emerging new brands with early mover advantage. Flexibility in balancing full and semi-automation is a key to achieving a superior cost structure. Additionally, it is important for component vendors to have flexibility and quick time-to-market to meet clients’ needs. Notably, according to industry estimates, the product cycle for handsets has shortened to eight months from two years. Key competitors include:

•	MCE: AAC Technologies and Goertek

•	SC: Sonion for hearing health and a highly fragmented set of competitors across capacitor and oscillator products for each end market

In the mobile consumer electronics segment, Knowles’ investments in R&D enable it continually to introduce new products that are higher performance. Knowles’ customers are quickly adopting these higher value microphones, speakers and receivers in their new products as they improve the overall audio performance in the end application, which in turn improves the end user experience. With each successive generation, Knowles’ new products generally have higher average selling prices than the products they are replacing. Once introduced, the pricing for these products follows a normal downward trend as typically seen in the consumer electronics market. To get additional performance gains, OEMs are moving to Knowles’ even higher value integrated audio solutions with microphones and an antenna in a plastic module.

For products that were introduced more than 18 months ago, Knowles has consistently achieved productivity gains through a robust value creation program. Bill of material cost reductions, yield improvements, equipment efficiency and labor reductions are significant drivers in offsetting projected price erosion.

In the specialty components segment, the end markets are more stable, and mix of products and customers are drivers of average selling prices and margin.

Expected Growth Dynamics

Acoustic component unit growth is expected to outgrow the underlying handset device industry. Knowles’ management believes that the total addressable market for acoustic components will be $4.7 billion in 2013 and $5.6 billion in 2014. In all, management expects a 14% to 18% compound annual growth rate for acoustic component units for the period from 2013 through 2017. This is higher than the outlook for smartphone and tablet unit growth, reflecting upgraded and additional requirements for acoustic components in smartphone devices, resulting in higher acoustic component content value per device.

Although a view exists that smartphones are being commoditized, implying hardware specifications may be plateauing, management believes there remains significant potential to enhance the user experience through advanced acoustics, whereby the new generation of acoustic components can create a meaningful differentiation without significant incremental cost for handset OEMs. For example, a very popular new OEM product release is equipped with three microphones, up from only two in the previous version, delivering superior noise cancellation with minimal incremental cost to the OEM. In another example, a newly released and well-accepted tablet from an OEM uses four speaker boxes to create a stereo effect and improved bass frequency response, and offers a larger display with better resolution for multimedia functionality. Three primary growth trends are currently driving the smartphone market:

•	Continued shift in consumer preference from feature phones to smartphones and computers to tablets as consumers’ primary source of media consumption.

•	Increasing number of microphones and speakers required as well as quality of acoustics demanded in order to sell tablets and smartphones as potential replacements to other mediums for media; recent trends in new OEM product sales indicate that consumers continue to demand more, not fewer, microphones and speakers in their electronic devices.

•	Combination of new OEM products and potentially shortened contract upgrade plans motivate consumers to more frequently consider the purchase of a new phone, increasing turnover in smartphones and thus additional sales for acoustic component suppliers.

•	Higher performing content unlocked by audio integration. OEM smartphone and tablet evolution are converging on dynamics for thinner industrial designs, higher performing audio applications, and faster time-to-market product cycles to maintain market leadership. It is anticipated that a deeper collaboration of audio as an optimized subsystem will continue by leveraging acoustic and industrial design together, including integration of electro-mechanical connectivity, into modules for with audio content.

Research and Development

Knowles spends on average 6.5% to 7.5% of revenue on an annual basis on projects intended to preserve and extend Knowles’ technological advantage. Recent research and development investments have been focused on providing better sound quality and increased integration of Knowles’ audio components. Research and development expenses are classified within selling and administrative expense. Knowles spent $77.3 million, $65.9 million and $49.3 million on research and development, or 6.9%, 6.7% and 6.7% as a percentage of revenue, for the years ended December 31, 2012, 2011 and 2010, respectively.

Results

Knowles’ revenue for the first nine months of 2013 increased $63.0 million, or 7.7%, compared to the same period of 2012, primarily due to increased demand for components serving primarily the smartphone market, including an increase in multiple microphone applications and new smartphone models introduced by major OEM customers. This was offset by reduced demand for acoustic components used in specialty headset applications and flat demand for products serving the telecommunication infrastructure market.

Knowles’ 2012 revenue increased $134.7 million, or 13.7%, to $1.1 billion from $983.3 million in 2011. The overall increase in revenue resulted primarily from increased MEMs microphone volumes due to new product introductions and overall smartphone market growth, combined with a full year of revenue for Sound Solutions in 2012 compared to six months of revenue in 2011. Revenue increased 34.6% for 2011 from $730.4 million in 2010, with the majority of the growth attributable primarily to the 2011 acquisition of Sound Solutions, which supplemented its product offerings in the growing handset market.

Other

Knowles is expected to have capital structure, balance sheet and other financial policies consistent with investment-grade credit metrics. The spin-off will allow Knowles to pursue a more aggressive growth strategy, invest to expand technology and manufacturing leadership and continue its commitment to innovation.

Knowles’ combined financial statements have been prepared on a stand-alone basis and are derived from Dover’s consolidated financial statements and accounting records. The combined financial statements represent Knowles’ financial position, results of operations and cash flows as its business was operated as part of Dover prior to the distribution, in conformity with U.S. generally accepted accounting principles. All intercompany transactions between the Knowles entities have been eliminated. Transactions between Knowles and Dover, with the exception of sales transactions and intercompany net notes payable, are reflected in equity in the combined balance sheet as “Parent Company investment in Knowles Corporation” and in the combined statement of cash flows as a financing activity “Net transfers (to) from Parent Company.”

Combined Results of Operations

	Nine Months Ended September 30,		% / Point Change
	2013	2012	2013 vs. 2012
Revenue	$884,468	$821,441	7.7%
Cost of goods and services	571,528	528,426	8.2%

Gross profit	312,940	293,015	6.8%
Gross profit margin	35.4%	35.7%	(0.3)
Selling and administrative expenses	$211,131	$197,762	6.8%
Selling and administrative as a percent of revenue	23.9%	24.1%	(0.2)
Operating earnings	$101,809	$95,253	6.9%
Operating margin	11.5%	11.6%	(0.1)
Depreciation and amortization	$98,372	$83,449	17.9%
Research and development	61,955	57,571	7.6%
Provision for income taxes	$(6,615)	$47	nm
Effective tax rate	(10.0)%	0.1%	(10.1)
Net earnings	$72,826	$50,670	43.7%

	Years Ended December 31,			% / Point Change
	2012	2011 (1)	2010	2012 vs. 2011 (1)	2011 (1) vs. 2010
Revenue	$1,117,992	$983,318	$730,444	13.7%	34.6%
Cost of goods and services	711,000	605,298	395,803	17.5%	52.9%

Gross profit	406,992	378,020	334,641	7.7%	13.0%
Gross profit margin	36.4%	38.4%	45.8%	(2.0)	(7.4)

Selling and administrative expenses	$270,928	$231,616	$193,114	17.0%	19.9%
Selling and administrative as a percent of revenue	24.2%	23.6%	26.4%	0.6	(2.8)

Operating earnings	$136,064	$146,404	$141,527	(7.1)%	3.4%
Operating margin	12.2%	14.9%	19.4%	(2.7)	(4.5)

Depreciation and amortization	$114,878	$84,773	$54,385	35.5%	55.9%
Research and development	$77,321	$65,895	$49,286	17.3%	33.7%

Provision for income taxes	$(181)	$7,099	$7,535	(102.5)%	(5.8)%
Effective tax rate	(0.2)%	6.7%	6.5%	(6.9)	0.2

Net earnings	$79,097	$98,457	$109,272	(19.7)%	(9.9)%

(1)	On July 4, 2011, Knowles completed the stock acquisition of the Sound Solutions business line from NXP Semiconductors N.V. (“NXP”). The combined statements of earnings and combined balance sheets include the results of operations, net assets acquired and depreciation and amortization expense related to Sound Solutions since the date of acquisition. See Note 4 of the notes to the combined financial statements for additional information related to this acquisition.

Revenue

Nine Months Ended September 30, 2013 Versus Nine Months Ended September 30, 2012

Knowles’ revenue for the first nine months of 2013 increased $63.0 million, or 7.7%, compared to the same period of 2012, due to an increase in volume of $91.8 million, partially offset by a decrease of $30.1 million related to pricing concessions. Increased demand for components serving primarily the smartphone market, including an increase in multiple microphone applications drove a $30.9 million increase, and new smartphone models introduced by major OEM customers resulted in a $91.8 million increase. The volume increase was partially offset by $27.0 million due to various delays related to OEM smartphone releases in the third quarter, as well as the impact of market share losses by two key smartphone OEM customers, and $4.2 million as a result of reduced demand for acoustic components used in specialty headset applications and flat demand for products serving the telecommunication infrastructure market. Foreign currency translation positively impacted revenue by a negligible amount.

2012 Versus 2011

Knowles’ 2012 revenue increased $134.7 million, or 13.7%, to $1.1 billion from $983.3 million in 2011. The overall increase in revenue resulted primarily from increased MEMs microphone volumes, due to new product introductions and overall smartphone market growth which resulted in an increase in revenue of $89.6 million. In addition, Sound Solutions contributed an increase of $134.0 million in acquisition-related revenue in the first half of 2012 as compared to the first half of 2011. The increase in 2012 revenue was partially offset by $30.8 million as a result of OEM market share shifts for the speaker and receiver product lines, $26.4 million related to pricing concessions for components serving the mobile consumer electronics and medical technology markets corresponding to normal product life cycle maturities within these markets and $25.0 million due to reduced demand within the telecommunications infrastructure market.

2011 Versus 2010

Revenue increased $252.9 million, or 34.6%, for 2011 from $730.4 million in 2010, with $190.2 million of the increase in revenue attributable to the 2011 acquisition of Sound Solutions, whose speaker and receiver product lines supplemented Knowles’ existing product offerings in the growing handset market. Organic revenue growth of approximately 9% was largely due to continued strong demand for MEMs microphones for use in the smartphone market, which grew $110.2 million year over year. The increase in 2011 revenue was partially offset by $25.6 million due to strategic pricing initiatives for components serving the mobile consumer electronics and medical technology markets, corresponding to normal product life cycle maturities, as well as $23.6 million due to weak demand for products serving the medical technology and telecommunication infrastructure markets.

Costs of Goods and Services

Nine Months Ended September 30, 2013 Versus Nine Months Ended September 30, 2012

Costs of goods and services for the nine months ended September 30, 2013 increased $43.1 million, or 8.2%, as compared to the comparable prior year period, of which $57.6 million was driven by the higher sales volume and $6.8 million was due to higher restructuring costs. Partially offsetting this increase was a $33.0 million impact of productivity initiatives, primarily due to $24.0 million in lower conversion costs within MCE for MEMs. As a percentage of revenue, costs of goods and services remained consistent across periods at 64.6% and 64.3% for the nine months ended September 30, 2013 and 2012, respectively.

2012 Versus 2011

Costs of goods and services for the year ended December 31, 2012 increased $105.7 million as compared to 2011, or 17.5%, primarily due to the integration of Sound Solutions, reflecting a $116.9 million increase, since 2012 included a full year of costs as compared to a half year in 2011. In addition, increases of $9.5 million and $9.3 million due to the increase in sales volume within MCE and an increase in labor costs resulting from labor inflation in China and Malaysia, respectively, were offset by a $31.6 million decrease as a result of strategic pricing initiatives and lower conversion costs within MCE.

2011 Versus 2010

Costs of goods and services for the year ended December 31, 2011 increased $209.5 million as compared to 2010, or 52.9%, as the integration of the July 2011 Sound Solutions acquisition drove an increase of $154.9 million. The increase in sale volume from the prior year within the MCE segment and labor inflation costs in China and Malaysia resulted in increases of $42.4 million and $2.9 million, respectively. Furthermore, foreign currency translation negatively impacted costs of goods and services by $5.6 million. Partially offsetting the overall increase was a decrease of $9.6 million due to productivity initiatives within MCE.

Gross Profit

Nine Months Ended September 30, 2013 Versus Nine Months Ended September 30, 2012

Gross profit generated in the first nine months of 2013 increased $19.9 million, or 6.8%, compared to the same period of 2012, driven principally by the increase MEMs sales volumes. Gross profit margin remained relatively consistent at 35.4% and 35.7% for the nine months of 2013 and 2012, respectively, as operating leverage from the higher MEMs volumes was offset by additional restructuring costs of $6.8 million and new product ramp up inefficiencies.

2012 Versus 2011

Gross profit in 2012 increased $29.0 million, or 7.7%, as compared to 2011, reflecting the benefit of increased sales volume, while gross profit margin decreased 200 basis points from 38.4% in 2011 to 36.4% in

2012. The decline in gross profit margin was attributed to new product ramp up costs and the integration of Sound Solutions, which more than offset the operating leverage achieved by Knowles’ other product lines.

2011 Versus 2010

Gross profit in 2011 increased $43.4 million, or 13.0%, as compared to 2010, resulting from increased sales volume. Gross profit margin decreased 740 basis points compared to 2010, reflecting the impact of aforementioned integration of the Sound Solutions acquisition in 2011 and related increase in depreciation and amortization expense.

Selling and Administrative Expenses

Nine Months Ended September 30, 2013 Versus Nine Months Ended September 30, 2012

Selling and administrative expenses increased $13.4 million in the first nine months of 2013 as compared to the same period of 2012, due principally to higher restructuring charges of $5.6 million incurred in connection with various cost savings initiatives, higher labor costs of $4.0 million due to inflation and an overall increase to support the higher sales volume. As a percentage of revenue, selling and administrative expenses decreased 20 basis points as compared to the prior year period. Included in selling and administrative expenses were corporate allocations of $16.9 million and $19.7 million for the nine months ended September 30, 2013 and 2012, respectively, which represent administration of treasury, employee compensation and benefits, public and investor relations, internal audit, corporate income tax, supply chain and legal services.

2012 Versus 2011

Selling and administrative expenses increased $39.3 million, or 17.0%, in 2012 from $231.6 million in 2011 in order to support higher sales volume. Year over year, selling and administrative expenses as a percentage of revenue increased 60 basis points, as Knowles experienced higher acquisition-related amortization and restructuring charges in 2012 compared to 2011, partially offset by one-time transaction costs of approximately $13.0 million incurred in 2011, in connection with the Sound Solutions acquisition. Included in selling and administrative expenses were corporate allocations of $26.1 million and $21.8 million for the years ended December 31, 2012 and 2011, respectively.

2011 Versus 2010

Selling and administrative expenses increased $38.5 million, or 19.9%, in 2011 compared to 2010 in order to support higher sales volume. As a percentage of revenue, selling and administrative expense decreased 280 basis points, despite higher acquisition amortization and other nonrecurring expenses of approximately $13.0 million in 2011 compared to 2010 related to the Sound Solutions acquisition, reflecting the leverage from higher sales volume. Corporate expense allocations increased $0.5 million from $21.3 million in 2010 to $21.8 in 2011.

Research and Development

Research and development costs are a component of selling and administrative expense. For each of the nine months ended September 30, 2013 and 2012, research and development, as a percentage of revenue, was 7.0%. For the years ended December 31, 2012, 2011 and 2010, research and development, as a percentage of revenue, was 6.9%, 6.7% and 6.7%, respectively. Shorter product life cycles due to the technological nature of Knowles’ business, as well as continued design efforts for new customers, drove continuous product innovation and improvement over these periods as evidenced by several new product introductions by Knowles’ customers and the continued growth in the handset market, particularly in 2012.

Operating Earnings

Nine Months Ended September 30, 2013 Versus Nine Months Ended September 30, 2012

Operating earnings increased $6.6 million, or 6.9%, for the first nine months of 2013 as compared to the same period of 2012, as the increase in sales volume more than offset higher restructuring charges of $12.4 million. Operating margin decreased 10 basis points, as operating leverage from the higher MEMs volume was offset by increased costs associated with new product lines.

2012 Versus 2011

Operating earnings in 2012 decreased $10.3 million, or 7.1%, when compared to 2011, and operating margin declined 270 basis points to 12.2% in 2012 from 14.9% in 2011. Higher restructuring costs, the integration of Sound Solutions, including higher acquisition-related amortization expense, and new product ramp up costs drove the decline in operating results. These costs were partially offset by operating leverage of Knowles’ other product lines, as well as the 2011 incurrence of one-time transaction costs of $13.0 million related to the Sound Solutions acquisition.

2011 Versus 2010

Operating earnings in 2011 increased $4.9 million, or 3.4%, when compared to 2010, mainly due to increased sales volume. Operating margin decreased 450 basis points to 14.9% in 2011 from 19.4% in 2010, due to a variety of factors, including higher depreciation and amortization expense of $22.0 million, higher raw material costs and other nonrecurring and integration-related expenses due to the 2011 acquisition of Sound Solutions, including one-time transaction costs of approximately $13.0 million recorded at the Corporate level.

Income Taxes

Knowles is subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining the provision for income taxes and income tax assets and liabilities, including evaluating uncertainties in the application of accounting principles and complex tax laws.

In Knowles’ historical combined financial statements, income tax expense and deferred tax balances have been calculated on a stand-alone basis although Knowles’ operations have historically been included in the tax returns filed by Dover. In the future, as a stand-alone entity, Knowles will file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those in historical periods.

The effective tax rate for operations was (10.0)% for the nine months ended September 30, 2013 and 0.1% for the nine months ended September 30, 2012. Unfavorable discrete items recognized during the 2012 nine months period totaled $0.4 million. The combined effective tax rate is also impacted by a valuation allowance of $1.2 million and $5.6 million for the nine months ended September 30, 2013 and 2012, respectively, applied against U.S. losses. Excluding discrete items, the comparable effective tax rate was (10.0)% for the nine months ended September 30, 2013 and (0.6)% for the comparable 2012 period.

The effective tax rates for the years ended December 31, 2012, 2011 and 2010 were (0.2)%, 6.7% and 6.5%, respectively. The 2010 rate was favorably impacted by net discrete items of $8.4 million, principally related to non-U.S. items. For the years ended December 31, 2012, 2011 and 2010, the non-U.S. income tax rates were (1.2)%, 3.9% and 11.2% respectively.

Knowles reflects a low or negative effective tax rate due to a non-U.S. operation where income is taxed at a low rate due to a significant tax holiday granted to Knowles by Malaysia effective through December 31, 2021 subject to Knowles’ satisfaction of certain conditions that Knowles expects to continue to satisfy, and where the tax benefit of losses that are expected to be realized accrue in higher tax rate jurisdictions. The benefit of this incentive in Malaysia for the nine months ended September 30, 2013 and 2012 is estimated to be approximately $22.0 million and $23.0 million, respectively, and $45.0 million, $25.5 million and $20.4 million, for the years ended December 31, 2012, 2011 and 2010, respectively. Knowles also has tax incentives in other jurisdictions that are not material to its overall tax rate. The combined effective tax rate is also impacted by the valuation allowance applied against U.S. losses.

Restructuring Charges

Knowles undertakes restructuring programs from time to time to better align its operations with current market conditions. Such activities include targeted facility consolidations, headcount reductions and other measures to further optimize operations. Details regarding restructuring programs undertaken during the reporting period are as follows:

Nine Months Ended September 30, 2013

During the nine months ended September 30, 2013, Knowles had restructuring programs underway to reduce headcount in connection with integration activities within its consumer electronics business, to reduce headcount within its German and North American operations that serve the telecom infrastructure market in order to better align the business with current market dynamics and to continue the migration of its U.K.-based capacitor production into existing Asian manufacturing facilities. Knowles expects to incur full-year 2013 restructuring expenses of approximately $17.0 million related to these programs, of which approximately $14.8 million was incurred during the nine months ended September 30, 2013.

2012

In 2012, Knowles incurred charges totaling $5.9 million, relating to the integration of its dynamic speaker and receiver businesses, continuation of the consolidation of the oscillator facility, and the initiation of a new program to migrate its U.K.-based capacitor production to lower-cost existing facilities in Asia.

2011

In 2011, in response to the slow global economic environment, and in particular, the weakened telecommunications market, Knowles’ incurred charges totaling $1.8 million in connection with two U.S. facility consolidations in the capacitor and oscillator business.

2010

In 2010, Knowles’ incurred restructuring charges totaling $0.2 million relating to the closure of a European facility within MCE, in connection with a customer phase out of a product line. The closure commenced in 2009 and was finalized in 2010.

Segment Results of Operations

The summary that follows provides a discussion of the results of operations of both reportable segments (Mobile Consumer Electronics (“MCE”) and Specialty Components (“SC”)). See Note 16 to the Combined Financial Statements for the years ended December 31, 2012, 2011 and 2010, and Note 13 for the nine months ended September 30, 2013 and 2012, for a reconciliation of segment revenue, segment earnings before interest, taxes, depreciation and amortization (EBITDA), and operating margin to Knowles’ combined results.

Knowles evaluates business segment performance on EBITDA (Segment EBITDA) and EBITDA margin, defined as net earnings plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income taxes, and EBITDA as a percentage of revenue, respectively. The costs of certain shared resources are allocated between segments based on each segment’s estimated usage of the shared resources. Other indirect items that are maintained at the corporate level and are not allocated to the segments include executive and functional compensation costs and other administrative expenses relating to the corporate headquarters.

Certain non-GAAP measures used by Knowles to measure performance include bookings and book to bill ratio. Bookings represent the number of customer orders for a particular period. The book to bill ratio is used as an indicator of demand versus supply, and it compares the total amount of orders received relative to revenues for the corresponding period. Knowles believes that both of these non-GAAP measures provide Knowles and its investors an indication of its performance and outlook. A ratio of above 1.0 implies that more orders were received than filled, indicating strong customer demand, while a ratio below 1.0 implies weaker customer demand.

Mobile Consumer Electronics

	Nine Months Ended September 30,
	2013	2012	2013 vs. 2012
Revenue	$559,234	$489,396	14.3%
Operating earnings	$86,425	$67,355	28.3%
Other expense	(805)	(1,561)	(48.4)%
Depreciation and amortization	75,301	58,170	29.4%

EBITDA	$160,921	$123,964	29.8%

Operating margin	15.5%	13.8%
EBITDA margin	28.8%	25.3%
Other measures:
Research and development	$39,544	$34,503	14.6%
Bookings	601,611	515,341	16.7%
Book to bill ratio	1.08	1.05

	Years Ended December 31,			% Change
	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
Revenue	$670,358	$509,916	$226,201	31.5%	125.4%
Operating earnings	$102,742	$106,224	$70,506	(3.3)%	50.7%
Other expense	(2,334)	(477)	(632)	389.3%	(24.5)%
Depreciation and amortization	79,668	49,076	18,721	62.3%	162.1%

EBITDA	$180,076	$154,823	$88,595	16.3%	74.8%

Operating margin	15.3%	20.8%	31.2%
EBITDA margin	26.9%	30.4%	39.2%
Other measures:
Research and development	$46,243	$36,021	$17,198	28.4%	109.4%
Bookings	673,406	503,344	247,362	33.8%	103.5%
Book to bill ratio	1.00	0.99	1.09

Nine Months Ended September 30, 2013 Versus Nine Months Ended September 30, 2012

MCE’s revenue for the nine months ended September 30, 2013 increased by $69.8 million, or 14.3%, compared to the same period of 2012. Revenue increased approximately $96.0 million on higher volumes, partially offset by a $27.4 million unfavorable impact from pricing. Foreign currency translation had a negligible favorable impact in the current year period. The volume increase resulted primarily from strong demand for components serving the smartphone market, resulting in a $30.9 million increase, including the continued trend for multi-microphone product offerings, with key OEM customers incorporating up to three microphones per device. New smartphone product launches continued to drive a significant portion of the MCE volume growth, driving an increase of $91.8 million. The volume increase was partially offset by various delays related to OEM smartphone releases in the third quarter, as well as the impact of market share losses by two key smartphone OEM customers, causing a decrease of $27.0 million.

Operating earnings increased $19.1 million, or 28.3%. The increase in earnings and margin was primarily driven by higher volumes, attributing $42.0 million of the increase as compared to the prior year period, as well as benefits from productivity initiatives and recent restructuring actions, attributing approximately $27.8 million of the increase. These improvements more than offset the impacts of: pricing concessions, that resulted in an earnings decline of $27.4 million, higher restructuring charges of $7.3 million relating to cost reduction actions in the speaker and receiver facilities, higher investment in research and development of $5.0 million and higher labor costs due to inflation in China and Malaysia of $4.5 million.

EBITDA for the nine months ended September 30, 2013 increased $36.9 million, or 29.8%, compared to the same period of 2012, while EBITDA margin increased 350 basis points, driven by the same factors that drove the increase in operating earnings.

Bookings for the nine months ended September 30, 2013 increased 16.7% reflecting strong demand for components serving the smartphone market in response to OEM new product introductions in the third quarter.

2012 Versus 2011

MCE’s 2012 revenue increased $160.4 million, or 31.5%, when compared to 2011, as increased demand for MEMs microphone volumes due to new OEM product introductions and overall smartphone market growth increased volume by $68.0 million and $21.6 million, respectively. In addition, Sound Solutions contributed an increase of $134.0 million in acquisition-related revenue in the first half of 2012 as compared to the first half of 2011. Knowles’ revenue growth was tempered in part by OEM market share shifts for the speaker and receiver product lines, which partially offset the increase in revenue by $30.8 million. The 2012 revenue increase was also partially offset by $19.9 million due to pricing concessions corresponding to normal product life cycle maturities, as well as a $6.0 million unfavorable foreign currency impact.

Operating earnings decreased $3.5 million, as the higher sales volume of $39.6 million due to the aforementioned drivers, as well as productivity initiatives that resulted in efficiencies of $29.3 million as compared to 2011, were offset by pricing concessions of $19.9 million, higher depreciation and amortization expense of approximately $10.6 million related to the acquisition of Sound Solutions, coupled with one-time costs related to new product ramp up and higher labor costs due to inflation and China and Malaysia of $6.0 million. Operating margin decreased as the increase in new OEM product introductions and overall smartphone growth drove a decline of 550 basis points.

EBITDA increased $25.3 million, or 16.3%, in 2012, and EBITDA margin decreased, as the impact of the pricing concessions, new product ramp-up costs and higher labor costs as previously noted drove a decline of 350 basis points.

The 33.8% increase in 2012 bookings from the prior year reflects inclusion of a full year of Sound Solutions bookings, as well as continued strength for acoustic products serving the smartphone market. Overall, Knowles’ MEMs microphones remain well-positioned to capitalize on this market’s growth as Knowles has continued to invest in capacity to meet the growing market demands.

2011 Versus 2010

MCE’s 2011 revenue increased $283.7 million, or 125.4%, when compared to 2010, with $190.2 million of the increase attributed to the July 2011 acquisition of Sound Solutions, which supplemented its product offerings in the growing handset market.

In addition, multi-microphone product offerings drove the increase in revenue by approximately $110.2 million. The 2011 revenue increase was partially offset by $16.3 million for pricing concessions corresponding to normal product life cycle maturities. Excluding Sound Solutions, segment revenue increased $93.5 million, or approximately 41.0%. The organic revenue growth resulted primarily from increased MEMs microphone volumes due to new product introductions and overall smartphone market growth.

Operating earnings increased $35.7 million, or 50.7%, as the increase in sales volume due to the aforementioned drivers and the acquisition of Sound Solutions increased operating earnings by $63.6 million and $18.0 million, respectfully. Partially offsetting the increase to operating earnings was the impact of pricing concessions of $16.3 million and lower margins resulting from the integration of the acquired speaker and receiver product lines, as well as higher depreciation and amortization expense of $21.1 million primarily related to the acquisition of Sound Solutions.

EBITDA increased $66.2 million, or 74.8%, and EBITDA margin decreased 880 basis points due to the aforementioned drivers.

Bookings in 2011 reflect the continued strength for acoustic products serving the smartphone market, coupled with the incremental bookings generated by Sound Solutions.

Specialty Components

	Nine Months Ended September 30,
	2013	2012	2013 vs. 2012
Revenue	$325,273	$332,088	(2.1)%
Operating earnings	$45,763	$60,322	(24.1)%
Other income	1,860	677	174.7%
Depreciation and amortization	21,325	23,944	(10.9)%

EBITDA	$68,948	$84,943	(18.8)%

Operating margin	14.1%	18.2%
EBITDA margin	21.2%	25.6%
Other measures:
Research and development	$22,411	$23,068	(2.8)%
Bookings	331,563	336,290	(1.4)%
Book to bill ratio	1.02	1.01

	Years Ended December 31,			% Change
	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
Revenue	$447,691	$473,472	$504,309	(5.4)%	(6.1)%
Operating earnings	$77,156	$95,732	$111,830	(19.4)%	(14.4)%
Other income (expense)	(106)	643	(4,605)	(116.5)%	(114.0)%
Depreciation and amortization	33,399	33,262	33,322	0.4%	(0.2)%

EBITDA	$110,449	$129,637	$140,547	(14.8)%	(7.8)%

Operating margin	17.2%	20.2%	22.2%
EBITDA margin	24.7%	27.4%	27.9%
Other measures:
Research and development	$31,078	$29,874	$32,088	4.0%	(6.9)%
Bookings	447,370	470,032	511,609	(4.8)%	(8.1)%
Book to bill ratio	1.00	0.99	1.01

Nine Months Ended September 30, 2013 Versus Nine Months Ended September 30, 2012

SC’s revenue for the nine months ended September 30, 2013 decreased by $6.8 million, or 2.1%, compared to the same period of 2012, due to a $4.2 million decrease in volume, primarily due to weakness in the domestic military markets resulting from governmental funding uncertainties and reduced demand for Knowles’ acoustic components used in specialty headset applications due to overstock and inventory corrections by the OEM customers, offset in part by modest demand for acoustic components serving the hearing technologies market.

The telecom markets were sluggish through the first half of 2013, but improved in the third quarter due to higher demand from telecom customers serving the anticipated build-out of wireless infrastructure in China. In addition, pricing concessions drove a decline in revenue as compared to the prior year period of $2.8 million.

Operating earnings for the nine months ended September 30, 2013 decreased $14.6 million, or 24.1%, compared to the same period of 2012, and operating margin decreased 410 basis points. The decrease in earnings and margin was driven by lower volumes of $7.8 million, wage inflation in Knowles’ Asian workforce of $6.9 million, $2.8 million in pricing concessions and $5.1 million in higher restructuring charges relating to the continued migration of the segment’s U.K.-based capacitor production into existing Asian manufacturing facilities and headcount reductions within the segment’s German and North American operations that serve the telecom infrastructure market to better align the operations with current market dynamics. The decrease in operating earnings was partially offset by productivity initiatives, as the benefits of the aforementioned restructuring programs and other strategic initiatives resulted in an increase to operating earnings of $8.6 million.

EBITDA decreased $16.0 million as compared to the prior year period, or 440 basis points, due to the drivers impacting operating earnings.

Bookings for the nine months ended September 30, 2013 decreased 1.4% reflecting reduced demand for audio components serving the commercial headset market and soft demand for specialty components serving the telecommunication and defense markets. Bookings for audio components serving the medical technology market remained steady year-over-year.

2012 Versus 2011

SC’s 2012 revenue decreased $25.8 million, or 5.4%, when compared to 2011, due mainly to lower sales volumes of components serving the telecommunication infrastructure market, resulting in a decrease of approximately $25.0 million driven in part by continued deferral of investment in upgrades to telecom networks by the major telecom equipment providers, as well as pricing concessions on components used in older OEM models, resulting in a decrease in revenue of approximately $6.5 million. The volume decline in components serving the telecom markets was offset in part by volume growth in components serving the medical technology market, including growth from new products and modest market growth, driving an increase in revenue as compared to the prior year of $10.3 million.

Operating earnings decreased $18.6 million as compared to 2011, and operating margin declined 300 basis points. The decline in revenue and pricing concessions drove decreases of $6.6 million and $6.5 million, respectively. Additionally, $2.8 million in higher restructuring costs relating to the consolidation of U.S. oscillator production facilities, coupled with $3.6 million higher labor costs due to labor inflation in Asia, contributed to the decline in earnings and the reduction in operating margin. A favorable foreign currency impact slightly offset the decreases in earnings.

EBITDA decreased $19.2 million, or 14.8%, reflecting the factors that drove the decline in operating earnings.

The decrease in bookings reflects moderate industry growth for medical technology components, which was more than offset by reduced demand for products serving the telecommunications market.

2011 Versus 2010

SC’s 2011 revenue decreased $30.8 million, or 6.1%, when compared to 2010, attributed mainly to weak market demand for telecommunication infrastructure products due to delays brought about by potential mergers of telecom equipment providers and slower than expected adoption of 3G and 4G in China, coupled with weak demand for products serving the medical technology market due to customer inventory issues early in 2011, which drove a decrease in volume of $23.6 million. In addition, pricing concessions on acoustic and oscillator components used in older OEM models resulted in a decrease in revenue of $9.3 million. A favorable foreign currency impact of $2.5 million partially offset the decline in revenue as compared to the prior year.

Operating earnings decreased $16.1 million, or 14.4%, reflecting the impacts of lower sales volumes and pricing concessions as previously noted. Operating margin decreased 200 basis points reflecting under absorption of overhead within Knowles’ business lines serving the telecom market, as well as higher material costs and unfavorable mix within Knowles’ capacitor businesses.

EBITDA declined $10.9 million, or 7.8% when compared to the prior year, due to the impact of the same factors that drove the decrease in operating earnings.

SC’s 2011 bookings reflect the impact of customer inventory corrections, which contributed to lower medical technology orders, as well as reduced demand for products serving the telecommunications market.

Financial Condition

Historically, Knowles has generated and expects to continue to generate positive cash flow from operations. Cash flows related to financing activities reflect changes in Dover’s investment in Knowles. Transfers of cash to and from Dover are reflected as a component of “Parent Company investment in Knowles Corporation” in the combined balance sheets.

Subsequent to the separation, Knowles will no longer participate in cash management and funding arrangements with Dover. Historically, Knowles has utilized these arrangements to fund significant expenditures, such as manufacturing capacity expansion and acquisitions. Knowles’s ability to fund its operations and capital needs will depend on its ongoing ability to generate cash from operations and access to capital markets. Knowles believes that its future cash from operations and access to capital markets will provide adequate resources to fund its working capital needs, dividends (if any), capital expenditures, and strategic investments. It is anticipated that Knowles will secure a revolving line of credit in the U.S. from a syndicate of commercial banks to provide additional liquidity. Furthermore, if Knowles were to require additional cash in the U.S. above and beyond its domestic cash on the balance sheet, the free cash flow generated by the domestic businesses and availability under its anticipated revolver, Knowles would most likely raise long-term financing through the U.S. debt or bank markets.

Knowles’ ability to make payments on and to refinance its indebtedness, including any third party debt incurred pursuant to the distribution, as well as any debt that Knowles may incur after the distribution, will depend on its ability in the future to generate cash from operations, financings or asset sales and the tax consequences of Knowles’ repatriation of overseas cash. Due to the global nature of Knowles’ operations, a significant portion of its cash is held outside the Unites States. Knowles’ cash and cash equivalents totaled $88.6 million and $10.3 million at September 30, 2013 and December 31, 2012, respectively. Of these amounts, cash held by Knowles’ non-U.S. operations totaled $74.8 million and $10.3 million as of September 30, 2013 and December 31, 2012, respectively.

Knowles holds the vast majority of its cash and operating cash flows outside the U.S., since this cash is needed by its foreign subsidiaries to fund its capital expenditures and growth plans, as Knowles’ manufacturing locations are based outside of the United States. Knowles has not provided income taxes on $1.6 billion of undistributed earnings of foreign subsidiaries, because it intends to permanently reinvest these earnings outside the U.S.

Knowles generates cash flow in the U.S. primarily through ongoing product sales, management fees and royalty income, and Knowles utilizes cash in the U.S. primarily for expenses relating to operations and corporate functions, including management, administration and research and development. Knowles has generated approximately $27 million, $16 million and $23 million of cash flow in the U.S. during the years ended

December 31, 2012, 2011 and 2010, respectively, which has been sufficient to meet its domestic cash needs in each such year, as most of its capital expenditures and expenses occurred outside of the United States during those years. U.S. cash flow is not presented in accordance with GAAP and is defined as operating cash flow, generated within the U.S. which includes corporate expense allocations, but excludes net U.S. interest expense related to intercompany notes payable with Dover of $22.1 million, $21.6 million and $22.1 million as of December 31, 2012, 2011 and 2010, respectively. U.S. cash flow amounts exclude U.S. interest expense related to intercompany net notes payable to Dover, as it is management’s intention to settle these notes prior to the distribution date, and these amounts are not necessarily representative of interest payments related to the future debt of Knowles. Knowles projects that its cash generation within the U.S. for the foreseeable future will be self-sustaining to meet all estimated U.S. expenditures and, as such, Knowles does not anticipate the need to repatriate the earnings of its foreign subsidiaries in order to satisfy its domestic cash needs, including the service of any third party debt incurred in the United States.

Knowles management will continue to reassess its need to repatriate the earnings of its foreign subsidiaries.

Cash Flow Summary

	Nine Months Ended September 30,		Years Ended December 31,
(dollars in thousands)	2013	2012	2012	2011	2010
Net Cash Flows Provided By (Used In):
Operating activities	$95,560	$79,169	$189,556	$182,926	$154,645
Investing activities	(59,661)	(63,567)	(115,603)	(917,033)	(29,243)
Financing activities	41,953	(32,807)	(90,037)	759,693	(134,700)

Operating Activities

Cash provided by operating activities for the nine months ended September 30, 2013 increased $16.4 million from the comparable prior year period, primarily attributable to an increase in net earnings of $22.2 million driven by the higher sales volume due to increased demand for components serving primarily the smartphone market and new product introductions by OEMs, as well as a $14.9 million increase in depreciation and amortization due to capital investments in property, plant and equipment related to the ramp up for new product introductions. The increase in operating cash flows as compared to the prior year period was partially offset by higher investments in adjusted working capital of $23.6 million (calculated as accounts receivable, plus inventory, less accounts payable), primarily due to the timing of vendor payments for the electronics and acoustics markets, causing a $36.0 million decrease in accounts payable.

Cash provided by operating activities in 2012 increased $6.6 million compared to 2011, largely driven by higher depreciation and amortization of $30.1 million for the current year period due to higher acquisition-related amortization expense and investments to support growth and new product introductions. Partially offsetting this increase was the increased investment in adjusted working capital of $5.7 million due to timing of customer payments, and lower net earnings resulting from higher restructuring costs and the integration of Sound Solutions.

Cash provided by operating activities in 2011 increased $28.3 million from the prior year period, primarily due to higher net earnings before depreciation and amortization of $19.6 million, primarily as a result of the integration of Sound Solutions in 2011.

Knowles has outstanding intercompany net notes payable with Dover and its affiliates of $542.5 million, $528.8 million and $1,419.4 million at September 30, 2013, December 31, 2012 and December 31, 2011, respectively, which were put in place to fund the business over a defined period of time. The change in 2012 as compared to 2011 represents the repayment of the loan between Dover and Knowles related to an intercompany agreement whereby Dover loaned Knowles funds for the 2011 acquisition of Sound Solutions. The loan was established in July 2011 and repaid to Dover in September 2012; therefore, Knowles recognized interest expense on the note in 2012 until the time of repayment. Net interest expense on these notes, as reflected in operating activities as a reduction in net earnings, totaled $36.2 million and $44.8 million for the nine months ended September 30, 2013 and 2012, respectively, and is included in “Interest expense, net” in the combined statement of earnings. Net interest expense on these notes totaled $56.6 million, $39.9 million and $20.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. It is management’s intention to settle these notes prior to the distribution date, and these amounts are not necessarily representative of interest payments related to the future debt of Knowles.

Investing Activities

Cash used in investing activities results primarily from cash outflows for capital expenditures and the Sound Solutions acquisition, partially offset by a related purchase price adjustment, proceeds from the sale of property, plant and equipment and the capitalization of patent defense costs.

Acquisition of Sound Solutions. On July 4, 2011, Knowles completed the stock acquisition of the Sound Solutions business line from NXP Semiconductors N.V. The purchase price of $855.0 million was funded through an intercompany loan agreement and was subject to working capital and other contractual adjustments. Knowles received approximately $22.0 million from NXP in 2011 as settlement for working capital and other contractual adjustments and an additional $45.0 million in 2012, reflecting purchase price adjustments for post-acquisition contingencies. These amounts resulted in cash inflows of approximately $45.0 million for the nine months ended September 30, 2012 and the year ended December 31, 2012, and net cash outflows of $824.3 million for the year ended December 31, 2011, net of cash acquired.

Capital spending. Capital expenditures, primarily to support capacity expansion, innovation and cost savings, were $59.5 million and $97.3 million, or 6.7% and 11.8% as a percentage of revenue, for the nine months ended September 30, 2013 and 2012, respectively. Expenditures for the years ended December 31, 2012, 2011 and 2010 were $145.6 million, $96.3 million and $32.9 million, or 13.0%, 9.8% and 4.5% as a percentage of revenue, respectively. The higher capital expenditures in 2012 reflected Knowles’ continued investment in capacity expansion to support growth in the handset market with significant investments to increase MEMs manufacturing capacity in its domestic and Asian facilities. A large driver of the 2013 capital expenditures has been the construction and customization of a new manufacturing facility in Cebu, Philippines. When operational in 2014, this 215,000 square foot facility will support several growth and productivity initiatives for Knowles. Knowles expects full-year 2013 capital expenditures to approximate 8.0% of revenues.

Capitalization of patent defense costs. Knowles capitalizes external legal costs incurred in the defense of its patents when it is believed that a significant, discernible increase in value will result from the defense, and a successful outcome of the legal action is probable. These costs are amortized over the remaining estimated useful life of the patent, which is typically seven to ten years. During the nine months ended September 30, 2013 and 2012, Knowles capitalized $5.1 million and $10.9 million, respectively, in gross legal costs related to the defense of its patents. During the year ended December 31, 2012, Knowles capitalized approximately $13.9 million in gross legal costs related to the defense of its patents.

Financing Activities

Change in borrowings, net. The change in Knowles’ outstanding notes payable with Dover and its affiliates is reflected in the combined statement of cash flows as a financing activity in “Change in borrowings, net.” Management intends to settle these notes prior to the distribution date. The change in 2011 as compared to 2010 primarily relates to an intercompany agreement whereby Dover loaned Knowles funds for the 2011 acquisition of Sound Solutions. The change in 2012 as compared to 2011 represents the repayment of the aforementioned loan between Dover and Knowles.

Since there are no securities being sold in the distribution, Knowles will not receive any proceeds in connection with the distribution. To the extent Knowles sells any common stock after the distribution date, Knowles will classify the net proceeds received from such offering as cash received from financing activities. In addition, if and to the extent that employees exercise Knowles stock options or other Knowles equity-based awards following the distribution date, the proceeds, if any, received by Knowles from those exercises will be classified as cash received from financing activities. Near term, cash generated from the exercise of stock options is not expected to be material to Knowles’ combined cash flows.

Knowles intends to enter into certain financing arrangements prior to or in connection with the separation. For purposes of preparing the unaudited pro forma combined financial information as included elsewhere in this information statement, Knowles has currently assumed that new indebtedness in the U.S. with lending institutions totals approximately $370.0 million to $420.0 million. Knowles expects the new indebtedness to be in the form of a five-year senior secured term loan facility totaling $300.0 million, and a five-year senior secured revolving facility totaling $200.0 million, of which $100.0 million will be drawn.

Liquidity and Capital Resources

Free Cash Flow

In addition to measuring Knowles’ cash flow generation and usage based upon the operating, investing and financing classifications included in the combined statements of cash flows, Knowles also measures free cash flow and free cash flow as a percentage of revenue. Free cash flow is calculated as cash flow provided by operating activities less capital expenditures. Knowles’ management believes these measures are useful in measuring its cash generated from operations, and cash generated from operations as a percentage of revenue, that is available to repay debt, pay dividends, fund acquisitions and repurchase Knowles’ common stock. Free cash flow and free cash flow as a percentage of revenue are not presented in accordance with GAAP and may not be comparable to similarly titled measures used by other companies in Knowles’ industry. As such, free cash flow and free cash flow as a percentage of revenue should not be considered in isolation from, or as an alternative to, any other performance measures determined in accordance with GAAP.

Knowles’ businesses, while not having significant seasonality, tend to have stronger revenue in the third and fourth quarters of each fiscal year. This is particularly true of those businesses that serve the consumer electronics market. Knowles’ businesses tend to have short product cycles due to the highly technical nature of the industries they serve, which can result in new OEM product launches that can impact quarterly revenues, earnings and cash flow.

The following table reconciles Knowles’ free cash flow to cash flow provided by operating activities:

	Nine Months Ended September 30,
	2013	2012
Free Cash Flow (dollars in thousands)
Cash flow provided by operating activities	$95,560	$79,169
Less: Capital expenditures	(59,488)	(97,339)

Free cash flow	$36,072	$(18,170)

Free cash flow as a percentage of revenue	4.1%	(2.2)%

	Years Ended December 31,
	2012	2011	2010
Free Cash Flow (dollars in thousands)
Cash flow provided by operating activities	$189,556	$182,926	$154,645

Less: Capital expenditures	(145,647)	(96,314)	(32,920)

Free cash flow	$43,909	$86,612	$121,725

Free cash flow as a percentage of revenue	3.9%	8.8%	16.7%

Knowles generated positive free cash flow for the nine months ended September 30, 2013 of $36.1 million, as compared to negative free cash flow of $18.2 million for the same period of 2012. This increase in free cash flow is primarily the result of higher net earnings and lower capital investments in 2013 as compared to 2012.

In 2012, Knowles generated free cash flow of $43.9 million, representing 3.9% of revenue and 55.5% of net earnings. Free cash flow in 2011 was $86.6 million, or 8.8% of revenue, compared to $121.7 million, or 16.7% of revenue, for 2010. The decrease in free cash flow in 2011 and 2012 is primarily due to higher capital expenditures in both periods. The higher level of capital expenditures, particularly for 2012 and the first half of 2013, was primarily due to increased capacity at Knowles’ Cebu, Philippines facility, as well as investment to expand capacity to meet the demands in the acoustics market.

On a go-forward basis, Knowles expects capital expenditures to decrease to approximately 6.0% to 8.0% as a percentage of revenue. Additionally, the interest expense related to Knowles’ net notes payable with Dover and its affiliates that will be settled prior to distribution date is reflected in historical net earnings, but is not necessarily representative of future debt-related interest for Knowles.

Contractual Obligations

A summary of Knowles’ combined contractual obligations and commitments as of December 31, 2012 and the years when these obligations are expected to be due is as follows:

(in thousands)	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Short-term and long-term debt (1)	$400,000	$—	$145,000	$255,000	$—
Notes payable to Parent, net (2)	528,812	528,812	—	—	—
Interest expense (1) (2)	63,692	56,592	7,100	—	—
Rental commitments (3)	24,050	12,087	10,025	1,362	576
Purchase obligations (3)	1,478	1,478	—	—	—
Capital leases	396	106	222	68	—
Post-retirement benefits (4)	4,300	1,533	248	392	2,127

Total obligations	$1,022,728	$600,608	$162,595	$256,822	$2,703

(1)	Represents Knowles’ current estimate of new indebtedness of $370.0 million to $420.0 million at an annual interest rate of LIBOR plus 1.50%. For purposes of preparing the contractual obligations related to this new indebtedness, Knowles has estimated total new indebtedness of $400.0 million, of which $300.0 million represents a five-year senior secured term loan facility and $100.0 million represents a five-year senior secured revolving credit facility, with estimated interest expense totaling approximately $7.1 million for the year ended December 31, 2013. Interest expense has not been estimated beyond December 31, 2013, since actual amounts of debt outstanding, interest expense and other terms of debt have not yet been finalized.
(2)	Represents outstanding intercompany net notes payable and related interest expense to Dover that will be settled prior to the distribution date. Interest expense has been derived from the combined financial statements, and the ultimate amount of intercompany interest to be settled may differ from what has been presented. See Note 3 to the Combined Financial Statements for additional information.
(3)	Represents off-balance sheet commitments and obligations for rental commitments related to operating leases and purchase obligations related to open purchase orders with Knowles’ vendors.
(4)	Amounts represent estimated benefit payments under Knowles’ unfunded defined benefit plans. See Note 14 to the Combined Financial Statements for additional information.

Risk Management

Knowles is exposed to certain market risks which exist as part of its ongoing business operations, including changes in currency exchange rates, the dependence on key customers, and price volatility for certain commodities. Knowles does not engage in speculative or leveraged transactions and does not hold or issue financial instruments for trading purposes.

Foreign Currency Exposure

Knowles conducts business through its subsidiaries in many different countries, and fluctuations in currency exchange rates could have a significant impact on the reported results of operations, which are presented in U.S. dollars. A significant and growing portion of Knowles’ products are manufactured in lower-cost locations and sold in various countries. Cross-border transactions, both with external parties and intercompany relationships, result in increased exposure to foreign exchange effects. Accordingly, significant changes in currency exchange rates, particularly the Malaysian Ringgit, the Euro, the Chinese Renminbi (Yuan) and the Philippine Peso, could cause fluctuations in the reported results of Knowles’ businesses’ operations that could negatively affect Knowles’ results of operations. Decreased strength of the U.S. dollar could adversely impact the cost of materials, products and services purchased overseas. A 10% weakening of the U.S. dollar would reduce Knowles’ operating results by approximately $32.0 million pre-tax.

In addition, sales and expenses of Knowles’ non-U.S. businesses are also translated into U.S. dollars for reporting purposes and the strengthening or weakening of the U.S. dollar could result in unfavorable translation effects.

Dependence on Key Customers; Concentration of Credit

The loss of any key customer and Knowles’ inability to replace revenues provided by a key customer may have a material adverse effect on Knowles’ business and financial condition. For the years ended December 31, 2012, and 2011, one customer, Apple, accounted for approximately 18% and 12%, respectively, of total revenues. No other customers accounted for more than 10% of total revenues during these periods. No customer accounted for more than 10% of total revenues for the year ended December 31, 2010. If a key customer fails to meet payment obligations, Knowles’ operating results and financial condition could be adversely affected.

Commodity Pricing

Knowles uses a wide variety of raw materials, primarily metals and semi-processed or finished components, which are generally available from a number of sources. While the required raw materials are generally available, commodity pricing for various precious metals, such as palladium, gold and silver, and “rare earth” materials (dysprosium and neodymium) fluctuates. As a result, Knowles’ operating results are exposed to such fluctuations. Although some cost increases may be recovered through increased prices to customers if commodity prices trend upward, Knowles attempts to control such costs through fixed-price contracts with suppliers and various other programs, such as Knowles’ global supply chain activities.

Critical Accounting Policies

Knowles’ combined financial statements are based on the application of generally accepted accounting principles in the United States of America (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts Knowles reports. These estimates can also affect supplemental information contained in Knowles’ public disclosures, including information regarding contingencies, risk and Knowles’ financial condition. The significant accounting policies used in the preparation of Knowles’ combined financial statements are discussed in Note 2 to the Combined Financial Statements included elsewhere in this information statement. The accounting assumptions and estimates discussed in the section below are those that Knowles considers most critical to an understanding of its financial statements because they inherently involve significant judgments and estimates. Knowles believes its use of estimates and underlying accounting assumptions conforms to GAAP and is consistently applied. Knowles reviews valuations based on estimates for reasonableness on a consistent basis.

Revenue Recognition: Revenue is recognized when all of the following circumstances are satisfied: a) persuasive evidence of an arrangement exists, b) price is fixed or determinable, c) collectability is reasonably assured, and d) delivery has occurred or services have been rendered. The majority of Knowles’ revenue is generated through the manufacture and sale of a broad range of specialized products and components, with revenue recognized upon transfer of title and risk of loss, which is generally upon shipment. Knowles does not have significant service revenue, licensing, income or multiple service arrangements. Knowles recognizes third-party licensing or royalty income as revenue over the related contract term. Revenue is recognized net of customer discounts, rebates and returns. Rebates are recognized over the contract period based on expected revenue levels. Sales discounts and rebates totaled $14.2 million, $14.2 million and $15.4 million for the years ended December 31, 2012, 2011 and 2010, respectively. Returns and allowances totaled $4.6 million, $4.2 million, and $4.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Inventories: Inventories, including all international subsidiaries, are stated at the lower of cost or market, determined on the first-in, first-out (FIFO) basis. The value of Knowles’ inventory may decline as a result of surplus inventory, price reductions or technological obsolescence. It is Knowles’ policy to carry reserves against the carrying value of inventory when items have no future demand (obsolete inventory), and additionally, where inventory items on hand have demand, yet have insufficient forecasted activity to consume the entire stock within a reasonable period. It is Knowles’ policy to carry reserves against the carrying value of at-risk inventory items after considering the nature of the risk and any mitigating factors.

Goodwill and Indefinite-Lived Assets: Knowles has significant tangible and intangible assets on its balance sheet that include goodwill and other intangibles related to acquisitions. The valuation and classification of these assets and the assignment of useful depreciation and amortization lives involve significant judgments and the use of estimates. Goodwill and certain other intangible assets deemed to have indefinite lives (primarily trademarks) are not amortized. Instead, Knowles’ assets and reporting units are tested and reviewed for impairment on an annual basis during the fourth quarter of each fiscal year or, when indicators of impairment exist, such as a significant sustained change in the business climate, or, when a significant portion of a reporting unit is to be reclassified to discontinued operations, during the interim periods. Knowles estimates fair value using discounted cash flow analyses (i.e., an income approach) which incorporate management assumptions relating to future growth and profitability. Changes in business or market conditions could impact the future cash flows used in such analyses. The testing of these intangibles under established accounting guidelines for impairment requires significant use of judgment and assumptions, particularly as it relates to the identification of reporting units and the determination of fair market value. Knowles believes that its use of estimates and assumptions are reasonable and comply with generally accepted accounting principles.

Goodwill balances at December 31, 2012 and 2011 totaled $946.1 million and $946.9 million, respectively, and other indefinite-lived intangible assets totaled $32.0 million at December 31, 2012 and 2011. There were no impairments of goodwill or other indefinite-lived intangible assets as of December 31, 2012, 2011 and 2010. Knowles performed impairment testing of its four identified reporting units for the years ended December 31, 2012, 2011 and 2010, and the fair value of these four reporting units exceeded their carrying value and no impairment was recognized. If the fair value of each of these reporting units was decreased by 10%, the resulting fair value would still have exceeded the carrying value and no impairment would have been recognized.

Other Intangible and Long-Lived Assets: Knowles’ other intangible assets with determinable lives consist primarily of customer relationships, unpatented technology, patents, trademarks and drawings and manuals, and these assets are amortized over their estimated useful lives. Other intangible assets with determinable lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, such as a significant sustained changed in the business climate. If an impairment indicator exists, an estimate of undiscounted future cash flows is produced and compared to its carrying value. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. Other intangible assets with determinable lives at December 31, 2012 and 2011 totaled $312.8 million and $341.7 million, respectively.

Knowles’ business relies on patents and proprietary technology and seeks patent protection for products and methods. Knowles capitalizes external legal costs incurred in the defense of its patents when it is believed that a significant, discernible increase in value will result from the defense, and a successful outcome of the legal action is probable. These costs are amortized over the remaining estimated useful life of the patent, which is typically seven to ten years. Knowles’ assessment of future economic benefit and/or the successful outcome of legal action related to patent defense involves considerable management judgment, and a different outcome could result in material write-offs of the carrying value of these assets. During the years ended December 31, 2012, 2011 and 2010, Knowles capitalized $13.9 million, $0.2 million and zero, respectively, in legal costs related to the defense of its patents. Amounts capitalized are supported by the discernible value of future royalty income supported by court-ordered or otherwise agreed-upon settlements and similar expected outcomes in the future.

Pension and Other Post-Retirement Plans: Dover provides a defined benefit pension plan for its eligible U.S. employees and retirees. As such, the portion of Knowles’ liability associated with this U.S. plan is not reflected in Knowles’ combined balance sheets and will not be recorded at the distribution date as this obligation will be maintained and serviced by Dover. Effective December 31, 2013, Knowles participants in this plan will no longer accrue benefits. Dover also provides to certain management employees, through non-qualified plans, supplemental retirement benefits in excess of qualified plan limits imposed by federal tax law. On the distribution date, Knowles will assume the benefit obligation attributed to Knowles’ employees for this non-qualified plan, and it will be reflected in Knowles’ combined balance sheet as of the distribution date. Effective December 31, 2013, Knowles participants in this plan will no longer accrue benefits. Dover provides a defined contribution plan to its eligible U.S. employees and retirees in which Knowles employees participated. Knowles’ expense relating to defined contribution plans was $3.3 million, $2.8 million, and $3.7 million for the years ended December 31, 2012, 2011, and 2010. In addition, Knowles sponsors four defined benefit pension plans to certain non-U.S. employees. Knowles’ expense related to these plans for the years ended December 31, 2012, 2011 and 2010 were $1.2 million, $0.6 million and $0.4 million, respectively. These plans are considered direct obligations of Knowles and have been recorded within Knowles’ historical combined financial statements in accordance with GAAP.

The valuation of Knowles’ pension plans requires the use of assumptions and estimates that are used to develop actuarial valuations of expenses and assets/liabilities. Inherent in these valuations are key assumptions, including discount rates, investment returns, projected salary increases and benefits, and mortality rates. Annually, Knowles reviews the actuarial assumptions used in its pension reporting and compares them with external benchmarks to ensure that they accurately account for future pension obligations. Changes in assumptions and future investment returns could potentially have a material impact on Knowles’ pension expense and related funding requirements. Knowles’ expected long-term rate of return on plan assets is reviewed annually based on actual returns, economic trends and portfolio allocation. Knowles’ discount rate assumption is determined by developing a yield curve based on high quality corporate bonds with maturities matching the plans’ expected benefit payment streams. The plans’ expected cash flows are then discounted by the resulting year-by-year spot rates. See Note 14 to the Combined Financial Statements included elsewhere in this information statement for additional information related to Knowles’ employee benefit plans, including the actuarial assumptions used.

Income Taxes and Deferred Tax Balances: For purposes of the historical combined financial statements, Knowles’ income tax expense and deferred tax balances have been estimated as if Knowles filed income tax returns on a stand-alone basis separate from Dover. As a stand-alone entity, Knowles’ deferred taxes and effective tax rate may differ from those of Dover in the historical periods.

Knowles records a provision for income taxes for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, Knowles recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. A valuation allowance is recorded to reduce deferred tax assets to the net amount that is more likely than not to be realized.

Knowles establishes valuation allowances for its deferred tax assets if, based on all available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In making such assessments, significant weight is given to evidence that can be objectively verified. The assessment of the need for a valuation allowance requires considerable judgment on the part of management with respect to the benefits that could be realized from future taxable income, as well as other positive and negative factors.

Knowles has evaluated its deferred tax assets for each of the reporting periods, including an assessment of cumulative income over the prior three-year period. Since Knowles is in a cumulative loss position in the U.S., there is significant negative evidence that impairs the ability to rely on projections of future income. Due to a lack of significant positive evidence and cumulative losses in the respective prior three-year periods, a full valuation allowance was required for the 2012 and 2011 periods.

Knowles recognizes tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Adjustments are made to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on Knowles’ financial condition and operating results. The provision for income taxes includes the effects of any reserves that are believed to be appropriate, as well as the related net interest and penalties. The effective tax rates for 2012, 2011 and 2010 were (0.2)%, 6.7% and 6.5%, respectively. The 2010 rate was favorably impacted by net discrete items of $8.4 million, principally related to non-U.S. items.

Knowles has not provided for any residual U.S. income taxes on the unremitted earnings of non-U.S. subsidiaries as such earnings are currently intended to be indefinitely reinvested outside the United States. It is not practicable to estimate the amount of tax that might be payable if some or all of such earnings were to be repatriated, or the amount of foreign tax credits that would be available to reduce or eliminate the resulting U.S. income tax liability.

Accruals and Reserves: Knowles has accruals and reserves that require the use of estimates and judgment with regard to risk exposure and ultimate liability. Knowles estimates losses under these programs using certain factors, which include but are not limited to, actuarial assumptions, its experience and relevant industry data. Knowles reviews these factors quarterly and considers the current level of accruals and reserves adequate relative to current market conditions and experience.

•	Knowles is involved in various lawsuits, claims and investigations arising in the normal course of its business, including those related to intellectual property. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on Knowles’ combined financial position, liquidity or results of operations. Management and legal counsel will periodically review the probable outcome of such proceedings, the costs and expenses reasonably expected to be incurred and currently accrued to date and the availability and extent of insurance coverage. In addition, Knowles may provide indemnities for losses that result from the breach of general warranties contained in certain commercial agreements. Historically, Knowles has not made significant payments under these indemnifications. At December 31, 2012, 2011 and 2010, Knowles’ legal reserves were not significant.

•	Most recently, Knowles has established liabilities for restructuring activities, in accordance with appropriate accounting principles. These liabilities, for both severance and exit costs, require the use of estimates. Though Knowles believes that these estimates accurately reflect the anticipated costs, actual results may be different than the estimated amounts.

Derivatives: Knowles periodically uses derivative financial instruments to hedge its exposures to various risks, including interest rate and foreign currency exchange rate risk. Knowles does not enter into derivative financial instruments for speculative purposes. Derivative financial instruments used for hedging purposes must be designated an effective hedge of the identified risk exposure at inception and throughout the life of the contract. Knowles recognizes all derivatives as either assets or liabilities on the combined balance sheet and measures those instruments at fair value. For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair value of both the derivatives and of the hedged items are recorded in current earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivatives is recorded as a component of other comprehensive earnings and subsequently recognized in net earnings when the hedged items impact earnings.

Stock-Based Compensation: Knowles’ employees have historically participated in Dover’s stock-based compensation plans. Stock-based compensation has been allocated to Knowles based on the awards and terms previously granted to Knowles’ employees. The principal awards issued under the stock-based compensation plans include non-qualified stock options, stock-settled stock appreciation rights (“SARs”), and performance share awards. The cost for such awards is measured at the grant date based on the fair value of the award. The value of the portion of the award that is expected to ultimately vest is recognized as expense on a straight-line basis, generally over the explicit service period of three years (except for retirement-eligible employees and retirees) and is included in selling and administrative expenses in the combined statements of earnings. Expense for awards granted to retirement-eligible employees is recorded over the period from the date of grant through the date the employee first becomes eligible to retire and is no longer required to provide service.

Knowles uses the Black-Scholes valuation model to estimate the fair value of SARs and stock options granted to employees. The model requires that Knowles estimate the expected life of the SAR or option, expected forfeitures and the volatility of Dover’s stock using historical data. Knowles uses the Monte Carlo simulation model to estimate fair value of performance share awards which also requires Knowles to estimate the volatility of Dover’s stock and the volatility of returns on the stock of Dover’s peer group as well as the correlation of the returns between the companies in the peer group. At the time of grant, Knowles estimates forfeitures, based on historical experience, in order to estimate the portion of the award that will ultimately vest. See Note 12 for additional information related to Knowles’ stock-based compensation.

BUSINESS

Overview and History

Knowles engages in the design and manufacture of innovative products and components which serve the mobile consumer electronics, medical technology, telecommunications infrastructure, military/space and other industrial end markets. Knowles is currently owned by Dover, a global, diversified industrial manufacturer. Knowles is part of Dover’s Communication Technologies segment, and was built through a series of acquisitions (including Knowles Electronics, Vectron International, Novacap, Syfer, Dielectric, Voltronics and Sound Solutions) and internal growth initiatives spanning the last 20 years. Dover recently announced the spin-off of Knowles into a separate, publicly-traded company. Knowles has a leading position in MEMs microphones, speakers and receivers which are used in mobile handsets, smartphones and tablets within the consumer electronics market. Knowles is also a leading manufacturer of transducers used in the hearing health segment of the medical technology market and has a strong position in oscillator (timing devices) and capacitor components which serve the telecommunication infrastructure, military/space and other industrial markets.

The spin-off will be in the form of a distribution of 100% of the shares of common stock of Knowles, which will become an independent, publicly-traded company. The distribution is intended to be tax-free to Knowles, Dover, and its U.S. stockholders. Dover currently expects that the distribution will be completed in the first quarter of 2014. Completion of the transaction is subject to certain conditions, including that (A) Dover will have received either (i) a private letter ruling from the IRS together with an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code or (ii) an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, (B) Dover will have received final approval of Dover’s Board of Directors, (C) the NYSE will have approved the listing of Knowles’ common stock, subject to official notice of issuance and (D) that the SEC will have declared effective the registration statement of which this information statement forms a part, and that no stop order relating to such registration statement will be in effect. For a complete discussion of all of the conditions to the distribution, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Management Philosophy

Knowles’ leadership guides the continued progress of its research and development, the expansion of its technology platforms, and the efficacy of its businesses. This guidance is achieved through an understanding of end-user needs and by anticipating the opportunities Knowles can bring to its product design and manufacturing. Knowles is an application-based technology company, and its businesses are committed to operational excellence and to being market leaders as measured by market share, customer service, innovation, profitability and return on invested capital. In addition, Knowles is committed to creating value for its customers, employees, and stockholders through sustainable business practices that protect the environment, and developing products that help Knowles’ customers meet their sustainability goals.

Knowles’ Strengths

Knowles believes that the following competitive strengths will enable it to continue to expand on its industry leading position serving the communication technologies industry:

Leader in the communication technologies industry. Knowles has built an industry-leading enterprise in terms of brand recognition, technology and market presence in communication technologies. Based on market share, Knowles is a leading supplier of acoustic components to all major handset OEMs and hearing aid OEMs. Knowles also has a strong position in supplying oscillators and capacitors to customers in the telecommunications infrastructure, military/space and other industrial markets. Dynamic research and fast product development cycles, and high-volume, scalable manufacturing capabilities are characteristics that Knowles has developed and intends to continue to build upon.

Market leading product innovation. Knowles invests significant resources in research and development and brings significant application expertise with capabilities to quickly and effectively design, develop and manufacture new products to meet its customers’ needs. Knowles maintains design centers in multiple locations in North America, Europe and Asia, which enables Knowles to attract the best talent in every region of the world. Knowles has increased its spending by over 50% to support its research and development functions over the last three years and spends an average of 6.5% to 7.5% of revenue on an annual basis on projects intended to preserve and extend its technological advantage.

Operational excellence. Knowles has a proven track record of executing operational improvements, through cost reductions, increased yields and improving capacity utilization. Knowles’ diversified operations include high-volume scalable production capabilities, fully automated production lines and labor-intensive assembly processes. Knowles maintains major manufacturing facilities in three countries which are integrated through a centralized operating and supply chain.

Well-established, collaborative relationships with leading customers. Knowles’ close relationship with its customers enables it to develop critical expertise regarding its customers’ requirements and needs. Knowles uses that expertise and application knowledge, coupled with its research and development to design differentiated products that are used to enhance the end users’ acoustic interface with their mobile devices or ensure performance in mission critical applications. Knowles’ products have been designed into multiple generations of its customers’ products.

Executive management team with proven history of success. Knowles’ CEO and his direct reports and the core operational team have worked together for a significant number of years. The executive management team has driven Knowles’ strong history of profitability and cash flow generation, and demonstrated a proven ability to execute under multiple ownership structures, including private equity and as part of the segment company structure within Dover. In addition to Jeffrey Niew, who will be Knowles’ President and Chief Executive Officer after the separation, Knowles’ named executive officers include John Anderson, Michael Adell, Raymond Cabrera and Gordon Walker, who have all held senior positions of responsibility at Dover prior to the separation. For more information regarding the named executive officers and other members of the management team of Knowles, see “Management.”

Strong financial performance allows Knowles to exceed customer demands. The Knowles business model has evolved as its end markets have developed and grown over the years. Its strong history of profitability and cash flow generation, supported by a strong and flexible balance sheet, will enable Knowles to continue to invest in new products and technology at a rapid pace in order to meet and exceed customer demands.

Business Segments

Knowles is organized into two reportable segments based on how management analyzes performance, allocates capital and makes strategic and operational decisions. These segments were determined in accordance with FASB ASC Topic 280—Segment Reporting and include i) Mobile Consumer Electronics (“MCE”) and ii) Specialty Components (“SC”). The segments are aligned around similar product applications serving Knowles’ key end markets, to enhance focus on end market growth strategies.

•	MCE designs and manufactures innovative acoustic products, including microphones, speakers and receivers, used in several applications that serve the handset, tablet and other consumer electronic markets. Locations include the corporate office in Itasca, Illinois; sales, support and engineering facilities in North America, Europe and Asia; and manufacturing facilities in Europe and Asia.

•

SC specializes in the design and manufacture of specialized electronic components used in medical and life science applications, as well as high-performance solutions and components used in communications infrastructure and a wide variety of other markets. SC’s transducer products are used principally in hearing aid applications within the commercial audiology markets, while its oscillator products predominantly serve the telecom infrastructure market and capacitor products are used in applications including radio, radar, satellite, power supplies, transceivers and medical implants serving the defense, aerospace, telecommunication, and life sciences markets. Operating facilities and sales, support and engineering facilities are located in North America, Europe and Asia.

Knowles sells its products directly to original equipment manufacturers (“OEMs”) and to their contract manufacturers and suppliers, and to a lesser extent through distributors worldwide.

The following table shows the percentage of total revenue and segment earnings generated by each of Knowles’ segments for the years ended December 31, 2012, 2011 and 2010:

	Revenue			Segment Earnings
	2012	2011	2010	2012	2011	2010
Mobile Consumer Electronics	60.0%	51.9%	31.0%	62.0%	54.4%	38.7%
Specialty Components	40.0%	48.1%	69.0%	38.0%	45.6%	61.3%

The following table shows total assets by segment for the years ended December 31, 2012 and 2011:

	2012	2011
Mobile Consumer Electronics	$1,558,701	$1,456,434
Specialty Components	483,783	495,155
Corporate / eliminations	2,045	49,124

	$2,044,529	$2,000,713

Knowles’ Markets and Market Trends

Knowles’ products serve a variety of end markets, notably, consumer mobile devices, medical technology, aerospace and defense and telecom, and can generally be divided into two categories: Acoustic Components and Specialty Components, as described below.

•	Acoustic Components. Includes analog and digital microphones, MEMs microphones, surface mounted device microphones, receivers, speakers, speaker modules, multi-functional devices, ultrasonic sensors and integrated audio sub-systems.

•	Specialty Components. Includes transducers, oscillators and capacitors.

The markets served by Acoustic Components continue to be driven by trends in smartphone and tablet innovation and demand. Today, mobile device OEMs are facing ever-rising challenges to differentiate their products in the global marketplace while managing growing cost pressures and time-to-market expectations. However, mobile consumers and mobile carriers alike are expecting better quality voice calls, audio and video conferencing, capturing and playback, media content consumption and gaming, as well as extended battery life. To enable smart mobile devices to handle ever more demanding audio use cases, OEMs are increasingly adopting more intelligent active audio components (audio chipset) and higher performance passive acoustic components. Trends impacting the smartphone market today include:

•	Smartphone growth from feature phone substitution. The smartphones segment within the handset device market has exhibited consistently strong unit growth over the past five years (>40% unit volume compound annual growth rate). There continues to be a positive mix shift from the proliferation of lower-end smartphone devices and the further cannibalization of feature phones (i.e., non-smartphones). The average smartphone continues to drive higher audio content including more microphones and higher value speakers than its feature phone counterpart, compounding the growth of acoustic content as mobile phone sales rise. As consumers’ demand at the high end of the smartphone market continues, the average selling price (“ASP”) of handset devices is expected to remain constant, supporting the price of superior electronic components.

•	Smartphone OEM market share shifts are likely to remain volatile for some time. Recently, Nokia and Blackberry have lost significant market share to other U.S. and Asian-based OEMs who have released smartphones that have been more readily accepted due to, among other factors, perceived feature sets and price points. Knowles expects the OEM market to continue to be dynamic over time, characterized by rapid market share shifts driven by new product introductions, price points and feature sets.

•	New OEM product line rollouts. Smartphones continue to shift to Long Term Evolution (“LTE”), a standard for 4G wireless technology, and the shift is expected to buoy unit growth in developed markets and drive the competitive landscape in high-end chipsets through 2014. Aggressive LTE deployments are expected in China, in addition to a build-out of deeper coverage profiles in the U.S., Japan, Korea and Northern Europe. This will drive an increase in LTE smartphone units over the next five years, which should help maintain some level of high-end smartphone volume growth despite high market penetration.

•	Shortened smartphone upgrade plans at U.S. carriers. Several U.S. carriers have recently introduced new smartphone plans which offer consumers the option of paying for their phone in monthly installments with no upfront lump sum payment, and the ability to upgrade again in 12 months. Plans such as these could drive greater-than-expected unit growth (turnover) at the high end, as they are most likely to appeal to high-income consumers seeking to upgrade their phone more frequently.

•	High-end consumer elasticity. Consumers are reluctant to downgrade from a high-end smartphone to a low-end smartphone in most circumstances. This is especially true as high-end smartphones will likely continue to offer significant performance advantages and new functionality compared to low-end smartphones.

•	Proliferation of premium acoustics with speaker protection. The adoption of boosted audio amplifier with speaker damage protection is increasingly pervasive, driving further speaker-box enhancement and higher dollar content. Also, the widespread adoption of the high definition voice standard by telecom carriers will drive improved quality in audio components. Recently, a key OEM migrated to higher performance audio chipsets, indicating a desire for speaker-box design upgrades (from 3 transducers to 5 transducers) and the adoption of high-definition receivers. Knowles believes other OEMs will follow this trend and adopt improved technology to remain competitive, thus expanding the addressable market.

Specialty Components products are sold across diverse end markets, and relative to the Acoustic Components end markets, portions of this business face much greater exposure to capital investment cycles and government spending, both direct and indirect, as some of these end markets are largely dependent on project upgrades and expansion, and government contracts. These products can be divided into the following categories:

•	Medical and life sciences products (i.e., transducers, hearing aids). Product sales are largely driven by aging demographics, healthcare spending, insurance policies, the rise of a middle class in emerging markets and government subsidies.

•	Aerospace and defense communications (i.e., capacitors). Aerospace and defense spending and automation (largest end market), telecom regional coverage and bandwidth expansion, and growing industrial power supply requirements are a few of the end market trends driving the product sales in this sector.

•	Telecom infrastructure (i.e., oscillators). Sales are typically levered to the expansion of large telecom companies, looking to increase wireless signal in new or existing territories, although these products are also sold to aerospace and defense companies (i.e., airplane radio frequencies).

Geographic Trends

Knowles strives to maintain its manufacturing facilities in close proximity to its direct customers. In the case of MCE, Knowles operates four facilities in Asia to serve the contract manufacturers who build OEM equipment on behalf of its end-customers. These contract manufacturers are largely based in China, Taiwan and India. Although end-user demand for consumer electronics is global, and marketing activities occur globally, critical mass for manufacturing is located in Asia, and as a result, a large majority of MCE’s manufacturing capacity is based in Asia, primarily China, Malaysia and the Philippines.

In the case of SC, Knowles operates three facilities in Asia to serve the manufacturing sites of both hearing aid OEMs and the contract manufacturers who build OEM headsets on behalf of earphone makers. These manufacturing sites are based in China, Singapore, Indonesia, and Vietnam. Although marketing activities and end-user demand for hearing aid and specialty consumer components is global, critical mass for manufacturing is located in Asia for the purposes of being close to the point of assembly. Knowles also operates three facilities in the United States, one in Mexico, and three in Europe for the manufacturing of capacitors and oscillators that support its global telecom and military customers, as well as their suppliers and contract manufacturers.

While no significant statutory limitation exists, a repatriation of profits from foreign markets to the United States is inherently inefficient, as business expansion opportunities and capital expenditure requirements are expected to be consistent with the needs of Knowles’ direct customer and manufacturing locations.

Competitive Landscape

Success in the electronic components industry is primarily driven by innovation and flexibility as customers compete to gain share of the fast growing handset market. Capturing growth opportunities usually results from competition across both platform and component designs, which supports position, pricing and margins. Continuous research and development investment allows for the capture of all emerging new brands with early mover advantage. Flexibility in balancing full and semi-automation is a key to achieving a superior cost structure. Additionally, it is important for component vendors to have flexibility and quick time-to-market to meet clients’ needs. Notably, according to industry estimates, the product cycle for handsets has shortened to eight months from two years. Key competitors include:

•	MCE: AAC Technologies and Goertek

•	SC: Sonion for hearing health and a highly fragmented set of competitors across capacitor and oscillator products for each end market

In the mobile consumer electronics segment, Knowles’ investments in R&D enable Knowles continually to introduce new products that are higher performance. Knowles’ customers are quickly adopting these higher value microphones, speakers and receivers in their new products as they improve the overall audio performance in the end application, which in turn improves the end user experience. With each successive generation, Knowles’ new products generally have higher average selling prices than the products they are replacing. Once introduced, the pricing for these products follows a normal downward trend as typically seen in the consumer electronics market. To get additional performance gains, OEMs are moving to Knowles’ even higher value integrated audio solutions with microphones and an antenna in a plastic module.

For products that were introduced more than 18 months ago, Knowles has consistently achieved productivity gains through a robust value creation program. Bill of material cost reductions, yield improvements, equipment efficiency, and labor reductions are significant drivers in offsetting projected price erosion.

In the specialty components segment, the end markets are more stable, and mix of products and customers are drivers of average selling prices and margin.

Expected Growth Dynamics

Acoustic component unit growth is expected to outgrow the underlying handset device industry. Knowles’ management believes that the total addressable market for acoustic components will be $4.7 billion in 2013 and $5.6 billion in 2014. In all, management expects a 14% to 18% compound annual growth rate for acoustic component units for the period from 2013 through 2017. This is higher than the outlook for smartphone and tablet unit growth, reflecting upgraded and additional requirements for acoustic components in smartphone devices, resulting in higher acoustic component content value per device.

Although a view exists that smartphones are being commoditized, implying hardware specifications may be plateauing, management believes there remains significant potential to enhance the user experience through advanced acoustics, whereby the new generation of acoustic components can create a meaningful differentiation without significant incremental cost for handset OEMs. For example, a very popular new OEM product release is equipped with three microphones, up from only two in the previous version, delivering superior noise cancellation with minimal incremental cost to the OEM. In another example, a newly released and well-accepted tablet from an OEM uses four speaker boxes to create a stereo effect and improved bass frequency response, and offers a larger display with better resolution for multimedia functionality. Three primary growth trends are currently driving the smartphone market:

•	Continued shift in consumer preference from feature phones to smartphones and computers to tablets as consumers’ primary source of media consumption.

•	Increasing number of microphones and speakers required as well as quality of acoustics demanded in order to sell tablets and smartphones as potential replacements to other mediums for media; recent trends in new OEM product sales indicate that consumers continue to demand more, not fewer, microphones and speakers in their electronic devices.

•	Combination of new OEM products and potentially shortened contract upgrade plans motivate consumers to more frequently consider the purchase of a new phone, increasing turnover in smartphones and thus additional sales for acoustic component suppliers.

•	Higher performing content unlocked by audio integration. OEM smartphone and tablet evolution are converging on dynamics for thinner industrial designs, higher performing audio applications, and faster time-to-market product cycles to maintain market leadership. It is anticipated that a deeper collaboration of audio as an optimized subsystem will continue by leveraging acoustic and industrial design together, including integration of electro-mechanical connectivity, into modules for with audio content.

Customers, Sales and Distribution

Knowles serves customers in the mobile consumer electronics, medical technology, defense/aerospace, telecommunication infrastructure and other industrial markets. Knowles’ customers include some of the largest operators in these markets. In addition, many of Knowles’ OEM customers outsource their manufacturing to Electronic Manufacturing Services (“EMS”) companies. Other customers include global cell phone and hearing aid manufacturers and many of the largest global EMS companies, particularly in China. For the years ended December 31, 2012, and 2011, one customer, Apple, accounted for approximately 18% and 12%, respectively, of total Knowles revenue. No other customers accounted for more than 10% of total revenues during these periods. No customer accounted for more than 10% of total revenue for the year ended December 31, 2010.

The following table details the sales of Knowles by geographic location for the years ended 2012, 2011 and 2010. These results do not necessarily indicate the geographies where Knowles’ products are deployed or where end-customer demand is originated.

	Years Ended December 31,
	2012	2011	2010
Asia	$855,450	$681,740	$436,923
Europe	110,559	139,207	134,075
Other Americas	15,182	14,849	12,546
Other	6,901	9,404	5,525

Subtotal non-U.S.	$988,092	$845,200	$589,069
United States	129,900	138,118	141,375

Combined total	$1,117,992	$983,318	$730,444

Knowles owns and conducts manufacturing operations through a network of facilities throughout the world. Knowles also maintains quality assurance, manufacturing technology, supply chain and distribution departments. Knowles’ global distribution center is located in Penang, Malaysia. See Note 16 to the Combined Financial Statements included elsewhere in this information statement for Knowles’ long-lived assets by geographic region.

Raw Materials

Knowles uses a wide variety of raw materials, primarily metals and semi-processed or finished components, which are generally available from a number of sources. As a result, shortages or the loss of any single supplier have not had, and are not likely to have, a material impact on operating profits. While the required raw materials are generally available, commodity pricing for various precious metals, such as palladium, gold and silver, and “rare earth” materials (dysprosium and neodymium) fluctuates. As a result, Knowles’ operating results are exposed to such fluctuations. Although some cost increases may be recovered through increased prices to customers if commodity prices trend upward, Knowles attempts to control such costs through fixed-price contracts with suppliers and various other programs, such as Knowles’ global supply chain activities.

Knowles has established a Green Materials Policy. The products offered are in compliance with the EU RoHS/WEEE regulations. This standard is based on the list of substances identified in the JIG-101 Standard which is endorsed by the EIA, the JEDEC and the JGPSSI associations as well as the Sony Standard SS-00259. To meet this requirement, supplier data for all purchased materials is reviewed to ensure compliance with applicable standards and performs analytical testing when deemed necessary.

Research and Development

Knowles conducts research worldwide to discover and develop new acoustic and related products around the world and refine its existing products. Knowles’ research is primarily conducted internally. Knowles employs approximately 400 employees worldwide in research and development. Knowles’ research and development efforts continue to expand the technology platforms that support its customers’ product and business development. By applying interrelated technologies to the design processes, Knowles strives to enhance and accelerate its customers’ initial concepts and design work, as well as provide for cost-effective component customization, manufacturing and subassembly. Research and development expenses are classified within selling and administrative expense. Knowles spent $77.3 million, $65.9 million and $49.3 million on research and development, or 6.9%, 6.7% and 6.7% as a percentage of revenue, for the years ended December 31, 2012, 2011 and 2010, respectively.

Intellectual Property and Intangible Assets

Knowles owns many patents, trademarks, licenses and other forms of intellectual property, which have been acquired over a number of years and, to the extent relevant, expire at various times over a number of years. A large portion of Knowles’ intellectual property consists of patents, unpatented technology and proprietary information constituting trade secrets that Knowles seeks to protect in various ways, including confidentiality agreements with employees and suppliers, where appropriate. In addition, a significant portion of Knowles’ intangible assets relate to customer relationships. While Knowles’ intellectual property and customer relationships are important to its success, the loss or expiration of any of these rights or relationships, or any group of related rights or relationships, is not likely to materially affect Knowles’ results on a combined basis. Knowles believes that its commitment to continuous engineering improvements, new product development and improved manufacturing techniques, as well as strong sales, marketing and service efforts, are significant to its general leadership positions in the niche markets that it serves.

Seasonality

In general, Knowles’ businesses, while not having significant seasonality, tend to have stronger revenue in the third and fourth quarters of each fiscal year. This is particularly true of those businesses that serve the consumer electronics market. Knowles’ businesses tend to have short product cycles due to the highly technical nature of the industries they serve which can result in new OEM product launches that can impact quarterly revenues, earnings and cash flow.

Properties

Knowles’ corporate headquarters is located in Itasca, Illinois. Knowles maintains technical customer support offices and operating facilities in North America, Europe and Asia.

The number, type, location and size of the properties used by Knowles’ continuing operations as of December 31, 2012 are shown in the following charts:

Number and nature of facilities:
Manufacturing	17
Warehouse	3
Sales / Service	11

Square footage (in 000s):
Owned	727
Leased (1)	991

Locations:
Asia	9
North America	8
Europe	7

(1)	Expiration dates on leased facilities range from 1 to 15 years.

Knowles believes that its owned and leased facilities are well-maintained and suitable for its operations.

Environmental Matters

Knowles’ operations are governed by a variety of international, national, state and local environmental laws. Knowles is committed to continued compliance and believes its operations generally are in substantial compliance with these laws. Knowles is dedicated to the preservation and improvement of Knowles’ global environment. To help achieve this, Knowles has established a Green Materials Policy pursuant to which it has established a Green Materials Standard. The products Knowles offers are in compliance with the EU RoHS/WEEE regulations. Additionally, many products will be compliant with the Knowles Green Materials Standard.

Employees

Knowles employs approximately 8,500 persons across 30 facilities in 14 countries. Approximately 76% of these employees are located in facilities across Asia. Knowles maintains strong labor relations throughout all of its facilities.

Regulation

It has been the long-standing policy of Knowles to maintain the highest ethical standards in the conduct of its affairs and in its relationship with customers, suppliers, employees and the communities in which Knowles’ operations are located. Knowles maintains standards that are consistent with the Electronic Industry Code of Conduct (the “EICC”). The EICC provides guidelines to ensure worker safety and fairness, environmental responsibility, and business efficiency.

Legal Proceedings

Knowles is involved in various lawsuits, claims and investigations arising in the normal course of its business, including those related to intellectual property. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on Knowles’ combined financial position, liquidity or results of operations. Management and legal counsel will periodically review the probable outcome of such proceedings, the costs and expenses reasonably expected to be incurred and currently accrued to date and the availability and extent of insurance coverage. In addition, Knowles may provide indemnities for losses that result from the breach of general warranties contained in certain commercial agreements. Historically, Knowles has not made significant payments under these indemnifications. At September 30, 2013, Knowles’ legal reserves were not significant.

MANAGEMENT

Executive Officers Following the Separation

While some of Knowles’ executive officers are currently officers and employees of Dover, upon the separation, none of these individuals will continue to be employees or executive officers of Dover. The following table sets forth information regarding individuals who are expected to serve as Knowles’ executive officers, including their positions after the separation, and is followed by biographies of each such executive officer.

Name	Age	Position
Jeffrey S. Niew	47	President & Chief Executive Officer
John S. Anderson	50	Senior Vice President & Chief Financial Officer
Michael A. Adell	43	Co-President, Mobile Consumer Electronics—Microphone Products
Christian U. Scherp	48	Co-President, Mobile Consumer Electronics—Speaker and Receiver Products
Gordon A. Walker	37	Co-President, Specialty Components—Acoustic Products
David W. Wightman	59	Co-President, Specialty Components—Precision Devices
Raymond D. Cabrera	46	Senior Vice President, Human Resources & Chief Administrative Officer
Paul M. Dickinson	42	Senior Vice President, Corporate Development and Treasurer
Daniel J. Giesecke	45	Senior Vice President, Global Operations and Chief Operating Officer
Joseph W. Schmidt	67	Senior Vice President, General Counsel and Secretary
James F. Wynn	53	Senior Vice President, Global Supply Chain
Bryan E. Mittelman	43	Vice President, Controller

Jeffrey S. Niew serves as President and Chief Executive Officer of Knowles and will be a member of its Board of Directors upon the separation. Mr. Niew also currently serves as a Vice President of Dover Corporation and as President and Chief Executive Officer of Dover Communication Technologies, in which capacity he has acted since November 2011. Mr. Niew joined Knowles Electronics LLC (“Knowles Electronics”) in May 2000, and became Chief Operating Officer in January 2007, President in January 2008 and President and Chief Executive Officer in February 2010. Prior to joining Knowles Electronics, Mr. Niew was employed by Littelfuse, Inc., from 1995 to 2000, where he held various positions in product management, sales and engineering in the Electronic Products group, and by Hewlett-Packard Company, from 1988 to 1994, where he served in various engineering and product management roles in the Optoelectronics Group in California.

John S. Anderson will serve as Knowles’ Senior Vice President and Chief Financial Officer. Mr. Anderson currently serves as Vice President and Chief Financial Officer of Dover Communication Technologies, in which capacity he has acted since January 2013. Previously, Mr. Anderson served as Vice President and Chief Financial Officer of Dover Energy (from August 2010 to January 2013), and Vice President and Chief Financial Officer of Dover Fluid Management (from October 2009 to August 2010). Previous experience includes the roles of Corporate Controller and Director Financial Planning & Analysis for Sauer-Danfoss Inc. (from October 2004 to October 2009) and Director of Finance and Controller for Borg Warner Turbo Systems GmbH (from August 2002 to October 2004).

Michael A. Adell will serve as Co-President, Mobile Consumer Electronics—Microphone Products, a position he has held since July 2011. Previously, Mr. Adell served as Vice President and General Manager in the Knowles Acoustics division of Knowles Electronics (“Knowles Acoustics”) (from January 2009 to July 2011), General Manager, Knowles Acoustics (from December 2006 to January 2009), Director, Product Management, Knowles Acoustics (from July 2004 to November 2006) and Product Manager for silicon microphone products, Knowles Acoustics (from November 2002 to July 2004).

Christian U. Scherp will serve as Co-President, Mobile Consumer Electronics—Speaker and Receiver Products, a position he has held since September 2012. Prior to joining Knowles Electronics, Mr. Scherp served as the Global Head of Sales for the Consumer Devices business of TE Connectivity from November 2011 to August 2012. Additional previous experience includes the following roles at Conexant Systems: Executive Vice President of Sales (from January 2011 to June 2011), Co-President, WW Sales, Marketing, Program Management (from July 2009 to December 2010) and President (from 2008 to 2009).

Gordon A. Walker will serve as Co-President, Specialty Components—Acoustic Products, a position he has held since July 2011. Previously, Mr. Walker served in the following roles in the Knowles Electronics division of Knowles Electronics: Vice President and General Manager (from December 2007 to July 2011), General Manager (from January 2006 to December 2007), and Director, Product Management (from September 2004 to December 2005). Prior to such positions, he held marketing, finance and operations roles after he joined Knowles Electronics in 1997.

David W. Wightman will serve as Co-President, Specialty Components – Precision Devices, a position he has held since April 2013. Previously, Mr. Wightman held the position of President of Ceramic & Microwave Products (from August 2004 to April 2013) and President of Dow-Key Microwave Corporation (from February 2000 to August 2004). Mr. Wightman’s experience also includes leadership roles at Danaher from February 1995 to February 2000.

Raymond D. Cabrera will serve as Knowles’ Senior Vice President, Human Resources and Chief Administrative Officer. Mr. Cabrera currently serves as Vice President, Human Resources of Dover Communication Technologies, in which capacity he has acted since November 2011. Previously, Mr. Cabrera served as Vice President, Human Resources and Chief Administrative Officer (from January 2004 to November 2011), Vice President, Human Resources (from March 2000 to January 2004) and Director, Human Resources (from June 1997 to March 2000) of Knowles Electronics.

Paul M. Dickinson will serve as Knowles’ Senior Vice President, Corporate Development and Treasurer. Mr. Dickinson started his career with Knowles in October 2013. Previously, Mr. Dickinson was the Chief Financial Officer for EPAY Systems, Inc., from 2012 until moving to Knowles. Additional previous experience includes the following roles at Littelfuse, Inc.: Vice President and General Manager, Semiconductor Business (from 2008 to 2012), Vice President, Corporate Development & Treasurer (from 2005 to 2008), Treasurer (from 2003 to 2005), Director of Accounting and International Finance (from 2000 to 2003) and other finance leadership roles since he joined Littelfuse in 1993.

Daniel J. Giesecke will serve as Knowles’ Senior Vice President, Global Operations and Chief Operating Officer. Mr. Giesecke currently serves as Vice President, Global Operations of Dover Communication Technologies, in which capacity he has acted since January 2012. Previously, Mr. Giesecke served as Vice President, Advanced Manufacturing Engineering, Knowles Electronics (from February 2009 to January 2012), Senior Director, Advanced Manufacturing Engineering, Knowles Electronics (from January 2008 to February 2009), Director of Engineering Operations, Knowles Electronics (from November 2003 to January 2008) and various engineering positions since he joined Knowles Electronics in 1995.

Joseph W. Schmidt is the Senior Vice President, General Counsel and Secretary of Knowles. Mr. Schmidt assumed this role on December 1, 2013 pursuant to a short-term independent contractor arrangement. Pursuant to the terms of this arrangement, Mr. Schmidt will serve in such capacity until March 31, 2014. Knowles has the right, exercisable by February 28, 2014, to extend the term of Mr. Schmidt’s arrangement until May 30, 2014. Mr. Schmidt served as Dover’s Senior Vice President, General Counsel and Secretary from May 2011 until his retirement on December 31, 2012; prior thereto Mr. Schmidt served as Vice President, General Counsel and Secretary of Dover from January 2003 to May 2011. Mr. Schmidt will be a valuable resource to Knowles as it prepares to be and becomes a public company given his 10 years of experience as General Counsel of Dover and his knowledge of Knowles’ business and will help the management team and the Board identify and transition to a new general counsel upon the expiration of his short-term arrangement.

James F. Wynn will serve as Knowles’ Senior Vice President Global Supply Chain. Mr. Wynn currently serves as Vice President, Global Supply Chain of Dover Communication Technologies, in which capacity he has acted since January 2013. Previously, Mr. Wynn served as Vice President, Global Supply Chain (from February 2009 to January 2013), Senior Director, Global Supply Chain (from March 2004 to February 2009) and Director, Global Supply Chain (from March 2002 to March 2004) of Knowles Electronics.

Bryan E. Mittelman will serve as Knowles’ Vice President, Controller. Mr. Mittelman started his career at Knowles in September 2013. Previously, Mr. Mittelman served as the Controller for Morningstar, Inc. from December 2011 to September 2013. Additional prior experience includes operating his consulting business from June 2010 to December 2011 and the following roles at Siemens Healthcare Diagnostics and Dade Behring (which was acquired by Siemens in 2007): Vice President, Finance, North America (from January 2008 to May 2010), Vice President, Finance, Americas (from January 2007 to December 2007), Vice President, Corporate Audit and Advisory Services (from March 2006 to December 2006), Assistant Corporate Controller (from April 2005 to February 2006) and Director of Financial Reporting (from July 2002 to April 2005).

Board of Directors Following the Separation

The following table sets forth information with respect to those persons who are expected to serve on Knowles’ Board of Directors following the completion of the separation, and is followed by biographies of each such individual (except that Mr. Niew’s biographical information is set forth above under “—Executive Officers Following the Separation”). The nominees will be presented to Knowles’ sole stockholder, Dover, for formal election prior to the separation. Knowles may name and present additional nominees for election prior to the separation.

Name	Age	Title
Jean-Pierre M. Ergas	74	Chairman of the Board of Directors
Jeffrey S. Niew	47	Director, President & Chief Executive Officer
Keith L. Barnes	62	Director
Robert W. Cremin	72	Director
Ronald Jankov	55	Director
Richard K. Lochridge	70	Director
Donald Macleod	65	Director

Jean-Pierre M. Ergas will serve as Chairman of Knowles’ Board of Directors. Mr. Ergas is a private investor. Since 2010, he has been the Managing Partner of Ergas Ventures, LLC. He is also a Director (since 1995), former Chairman of the Board of Directors (from 2000 to 2010), and Chief Executive Officer (from 2000 to 2007) of BWAY Corporation, a steel and plastic container manufacturer. Mr. Ergas is a Director of Dover (since 1994), and is chair of Dover’s Governance and Nominating Committee. Mr. Ergas also serves as a Director and member of the Audit Committee of Plastic Omnium, a manufacturer of automotive components and plastic products. Mr. Ergas will bring to the Board substantial international management experience as a former Chief Executive Officer and Chairman of five companies in the U.S. and Europe (namely, BWAY Corporation, American National Can Company, Cedegur Pechiney, Cebal S.A. and Alcan Europe), and senior executive at Pechiney S.A. and Alcan Aluminum Limited. Mr. Ergas holds an MBA from Harvard University. Drawing on his background, knowledge and experience managing all aspects of international businesses, including privatizations, acquisitions, cross-border transactions, post-merger integrations, productivity and performance initiatives, Mr. Ergas will provide important advice to Knowles’ President & Chief Executive Officer and contribute to the Board’s oversight of matters involving Knowles’ operation in international markets, business development and corporate strategies, as well as acquisition and divestiture activities.

Keith L. Barnes has been self-employed as a private investor since June 2011 and is Chairman and CEO of Barnes Capital Management, a family office investment company. From 2006 through December 2010, Mr. Barnes served as a member of the Board of Directors and President and Chief Executive Officer of Verigy Ltd. (a provider of advanced semiconductor test solutions that was spun-off from Agilent in 2006). He continued to serve as Verigy’s Chairman of the Board until its acquisition in June 2011 by Advantest. Prior to that he was Chairman and Chief Executive Officer (from 2003 to 2006) of Electroglas, Inc., an integrated circuit probe manufacturer. Mr. Barnes was Vice Chairman of the Board of Directors (from August 2002 to October 2003) of Oregon Growth Account and a management consultant. Mr. Barnes served as Chief Executive Officer (from 1995 to 2001) and Chairman of the Board of Directors (from 1998 to 2001) of Integrated Measurement Systems, Inc. (IMS), a manufacturer of engineering test stations and test software. Prior to becoming CEO of IMS, Mr. Barnes was a Division President at Valid Logic Systems and later Cadence Design Systems. Mr. Barnes is currently a member of the Board of Directors of Spansion, Inc. (a semiconductor manufacturer), Mentor Graphics Corporation (a provider of electronic design automation software) and JDS Uniphase Corporation (a provider of communications test and measurement solutions and optical products). He also serves on the boards of The Classic Wines Auction, and San Jose State University Tower Foundation. His previous board experience includes Intermec Inc. (a provider of data capture and mobile computing system solutions), Verigy Ltd., Cascade Microtech, Inc. (a developer of wafer probe solutions), Electroglas Inc. and DATAIO Corporation. Mr. Barnes graduated from San Jose State University with a Bachelor of Science degree in Environmental Science. Mr. Barnes brings to the Knowles’ Board his extensive management experience as chairman and chief executive officer of several technology companies and international sales and marketing knowledge, along with his manufacturing experience in China, Malaysia, Singapore, Europe and the United States and his experience as a board member for several public technology companies.

Robert W. Cremin is the Chairman (since May 2009) of the Board of Directors of Dover and is a Director of Dover (since 2005); a Director of Premera Blue Cross (since May 2010); a Director of the Pacific Northwest Ballet and Archilles International; and a former Chairman (from 2001 to 2011), Director (from 2001 to 2013), member of the Strategy & Technology Committee, President (from 1997 to 2009) and Chief Executive Officer (from 1999 to 2009) of Esterline Technologies Corporation, a manufacturer of aerospace and defense products. Mr. Cremin holds an MBA from Harvard University. Mr. Cremin’s experience will make him a valuable contributor to the Board and advisor to Knowles’ President & Chief Executive Officer on matters involving business strategy, capital allocation and acquisition and divestiture opportunities. His experience as Chairman, President and CEO of Esterline and as Chairman of Dover allowed him to develop many skills that will contribute to the effective functioning of Knowles’ Board. Under Mr. Cremin’s leadership, Esterline pursued a strategy that enabled it to grow its sales more than tenfold, in part by focusing on the markets it knew best, significantly expanding its investments in research and development, and cultivating a culture focused on lean manufacturing and velocity. In addition, his technical expertise and background in engineering will contribute to the Board’s understanding and consideration of opportunities involving Knowles and the markets it serves.

Ronald Jankov leads the Processors and Wireless Infrastructure division of Broadcom Corp., a provider of semiconductor solutions for wired and wireless communications. He joined Broadcom in 2012 following its acquisition of NetLogic Microsystems Inc., a fabless semiconductor company that went public in 2004, where Mr. Jankov served as President, Chief Executive Officer and as a member of its Board of Directors (from 2000 to 2012). Previously, Mr. Jankov served as Vice President of Sales and then Vice President and General Manager for the Multimedia Division (from 1995 to 1999) of NeoMagic Corporation, as Vice President (from 1994 to 1995) of Cyrix Corporation and as founder (from 1990 to 1994) of Accell Corp., an advanced semiconductor engineering support and technical sales firm. Mr. Jankov has a Bachelor of Science degree from Arizona State University. Mr. Jankov brings unique insight into the product, the technology and the market, and will contribute to the strategic vision for Knowles. He brings extensive hands-on deal-making experience and deep knowledge as a public technology company chief executive officer.

Richard K. Lochridge is a Director of Dover (since 1999); the retired President of Lochridge & Company, Inc., a management consulting firm; a Director of The Lowe’s Company, Inc., a home improvement retailer and PETsMART, a pet supplies retailer; and a former Director of the John Harland Company, a printed products supplier. Mr. Lochridge’s experience in management consulting makes him a valuable contributor to the Board and advisor to Knowles’ President & Chief Executive Officer as an expert on strategic planning, management styles, succession planning and similar matters. He worked many years with a major consulting company where a majority of his experience was with non-U.S. companies or covering international or global markets, and where he was for a time in charge of all international offices. His consulting work has enabled him to work closely with the boards and senior management of many public companies on complex and important transactions and projects in global arenas, giving him experience and insight that will be beneficial to Knowles. In addition, over a period of 28 years, Mr. Lochridge has served on the boards of seven public companies, including the three on which he currently serves (excluding Knowles). On these boards, he has at various times served as non-executive chair and chair of the audit, finance and compensation committees.

Donald Macleod served as Chief Executive Officer (from 2009 to 2011) of National Semiconductor Corporation, an analog semiconductor company, until National Semiconductor was acquired by Texas Instruments Incorporated. Mr. Macleod joined National Semiconductor in 1978 and served in a variety of executive positions prior to becoming Chief Executive Officer, including Chief Operating Officer (from 2001 to 2009), and Chief Financial Officer (from 1991 to 2001). He also served as the Chairman of the Board (from 2010 to 2011) of National Semiconductor. Mr. Macleod currently serves as Chairman of the Board (since 2012) of Intersil Corporation, a manufacturer and marketer of analog, mixed-signal and power management integrated circuits, and as a Director (since 2007) of Avago Technologies Limited, a global manufacturer of optoelectronics and analog interface components. Mr. Macleod also serves on the Board of Directors of a privately-held company, and also serves as a Trustee of The Saltire Foundation, a registered, independent Scottish charity whose mission is to advance business education and leadership through the provision of worldwide internships for Scottish students and fellows. Mr. Macleod holds a Bachelor of Science degree in economics and an Honorary Doctor of the University degree from the University of Stirling in Scotland. He is a member of the Institute of Chartered Accountants of Scotland. Mr. Macleod’s qualifications to serve as a Director include his more than 30 years of experience in senior management and executive positions in the semiconductor industry (both in Europe and the United States), and his accounting and finance qualifications and experience.

Upon completion of the separation, Knowles’ Board of Directors will be divided into three approximately equal classes. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution. The directors designated as Class II directors will have terms expiring at the second annual meeting of stockholders following the distribution, and the directors designated as Class III directors will have terms expiring at the third annual meeting of stockholders following the distribution. Commencing with the first annual meeting of stockholders following the separation, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. Members of the Board of Directors will be elected by a plurality of the votes cast at each annual meeting of stockholders.

Director Independence

Knowles currently expects that, upon the consummation of the separation, Knowles’ Board of Directors will consist of members, a substantial majority of whom Knowles expects to satisfy the independence standards established by the Sarbanes-Oxley Act and the applicable rules of the SEC and the NYSE.

Knowles expects to make a determination of the independence of each nominee for director prior to his or her nomination for (re)election. No director may be deemed independent unless the Board determines that he or she has no material relationship with Knowles, directly or as an officer, stockholder or partner of an organization that has a material relationship with Knowles.

Committees of the Board of Directors

Effective upon the completion of the separation, Knowles’ Board of Directors will have the following standing committees: an Audit Committee, a Governance and Nominating Committee and a Compensation Committee.

Audit Committee

Keith L. Barnes, Robert W. Cremin and Jean-Pierre M. Ergas are expected to be the members of the Board’s Audit Committee. Keith L. Barnes is expected to be the Chairman of the Audit Committee. The Board of Directors is expected to determine that at least one member of the Audit Committee is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, Knowles expects that the Board of Directors will determine that each of the members of the Audit Committee will be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Exchange Act, and in accordance with Knowles’ Corporate Governance Guidelines. The Audit Committee will meet at least quarterly and will assist the Board of Directors in fulfilling its oversight responsibilities. The primary functions of the Audit Committee will consist of:

•	selecting and engaging an independent registered public accounting firm (“independent auditors”);

•	overseeing the work of the independent auditors and Knowles’ internal audit function;

•	approving in advance all services to be provided by, and all fees to be paid to, the independent auditors, who report directly to the committee;

•	reviewing with management and the independent auditors the audit plan and results of the auditing engagement; and

•	reviewing with management and the independent auditors the quality and adequacy of Knowles’ internal control over financial reporting.

The Board of Directors is expected to adopt a written charter for the Audit Committee that will describe its responsibilities, authority and resources in greater detail. The charter of the Audit Committee will be posted on Knowles’ website at www.knowles.com.

Governance and Nominating Committee

Keith L. Barnes, Robert W. Cremin, Jean-Pierre M. Ergas, Ronald Jankov, Richard K. Lochridge and Donald Macleod are expected to be the members of the Board’s Governance and Nominating Committee. Donald Macleod is expected to be the Chairman of the Governance and Nominating Committee. The Board of Directors is expected to determine that each of the members of the Governance and Nominating Committee will be independent, as defined by the rules of the NYSE and in accordance with Knowles’ Corporate Governance Guidelines. The primary functions of the Governance and Nominating Committee will consist of:

•	developing and recommending corporate governance principles to the Knowles Board of Directors;

•	identifying and recommending to Knowles’ Board of Directors candidates for election as directors and any changes it believes desirable in the size and composition of the Board of Directors; and

•	making recommendations to Knowles’ Board of Directors concerning the structure and membership of the Board committees.

The Board of Directors is expected to adopt a written charter for the Governance and Nominating Committee that will describe its responsibilities, authority and resources in greater detail. The charter of the Governance and Nominating Committee will be posted on Knowles’ website at www.knowles.com.

Compensation Committee

Ronald Jankov, Richard K. Lochridge and Donald Macleod are expected to be the members of the Board’s Compensation Committee. Richard K. Lochridge is expected to be the Chairman of the Compensation Committee. The Board of Directors is expected to determine that each member of the Compensation Committee will be independent, as defined by the rules of the NYSE and in accordance with Knowles’ Corporate Governance Guidelines. In addition, Knowles expects that the members of the Compensation Committee will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Code. The Compensation Committee, together with the independent directors on Knowles’ Board of Directors, will approve the compensation of Knowles’ Chief Executive Officer. The other primary functions of the Compensation Committee will consist of:

•	approving compensation for executive officers who report directly to the CEO (together with the CEO, “senior executive officers”);

•	granting awards and approving payouts under Knowles’ equity plans and its annual executive incentive plan;

•	approving changes to Knowles’ compensation plans;

•	reviewing and recommending compensation for the Knowles Board of Directors;

•	overseeing the succession planning and management development programs; and

•	supervising the administration of the compensation plans.

The Board of Directors is expected to adopt a written charter for the Compensation Committee that will describe its responsibilities, authority and resources in greater detail. The charter of the Compensation Committee will be posted on Knowles’ website at www.knowles.com.

Compensation Committee Interlocks and Insider Participation

During Knowles’ fiscal year ended            , Knowles was not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as Knowles executive officers were made by Dover, as described in the section of this information statement entitled “Compensation Discussion and Analysis.”

Corporate Governance

Knowles is committed to conducting its business in accordance with the highest level of ethical and corporate governance standards. The Board of Directors of Knowles expects to periodically review its corporate governance practices and take other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by stockholders. The following describes some of the actions Knowles expects to take to help ensure that Knowles’ conduct earns the respect and trust of stockholders, customers, business partners, employees and the communities in which we live and work.

Governance Guidelines and Codes

In connection with the separation, the Board of Directors of Knowles is expected to adopt written corporate governance guidelines that set forth the responsibilities of the Board and the qualifications and independence of its members and the members of its standing committees. In addition, in connection with the separation, the Board of Directors of Knowles is expected to adopt, among other codes and policies, a code of business conduct and ethics setting forth standards applicable to all of Knowles’ companies and their employees, a code of ethics for Knowles’ Chief Executive Officer and senior financial officers, policies prohibiting Knowles’ employees from buying or selling instruments to hedge against decreases in the market value of Knowles’ equity securities, and charters for each of its standing committees. All of these documents (referred to collectively as “governance materials”) will be available on Knowles’ website at www.knowles.com.

Board Leadership Structure and Risk Oversight

The Knowles Board of Directors is expected to adopt a structure in connection with the separation whereby the Chairman of the Board of Directors is an independent director. Knowles believes that having a chairman independent of management provides strong leadership for the Board of Directors and helps ensure critical and independent thinking with respect to Knowles’ strategy and performance. Knowles’ Chief Executive Officer is also expected to be a member of the Board of Directors as the management representative on the Board of Directors. Knowles believes this is important to make information and insight directly available to the directors in their deliberations. This structure gives Knowles an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.

Knowles believes that risk oversight is the responsibility of the Board of Directors as a whole and not of any one of its committees. The Board of Directors will periodically review the processes established by management to identify and manage risks and communicates with management about these processes. Knowles expects to establish a risk assessment team consisting of senior executives, which annually, with the assistance of a consultant, will oversee an assessment made at the operating companies and the segments of the risk at those levels and, with that information in mind, will perform an assessment of the overall risks Knowles may face. This team is expected to reassess on a quarterly basis the list at the Knowles level, the severity of these risks and the status of efforts to mitigate them and report to the Board of Directors on that reassessment.

Audit Committee Procedures; Disclosure Controls and Procedures Committee

The Audit Committee expects to hold regular quarterly meetings at which it will meet separately with each of Knowles’ independent registered public accounting firm, Knowles’ head of internal audit, financial management and Knowles’ general counsel to assess certain matters including the status of the independent audit process, management’s assessment of the effectiveness of internal control over financial reporting and the operation and effectiveness of Knowles’ compliance program. In addition, the Audit Committee, as a whole, will review and meet to discuss the contents of each Form 10-Q and review and approve the Form 10-K (including the financial statements) prior to its filing with the SEC. Management is expected to have a Disclosure Controls and Procedures Committee, which is expected to include among its members the chief financial officer, the controller, the treasurer, the head of investor relations, the head of tax, the head of internal audit and the general counsel. This management committee is expected to meet at least quarterly to review Knowles’ earnings release and quarterly or annual report, as the case may be, for the prior quarter and Knowles’ disclosure controls and procedures.

Complaints “Hotline”; Communication with Directors

In accordance with the Sarbanes-Oxley Act of 2002, upon the separation, Knowles expects that the Audit Committee will establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“accounting matters”), and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns are expected to be able to be submitted to Knowles, care of its Corporate Secretary or through the communications coordinator, an external service provider, by mail, fax, telephone or via the internet as published on Knowles website in connection with the separation. The communications coordinator will forward such communications to Knowles’ general counsel without disclosing the identity of the sender if anonymity is requested. Stockholders and other interested persons may also communicate with Knowles’ Board of Directors and the non-management directors in any of these same manners. Such communications will be forwarded to the chair of the Governance and Nominating Committee and Knowles’ general counsel.

Anti-hedging and Anti-pledging Policy

Knowles expects Knowles’ Board of Directors to adopt anti-hedging and anti-pledging policies which would prohibit its employees who receive an award under its long-term incentive plan from hedging or pledging their position in Knowles stock.

Procedures for Approval of Related Person Transactions

While Knowles generally does not expect to engage in transactions with related persons, including its senior executive officers or directors, Knowles’ Board of Directors is expected to adopt policies and procedures regarding transactions with related persons. It is expected that such policies and procedures would provide that such transactions would be subject to review and approval by the Governance and Nominating Committee in accordance with a written policy and the procedures adopted by Knowles’ Board of Directors, which will be posted on Knowles’ website at www.knowles.com.

Compensation Consultant Independence

It is expected that Knowles’ Compensation Committee will adopt a policy to ensure the continuing independence and accountability to the committee of any advisor hired to assist the committee in the discharge of its duties. It is expected that under the policy, the committee will annually review and pre-approve the services that may be provided by the independent advisor without further committee approval. It is expected that, in order to ensure independence of the compensation consultant, the consultant will report directly to the chair of the Compensation Committee and work specifically for the committee solely on compensation and benefits.

Qualification and Nominations of Directors

The Governance and Nominating Committee charter that is expected to be adopted in connection with the separation will provide that the Governance and Nominating Committee considers and recommends to the Board of Directors nominees for election to, or for filling any vacancy on, Knowles’ Board of Directors in accordance with its by-laws, its governance guidelines, and the committee’s charter. The committee is expected to periodically review the requisite skills and characteristics of Board members as well as the size, composition, functioning and needs of Knowles’ Board of Directors as a whole. To be considered for Board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other nominees to Knowles’ Board of Directors, in collectively serving the long-term interests of all Knowles stockholders. The committee also considers members’ qualifications as independent, the financial literacy of members of the Audit Committee, the qualification of Audit Committee members as “audit committee financial experts,” and the diversity, skills, background and experiences of members of the Board of Directors in the context of the needs of the Board of Directors. The Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of Knowles and its stockholders. Knowles believes it appropriate and important that at least one key member of Knowles’ management participate as a member of Knowles’ Board of Directors. In appropriate circumstances this number may be increased to two.

Whenever the committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to Knowles’ Board of Directors is required or advisable, it will consider recommendations from directors, management, stockholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by stockholders in the same manner as nominees recommended from other sources. Stockholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the committee, care of the Corporate Secretary or through Knowles’ communications coordinator. Stockholders who wish to directly nominate an individual for election as a director, without going through the Governance and Nominating Committee or using Knowles’ proxy material, must comply with the procedures in Knowles’ amended and restated by-laws.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction & Executive Summary

Knowles is currently a wholly owned subsidiary of Dover and Dover’s senior management and the Compensation Committee of Dover’s Board of Directors (the “Dover Committee”) have determined Knowles’ past compensation. This Compensation Discussion and Analysis focuses primarily on Dover’s compensation policies and decisions for 2012 and the process for determining 2012 compensation while Knowles was part of Dover. It also attempts to outline certain aspects of Knowles’ anticipated post-distribution executive compensation policies. After the distribution, Knowles’ Compensation Committee and Board of Directors will be responsible for Knowles’ executive compensation strategy.

Historically

Dover’s executive compensation programs are designed to support the attraction, retention and development of Dover’s senior management by providing market competitive compensation opportunities, utilizing median compensation for each position as the benchmark. The programs reward management for the achievement of financial and operational results, while aligning the executives’ financial interests with those of Dover’s shareholders. Dover’s executive compensation is highly leveraged, with eighty-nine percent (89%) of the Dover CEO’s compensation at risk. The at-risk portion of a Dover executive’s compensation consists of an annual cash incentive, as well as long-term cash and equity incentives. Executive perquisites are very limited, and benefits offered to executives are generally consistent with those offered to non-executive employees.

Going Forward

Knowles’ executive compensation programs will be designed to ensure a strong linkage between pay and performance while enabling Knowles to attract and retain the top talent needed to drive Knowles’ long-term success. Executive compensation will be aligned with Company, business unit and individual performance objectives. Total compensation will be targeted to the median of the relevant external market with the opportunity to earn above-median pay for achieving exceptional results.

Knowles anticipates that its executive compensation will be highly leveraged, with a large majority of the total compensation at risk. Knowles’ compensation programs will reward executives for the achievement of financial and operational results and align their long-term personal financial objectives with the interests of Knowles’ stockholders. The three primary components of Knowles’ executive compensation program are expected to be: 1) base salary, 2) “at risk” annual cash incentive, and 3) “at risk” long term equity awards. Knowles’ executives will receive benefits and perquisites generally consistent with those offered to similarly situated employees at Knowles. The annual cash incentive payout will be based on predetermined financial and strategic objectives. The long-term compensation will consist solely of equity with a mixture of stock options and restricted stock units (RSUs). Consistent with recent spin-offs from large public companies, Knowles expects to offer select executives one-time Founder’s equity grants, consisting of both stock options and RSUs. Knowles expects current Dover Equity grants will be converted to Knowles equity grants at the time of the spin. Knowles also anticipates that Executive Stock Ownership Guidelines will be implemented.

This Compensation Discussion and Analysis presents historical compensation information for the following individuals, whom Knowles refers to as its Named Executive Officers (“NEOs”) and who will hold the positions below:

•	Jeffrey S. Niew, Knowles President & Chief Executive Officer

•	John S. Anderson, Knowles Senior Vice President & Chief Financial Officer

•	Michael A. Adell, Co-President, Mobile Consumer Electronics—Microphone Products

•	Raymond D. Cabrera, Knowles Senior Vice President, Human Resources & Chief Administrative Officer

•	Gordon A. Walker, Co-President, Specialty Components—Acoustic Products

The contents of this Compensation Discussion and Analysis are organized into five sections:

Section 1—Dover Compensation Decision Making for 2012

Section 2—2012 NEO Compensation Decisions

Section 3—Compensation Components

Section 4—Other Compensation Programs and Policies

Section 5—Anticipated New Knowles Plans

Decisions regarding the variable compensation of Knowles’ NEOs for 2012 were made by the Dover Committee and Dover’s senior management, utilizing the full-year financial results that included the businesses placed in discontinued operations in 2012.

Section 1—Dover Compensation Decision Making for 2012

Process

The process for making variable executive compensation decisions at Dover for 2012 began with goal setting at the beginning of the year and concluded with the actual incentive compensation payout decisions in early 2013. The process is designed to allow the Dover Committee, the Dover Board and Dover management time to reflect on and discuss information before being asked to approve a proposal or make decisions. The process for 2012 compensation decisions for Knowles’ NEOs involved the following parties: the Dover Committee, Dover’s CEO, Dover Communication Technologies’ CEO (Mr. Niew), Dover Energy’s CEO with respect to Mr. Anderson and the independent consultant advising the Dover Committee. The roles of each in making the 2012 compensation decisions were as follows:

The Dover Committee. The Dover Committee is responsible to Dover’s Board for overseeing the development and administration of Dover’s compensation and benefits policies and programs. In addition to making recommendations to the independent directors of Dover’s Board as to the compensation of Dover’s CEO, the Dover Committee, which consists of five independent directors, is responsible for reviewing and approving all compensation recommendations for direct reports to Dover’s CEO, including Mr. Niew. The Dover Committee is supported in its work by the Dover Human Resources department and by its independent compensation consultant, Semler Brossy.

Dover’s Chief Executive Officer. Each year, within the guidelines approved by the Dover Committee and based on Dover management’s review of competitive market data, Dover’s Chief Executive Officer recommends to the Dover Committee the salaries, annual incentive awards and long-term incentive awards for his direct reports, including Mr. Niew. In addition to market data and trends, these recommendations are based upon his assessment of each officer’s performance, the performance of the individual’s respective segment or function and employee retention considerations. The Dover Committee reviews these recommendations and approves any compensation changes involving the CEO’s direct reports. In addition to making recommendations concerning the compensation of his direct reports, Dover’s CEO also reviews and approves recommendations made by his direct reports.

Dover Communication Technologies’ Chief Executive Officer. As CEO of Dover Communication Technologies, Mr. Niew was responsible for making recommendations to Dover’s CEO concerning 2012 compensation decisions involving his direct reports, including Knowles’ other NEOs, except for Mr. Anderson. These recommendations were based upon his assessment of each individual’s performance, the performance of the individual’s respective business unit or function and employee retention considerations. Dover’s CEO reviewed these recommendations and approved the final compensation decisions for Mr. Niew’s direct reports.

Dover Energy’s Chief Executive Officer. In 2012 Mr. Anderson was the Chief Financial Officer for the Dover Energy segment. The Dover Energy CEO was responsible for making recommendations to Dover’s CEO concerning 2012 compensation decisions for Mr. Anderson. Dover’s CEO reviewed these recommendations and approved the final compensation decisions.

Independent Compensation Consultant. The Dover Committee has retained Semler Brossy as its independent executive compensation consultant. This firm routinely provides the Dover Committee with an evaluation of the market competitiveness of Dover’s executive compensation packages, an assessment of pay in relation to performance, input into CEO and other executive pay decisions and input on other compensation-related matters at the request of the Dover Committee. The firm reports directly to the Dover Committee, and the Dover Committee may replace the firm or hire additional consultants at any time. A representative of the firm attends meetings of the Dover Committee, upon request, and communicates with the chair of the Dover Committee between meetings. While the Dover Committee values the advice of its consultant, the Dover Committee and the other independent directors of Dover’s Board are the sole decision-makers in regard to the compensation of executive officers.

For Dover, the 2012 compensation determination process with respect to Knowles’ NEOs was as follows:

February 2012—The Dover Committee and the independent directors of Dover’s Board reviewed and approved the financial performance targets for the annual incentive plan. Dover’s CEO approved the strategic goals for each of his direct reports, including Mr. Niew. Mr. Niew, in turn, approved the strategic goals for each of his direct reports, including Knowles’ NEOs, except for Mr. Anderson. The Dover Energy CEO approved Mr. Anderson’s strategic goals.

November 2012—The Dover Committee reviewed and considered market compensation data and executive compensation trend information from its independent consultant. The Dover Committee also reviewed tally sheets to understand the full cost of each executive, share ownership levels, realized pay and payouts under different termination scenarios.

February 2013—The Dover Committee reviewed with Dover’s CEO the financial and strategic performance of each of his direct reports in 2012, along with the proposed pay actions. After discussion, the Dover Committee approved pay actions for each direct report, including Mr. Niew. The Dover Committee certified the performance results for the incentive plans. Dover’s CEO reviewed with Mr. Niew the performance of each of Mr. Niew’s direct reports, including all of Knowles’ other NEOs, except for Mr. Anderson, and approved the compensation decisions made for those individuals. Dover’s CEO also reviewed with the Dover Energy CEO the performance of Mr. Anderson and approved the compensation decisions.

Going forward

Knowles expects it will follow a compensation determination process that will be similar to Dover’s. The Compensation Committee of Knowles’ Board of Directors (the “Knowles Committee”), consisting of independent directors, will oversee the development and administration of Knowles’ compensation and benefits policies and programs. In addition, the Knowles Committee will make recommendations to the Knowles Board on Knowles’ CEO compensation. The Knowles Committee will also approve compensation recommendations for Mr. Niew’s direct reports. The Knowles Committee intends to retain an independent compensation consultant.

Pay Mix

Dover’s executive compensation program for executive officers has been designed to emphasize performance-based compensation. Fixed compensation elements, such as salary, although essential to a competitive compensation program, are not the focal point of the program. The majority of Knowles’ NEOs’ compensation has been “at risk,” which means that it varies year to year depending on factors such as Dover’s earnings per share on a fully-diluted basis (“EPS”), earnings before interest and taxes (“EBIT”), revenue or the internal Total Shareholder Return (“iTSR”) of an NEO’s business unit, Dover’s actual stock price performance and relative Total Shareholder Return (“TSR”) versus that of Dover’s peers. Dover believes that its financial metrics are the drivers of shareholder value, while the market measures focus on actual shareholder value creation.

Going forward

Knowles expects the emphasis on performance-based compensation to continue at Knowles. Knowles anticipates the majority of compensation to be “at risk” with annual incentive compensation to be paid upon achievement of financial and individual strategic goals. Knowles expects that the long-term incentives will be based 100% on equity with a mixture of stock options and RSUs, as described below under “Section 3—Compensation Components—Dover Equity Awards.”

Competitor Data—Peer Groups

In 2011, the Dover Committee launched an effort to identify peer companies that, taken together, more closely reflected Dover’s size and portfolio, and better represented Dover’s market for executive talent. At the request of the Dover Committee, Semler Brossy led the process to update the list of Dover’s peer companies.

The Dover Committee now references two overlapping peer groups in making executive compensation decisions: (1) a smaller, more tightly clustered group for assessing executive pay levels and practices and (2) a broader group for assessing Dover’s financial performance and total shareholder return.

For assessing executive pay programs and levels, the Dover Committee selected a group of companies that are similar to Dover in terms of end markets, complexity, revenue and market capitalization. The original 22 companies were reduced to 21 with the merger of Cooper Industries and Eaton. The Dover Committee believes that this group (listed below), in combination with survey-reported information, provides an appropriate representation of the market for executive talent.

Executive Pay Levels and Practices Peer Group (for 2012)

Cameron International	Illinois Tool Works	Roper Industries
Corning	Ingersoll-Rand	SPX Corp.
Danaher	Pall Corp.	Textron
Eaton Corp.	Parker-Hannifin	Timken Company
Emerson Electric	Pentair	Tyco International
Flowserve Corp.	Precision Castparts Corp.	Weatherford
FMC Technologies	Rockwell Automation	3M Company

For measuring TSR—the basis for Dover’s performance shares—the Dover Committee concluded that an expanded group of companies (building from the 21 above) would better represent the range of alternatives for Dover’s shareholders’ capital and help to mitigate the impact of any single-company events on relative performance measurements.

Company size was not explicitly considered in developing the expanded performance-benchmarking group, as it is less of a direct consideration when comparing shareholder returns. Other than size, each of the previously mentioned criteria was utilized in determining the performance benchmarking peer group.

Performance Share TSR Peer Group (beginning with awards made in 2012)

Actuant	Honeywell International	Rockwell Automation
AMETEK Inc.	Hubbell Inc.	Roper Industries
Amphenol Corp	IDEX Corp.	Snap-on Inc.
Cameron International	Illinois Tool Works	SPX Corp.
Carlisle Companies	Ingersoll-Rand	Teledyne Technologies
Crane Co.	Lennox International	Textron
Corning	Nordson Corp.	Timken Company
Danaher	Pall Corp.	Tyco International
Eaton Corp.	Parker Hannifin	United Technologies
Emerson Electric	Pentair	Vishay Intertechnology
Flowserve Corp.	Precision Castparts Corp	Weatherford International
FMC Technologies	Regal Beloit Inc.	3M Company
Gardner Denver

The Executive Pay Levels and Practices peer group was used to prepare the market data reviewed by the Dover Committee in November 2012. The Performance Share TSR peer group will be used by Dover to measure its relative performance over the next three years to determine payouts for the performance shares awarded beginning January 2012.

In addition to peer group information, Dover has historically referred to pay data for manufacturing companies from the Mercer US Global Premium Executive Remuneration Suite, Towers Watson Survey Report on Top Management Compensation, Hewitt Total Compensation Management surveys and databases, and Equilar Top 25 Survey. These surveys were selected because they include a broad range of manufacturing companies that are comparable to Dover in many ways, including geographic diversity, substantial U.S. operations, comparable revenues and operations in many of the same manufacturing sectors.

Going forward

Knowles anticipates that the process for setting its executive officer compensation levels will be similar to the process used by Dover. Knowles’ Compensation Committee will seek input from the independent directors on Knowles’ Board, Knowles’ CEO and its independent compensation consultant. Since Knowles will operate on the same fiscal calendar as Dover, Knowles expects the timeline used for making decisions surrounding compensation will be similar to that of Dover.

Dover has engaged Towers Watson, on Knowles’ behalf, to assist in designing Knowles’ anticipated executive compensation program. With the assistance of Towers Watson, an initial industry peer group was developed to benchmark compensation in the markets in which Knowles recruits for executive talent. The selected group of companies is similar to Knowles in terms of end markets, complexity and revenue. In addition, Knowles will use the following survey data to benchmark executive pay when peer group data is not available: Towers Watson General Industry Executive Database, Towers Watson Top Management Survey Report and Mercer Benchmark Database. Towers Watson will also review a sample of recent spin-offs to assess market compensation practices and make recommendations to the Dover Committee. Following the distribution, Knowles’ Compensation Committee is expected to retain its own consultant to advise it in its compensation planning decisions.

Knowles Executive Pay Levels and Practices Peer Group

Atmel Corporation	Fairchild Semiconductor Int’l Inc.	Molex Inc.
AVX Corporation	Interdigital Inc.	RF Micro Devices Inc.
Ciena Corporation	Littlefuse Inc.	Silicon Laboratories Inc.
Cirrus Logic Inc.	LSI Corporation	Skyworks Solutions Inc.
Cree Inc.	Methode Electronics, Inc.	Vishay Intertechnology, Inc.
Cypress Semiconductor Corp	Microsemi Corporation

The table below provides 2012 revenue statistics for the above peer group and Knowles.

Percentile	2012 Revenue ($Million)
75th Percentile	1,689
50th Percentile	1,318
Knowles	1,118
25th Percentile	757

Section 2—2012 NEO Pay Decisions

The compensation awarded to Knowles’ NEOs in 2012 reflected their respective business units’ financial performance and their individual performance against strategic goals.

Annual Incentive Awards—Financial Objectives

Mr. Niew participated in Dover’s Executive Officer Annual Incentive Plan or “AIP” in 2012. The AIP was designed to reward Dover’s executive officers with an annual bonus for the achievement of both financial and strategic objectives, which are linked to Dover achieving its longer-term goals. For Section 162(m) purposes, the amount available to be paid under the AIP each year is determined by the extent to which Dover achieves that year’s EPS goal established at the beginning of the year. Achievement of Dover’s EPS target allows maximum bonuses to be paid, subject to the negative discretion of the Dover Committee in determining the final bonus to be paid to each senior executive participating in the AIP. Achievement below the EPS target reduces bonus funding by 1% for every 1% below target; achievement above the EPS target does not increase the bonus funding. For purposes of the annual incentive plan, Dover’s 2012 EPS target was $4.83 which, as permitted by the plan, reflected adjustments that (x) included any businesses acquired during the year and full-year results for any business that was placed in discontinued operations during the year (excluding any related goodwill impairment charges) and (y) excluded the impact of any share repurchase programs during 2012. On this basis, Dover achieved EPS of $4.64, such that bonuses were available to be paid at 96.1% of maximum.

The bonuses actually paid under the AIP for 2012 were equal to or less than this 96.1% maximum funding amount. In determining the actual bonus to be paid to each AIP participant, fifty percent of each participant’s bonus was based upon the achievement of specific financial targets and 50% was based upon the achievement of specific individual strategic goals.

Knowles’ other NEOs participated in Dover’s annual bonus program, with such Dover performance goals as set forth below.

For all of Knowles’ NEOs, the financial targets listed below were utilized to determine the 50% of their annual bonuses that were tied to financial results.

	2012 Targets			2012 Results
	in $millions except for EPS
	EPS (1)	Sales	EBIT	EPS (1)	Sales	EBIT
Dover Communication Technologies, Inc. (Niew and Cabrera)	4.83	1,758	325	4.64	1,517	219
Dover Energy (Anderson)	4.83	2,161	523	4.64	2,173	539
Knowles Acoustics (Adell)	n/a	378	126	n/a	406	152
Knowles Electronics (Walker)	n/a	226	68	n/a	232	69

(1)	As discussed above, EPS target and actual results for 2012 included any businesses placed in discontinued operations during 2012 (excluding any related goodwill impairment charges) and excluded any benefits of share repurchases during 2012. Accordingly, EPS target and “actual results” for 2012 did not represent EPS for 2012 as calculated and reported by Dover under general accepted accounting principles. Dover believed that including in the EPS full-year 2012 results any business placed in discontinued operations during 2012 but which were owned by Dover throughout the period was appropriate for determining overall operational performance of Dover as such businesses were continuing operations when the targets were established at the beginning of the year. Likewise, Dover believed that excluding the benefits of share repurchases was appropriate in considering EPS for incentive compensation purposes as the impact of share repurchases does not reflect operational performance of the Dover businesses.

The following table reconciles 2012 EPS as reported in Dover’s audited financial statements to Dover’s 2012 EPS for purposes of Dover’s annual incentive plan:

Dover 2012 fully diluted EPS from continuing operations	$4.53
Impact of businesses placed into discontinued operations during the year (excluding any related goodwill impairment charges)	0.17
Impact of shares repurchased under Dover’s share repurchase programs	(0.06)

Dover 2012 Annual Incentive Plan EPS Achieved	$4.64

Annual Incentive Awards—Strategic Objectives

As described above, each of Dover’s executive officers, including Mr. Niew, and each of Knowles’ other NEOs had unique strategic objectives that were utilized to determine the remaining 50% of their annual incentive. The individual NEO strategic goals, which are described below, were linked to the overall success of Dover, as it continued to move forward on its strategic pathway to achieve consistent long-term success.

Mr. Niew

•	Mr. Niew’s 2012 strategic objectives under the AIP included the startup of a new manufacturing site in the Philippines, achieving growth in the MEMs microphone business and the results achieved by the Sound Solutions business acquired in 2011.

Other NEOs:

•	Mr. Anderson’s 2012 strategic objectives were focused on the Dover Energy segment and included the successful integration of Dover Energy acquisitions, global expansion (outside of North America and Europe) and successful execution of operational improvements.

•	Mr. Adell’s 2012 strategic objectives focused on the Knowles Acoustics business and included new product introductions, operational improvements and capacity expansion.

•	Mr. Cabrera’s 2012 strategic objectives were focused on the Dover Communication Technologies segment and included expanding global operations in Asia, integration of the Sound Solutions acquisition, recruitment of the leadership team in the new manufacturing site in the Philippines and strategic talent acquisition.

•	Mr. Walker’s 2012 strategic objectives were focused on the development and execution of a robust Knowles Electronics new product pipeline, enterprise value creation through cost reductions, and development of a business strategy to expand revenue and earnings growth opportunities in non-core markets.

Annual Incentive Awards—Payments

Based on 2012 financial performance against the original goals, and the performance of Knowles’ NEOs against their strategic objectives, Knowles’ NEOs were paid the following amounts in the first quarter of 2013:

	AIP $ Payout 2012	AIP Payout as % of Target 2012
Jeffrey S. Niew	260,000	50%
John S. Anderson	170,000	105%
Michael A. Adell	197,479	180%
Raymond D. Cabrera	92,000	84%
Gordon A. Walker	133,000	133%

Going forward

Knowles expects that its NEOs will continue to receive a significant portion of their compensation in the form of “at-risk” pay. Knowles anticipates that it will have an annual cash incentive plan, as described in Section 5 below, that will reward Knowles’ NEOs based on the satisfaction of a combination of corporate financial metrics, business unit financial metrics and operational goals, as established by Knowles’ Compensation Committee. Each NEO will have a target annual incentive payment, expressed as a percentage of his base salary.

Changes in Salary

There was no salary increase for Mr. Niew in 2013. Knowles’ other NEOs received salary increases in 2013 ranging from 1.4% to 4.0%, based on their individual performance and the relative competitiveness of total compensation, based on survey data. These salary increases were recommended by Mr. Niew for all other NEOs except Mr. Anderson, and by the Dover Energy CEO for Mr. Anderson. The recommendations were approved by Dover’s CEO.

2013 Annual Bonus and Long-Term Incentive Award Target Amounts

In 2012 the Dover Committee reviewed a total compensation analysis for the company peer group recommended by Semler Brossy to assess the competitiveness of each of the Dover NEO’s total compensation, including Mr. Niew’s. Based on this review and upon the recommendation of Dover’s CEO, the Dover Committee left unchanged Mr. Niew’s target annual bonus and long-term incentive award amounts for 2013. Mr. Niew recommended 2012 target total compensation levels for each of his direct reports, including Knowles’ NEOs except for Mr. Anderson, based on the performance of each executive and the competitiveness of each executive’s total compensation. The Dover Energy CEO made such recommendation for Mr. Anderson. The recommendations were reviewed and approved by Dover’s management.

A summary of the approved 2013 target compensation levels for each of Knowles’ NEOs is below:

	2013
	Salary	Target Bonus	Target LTI
Jeffrey S. Niew	$525,000	100%	$1,000,000
John S. Anderson	$335,000	50%	$400,000
Michael A. Adell	$285,000	40%	$300,000
Raymond D. Cabrera	$283,250	40%	$300,000
Gordon A. Walker	$260,000	40%	$250,000

Realized Long-Term Performance Based Compensation

Cash Performance Program

Dover’s three-year cash performance program (“CPP”) rewards executives for improving the value of the entity through earnings growth and cash flow generation over a three-year period. During the three-year plan period ending December 31, 2012, Dover generated $4.1 billion in EBITDA and $2.3 billion of free cash. The payout methodology and details of the program can be found in the section entitled “Compensation Components” under the subheading “Cash Performance Program Awards.” The payouts to Knowles’ NEOs from the plan for the three-year period ending December 31, 2012 were:

	CPP $ Payout	CPP Payout as % of Target
Jeffrey S. Niew	1,639,532	547%
John S. Anderson	653,526	545%
Michael A. Adell	409,883	547%
Raymond D. Cabrera	409,883	547%
Gordon A. Walker	409,883	547%

Performance Shares

In February 2010, Dover issued performance share awards that may be earned over three years based on the TSR of Dover’s stock relative to its peer group over that time period. Mr. Niew was then the president of one of Knowles’ operating companies and he did not receive a performance share award in 2010. Mr. Anderson received a target performance share grant on 1,049 shares in 2010. For the three-year period ending December 31, 2012, Dover had a TSR of 68.5%, placing it at the 64.5 percentile of its peer group. This results in a payout of 158% of the original grant. As a result, Mr. Anderson received 1,657 shares.

Going Forward

Knowles expects that its NEOs will continue to receive a significant portion of their compensation in the form of “at-risk” pay. Knowles expects to use annual grants of Knowles equity in the form of stock options and RSUs as part of Knowles’ NEOs compensation. Knowles does not expect to utilize a cash performance plan or performance shares as part of Knowles’ Long Term Compensation Program. Knowles anticipates converting outstanding performance shares to Knowles RSUs with the same terms and conditions as the outstanding performance shares, except that such RSUs will have time-based vesting.

Section 3—Compensation Components

Dover offers a compensation program that provides structure and commonality across all of its operating companies. The following chart represents the components of Dover’s compensation program, and is not to scale for any particular NEO.

Executive Compensation Program

Consistent with its pay for performance philosophy, Dover provided the following compensation and benefits components to its senior management team, including Knowles’ NEOs. After the distribution, Knowles’ NEOs will receive compensation and benefits under Knowles’ compensation program, as determined by Knowles’ Compensation Committee.

Compensation Element	Objective	Current Dover Approach	Anticipated Knowles Approach Going Forward
Salary	To provide a reasonable fixed level of annual cash compensation.	Individual salaries were set based on the executive’s responsibilities, performance, skills and experience as compared with relevant and comparable market talent. The market median was the reference for salaries.	Knowles expects individual salaries will continue to be set based on the executive’s responsibilities, performance, skills and experience as compared with relevant and comparable market talent. The market median will be the reference for salaries.

Annual Incentive Plan Bonus	To encourage and reward the executive officer’s contribution toward producing strong financial and operating results and advancing Dover’s corporate strategy.	Awards were based 50% on financial performance (an assessment of Dover EPS, revenue and/or earnings for the executive’s relevant business unit) and 50% on contributions to strategic initiatives.	Knowles expects that awards will be based on a combination of both financial performance and strategic personal objectives. Financial objectives will be based on Knowles financial goals and an executive’s relevant business unit when applicable.

Compensation Element	Objective	Current Dover Approach	Anticipated Knowles Approach Going Forward
Long-term Cash Performance Program Award	To encourage and reward an executive officer’s contribution in producing strong financial and operating results over a three-year period and to retain talented executives	Payouts, if any, were based on each Dover business unit’s performance as measured by iTSR.	Knowles does not intend to offer the long-term cash performance program.

Equity Awards	To encourage executive officers to focus on long-term performance, to retain talented executives and to align their interests with those of Dover’s shareholders.

SSAR awards created value only to the extent Dover’s stock price appreciates over the stock price at the time of grant of the award; time vesting only.

A portion of the equity award for each senior executive officer, including all NEOs, was in the form of performance shares. Performance shares vest based on Dover’s three-year total shareholder return compared to that of Dover’s peer group.

Knowles’ intention is to offer a combination of stock options and restricted stock units.

Stock options create value only to the extent Knowles’ stock price appreciates over the stock price at the time of grant of the award, time vesting only.

Restricted stock units that will reward executives for stock price appreciation, while providing more stable value to enhance executive retention.

401(k), Pension and Health & Wellness	To provide competitive benefits, including tax-efficient retirement benefits, to retain talented executives and to encourage them to focus on long-term performance.

Dover executives, including all of Knowles’ NEOs, participate in retirement and benefit plans generally available to Dover employees on the same terms as other employees.

Some of Dover’s U.S.-based employees, including all of Knowles’ NEOs, also participate in a tax-qualified defined benefit pension plan. All U.S.-based Dover employees are offered a health and wellness plan (including health, term life and disability insurance). None of Knowles’ NEOs receive enhanced health and wellness benefits.

Knowles expects to provide health and welfare plans and qualified retirement plans that will be generally available to most employees.

Knowles also expects all U.S.-based Dover employees to be offered a health and wellness plan (including health, term life and disability insurance). Knowles expects that none of its NEOs will receive enhanced health and wellness benefits.

Knowles will not be offering a qualified defined benefit pension program, but Knowles will be offering a 401(k) plan.

Compensation Element	Objective	Current Dover Approach	Anticipated Knowles Approach Going Forward
Non-Qualified Retirement Plan	To provide competitive benefits, including tax-efficient retirement benefits, to retain talented executives.	Dover offers two non-qualified plans with participation generally limited to individuals whose annual salary and bonus earnings exceed the IRS limits applicable to Knowles’ qualified plans: a pension replacement plan (“Dover PRP”) and a deferred compensation plan. All of Knowles’ NEOs are eligible to participate in these plans.

All Knowles executives who have participated in these Dover non-qualified plans will have their benefit accruals frozen on December 31, 2013.

Knowles does not anticipate developing a supplemental executive retirement plan. However, Knowles reserves the right to develop a deferred compensation plan for key executives in the coming years.

Severance	To provide fair and consistent severance benefits and avoid individual negotiations.	All of Dover’s NEOs are covered under this executive severance plan. If a covered executive’s employment is terminated without cause (as defined in the severance plan), the executive will generally be entitled to receive twelve months of salary and healthcare benefits continuation; a prorated bonus for time worked during the year; and the next payable CPP award.	Knowles expects to offer executive severance benefits similar to Dover’s executive severance benefits.

Change-in-Control	To retain talent in the event of a change-in-control. To provide consistent severance benefits in the event of termination following a change-in-control and avoid individual agreements.

Dover has a senior executive change-in-control (“CIC”) severance plan. The CIC severance plan establishes the severance benefits payable to eligible executives if they are involuntarily terminated following a change-in-control.

Dover does not provide tax gross-ups in the senior executive change-in-control severance plan.

Knowles anticipates that it will offer executive severance and CIC benefits similar to Dover, including a prohibition on tax gross-ups for excise taxes caused by change-in-control severance payments.

Compensation Element	Objective	Current Dover Approach	Anticipated Knowles Approach Going Forward
Perquisites	To provide competitive programs to retain talent.

Dover has no formal executive perquisite program, nor does Dover own or operate any corporate aircraft.

Dover management and the Dover Committee believe that providing significant perquisites to executive officers would not be consistent with its overall compensation philosophy.

There have been limited legacy perquisite benefits provided to executives at the operating company level.

Knowles does not anticipate having a formal executive perquisites program.

Clawback policy and Shareholding guidelines	To provide policies that protect shareholder interests.	Dover’s PRP and annual incentive plans include clawback provisions.	Knowles expects to adopt clawback policies and shareholding guidelines that are consistent with Dover’s policies and guidelines.

Salary

Dover set salaries of its executive officers at levels that were intended to motivate and reward annual achievements and continued service. The executive salary structure used the median as a reference for determining salaries, reflecting a philosophy that base compensation should range around the market median, with above-market compensation reflecting exceptional performance. This use of the median as a reference was also consistent with current market practice of Dover’s peer companies.

Going forward

Knowles expects individual salaries will continue to be set based on the executive’s responsibilities, performance, skills and experience as compared with relevant and comparable market talent. The market median will be the reference for salaries.

Performance-Based Compensation

Dover offers incentive compensation on an annual and longer-term basis.

Annual Incentive Plan Bonus (AIP)

Executive officers at Dover who participate in the AIP, including Mr. Niew, may earn a bonus each year based on their performance against both financial and individual strategic goals. The annual bonus is funded for Section 162(m) purposes and then reduced to the final award based on financial and strategic goal achievement. AIP targets are determined according to an executive’s business/function complexity, size and overall impact on Dover’s results, as well as strategic leadership and managerial responsibility.

For 2012, 50% of a Dover NEO’s annual bonus was based on the achievement of financial performance criteria based on EPS, revenue and/or operating earnings for segment executives. The other 50% of the annual bonus was based on the achievement of individual strategic objectives related to long-term value creation for Dover shareholders. Executives could achieve up to 200% of their target bonus for performance that is significantly above the targeted performance. They could receive significantly less than the target bonus for performance below the targeted level. Dover believes that balancing the measurement of performance for the AIP between financial and strategic objectives is an important factor in mitigating risk and creating long-term value for Knowles’ shareholders.

Going forward

Knowles expects that its NEO’s annual bonuses will be based on a combination of financial metrics and strategic personal objectives. As under the Dover AIP, Knowles expects that its executive officers will have the potential to earn up to 200% of their target bonus for performance that is significantly above the targeted performance, and they may receive significantly less than the target bonus for performance below the targeted level. Knowles believes that balancing the measurement of performance for the AIP between financial and strategic objectives is an important factor in mitigating risk and creating long-term value for Knowles’ shareholders. The anticipated new annual incentive plan is described below in Section 5.

Long-Term Incentive Plan (LTIP)

Dover offers senior executive officers incentive compensation over periods of time longer than one year under its LTIP. Awards made to Dover executive officers through 2012, including CPP and performance share awards paid out in February 2013, were made under Dover’s 2005 Plan. Beginning with the awards made in 2013, long-term incentive awards to executive officers were made under Dover’s 2012 Plan, which was adopted by the Dover Board and Dover stockholders in 2012. The Dover Committee believes that compensation earned over a longer period helps retain highly qualified executive officers and motivates them toward longer-term goals that will benefit shareholders.

Long-term incentive awards are generally made only once each year during the Dover Committee meeting regularly held in the first quarter, after the announcement of earnings for the prior year. All SSAR grants, whenever made, have an exercise or base price equal to Dover stock’s closing price on the NYSE on the date of grant. Mid-year hires who participate in the Dover long-term incentive plan usually receive their first grant the following February.

The following table summarizes the components of Dover’s LTIP and the related performance criteria:

LTIP Component	Performance Criteria	Vesting or Exercise Period
CPP awards	iTSR	Awards vest and are paid in cash at the end of a three-year performance period.

SSARs	Market price of Dover common stock	SSARs are not exercisable until three years after grant; thereafter, they remain exercisable for another seven years.

Performance shares	TSR relative to performance peer group	Awards vest and are settled using shares at the end of a three-year performance period.

The 2012 present value grant amounts for Knowles’ NEOs were based on each NEO’s executive’s position and responsibility at the time of the grant. The resulting dollar value was allocated between cash performance program awards, stock-settled stock appreciation rights and performance shares with such allocation based on the executive’s responsibilities across the organization. Executives with comparable positions and responsibilities had similar long-term incentive compensation opportunities.

Cash Performance Program Awards. Dover makes cash performance awards annually for the three-year performance period commencing with the year of the award. Any payout of cash performance awards occurs three years later, conditional upon the calculated level of achievement relative to the preset iTSR targets by the participant’s business unit over the three-year period.

Payouts of Dover cash performance awards are made on a sliding scale using the following formula:

No payouts are made unless iTSR equals or exceeds 6%. The payout to any individual may not exceed $5,000,000 and total payouts for all participants for a business unit may not exceed 1.75% of the value created at that business unit over the three-year performance period.

iTSR is a measure of the change in an entity value plus the free cash flow generated by the entity over the three-year time period. In the case of iTSR, entity value is determined by using a multiple of the entity’s EBITDA. Dover believes increasing the entity value as measured by iTSR creates long-term shareholder value.

Dover Equity Awards. Dover equity awards generally consist of SSARs and performance shares, and in limited circumstances, restricted shares.

SSARs. All SSARs are granted with ten-year terms and are not exercisable until three years after their grant. The exercise or base price of all SSARs is the closing price of Dover stock on the date of grant.

Performance Shares. Performance shares represent potential payments of common stock based on Dover’s TSR relative to that of its peer group over the three-year performance period. Dividends are not earned on performance shares during the performance period.

Actual payments may range from 0% to 200% of target grant, as follows:

Restricted Shares. Dover grants awards of restricted shares in limited circumstances, such as for retention or recognition of special achievements. Dividends are accrued during the vesting period and paid only when the shares vest.

Treatment of outstanding Dover equity awards: Effective as of the distribution, Knowles anticipates that the Dover equity awards previously granted to Knowles’ NEOs will be converted to Knowles equity awards under Knowles’ new long-term incentive plan. In general, Knowles anticipates that each award will be subject to the same terms and conditions as were in effect prior to the distribution, except that performance shares will convert to time-based RSUs. In addition, Knowles’ NEOs will receive new Knowles equity-based awards, as described below. For additional information, see “Certain Relationships and Related Person Transactions—Agreements with Dover—Employee Matters Agreement.”

Going Forward

As described in Section 5 below, Knowles anticipates that its Board will approve a new long-term incentive plan at the time of the spin-off. Awards made under that plan will be primarily equity-based. Knowles’ intention is to offer a combination of stock options and restricted stock units. Stock options create value only to the extent Knowles’ stock price appreciates over the stock price at the time of grant of the award, time vesting only. These stock options will have an exercise price set at the closing stock price on the grant date, with a three-year ratable vesting schedule. Restricted stock units will reward executives for stock price appreciation, while providing more stable value to enhance executive retention. The restricted stock units will also have a three-year ratable vesting schedule. Knowles does not anticipate introducing a performance cash or a performance share plan in the next year. In connection with the distribution, Knowles anticipates that outstanding Dover cash performance awards held by Knowles employees with a performance period extending beyond the distribution date will be cancelled.

Section 4—Other Compensation Programs and Policies

Executive Severance

Knowles’ NEOs have not had employment contracts. Dover has an executive severance plan that covers Knowles’ NEOs, which provides them severance benefits if they are terminated without cause. If a covered executive’s employment is terminated without cause (as defined in the severance plan), the executive will generally be entitled to receive twelve months of salary and healthcare benefits continuation; a prorated bonus for time worked during the year; and the next payable CPP award. See “Potential Payments Upon Termination or Change-in-Control.”

Senior Executive Change-in-Control Severance Plan

Dover has a senior executive change-in-control (“CIC”) severance plan. The CIC severance plan establishes the severance benefits payable to eligible executives if they are involuntarily terminated following a change-in-control. Messrs. Niew and Anderson are eligible to participate in Dover’s CIC severance plan. Under the Dover CIC severance plan Messrs. Niew and Anderson are not eligible for any tax gross-up on the benefit. An eligible participant is entitled to receive severance payments under the plan if, within 18 months after the change-in-control, either the executive’s employment is terminated by the company without “cause” or he or she terminates employment for “good reason” (as such terms are defined in the plan). The severance payments and benefits will consist of: a lump sum payment equal to 2.99 times his or her annual salary and bonus, reduced to 2.0 for a termination date that occurs after December 31, 2015; and one year of health care benefit continuation. See “Potential Payments Upon Termination or Change-in-Control.”

Dover senior management, including all of Knowles’ NEOs, may not receive severance benefits under more than one plan or arrangement. Dover does not provide tax gross-ups in the senior executive change-in-control severance plan. Dover does use a “best net” approach, in which Dover pays the severance payment called for under the plan or the maximum severance payable before excise taxes are incurred, whichever results in a higher after-tax payment to the executive.

Going Forward

Knowles does not intend to offer employment contracts to any of Knowles’ NEOs. CIC benefit payments will consist of a lump sum payment equal to 2.0 times his or her annual salary and bonus and one year of health care benefits. Knowles anticipates that it will offer executive severance and CIC benefits similar to Dover, as described in Section 5 below, including a prohibition on tax gross-ups for excise taxes caused by change-in-control severance payments.

Benefits

401(k), Pension Plan and Health & Wellness Plans. Dover senior management, including all of Knowles’ NEOs, participate in retirement and benefit plans generally available to Dover employees on the same terms as other employees. Dover and most of its businesses, including Knowles, offer a 401(k) plan to substantially all U.S.-based employees and provide a company matching contribution denominated as a percentage of the amount of salary deferred into the plan by a participant during the course of the year. Some of Dover’s U.S.-based employees, including all of Knowles’ NEOs, also participate in a tax-qualified defined benefit pension plan. All U.S.-based Dover employees are offered a health and wellness plan (including health, term life and disability insurance). None of Knowles’ NEOs receive enhanced health and wellness benefits.

Non-Qualified Retirement Plans. Dover offers two non-qualified plans with participation generally limited to individuals whose annual salary and bonus earnings exceed the IRS limits applicable to Knowles’ qualified plans: a pension replacement plan (“Dover PRP”) and a deferred compensation plan. All of Knowles’ NEOs are eligible to participate in these plans.

Benefits under the Dover PRP are determined using the benefit calculation and eligibility criteria as under the pension plan, except that United States Internal Revenue Code limits on compensation and benefits do not apply. Prior to December 31, 2009, the participants in the Dover PRP accrued benefits greater than those offered in the pension plan. Effective January 1, 2010, Dover modified this plan so that executives subject to United States Internal Revenue Service compensation limits will accrue future benefits that are substantially the same as benefits under the pension plan. Individuals who participated in the Dover PRP prior to January 1, 2010 will receive benefits calculated under the prior benefit formula through December 31, 2009 and benefits calculated under the lower Dover PRP benefit formula on and after January 1, 2010. Amounts receivable by the executives under the Dover PRP are reduced by any amounts receivable by them under the pension plan and the amounts of the company match in the 401(k) plan.

Dover offers a deferred compensation plan to allow participants to elect to defer their receipt of up to 50% of salary and 100% of bonus and any payout of a cash performance award. Dover does not consider the deferred compensation plan to play a major role in its compensation program, as it does not match any amounts deferred or guarantee any particular return on deferrals. The plan merely permits executive officers to defer receipt of part of their compensation to later periods and facilitates tax planning for the participants.

Going Forward

Knowles anticipates that its executive officers will participate in retirement and health and welfare plans generally available to other Knowles employees, on the same terms as other employees. Knowles will not offer a defined benefit pension or a pension replacement plan. There will be no accrued additional benefits under Dover’s pension plan nor pension replacement plan after December 31, 2013. Beyond 2013, there will be no new deferrals to the Dover Non-Qualified Deferred Compensation plan, and Knowles does not anticipate developing a Knowles deferred compensation plan in the coming year.

Clawback Policy

Dover’s PRP and annual incentive plans include clawback provisions.

Anti-hedging and Anti-pledging Policy

Currently, all Dover employees who receive an award under its long-term incentive plan, including all of Knowles’ NEOs, are prohibited from hedging or pledging their position in Dover stock.

Perquisites

Dover has no formal executive perquisite program, nor does Dover own or operate any corporate aircraft. Dover management and the Dover Committee believe that providing significant perquisites to executive officers would not be consistent with its overall compensation philosophy. None of Knowles’ NEOs received significant perquisites in 2012.

There have been limited legacy perquisite benefits provided to executives at the operating company level.

In 2012 Messrs. Adell, Cabrera and Walker participated in an Executive Medical Reimbursement Plan, which provided reimbursements for certain out-of-pocket medical expenses not covered under their health insurance plan. As of early 2013, Mr. Cabrera no longer participated in the Executive Medical Reimbursement Plan.

Going Forward

Knowles’ executives will receive benefits and perquisites generally available with those offered to other employees at Knowles. Knowles will not offer an Executive Medical Reimbursement Plan.

Shareholding Guidelines

Dover believes that its executives will most effectively pursue the long-term interests of its shareholders if they are shareholders themselves. In 2009, the Dover Committee adopted formal share ownership guidelines (subject to exceptions that may be granted by the Dover Committee for significant personal events or retirement planning).

The Dover Committee reserves the right to provide a portion of annual bonus and/or cash performance awards in stock for any Dover executive officer who fails to meet or make satisfactory progress toward satisfying the guidelines within the required time.

Tax Deductibility; Section 162(m)

Dover’s AIP, cash performance awards and performance share awards covered under its 2005 Plan are designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code which limits Dover’s ability to deduct, in calculating corporate income tax, compensation in excess of $1 million to specified executive officers unless the compensation is performance-based, among other requirements. The Dover Committee considers tax deductibility to be an important, but not the sole or primary, consideration in setting executive compensation. Accordingly, the Dover Committee has the authority to approve, and in specific situations has approved, the payment of compensation that may not be deductible when it believes such payments are in the best interests of Dover shareholders.

Going forward

Knowles expects it will adopt anti-hedging policies and an incentive clawback policy, in accordance with SEC rules and the rules of Knowles’ listing exchange. Knowles will institute an executive shareholding guideline policy to further align the executive interests with shareholder interests. Knowles does not anticipate introducing new perquisites for the executives, as Knowles does not feel it is aligned with Knowles’ philosophy of providing more pay at risk. Knowles will conduct its initial Say on Pay vote, as well as a vote on the frequency of future Say on Pay votes, at Knowles’ first Annual Meeting. Dover has engaged Towers Watson on Knowles’ behalf to assist in designing Knowles’ anticipated executive compensation program and, following the distribution, Knowles’ Compensation Committee will select its own independent compensation consultant, using criteria that it determines appropriate to do so, without input from Dover or Knowles’ management. Knowles intends to design plans that allow for awards that satisfy the tax deductibility provision in Section 162(m) of the Internal Revenue Code following the date these rules become applicable to Knowles.

Section 5—Anticipated New Knowles Plans

Executive Severance Plan and Senior Executive Change-in-Control Severance Plan

Knowles intends to adopt the Knowles Executive Severance Plan, under which eligible executives (including Presidents of a Knowles-business unit, Vice Presidents of Knowles and any U.S. officer senior to Vice Presidents) will be entitled to receive severance payments if the executive’s employment is terminated by Knowles without cause, as such term is defined in the plan. The severance payments will consist of base salary continuation for twelve months, plus an additional monthly amount equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, for the lesser of twelve months or the period that the executive receives COBRA benefits. An eligible executive will also receive an additional severance payment equal to a pro rata portion of the executive’s annual incentive bonus. The severance payments are subject to the executive executing and not revoking a release of claims against Knowles.

Knowles also intends to adopt the Knowles Corporation Senior Executive Change-in-Control Severance Plan (or, “Knowles’s CIC severance plan”). Under Knowles’s CIC severance plan, eligible executives (including the CEO and the CFO of Knowles, Presidents of a Knowles-business unit and those Vice Presidents of Knowles who are designated as eligible by the CEO of Knowles from time to time) will be entitled to receive severance payments if, within 18 months after the change-in-control, either his employment is terminated by Knowles without “cause” or the executive terminates employment for “good reason,” as such terms are defined in the plan. The severance payments will consist of:

A lump sum payment equal to 2.0 multiplied by the sum of the executive’s (i) annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher; and

A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year.

If Knowles determines that (i) any payment or distribution to an executive in connection with change-in-control, whether under the CIC severance plan or otherwise, would be subject to excise tax as an excess parachute payment under the Internal Revenue Code and (ii) the executive would receive a greater net-after-tax amount by reducing the amount of the severance payment, Knowles will reduce the severance payments made under the CIC severance plan to the maximum amount that might be paid (but not less than zero) without the executive becoming subject to the excise tax.

No executive may receive severance benefits under more than one plan or arrangement.

Long-term Incentive Plan

In connection with the distribution, Knowles expects to adopt the Knowles Corporation 2014 Equity and Cash Incentive Plan (the “2014 Plan”). The material features of the 2014 Plan are summarized below, but this summary is qualified in its entirety by reference to the full text of the 2014 Plan.

Knowles’ Compensation Committee intends grants and awards under the 2014 Plan to foster behavior that will produce the greatest increase in value for shareholders, reinforce key company goals and objectives that help drive shareholder value, and attract, motivate and retain officers, key employees and directors. Knowles’ Compensation Committee intends to grant incentive awards for Knowles’ NEOs under the 2014 Plan as discussed in “Section 3—Compensation Components—Dover Equity Awards.”

Duration and Amendment. The 2014 Plan has a predetermined term of 10 years, subject to approval by the shareholders, and will terminate in 2024. Knowles’ Compensation Committee may make grants and awards at any time or from time to time before the 2014 Plan terminates.

Knowles’ Board may amend or terminate the 2014 Plan as it deems advisable, except as provided for in the 2014 Plan. In addition, without shareholder approval, the Board cannot approve either the cancellation of outstanding options or SSARs and re-issue awards having a lower exercise price or base price, or amend outstanding options and SSARs to reduce the exercise price or base price thereof (including cash buyouts and the voluntary surrender of underwater options).

Administration. Knowles’ Compensation Committee will administer the 2014 Plan. Knowles’ Compensation Committee will consist of independent members of the Board each of whom is also a “non-employee director” for purposes of the rules under the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

Knowles’ Compensation Committee will select employees who shall receive awards, determine the number of shares covered thereby, and establish the terms, conditions and other provisions of the awards. The Board of Directors will determine the form and amount of directors’ shares to be paid to directors from time to time, subject to the limits of the 2014 Plan. Knowles’ Compensation Committee will determine the procedures and terms under which a director may elect to defer receipt of his or her directors’ shares. Knowles’ Compensation Committee may interpret the 2014 Plan and establish, amend and rescind any rules relating to the 2014 Plan. Knowles’ Compensation Committee may delegate all or part of its responsibilities under the 2014 Plan to the CEO to the extent permitted by Delaware law, except for granting awards to executives subject to Section 16 of the Exchange Act or Section 162(m) of the Code. Only the Board may determine awards to members of the Board.

Eligibility. Officers and other key employees of Knowles’ and its subsidiaries, as selected by Knowles’ Compensation Committee, and non-employee directors of Knowles will be eligible to participate in the 2014 Plan.

Shares Reserved for Issuance; Share Counting. A total of                                  shares of common stock are reserved for issuance under the 2014 Plan. The maximum number of shares issuable under the 2014 Plan is subject to adjustments resulting from stock dividends, stock splits, recapitalizations, reorganizations and other similar changes.

Shares subject to stock options and SSARs will reduce the shares available for awards under the 2014 Plan by one share for every one share granted. Performance share awards, restricted stock, restricted stock units that are settled in shares of common stock, directors’ shares and deferred stock units will reduce the shares available for awards under the 2014 Plan by three shares for every one share awarded. Cash performance awards do not count against the pool of available shares. The number of shares earned when an award is exercised, vests or is paid out will count against the pool of available shares, including shares withheld to pay taxes or an option’s exercise price. Shares subject to an award under the 2014 Plan that is cancelled, terminated, or forfeited or that expires will be available for reissuance under the 2014 Plan.

Award Limits. The maximum number of shares of common stock subject to any award intended to comply with Section 162(m) of the Code that may be granted under the 2014 Plan during any fiscal year of Knowles to any employee shall be                                  options or SSARs,                                  shares of restricted stock and                                  restricted stock units. No employee may be granted any performance share award intended to comply with Section 162(m) of the Code that could result in an employee receiving more than                                  shares of common stock for any performance period. No employee shall be granted a cash performance award intended to comply with Section 162(m) of the Code that could result in an employee receiving a payment of more than                                  for any performance period. No non-employee director may be granted more than                                  shares of common stock in any fiscal year.

No more than 5% of the aggregate share reserve may be awarded as restricted stock awards or restricted stock units having a vesting period more rapid than annual pro rata vesting over a period of three years.

Types of Awards. The 2014 Plan provides for stock options and SSAR grants, restricted stock awards, restricted stock unit awards, performance share awards, cash performance awards, directors’ shares and deferred stock units. The 2014 Plan also permits the issuance of awards to Knowles employees in substitution for such employees’ outstanding Dover awards (see the section entitled “Management—Compensation Discussion and Analysis—Treatment of Outstanding Dover Equity Awards”).

Stock Options and Stock-Settled Stock Appreciation Rights. Knowles’ Compensation Committee may grant options and SSARs under the 2014 Plan. Grants of options under the plan permit the participant to acquire shares of common stock at an exercise price fixed on the date of grant during the life of the award. SSARs granted under the plan are “freestanding,” meaning they are granted separately from options and the exercise of SSARs is not linked in any way to the exercise of options. A SSAR allows the plan participant to receive the increase, if any, in the fair market value of the number of shares of common stock underlying the award during the life of the award over a base price set on the date of grant. The amount payable upon the exercise of the SSAR will be paid to the plan participant in shares of common stock. Knowles’ Compensation Committee determines the exercise price for options and the base price of SSARs, which may not be less than the fair market value of the common stock on the date of grant. Knowles’ Compensation Committee may provide for SSARs to be settled in cash to the extent the committee determines to be advisable under foreign laws or customs.

Knowles’ Compensation Committee determines any conditions to the exercisability of options and SSARs, including requirements of a period of continuous service by the participant (time vesting) or performance or other criteria. Options and SSARs may not generally be exercised prior to the first anniversary of the date of grant. The committee also determines the term of each award, provided that the maximum term of any option or SSAR is ten years from the date of grant.

Restricted Stock and Restricted Stock Units. Knowles’ Compensation Committee may award restricted stock or restricted stock units to participants under the 2014 Plan. Restricted stock is registered in the name of a participant on the date of grant subject to vesting requirements and restricted stock units are rights credited to a bookkeeping account that will be settled by the delivery of shares if certain vesting conditions are satisfied. Knowles’ Compensation Committee determines the vesting period, of not less than one year or more than five years, with respect to a restricted stock or restricted stock unit award and whether other restrictions, including the satisfaction of any performance targets, are applicable to the awards. A holder of unvested restricted stock may not exercise voting rights during the restriction period. No dividends or dividend equivalents will be paid on unvested restricted stock or restricted stock unit awards during the restriction period, but in the discretion of the committee, dividend equivalents may be credited to an account for distribution to a participant after vesting.

Performance Share Awards. Knowles’ Compensation Committee may grant performance share awards to employees that will become payable in shares of Knowles’ common stock upon the achievement of objective pre-established performance targets based on specified performance criteria over a performance period of not less than three years. Awards may set a specific number of performance shares that may be earned, or a range of performance shares that may be earned depending on the degree of achievement of the pre-established performance targets. Shares of common stock in payment of performance shares will be issued only if Knowles’ Compensation Committee has certified after the end of the performance period that the required performance targets have been met and the amount of the award.

Cash Performance Awards. Knowles’ Compensation Committee may grant a participant the opportunity to earn a cash performance award conditional upon the satisfaction, over a performance period of not less than three years, of certain pre-established objective performance targets based on specified performance criteria. Knowles’ Compensation Committee will establish a percentage of the value created at the relevant business unit (or Knowles as a whole) during the performance period that the maximum total payout for that business unit (or Knowles as a whole) may not exceed. Cash in payment of cash performance awards will be issued only if Knowles’ Compensation Committee has certified after the end of the performance period that the required performance targets have been met and the amount of the award.

Directors’ Shares and Deferred Stock Units. The Board may designate a percentage of the non-employee director’s compensation to be paid in directors’ shares or may in its discretion determine to pay a specified dollar amount or number of shares as part of the non-employee director’s annual compensation. Subject to procedures Knowles’ Compensation Committee may establish from time to time, a non-employee director may elect to defer receipt of directors’ shares. Should a director elect to defer receipt of directors’ shares, deferred stock units will be credited to a bookkeeping account on the basis of one deferred stock unit for each directors’ share, which deferred stock units will be settled by the delivery of common stock upon the termination of the director’s service as a director or, if earlier, upon a date specified by the director at the time of the deferral election. Dividend equivalents will be credited on deferred stock units and distributed at the same time the shares are delivered upon settlement of the units.

Performance Criteria. Cash performance awards and performance share awards will be, and other awards may be, made subject to performance criteria. Knowles’ Compensation Committee establishes performance targets based on the plan’s performance criteria that include objective formulas or standards for determining the amount of the performance award that may be payable to a participant when the targets are satisfied. The performance targets do not need to be the same for all participants.

The performance criteria under the 2014 Plan include: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, income or net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of Knowles’s or an affiliate’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Knowles or affiliate, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital or operating revenue; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of Knowles’s common stock; (x) market segment share; (xi) product release schedules; (xii) new product innovation; (xiii) product or other cost reductions; (xiv) brand recognition or acceptance; (xv) product ship targets; (xvi) customer satisfaction; (xvii) total shareholder return; (xviii) return on assets or net assets; (xix) assets, operating margin or profit margin; and (xx) the growth in the value of an investment in Knowles’s common stock assuming the reinvestment of dividends.

Effect of Termination, Death, Disability or Change-in-Control on Awards. If a participant’s employment is voluntarily or involuntarily terminated other than for cause, vested stock options and SSARs will expire three months after the termination of the participant’s employment or the expiration of the original term, whichever is earlier. If a participant dies or becomes disabled while employed by Knowles, outstanding stock options and SSARs will fully vest and may be exercised by the person’s designated beneficiary, or in the absence of such designation, by the participant’s estate, for the balance of the original term or 60 months, whichever is shorter. If a participant retires on or after age 62, a participant may exercise options and SSARs that are, or within 60 months of the date of retirement become, exercisable, but not beyond the balance of the original term. The enhanced post-employment benefits for retirement on or after age 62 are conditioned upon a participant complying with certain non-competition restrictions that correspond to the period during which enhanced post-employment benefits are provided.

Subject to certain exceptions, cash performance awards, restricted stock, restricted stock units and performance shares will be forfeited if such awards are not vested when the participant terminates employment. If a participant dies, becomes disabled while employed by Knowles or is terminated by Knowles other than for cause, or in the event of any special circumstances as determined by the committee, time-vested restricted stock and restricted stock units will fully vest, subject to attainment of any performance criteria applicable to the award. In the event of retirement after age 62, restricted stock and restricted stock units will continue to vest, subject to compliance with certain non-competition restrictions.

In the case of cash performance awards and performance shares, if a participant dies or becomes disabled while employed by Knowles, a participant or his or her estate is entitled to a pro rata award for the period of service during the performance period, subject to attainment of applicable performance targets. In the case of retirement on or after age 62, a participant is entitled to the cash performance or performance share award that would have been earned had he or she remained in employment for the balance of the performance period, subject to attainment of applicable performance targets. Amounts payable to a participant who retires on or after age 62 are conditioned upon the participant complying with certain non-competition restrictions and any applicable performance criteria.

Vesting of outstanding awards to employees under the 2014 Plan accelerates upon the consummation of a change-in-control (as defined in the 2014 Plan) and one of the following double-trigger vesting requirements: (i) involuntary termination other than for cause, death or disability within 18 months of the change-in-control, (ii) a resignation for good reason within 18 months of the change-in-control, or (iii) outstanding awards are not replaced by a successor with awards that preserve existing value, the awards are not assumed by a successor, or the awards are impaired in value or rights. In addition, Knowles’ Compensation Committee has the right to take such other action with respect to awards in connection with a change-in-control as it determines to be appropriate. In the case of a change in the ownership of effective control of Knowles or in the ownership of a substantial portion of the assets of Knowles, any deferred stock units will settle on the date of such change of control or change in ownership by delivery of shares of common stock.

Annual Incentive Plan

Knowles intends to grant annual cash bonuses to executive officers based upon satisfaction of performance targets under an Executive Officer Annual Incentive Plan (“annual bonus plan”).

Purpose of the Plan. Knowles intends to establish the annual bonus plan to make annual bonus amounts paid to certain senior executive officers fully deductible by Knowles for federal income tax purposes as qualified performance-based compensation under Section 162(m). The plan provides for the payment of annual bonuses to senior executive officers who are in a position to make material contributions to Knowles’ success and who are selected each year by Knowles’ Compensation Committee. These annual bonuses are intended to motivate participants and reward the achievement of annual performance targets established each year by the committee.

Duration and Modification. The annual bonus plan does not have a predetermined term. Knowles’ Board may at any time suspend or terminate the plan, or make modifications to it for future performance periods as it may deem advisable. However, the Board may not make any amendments which are expected to materially increase amounts payable under the plan unless appropriate measures have been taken to cause the increased benefits to meet the requirements for qualified performance-based compensation under Section 162(m).

Administration. As described above with respect to the 2014 Plan, Knowles’ Compensation Committee will administer this annual bonus plan.

Eligibility. Knowles’ Compensation Committee in its sole discretion will determine the executive officers eligible to participate in the annual bonus plan each year. For this purpose, executive officer means Knowles’ chief executive officer, Knowles’ chief operating officer, if any, each other executive who reports directly to either Knowles’ chief executive officer or Knowles’ chief operating officer, if any, any other of Knowles’ executives or executives of Knowles’ affiliates selected by Knowles’ Compensation Committee, or any person who is an executive officer of ours under applicable SEC definitions.

Performance Period and Performance Goals. An executive officer designated to participate in the annual bonus plan may earn an annual cash bonus conditioned upon the attainment of pre-established performance targets measured over each calendar year. The performance target must be established in writing by Knowles’ Compensation Committee within the first 90 days of each year on the basis of one or more of the performance criteria specified under the plan. The performance criteria under the plan consist of the following, as applied to Knowles as a whole, or to a subsidiary, a division or a business unit: (i) earnings before interest, taxes, depreciation and amortization, (ii) cash flow, (iii) earnings per share, (iv) operating earnings, (v) return on equity, (vi) return on investment, (vii) total shareholder return or internal total shareholder return, (viii) net earnings, (ix) sales or revenue, (x) expense targets, (xi) targets with respect to the value of common stock, (xii) margins, (xiii) pre-tax or after-tax net income, (xiv) market penetration, (xv) geographic goals, (xvi) business expansion goals or (xvii) goals based on operational efficiency.

Certain Adjustments. Knowles’ Compensation Committee has the discretion to reduce or eliminate any amounts otherwise payable under the annual bonus plan. The committee may not authorize payments under the plan in excess of the amounts determined in accordance with the plan’s provisions.

Payment of Incentive Compensation. Knowles’ Compensation Committee will make the determination of whether any amount is payable under the annual bonus plan. Knowles’ Compensation Committee will certify, in writing and before any amount under the plan is paid, the amount that is payable with respect to each participant for performance during the prior calendar year. All payments are made in cash within 2 1⁄2 months following the performance period. The maximum annual cash bonus payable under the plan to any covered individual with respect to any performance period may not in any circumstances exceed $5 million.

Summary Compensation Table

The Summary Compensation Table and notes show all remuneration for 2012 provided to Knowles’ NEOs, consisting of the following executive officers:

•	Knowles’ Chief Executive Officer;

•	Knowles’ Chief Financial Officer; and

•	Knowles’ next three most highly-compensated executive officers.

The determination of the most highly compensated executive officers is based on total compensation paid or accrued for 2012, excluding changes in the actuarial value of defined benefit plans and earnings on nonqualified deferred compensation balances.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Jeffrey S. Niew Chief Executive Officer	2012	525,000	260,000	165,122	509,599	1,639,532	181,301	7,040	3,287,594

John S. Anderson, Chief Financial Officer	2012	325,000	170,000	66,078	203,851	653,526	50,569	9,893	1,478,917

Michael A. Adell, Co-President, Mobile Consumer Electronics—Microphone Products	2012	273,926	197,479	0	135,900	409,883	14,498	17,552	1,049,238

Raymond D. Cabrera, Senior Vice President, Human Resources and Chief Administrative Officer	2012	275,000	92,000	0	203,851	409,883	46,653	21,150	1,048,537

Gordon A. Walker, Co-President, Specialty Components—Acoustic Products	2012	250,000	133,000	0	90,588	409,883	31,482	17,299	932,252

(1)	Bonus amounts generally represent payments under Dover’s AIP for the year indicated which payments are made in the first quarter of the following year. The Dover AIP constitutes a non-equity incentive plan under FASB ASC Topic 718. Although they are based on the satisfaction of pre-established performance targets, these amounts are reported in the bonus column rather than the non-equity incentive plan compensation column to make clear that they are annual bonus payments for the year indicated and to distinguish them from the payouts under the Dover cash performance awards granted under the 2005 Plan for the three-year performance period ended December 31, 2012.
(2)	The amounts generally represent the aggregate grant date fair value of Dover performance shares under the 2005 Plan granted during the year indicated, calculated in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the Dover performance share awards are considered market conditioned awards and no probability assessment is made in calculating grant date fair value. The grant date fair value for the 2012 performance share awards was determined in accordance with FASB ASC Topic 718 using a value of $71.98 per share calculated using the Monte Carlo simulation model. In connection with the distribution, Knowles anticipates that outstanding performance shares will be converted into Knowles time-based restricted stock units. See “Treatment of outstanding Dover equity awards” in Section 3 above.
(3)

The amounts represent the aggregate grant date fair value of Dover SSAR awards granted during 2012, calculated in accordance with FASB ASC Topic 718 and do not correspond to the actual value that might be realized by the NEOs. For a discussion of the assumptions relating to calculation of the cost of equity awards, see Note 12 to the Notes to the

Financial Statements contained in Dover’s Annual Report on Form 10-K for the year ended December 31, 2012. In connection with the distribution, Knowles anticipates that outstanding Dover SSAR awards will be converted into Knowles SARs. See “Treatment of outstanding Dover equity awards” in Section 3 above.
(4)	Amounts represent the payouts earned under Dover cash performance awards granted under Dover’s 2005 Plan for the three-year performance period ended on December 31, 2012. The actual payouts were made during the first quarter of 2013. See the column under Note (1) for additional amounts paid as non-equity incentive plan compensation.
(5)	Amounts represent changes in present value of accumulated benefits under the Dover pension plan and/or Dover PRP during 2012.

Effective January 1, 2010, Dover changed its PRP so that benefits accrued after January 1, 2010 are not eligible for unreduced benefits prior to age 65. As a result, the retirement age assumption changed from age 62 to age 65. This change in assumption decreases the present value of Dover PRP benefit accrued through December 31, 2009.

(6)	All other compensation consists of the following payments: The amount for Mr. Niew represents $7,040 in 401(k) matching contributions. The amount for Mr. Anderson represents $7,040 in 401(k) matching contributions, $1,568 in wellness program fee reimbursements, and $1,285 in spousal travel costs. The amount for Mr. Adell represents $5,755 in 401(k) matching contributions, $1,453 in life insurance premiums, $10,272 in executive health benefit premiums and $72 in gift cards. The amount for Mr. Cabrera represents $7,040 in 401(k) matching contributions, $1,629 in life insurance premiums, $1,045 in health club fees and $11,436 in executive health benefit premiums. The amount for Mr. Walker represents $6,105 in 401(k) matching contributions, $886 in life insurance premiums, $10,272 in executive health benefit premiums and $36 in a gift card.

Grants of Plan-Based Awards in 2012

All awards listed in the table below were granted by Dover, and have a grant date of February 9, 2012.

Name	Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (1) ($)	Target ($)	Maximum ($)	Threshold (1) (#)	Target (#)	Maximum (#)
Jeffrey S. Niew	SSAR (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	27,531	65.38	509,599
	Performance Shares (3)	n/a	n/a	n/a	0	2,294	4,588	n/a	n/a	n/a	165,122
	CPP (4)	0	400,000	3,000,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	525,000	1,050,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a

John S. Anderson	SSAR (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	11,013	65.38	203,851
	Performance Shares (3)	n/a	n/a	n/a	0	918	1,836	n/a	n/a	n/a	66,078
	CPP (4)	0	160,000	1,200,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	162,500	325,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Michael A. Adell	SSAR (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	7,342	65.38	135,900
	Performance Shares (3)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	CPP (4)	0	120,000	900,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	110,000	220,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Raymond D. Cabrera	SSAR (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	11,013	65.38	203,851
	Performance Shares (3)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	CPP (4)	0	120,000	900,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	110,000	220,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Gordon A. Walker	SSAR (2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	4,895	65.38	90,588
	Performance Shares (3)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	CPP (4)	0	120,000	900,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	100,000	200,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Represents the minimum amount payable for a certain level of performance. Under each of Dover’s plans, there is no guaranteed minimum payment.
(2)	Represents an award of Dover SSARs under the 2005 Plan that will not be exercisable until February 9, 2015. The grant date fair value was calculated in accordance with FASB ASC 718, using a Black-Scholes value of $18.51 per SSAR.
(3)	Represents an award of Dover performance shares under the 2005 Plan. The Dover performance shares are scheduled to vest and become payable after the three-year performance period ending December 31, 2014 subject to the achievement of the applicable performance goal. The Dover performance share awards are considered market condition awards per FASB ASC 718 and the grant date fair value for the awards was calculated in accordance with FASB ASC 718, using a value of $71.98 per share calculated using the Monte Carlo simulation model.
(4)

Represents a Dover cash performance award under the 2005 Plan made on February 9, 2012 for the three-year performance period 2012 through 2014 compared to the base year 2011. The actual cash payout, if any, at the end of the three-year performance period is scheduled to be equal to the award amount multiplied by a percentage reflecting the level of achievement of the iTSR target by the executive’s business unit over the three-year period. The target amount shown assumes the award amount is multiplied by 100%. In connection with the distribution, Knowles anticipates that outstanding cash performance awards with a performance period extending beyond the distribution date will be cancelled. See “Treatment of outstanding Dover equity awards” in Section 3 above.
(5)	The amounts shown in this row reflect the potential payouts in February 2013 for 2012 under the Dover AIP. The threshold, target and maximum amounts assume, respectively, less than 50%, 100% and 200% satisfaction of the participant’s performance goals for 2012. The bonus amount actually paid by Dover in February 2013 is disclosed in the Summary Compensation Table in the column “Bonus” for 2012 for the executive officer.

Outstanding Equity Awards at Fiscal Year-End 2012

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unvested		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)
Jeffrey S. Niew			27,531	(1)	$65.38	2/9/2022
			12,014	(2)	$66.59	2/10/2021
			18,657	(3)	$42.88	2/11/2020
	20,252	(4)			$29.45	2/12/2019
	12,080	(5)			$42.30	2/14/2018
	7,340	(6)			$50.60	2/8/2017
	5,471	(7)			$46.00	2/2/2016
									4,588	(8)	301,477	(11)

John A. Anderson			11,013	(1)	$65.38	2/9/2022
			10,812	(2)	$66.59	2/10/2021
			12,593	(3)	$42.88	2/11/2020
									1,836	(8)	120,644	(11)
									1,802	(9)	118,409	(11)
									2,098	(10)	137,860	(11)

Michael A. Adell			7,342	(1)	$65.38	2/9/2022
			4,806	(2)	$66.59	2/10/2021
			4,664	(3)	$42.88	2/11/2020

Raymond D. Cabrera			11,013	(1)	$65.38	2/9/2022
			4,806	(2)	$66.59	2/10/2021
			4,664	(3)	$42.88	2/11/2020
	2,666	(6)			$50.60	2/8/2017

Gordon A. Walker			4,894	(1)	$65.38	2/9/2022
			3,604	(2)	$66.59	2/10/2021
			4,664	(3)	$42.88	2/11/2020
	7,468	(4)			$29.45	2/12/2019
	5,048	(5)			$42.30	2/14/2018
	2,246	(6)			$50.60	2/8/2017
	2,380	(7)			$46.00	2/2/2016

(1)	Dover SSARs granted on February 9, 2012 that are not scheduled to become exercisable until February 9, 2015. In connection with the distribution, Knowles anticipates that outstanding Dover SSAR awards will be converted into Knowles SARs. See “Treatment of outstanding Dover equity awards” in Section 3 above.

(2)	Dover SSARs granted on February 10, 2011 that are not scheduled to become exercisable until February 10, 2014.
(3)	Dover SSARs granted on February 11, 2010 that became exercisable on February 11, 2013.
(4)	Dover SSARs granted on February 12, 2009 that became exercisable on February 12, 2012.
(5)	Dover SSARs granted on February 14, 2008 that became exercisable on February 14, 2011.
(6)	Dover SSARs granted on February 8, 2007 that became exercisable on February 8, 2010.
(7)	Dover SSARs granted on February 2, 2006 that became exercisable on February 2, 2009.
(8)	Dover Performance shares granted on February 9, 2012 are scheduled to become payable after December 31, 2014 subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on achievement of the maximum level of performance (200%). In connection with the distribution, Knowles anticipates that outstanding performance shares will be converted into restricted stock units with time-based vesting. See “Treatment of outstanding Dover equity awards” in Section 3 above.
(9)	Dover Performance shares granted on February 10, 2011 become payable after December 31, 2013 subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on achievement of the maximum level of performance (200%).
(10)	Dover Performance shares granted on February 11, 2010 were paid after December 31, 2012 subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on achievement of the maximum level of performance (200%).
(11)	The amount reflects the number of Dover performance shares payable based on achievement of the maximum level of performance multiplied by $65.71, the closing price of Dover common stock on December 31, 2012.

Awards listed above were made under Dover’s 2005 Plan.

Option Exercises and Stock Vested in 2012

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Jeffrey S. Niew	—		—	—	—
John S. Anderson	—		—	—	—
Michael A. Adell	—		—	—	—
Raymond D. Cabrera	11,034	(4)	275,815	—	—
Gordon A. Walker	—		—	—	—

(1)	The “value realized on exercise” provided in the table represents the difference between the closing Dover stock price on the exercise date and the exercise or base price, multiplied by the number of Dover shares acquired upon exercise of the award.
(2)	Represents settlement of Dover performance shares granted on February 12, 2009 representing a contingent right to receive shares of Dover common stock, based on Dover’s relative total shareholder return versus that of Dover’s peer group over the three-year performance period ending December 31, 2011. The number of shares in the table represents a settlement at 110.4% of the original Dover performance share award.
(3)	The “value realized on vesting” provided in the table represents $65.38, the closing price of Dover stock on February 9, 2012, the settlement date of the Dover performance share awards, multiplied by the number of Dover shares issued upon settlement.
(4)	Represents the exercise on November 19, 2012 of (a) stock options granted on February 14, 2008 for 3,311 shares at an exercise price of $42.30 per share; (b) stock options granted on February 12, 2009 for 4,898 shares at an exercise price of $29.45 per share and (c) stock options granted on February 2, 2006 for 2,825 shares at an exercise price of $46.00. The closing price of Dover’s common stock on the NYSE on November 19, 2012 was $62.98.

Pension Benefits Through 2012

Name	Plan Name	Number of Years Credited Service (#)	Normal Retirement Age (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Jeffrey S. Niew (2)	Pension Plan	12.6	65	162,000	Not offered
	Dover PRP	7.3	65	302,000	Not offered
John S. Anderson (3)	Pension Plan	3.6	65	83,200	Not offered
	Dover PRP	3.3	65	15,300	Not offered
Michael A. Adell (2)	Pension Plan	10.2	65	86,700	Not offered
	Dover PRP	7.3	65	0	Not offered
Raymond D. Cabrera (2)	Pension Plan	15.5	65	219,800	Not offered
	Dover PRP	7.3	65	0	Not offered
Gordon A. Walker (2)	Pension Plan	15.3	65	148,500	Not offered
	Dover PRP	7.3	65	0	Not offered

(1)	This amount was earned by the NEO over his years of service at Dover. The present value of benefits was calculated assuming that the executive will receive a single lump sum payment upon retirement at the later of his current age or age 65.
(2)	Years of service are only credited for Dover PRP benefits following Dover’s acquisition of Knowles on September 27, 2005.
(3)	Mr. Anderson is not vested in the Dover Pension Plan and PRP benefits as of December 31, 2012.

The amounts shown in the Pension Benefits table above are actuarial present values of the benefits accumulated through December 31, 2012. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount, which, if invested today at the assumed discount rate, would be sufficient on an average basis to provide estimated future payments totaling the current accumulated benefit. For purposes of the table, the assumed retirement age for each NEO is 65, the normal retirement age under each plan. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

Pension Plan

Dover offers a pension plan for which Dover employees, and the employees of its participating subsidiaries, are eligible to become participants after they have completed one year of service. Benefits under Dover’s pension plan, including those for Knowles’ NEOs, are determined by multiplying a participant’s years of credited service (up to a maximum of 35 years) by a percentage of their final average compensation, subject to statutory limits applicable to tax-qualified pension plans.

Dover pension plan participants generally vest in their benefits after five years of employment or, if earlier, upon reaching age 65, which is the normal retirement age under the plan. All NEOs, except for Mr. Anderson, are vested in their plan benefits. It is anticipated that all employees, including Mr. Anderson, will become vested in their plan benefits as of December 31, 2013 and benefits will be frozen effective at such time. Knowles does not anticipate establishing a new pension plan.

Dover Pension Replacement Plan

Dover also maintains the Dover PRP, which is a non-qualified plan for tax purposes, to provide benefits to certain Dover employees whose compensation and pension plan benefits are greater than the compensation and benefit limits applicable to tax-qualified pension plans. Prior to January 1, 2010, Dover’s plan, which provided non-qualified retirement benefits, was the SERP. Effective January 1, 2010, the SERP was amended to provide reduced benefits that are more consistent with the benefits provided under the pension plan and its name was changed to the Dover PRP.

Dover employees, including all of Knowles’ NEOs, are eligible to participate in the Dover PRP if they hold certain positions within Dover or its subsidiaries, are U.S. taxpayers, and earn more than a set percentage above the Internal Revenue Code’s compensation limits for tax-qualified pension plans. Dover’s CEO may designate other employees as eligible and may revoke the eligibility of participants.

The formula for determining benefits accrued under the Dover PRP after December 31, 2009, before offsets, is determined using the same benefit formula as under the pension plan, except that the Internal Revenue Code’s limits on compensation and benefits applicable to tax-qualified pension plans will not apply. Benefits under the former SERP, before offsets, were determined by multiplying the participant’s years of actual service with Dover companies, plus, in limited cases, prior service credit (to a combined maximum of 30 years) by a percentage of the participant’s final average compensation as defined under the plan.

Benefits payable under the Dover PRP or SERP are reduced by the amount of company-provided benefits under any other retirement plans, including the pension plan, as well as the company-paid portion of social security benefits. Effective January 1, 2010, PRP participants must complete five years of service to vest in their benefits. All of Knowles’ NEOs who participate in the PRP, except for Mr. Anderson, are fully vested in their benefits and are eligible to begin receiving benefits upon termination of employment. It is anticipated that all employees, including Mr. Anderson, will become vested in their plan benefits as of December 31, 2013. Effective January 1, 2010, Dover PRP benefits may be forfeited for “cause” (defined as conviction of a felony which places a Dover company at legal or other risk or is expected to cause substantial harm to the business of a Dover company or its relationships with employees, distributors, customers or suppliers).

Normal retirement age for purposes of the Dover PRP is age 65. Certain Dover employees who were participants on or before March 1, 2010 will be entitled to receive the portion of their benefits that accrued through December 31, 2009 without any reduction due to early retirement if they retire after they reach age 62 and complete 10 years of service. Generally, benefits accrued after December 31, 2009 will be subject to early retirement reduction factors consistent with the reduction factors in the pension plan. It is anticipated that Knowles NEOs’ benefits will be frozen effective as of December 31, 2013. Knowles does not anticipate establishing a new pension replacement plan.

Nonqualified Deferred Compensation in 2012

Name	Plan Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Jeffrey S. Niew	Deferred Compensation Plan	81,779	0	13,180	0	133,598
John S. Anderson	Deferred Compensation Plan	116,330	0	8,145	0	124,475
Michael A. Adell	Deferred Compensation Plan	n/a	n/a	n/a	n/a	n/a
Raymond D. Cabrera	Deferred Compensation Plan	n/a	n/a	n/a	n/a	n/a
Gordon A. Walker	Deferred Compensation Plan	n/a	n/a	n/a	n/a	n/a

(1)	If any amounts were shown as executive contributions in 2012 they would be included in the Summary Compensation Table in the salary, bonus or non-equity incentive plan compensation columns, as appropriate, for the respective executive officers.

Dover’s deferred compensation plan is a nonqualified plan that permits select key management and highly compensated employees on a U.S. payroll to irrevocably elect to defer up to 50% of salary and 100% of bonus and cash performance payments. Although Dover may make discretionary contributions to the plan, it has never done so and does not currently expect to do so.

Amounts deferred under the plan are credited with hypothetical investment earnings based on the participant’s investment elections made from among investment options designated under the plan. Participants are 100% vested in all amounts they defer, as adjusted for any earnings and losses on such deferred amounts.

Generally, deferred amounts will be distributed from the plan only on account of retirement at age 65 (or age 55 with 10 years of service), disability or other termination of service, or at a scheduled in-service withdrawal date chosen by the participant.

Potential Payments upon Termination or Change-in-Control

The discussion and tables below describe the payments to which each of the NEOs would be entitled in the event of termination of such executive’s employment or a change-in-control prior to the distribution. The distribution will not constitute a termination of any executive’s employment, a CIC of Dover or a sale of Knowles for purposes of the plans described below.

In November 2010, Dover adopted an executive severance plan (the “severance plan”) and senior executive change-in-control severance plan (the “CIC severance plan”). The severance plan creates a consistent and transparent severance policy for determining benefits for all similarly situated executives and formalizes Dover’s current executive severance practices. All of Knowles’ NEOs are eligible to participate in the severance plan. The severance plan provides that if a covered executive’s employment is terminated without cause (as defined in the severance plan), the executive will generally be entitled to receive twelve months of salary and healthcare benefits continuation; a prorated bonus for time worked during the year; and the next payable CPP award.

The CIC severance plan likewise establishes a consistent policy regarding double-trigger change-in-control severance payments based on current market practices. The CIC severance plan will apply to all executives who are subject to Dover’s senior executive shareholding guidelines on the date of a change-in-control (as defined in the plan), including Mr. Niew and Mr. Anderson. Each of the severance plan and the CIC severance plan gives Dover the right to recover amounts paid to an executive under the plan as required under any claw-back policy of Dover as in effect from time to time or under applicable law.

The 2005 Cash and Equity Incentive Plan and Dover’s other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination.

The table below shows the aggregate amount of potential payments and other benefits that each of Knowles’ NEOs would have been entitled to receive if his employment had terminated in certain circumstances, other than as a result of a change-in-control, on December 31, 2012. The amounts shown assume that termination was effective as of December 31, 2012, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination at that time. The actual amounts to be paid out can only be determined at the time of each executive’s termination of employment. Annual bonuses are discretionary and are therefore omitted from the tables. None of Knowles’ NEOs were eligible for normal or early retirement as of December 31, 2012 so Knowles has omitted that column from the table.

	Voluntary Termination ($) (1)		Involuntary Not for Cause Termination ($)		For Cause Termination ($) (2)
Jeffrey S. Niew
Cash severance	n/a		1,010,000	(3)	n/a
Cash performance award	1,639,532	(4)	1,639,532	(4)	0
Performance share award	0		0		0
Stock options/SSARs	1,235,871	(5)	1,235,871	(5)	0
Retirement plan payments	355,250	(6)	355,250	(6)	156,745	(7)
Deferred comp plan	133,598	(8)	133,598	(8)	133,598	(8)
Health and welfare benefits	0		22,901	(9)	0
Outplacement	n/a		10,000		n/a
Total:	3,364,251		4,407,152		290,346

John S. Anderson
Cash severance	n/a		487,500	(3)	n/a
Cash performance award	653,526	(4)	653,526	(4)	0
Performance share award	108,881	(10)	108,881	(10)	0
Stock options/SSARs	0	(5)	0	(5)	0
Retirement plan payments	88,121	(6)	88,121	(6)	76,608	(7)
Deferred comp plan	124,475	(8)	124,475	(8)	124,475	(8)
Health and welfare benefits	0		22,901	(9)	0
Outplacement	n/a		10,000		n/a
Total:	975,003		1,495,404		201,083

Michael A. Adell
Cash severance	n/a		385,000	(3)	n/a
Cash performance award	409,883	(4)	409,883	(4)	0
Performance share award	0		0		0
Stock options/SSARs	0		0		0
Retirement plan payments	86,674	(6)	86,674	(6)	86,674	(7)
Deferred comp plan	n/a		n/a		n/a
Health and welfare benefits	0		22,901	(9)	0
Outplacement	n/a		10,000		n/a
Total:	496,557		914,458		86,674

	Voluntary Termination ($) (1)		Involuntary Not for Cause Termination ($)		For Cause Termination ($) (2)
Raymond D. Cabrera
Cash severance	n/a		385,000	(3)	n/a
Cash performance award	409,883	(4)	409,883	(4)	0
Performance share award	0		0		0
Stock options/SSARs	40,283	(5)	40,283	(5)	0
Retirement plan payments	209,667	(6)	209,667	(6)	209,667	(7)
Deferred comp plan	n/a		n/a		n/a
Health and welfare benefits	0		22,901	(9)	0
Outplacement	n/a		10,000		n/a
Total:	659,833		1,077,734		209,667

Gordon A. Walker
Cash severance	n/a		350,000	(3)
Cash performance award	409,883	(4)	409,883	(4)
Performance share award	0		0
Stock options/SSARs	469,810	(5)	469,810	(5)
Retirement plan payments	143,654	(6)	143,654	(6)	143,654	(7)
Deferred comp plan	n/a		n/a
Health and welfare benefits	0		22,901	(9)
Outplacement	n/a		10,000
Total:	1,023,347		1,406,248		143,654

(1)	No NEO was eligible for early retirement as of December 31, 2012.
(2)	An officer NEO whose employment is terminated by Dover for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the deferred compensation plan but will forfeit benefits under the Dover PRP in accordance with the Dover PRP terms.
(3)	For Mr. Niew, this amount represents 12 months’ salary continuation plus an amount equal to the pro rata portion of the annual bonus paid by Dover for the prior year, subject to the Dover Committee’s discretion to reduce the payment amount. For all other NEOs, this amount represents 12 months’ salary continuation plus an amount equal to the pro rata portion of the target annual incentive payable for the year in which the termination occurs.
(4)	Represents payout of the Dover cash performance award for the performance period 2010-2012, assuming satisfaction of the applicable performance targets. This calculation assumes that the Dover Committee approves payouts for the performance periods for the NEO.
(5)	Stock options / SSARs under voluntary and involuntary not for cause termination reflects the intrinsic value of vested but unexercised options and SSARs as of December 31, 2013, based on the December 31, 2012 Dover stock closing price of $65.71 per share.
(6)	Reflects benefits accrued under the Dover PRP and Dover’s pension plan as of December 31, 2012.
(7)	Reflects benefits accrued under Dover’s pension plan as of December 31, 2012. Benefits accrued under the PRP are forfeited in the event of a termination for cause as defined in the Dover PRP.
(8)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Dover deferred compensation plan as of December 31, 2012; no increase in such benefits would result from the termination event.
(9)	Under the Dover severance plan, an executive is entitled to a monthly amount equal to the then cost of COBRA health continuation coverage based on the level of health care coverage in effect on the termination date, if any, for the lesser of 12 months or the period that the executive receives COBRA benefits.
(10)	Represents payout of the Dover performance share award for the performance period 2010-2012.

Potential Payments in Connection with a Change-in-control (Without Termination)

As discussed below, the payment of severance benefits following a change-in-control is subject to a double-trigger—that is, such benefits are payable only upon certain specified termination events following a change-in-control. However, rights of an executive under Dover’s 2005 Plan, the Dover deferred compensation plan, the Dover pension plan, the Dover PRP and other incentive and benefit plans are governed by the terms of those plans and typically are effected by the change-in-control event itself, even if the executive continues to be employed by Dover or a successor company following the change-in-control.

All equity and cash performance awards outstanding as of December 31, 2012 were granted under Dover’s 2005 Plan or its predecessor plan which had similar terms. Under the 2005 Plan, upon a change-in-control, all outstanding Dover options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement. All outstanding Dover cash performance awards and Dover performance share awards immediately vest and become immediately due and payable. The performance periods of all outstanding Dover cash performance awards and Dover performance share awards terminate on the last day of the month prior to the month in which the change-in-control occurs. The participant is entitled to a payment, the amount of which is determined in accordance with the Dover plan and the relevant Dover cash performance award or Dover performance share award agreement, which is then prorated based on the portion of the performance period that the participant completed prior to the change-in-control.

Each person granted an award under Dover’s 2005 Plan is deemed to agree that, upon a tender or exchange offer, proxy solicitation or other action seeking to effect a change-in-control of Dover, he or she will not voluntarily terminate employment with Dover or any of its companies and, unless terminated by Dover, will continue to render services to Dover until the person seeking to effect a change-in-control of Dover has abandoned, terminated or succeeded in such person’s efforts to effect the change-in-control.

Under the Dover PRP, upon a change-in-control, each participant will become entitled to receive the actuarial value of the participant’s benefit accrued through the date of the change-in-control. Under Dover’s deferred compensation plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.

The following table shows the aggregate potential equity values and potential payments under plans to which each of the NEOs would have been entitled upon a change-in-control on December 31, 2012.

Named Executive Officer	Stock Options/ SSARs ($)	Cash Performance Awards ($)	Restricted Stock Awards	Performance Share Awards ($)	PRP and Pension Plan ($)	Deferred Compensation Plan ($)
Jeffrey S. Niew	1,670,896	1,953,421	0	60,798	198,501	133,598
John S. Anderson	291,132	804,637	0	190,706	11,513	124,475
Michael A. Adell	108,902	523,216	0	0	0	0
Raymond D. Cabrera	150,397	523,216	0	0	0	0
Gordon A. Walker	577,904	504,050	0	0	0	0

Potential Payments Upon Termination Following a Change-in-control

Under Dover’s CIC severance plan, an NEO covered by the plan (which in this case includes only Messrs. Niew and Anderson) will be entitled to receive severance payments if, within 18 months after the change-in-control, either his employment is terminated by Dover without “cause” or the executive terminates employment for “good reason,” as such terms are defined in the plan. The severance payments will consist of:

A lump sum payment equal to 2.99 (2.0 for a termination date that occurs after December 31, 2015) multiplied by the sum of (i) the executive’s annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher; and

A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year.

No executive may receive severance benefits under more than one plan or arrangement. If Dover determines that (i) any payment or distribution to an executive in connection with change-in-control, whether under the CIC severance plan or otherwise, would be subject to excise tax as an excess parachute payment under the Internal Revenue Code and (ii) the executive would receive a greater net-after-tax amount by reducing the amount of the severance payment, Dover will reduce the severance payments made under the CIC severance plan to the maximum amount that might be paid (but not less than zero) without the executive becoming subject to the excise tax. Dover’s CIC severance plan does not provide any gross-up for excise taxes.

In addition, the executive is entitled to the life, accident and health insurance plans that Dover provided prior to the change-in-control (or equivalent benefits) at no direct cost to the executive, for a period of three years from the date of termination, and indemnification of the executive for any costs incurred in any litigation or arbitration by any person in connection with the enforcement or interpretation of the change-in-control agreement, plus pre-judgment interest on any judgment with respect thereto.

Upon a change-in-control, an executive who is party to a change-in-control agreement may be subject to a 20% excise tax under Section 280G of the Internal Revenue Code to the extent that the executive receives an “excess parachute payment.” No NEO is entitled to a tax gross-up in connection with a change-in-control.

The following table shows the potential payments and other benefits that each of the NEOs would have been entitled to receive upon involuntary or good reason termination following a change-in-control on December 31, 2012.

Named Executive Officer	Lump Sum Amount ($)	Health and Welfare Benefits ($)	Outplacement ($)	280G Tax Gross-Up/ Cutback Amount ($) (1)	Total ($) (2)
Jeffrey S. Niew	3,139,500	22,901	10,000	(114,645)	3,057,756
John S. Anderson	1,457,625	22,901	10,000	0	1,490,526
Michael A. Adell	385,000	22,901	10,000	0	417,901
Raymond D. Cabrera	385,000	22,901	10,000	0	417,901
Gordon A. Walker	350,000	22,901	10,000	0	382,901

(1)	The cutback amount shown in this column is a reduction in the amount payable under the CIC severance plan to the maximum amount payable without Mr. Niew becoming subject to Section 280G excise tax in accordance with the CIC severance plan as described above.
(2)	For additional potential amounts payable upon a change-in-control under Dover’s employee benefit plans, whether or not there is a termination of employment, see the table on page 132.

Directors’ Compensation

Knowles’ non-employee directors will receive annual compensation in an amount Knowles’ Board will set from time to time. The compensation will be payable partly in cash and partly in common stock, in an allocation Knowles’ Board may adjust from time to time. Knowles anticipates that its directors will initially receive an annual retainer of $200,000, payable $65,000 in cash and $135,000 in stock. Knowles’ Board Chairman will receive an additional retainer of $100,000, payable in cash. The chairs of Knowles’ Board committees will each receive an additional retainer of $10,000, payable in cash. If a director serves for less than a full calendar year, the compensation to be paid to that director may be pro rated as deemed appropriate by Knowles’ Compensation Committee. In addition, non-employee directors who join Knowles’ Board at the time of the distribution, other than the non-employee directors who currently serve on the Dover board, will receive a one-time grant of stock in an amount equal to $100,000.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Knowles expects that it will generally not engage in transactions in which Knowles’ senior executive officers or directors, any of their immediate family members or any of Knowles’ stockholders owning 5% or more of Knowles’ outstanding shares of common stock have a material interest. Should a proposed transaction or series of similar transactions involve any such persons in an amount that exceeds $120,000, it will be subject to review and approval by the Governance and Nominating Committee in accordance with a written policy and the procedures adopted by Knowles’ Board of Directors in effect as of the distribution date, which Knowles expects will be available with the governance materials on Knowles’ website at www.knowles.com.

Under the procedures in effect as of the distribution date, management will determine whether a proposed transaction requires review under the policy and, if so, will present the transaction to the Governance and Nominating Committee. The Governance and Nominating Committee will review the relevant facts and circumstances of the transaction and approve or reject the transaction. If the proposed transaction is immaterial or it is impractical or undesirable to defer the proposed transaction until the next committee meeting, the chair of the committee will decide whether to (i) approve the transaction and report the transaction at the next meeting or (ii) call a special meeting of the committee to review and approve the transaction. Should the proposed transaction involve the Chief Executive Officer or enough members of the Governance and Nominating Committee to prevent a quorum, the disinterested members of the committee will review the transaction and make a recommendation to the Board, which disinterested members of the Board then approve or reject the transaction. Under the procedures in effect as of the distribution date, no director may participate in the review of any transaction in which he or she is a related person.

The Distribution from Dover

The distribution will be accomplished by Dover distributing all of its shares of Knowles’ common stock to holders of Dover’s common stock entitled to such distribution, as described in “The Separation and Distribution” section included elsewhere in this information statement. Completion of the distribution will be subject to satisfaction or waiver by Dover of the conditions to the separation and distribution, as described in “The Separation and Distribution—Conditions to the Distribution” section included elsewhere in this information statement.

Agreements with Dover

Following the separation and distribution, Knowles and Dover will operate separately, each as an independent public company. Prior to the separation and distribution, Knowles and Dover will enter into a separation and distribution agreement and several other agreements with Dover to effect the separation and provide a framework for Knowles’ relationship with Dover after the separation. These agreements will govern the relationships between Dover and Knowles subsequent to the completion of the separation and provide for the allocation between Knowles and Dover of Dover’s and Knowles’ assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Knowles’ separation from Dover. In addition to the separation and distribution agreement (which contains many of the key provisions related to Knowles’ separation from Dover and the distribution of Knowles’ shares of common stock to Dover stockholders), these agreements include:

•	the transition services agreement;

•	the tax matters agreement;

•	the employee matters agreement;

•	the Voltronics separation agreement; and

•	the Vectron supply agreement.

Forms of the primary separation agreements have been filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and the summaries below set forth the terms of the agreements that Knowles believes are material. The summaries of the material agreements are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

The terms of the agreements described below that will be in effect following the separation have not yet been finalized; changes to these agreements, some of which may be material, may be made prior to Knowles’ separation from Dover. No changes may be made after Knowles’ separation from Dover without Knowles’ consent.

The Separation and Distribution Agreement

The separation and distribution agreement will set forth Knowles’ agreement with Dover regarding the principal transactions necessary to separate Knowles from Dover. It will also set forth other agreements that govern certain aspects of Knowles’ relationship with Dover after the completion of the separation plan. The parties intend to enter into the separation and distribution agreement immediately before the distribution of Knowles’ common stock to Dover stockholders.

Transfer of Assets and Assumption of Liabilities. The separation and distribution agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of Knowles and Dover as part of the reorganization of Dover, and will describe when and how these transfers, assumptions and assignments will occur, although, many of the transfers, assumptions and assignments will have already occurred prior to the parties’ entering into the separation and distribution agreement. In particular, the separation and distribution agreement will provide that, subject to the terms and conditions contained in the separation and distribution agreement:

•	Assets exclusively related to and liabilities (including whether accrued, contingent or otherwise) relating to certain of the communication technologies businesses of Dover will be retained by or transferred to Knowles or one of Knowles’ subsidiaries.

•	All other assets and liabilities (including whether accrued, contingent or otherwise) of Dover will be retained by or transferred to Dover or one of its subsidiaries (other than Knowles or one of Knowles’ subsidiaries).

•	Liabilities (including whether accrued, contingent or otherwise) related to, arising out of or resulting from businesses of Dover that were previously terminated or divested will be allocated among the parties to the extent formerly owned or managed by or associated with such parties or their respective businesses.

•	Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document relating to the sale or distribution of any security after the separation (including periodic disclosure obligations).

•	Each party or one of its subsidiaries will assume or retain any liabilities (including under applicable federal and state securities laws) relating to, arising out of or resulting from any registration statement or similar disclosure document that offers for sale any security prior to the separation to the extent such liabilities arise out of, or result from, matters related to businesses, operations, assets or liabilities allocated to the party in the separation.

•	Dover will assume or retain liabilities relating to, arising out of or resulting from this Form 10 and this information statement only with respect to the Dover CEO/Chairman cover letter; Knowles will assume or retain any other liability relating to, arising out of or resulting from any registration statement or similar disclosure document related to the separation (including the Form 10 and this information statement).

•	Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, all costs and expenses incurred by Dover or Knowles in connection with the separation (including, without limitation, costs and expenses relating to legal counsel, financial advisors and accounting advisory work related to the separation) will be paid by the party incurring such cost and expense.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are solely covered by the tax matters agreement.

Except as may expressly be set forth in the separation and distribution agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation and distribution agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation and distribution agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Further Assurances. To the extent that any transfers of assets or assumptions of liabilities contemplated by the separation and distribution agreement have not been consummated on or prior to the date of the separation, the parties will agree to cooperate to effect such transfers or assumptions as promptly as practicable following the date of the separation. In addition, each of the parties will agree to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements.

The Distribution. The separation and distribution agreement will also govern the rights and obligations of the parties regarding the proposed distribution. Prior to the distribution, Knowles will distribute to Dover as a stock dividend, or the shares held by Dover in Knowles will be split prior to the distribution, so that, in either case, Dover holds a sufficient number of shares of Knowles’ common stock to effect the distribution as described in this information statement. Dover will cause its agent to distribute to Dover stockholders as of the applicable record date all the issued and outstanding shares of Knowles’ common stock based on the distribution ratio of one share of Knowles’ common stock for every two shares of Dover’s common stock.

Conditions. The separation and distribution agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by Dover in its sole discretion. For further information regarding the conditions relating to Knowles’ separation from Dover, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Releases and Indemnification. Except as otherwise provided in the separation and distribution agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the separation and distribution agreement or any ancillary agreement. In addition, the separation and distribution agreement will provide for cross-indemnities that, except as otherwise provided in the separation and distribution agreement, are principally designed to place financial responsibility for the obligations and liabilities of Knowles’ business with Knowles and financial responsibility for the obligations and liabilities of Dover’s business with Dover. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or otherwise in connection with:

•	the liabilities each such party assumed or retained pursuant to the separation and distribution agreement;

•	the operation of each such party’s business, whether prior to or after the distribution; and

•	any breach by such party of the separation and distribution agreement or ancillary agreement.

Indemnification with respect to taxes will be governed solely by the tax matters agreement.

Legal Matters. Except as otherwise set forth in the separation and distribution agreement (or as further described below), each party to the separation and distribution agreement will assume the liability for, and control of, all pending, threatened and future legal matters related to its own business or assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. Each party to a claim will agree to cooperate in defending any claims against the other party for events that took place prior to, on or after the date of separation.

Insurance. Knowles will be responsible for obtaining and maintaining at its own cost all of its own insurance coverage following the separation. Knowles will procure and maintain at its own cost, and for a period of at least five years following the separation, general liability insurance with annual limits of at least $104 million. With respect to claims arising out of occurrences prior to the separation, Knowles may seek coverage under policies shared with Dover to the extent that coverage may be available.

Dispute Resolution. If a dispute arises with Dover under the separation and distribution agreement, the general counsels of the parties and such other representatives as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise set forth in the separation and distribution agreement, the dispute will be resolved through binding arbitration.

Term/Termination. Prior to the distribution date, Dover has the unilateral right to terminate or modify this agreement. After the effective time of the distribution, the term of this agreement is indefinite and it may only be terminated with the prior written consent of Dover and Knowles.

Other Matters. Other matters governed by the separation and distribution agreement include access to financial and other information, intellectual property, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Transition Services Agreement

Prior to Knowles’ separation from Dover, Knowles will enter into a transition services agreement with Dover to provide for an orderly transition to being an independent company. Under the transition services agreement, Dover will agree to provide Knowles with various services, and Knowles will agree to provide Dover with various services, including those relating to human resources, benefits administration, pension administration, payroll, technology, tax, compliance and information technology services. Knowles does not currently expect to provide any services to Dover pursuant to the agreement. However, Dover will have the right to request that Knowles provide services to Dover to the extent the services were provided by the Knowles business to Dover prior to the separation.

Under the transition services agreement, the cost of each transition service will generally reflect similar payment terms and will be calculated using the same cost allocation methodologies for the particular service as those associated with the costs on Knowles’ historical financial statements. The cost of each transition service will be based on either a flat fee or an allocation of the cost incurred by the company providing the service. Knowles will pay an arm’s length fee to Dover for these services, which fee is generally intended to allow Dover to recover all of its direct and indirect costs, generally without profit. The transition services agreement is being negotiated in the context of a parent-subsidiary relationship and in the context of the separation of Dover into two companies. The services provided under the agreement will have an initial term of between six and twelve months. Upon the expiration of the initial term of any service, the recipient will have a one-time right to extend the initial term for an additional period of six months. After the expiration of the arrangements contained in the transition services agreement, Knowles may not be able to replace these services in a timely manner or on terms and conditions, including cost, as favorable as those Knowles has received from Dover. Knowles is developing a plan to increase its own internal capabilities in the future to reduce its reliance on Dover for these services. Knowles will have the right to receive reasonable information with respect to the charges to it by Dover and other service providers for transition services provided by them. Any service provided under the agreement may be terminated under certain circumstances (including due to material uncured breach, at the election of the service recipient at any time or at the election of the provider in the event such provider no longer employs the individuals needed to perform the services). This entire agreement will terminate on the earliest to occur of (a) the latest date on which any service is to be provided under the agreement, and (b) the date on which the provision of all services has been terminated by the parties. In addition, if either party materially breaches its obligations under this agreement and such breach is not cured within 30 days’ notice, the non-breaching party may terminate this agreement in its entirety or may choose to terminate the individual service as to which the uncured breach relates.

Tax Matters Agreement

Dover and Knowles will enter into a tax matters agreement prior to the distribution which will generally govern Dover’s and Knowles’ respective rights, responsibilities and obligations after the distribution with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

Allocation of taxes. In general, under the agreement:

•	Dover and Knowles will each be liable for all pre-distribution U.S. federal income taxes, foreign income taxes and non-income taxes imposed on them or any of their subsidiaries (determined following the distribution).

•	Dover and Knowles will each be liable for 50 percent of certain taxes that are incurred as a result of the restructuring activities undertaken to effectuate the distribution or as a result of the application of certain rules relating to consolidated federal income tax returns.

•	Knowles will be liable for taxes incurred by Dover that may arise if Knowles takes, or fails to take, as the case may be, certain actions that may result in the distribution failing to meet the requirements of a tax-free distribution under Section 355 of the Code, and will generally be liable for 50 percent of taxes incurred by Dover upon the distribution failing to meet such requirements where such failure was not the result of an act or failure to act on the part of Knowles or Dover.

Neither party’s obligations under the agreement will be limited in amount or subject to any cap.

Administrative matters. The agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement will provide for cooperation and information sharing with respect to tax matters. Knowles will be solely responsible for preparing and filing any tax return with respect to Knowles or its subsidiaries (determined following the distribution) for time periods beginning after the distribution. Dover will generally be responsible for preparing and filing all other tax returns. Knowles will generally have full responsibility and discretion to control tax contests with respect to tax returns that include only Knowles and/or any of its subsidiaries (determined following the distribution). Dover will generally have full responsibility and discretion to control all other tax contests.

Preservation of the tax-free status of certain aspects of the separation. Knowles and Dover intend the separation and the distribution to qualify as a reorganization pursuant to which no gain or loss is recognized by Dover or its shareholders for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and related provisions of the Code. In addition, Knowles and Dover intend for certain aspects of the separation, the distribution and certain related transactions to qualify for tax-free treatment under U.S. federal, state and local tax law and/or foreign tax law.

Dover has requested a private letter ruling from the IRS to the effect that, among other things, the separation and the distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Whether or not Dover receives such a ruling, Dover expects to receive opinions from its outside tax advisors regarding the tax-free status of these transactions and certain other aspects of the separation. In connection with the request for a ruling and the receipt of tax opinions, Knowles and Dover have made or will make certain representations regarding the past and future conduct of their respective businesses and certain other matters.

Knowles will also agree to certain covenants that contain restrictions intended to preserve the tax-free status of the separation, the distribution and certain related transactions. Knowles will be barred from taking any action, or failing to take any action, where such action or failure to act may be expected to result in any increased tax liability or reduced tax attribute of Dover or any of its subsidiaries (determined following the distribution). In addition, during the time period ending two years after the date of the distribution, these covenants will include specific restrictions on Knowles:

•	issuance or sale of stock or other securities (including securities convertible into Knowles stock but excluding certain compensatory arrangements);

•	sales of assets outside the ordinary course of business; and

•	entering into certain other corporate transactions which would cause Knowles to undergo a 40% or greater change in its stock ownership.

Knowles will generally agree to indemnify Dover and its affiliates against any and all tax-related liabilities incurred by them relating to the separation, the distribution and/or certain related transactions to the extent caused by an acquisition of Knowles stock or assets or by any other action or failure to act undertaken by Knowles or its affiliates. This indemnification provision will apply even if Dover has permitted Knowles to take an action that would otherwise have been prohibited under the tax-related covenants described above. After the effective time of the distribution, the term of this agreement is indefinite and it may only be terminated with the prior written consent of Dover and Knowles.

Employee Matters Agreement

Prior to Knowles’ separation from Dover, Knowles will also enter into an employee matters agreement (the “EMA”) with Dover. The EMA will allocate assets, liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation, including the treatment of outstanding incentive awards and certain retirement and welfare benefit obligations, both in and outside of the United States. To the extent that any provisions of the EMA conflict with the provisions of a local transfer agreement or, in respect of jurisdictions outside of the United States, with the terms of a contract entered into with an employee, the terms of such local transfer or contract will govern in the applicable jurisdiction.

Employment and Benefit Plans Generally. As of December 31, 2013, or such other date as determined by Dover, (the “Plan Separation Date”), Knowles will have established its own benefit plans, which will generally correspond to the Dover benefit plans and it is expected that Knowles and Dover will have transferred the employment of individuals to the appropriate Knowles or Dover entity. Knowles will assume severance liabilities (i) in the event that severance is required to be paid to Knowles employees under applicable law without regard to the continuation or terms and conditions of employment and (ii) where severance relates to or results from a failure by Knowles to comply with the EMA, to offer employment to (or continue the employment of) any Knowles employee, or to offer or continue employment on such terms and conditions that would preclude severance.

Credited Service. Knowles will cause its employee benefit plans to credit service by Knowles employees with Dover prior to the Plan Separation Date for purposes of determining eligibility to participate, vesting and entitlement to benefits (but not for accrual of pension benefits).

Defined Benefit Pension Plan. Knowles employees who participate in the Dover U.S. defined benefit pension plan will cease accruing additional benefits following the Plan Separation Date and will be 100% vested in all benefits under such plan as of the Plan Separation Date. Dover will retain and be solely responsible for all liabilities with respect to Knowles participants under the Dover U.S. defined benefit pension plan.

Defined Contribution Plans. The EMA provides for the transfer of accounts from the Dover 401(k) plan to a Knowles 401(k) plan as of the Plan Separation Date, with assets and liabilities allocable to Knowles participants transferring as of such date.

Nonqualified Deferred Compensation Plans. Knowles employees will cease accruing additional benefits under the Dover Pension Replacement Plan and will cease deferring compensation under the Dover Deferred Compensation Plan, in each case that is attributable to services performed on or after January 1, 2014. As of the Plan Separation Date, Knowles will assume all liabilities under such plans with respect to each Knowles employee who participates thereunder.

Health and Welfare Plans. As of the Plan Separation Date, Knowles employees who participate in the Dover health and welfare plans will cease participation in such plans and will commence participation in the Knowles health and welfare plans. Dover will retain and be solely responsible for all liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by Knowles participants under the Dover health and welfare plans on or before the Plan Separation Date.

Treatment of Cash Incentives. At the regularly scheduled payment date, Knowles will pay to each Knowles employee (and Dover will pay to each Dover Employee), the annual cash incentive for 2013 and the long-term cash incentive that relates to a performance period ending on or before December 31, 2013, in each case based on actual performance. Each Dover long-term cash incentive award that is held by a Knowles employee with a performance period that extends beyond the date of the distribution will be cancelled and forfeited as of the distribution.

Treatment of Equity Awards. Knowles anticipates that the employee matters agreement will provide that the outstanding Dover equity awards held by Knowles’ employees will be converted to Knowles equity awards and the outstanding Dover equity awards held by Dover employees will be equitably adjusted, in each case as of the distribution (see the section entitled “Management—Compensation Discussion and Analysis—Treatment of Outstanding Dover Equity Awards”). Generally, each Knowles equity award will be subject to the same terms and conditions as were in effect prior to the distribution, except that outstanding performance shares will be converted into restricted stock units with time-based vesting. For purposes of the conversion into Knowles equity awards, a ratio will be used equal to the average five-day pre-distribution price of Dover common stock over the average five-day post-distribution price of Knowles common stock. For purposes of the adjustment of Dover equity awards, a ratio will be used equal to the average five-day pre-distribution price of Dover common stock over the average five-day post-distribution price of Dover common stock.

Termination of the EMA. Prior to the effective time of the distribution, the employee matters agreement may be terminated if the separation and distribution agreement is terminated. After the effective time of the distribution, the employee matters agreement may not be terminated except by an agreement in writing signed by each of the parties.

Voltronics Separation Agreement

The Voltronics business is comprised of the operation of the Voltronics products line, which consists of the design, manufacture, production, marketing, sale and distribution of trimmer capacitors, ceramic capacitors, components and related products. The Voltronics business was operated as part of K&L Microwave, Inc. (“KLM”), an entity that is remaining with Dover. In anticipation of the proposed spin-off of Knowles, KLM formed Voltronics, LLC, and, effective as of November 1, 2013, contributed its assets (and transferred certain employees) relating to the Voltronics product line to Voltronics, LLC and, subject to certain exceptions, Voltronics, LLC assumed all liabilities of the Voltronics product line, including any employment or other liabilities relating to persons employed in the Voltronics business.

KLM, Voltronics, LLC and certain other members of the Knowles group have also entered into a separate commercial agreement to establish and memorialize matters governing certain commercial and operational matters relating to the Voltronics business operations post-contribution of the Voltronics business to Voltronics, LLC. Voltronics, LLC will continue its operations in KLM’s existing facility in the same manner as conducted pre-contribution, subject to the terms set forth in the commercial agreement, including costs based on a flat fee or allocation of costs incurred by KLM. The commercial agreement also provides that certain members of the Knowles group will provide back office support and supervision, supply chain function, product line leadership services and other mutually agreed services to Voltronics, LLC. The costs of services provided by the Knowles group will be based on either a flat fee or an allocation of costs incurred by the company providing the services. The commercial agreement has a two year term, unless otherwise agreed between Voltronics, LLC and KLM or unless earlier terminated in accordance with the provisions of the agreement. Either party may terminate the agreement with respect to any service provided to it upon 90 days’ notice. In addition, in the event that either party materially breaches its obligations under the agreement and such breach is not cured within 30 days’ notice, the non-breaching party may terminate the individual services as to which the uncured breach relates.

In addition, prior to Knowles’ separation from Dover, K&L Microwave Dominican Republic, Inc. (BVI), a Dover entity which operates a manufacturing facility in the Dominican Republic, will enter into service agreements with members of the Knowles group, including Voltronics, LLC, pursuant to which such members of the Knowles group may continue to utilize the services of the Dominican Republic facility on substantially the same terms and conditions, including cost structure, as prior to the separation.

Vectron Supply Agreement

Prior to the distribution, Quartzdyne, Inc. (“Quartzdyne”), a Dover subsidiary, will enter into a supply agreement with Vectron International, Inc. (“Vectron”), a Knowles subsidiary, under which Vectron will supply Quartzdyne with certain goods. The initial term of the supply agreement is three years, at which time the term will continue until one party provides 60 days written notice of its intent to terminate. However, Quartzdyne has the right to terminate the supply agreement at any time (including during the initial term) without cause on 60 days prior notice. Vectron’s expected revenues under the supply agreement are estimated to be between $300,000 and $500,000 per year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the distribution, all of the outstanding shares of Knowles’ common stock will be owned beneficially and of record by Dover. After the distribution, Dover will own no shares of Knowles’ common stock. The following table sets forth information with respect to the expected beneficial ownership of Knowles’ common stock, upon the distribution, by (1) each person who Knowles believes will be a beneficial owner of 5% or more of Knowles’ outstanding common stock, (2) each expected director, director nominee and named executive officer and (3) all of Knowles’ expected directors, director nominees and named executive officers as a group. Knowles based the share amounts on each person’s beneficial ownership of Dover’s common stock and stock options or other equity awards as of                     , unless Knowles indicates some other basis for the share amounts, and assumed a distribution ratio of one share of Knowles’ common stock for every two shares of Dover’s common stock. The address of each director, director nominee and executive officer shown in the table below is c/o Knowles Corporation, 1151 Maplewood Drive, Itasca, Illinois 60143.

Name and Address of Beneficial Owner	Shares of Knowles’ Common Stock to be Beneficially Owned Upon the Distribution	% of Class
Jean-Pierre M. Ergas
Jeffrey S. Niew
Keith L. Barnes
Robert W. Cremin
Ronald Jankov
Richard K. Lochridge
Donald Macleod
John S. Anderson
Michael A. Adell
Raymond D. Cabrera
Gordon A. Walker
Directors and executive officers as a group

THE SEPARATION AND DISTRIBUTION

Background

On May 23, 2013, Dover announced its intention to pursue a plan to separate certain of its communication technologies businesses into a stand-alone, publicly-traded company. Dover announced that it intended to effect the separation through a pro rata distribution of the common stock of Knowles, which was formed to hold the assets and liabilities associated with certain of the communication technologies businesses.

In furtherance of this plan, on                     , the Dover Board of Directors approved the distribution of all of the issued and outstanding shares of Knowles’ common stock on the basis of one share of Knowles’ common stock for every two shares of Dover’s common stock held on the record date of                     .

On                     , the distribution date, each Dover stockholder will receive one share of Knowles’ common stock for every two shares of Dover’s common stock held at the close of business on the record date, as described below. Dover stockholders will receive cash in lieu of any fractional shares of Knowles’ common stock which they would have received after application of this ratio. You will not be required to make any payment, surrender or exchange your Dover common stock or take any other action to receive your shares of Knowles’ common stock in the distribution.

The distribution of Knowles’ common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under “—Conditions to the Distribution.”

Reasons for the Separation

The Dover Board of Directors determined that the separation of Knowles’ business from the remainder of Dover’s businesses would be in the best interests of Dover and its stockholders and approved the plan of separation. A wide variety of factors were considered by the Dover Board of Directors in evaluating the separation. Among other things, the Dover Board of Directors considered the following potential benefits of the separation:

•	Enhanced strategic and management focus—The separation will allow each company to more effectively pursue its own distinct operating priorities and strategies, and will enable the management of both companies to pursue separate opportunities for long-term growth and profitability, and to recruit, retain and motivate employees pursuant to compensation policies which are appropriate for their respective lines of business.

•	More efficient allocation of capital—The separation will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business in a time and manner appropriate for its distinct strategy and business needs. This will facilitate a more efficient allocation of capital.

•	Distinct investment identity—Dover’s Board of Directors believes that Dover’s businesses and Knowles’ businesses appeal to different types of investors with different industry focuses, investment goals and risk profiles. Dover and Knowles have different investment and business characteristics, including different opportunities for growth, capital structures, business models and financial returns. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s businesses and to invest in each company separately based on these distinct characteristics.

•

Independent Equity Structure—The separation will create an independent equity structure that will afford Knowles direct access to capital markets and will facilitate the ability to capitalize on its unique growth opportunities and effect future acquisitions utilizing, among other types of consideration, shares of its common stock. Furthermore, an independent structure should enable each company to provide equity incentive compensation arrangements for its key employees that are directly related to the market performance of each company’s common stock. Dover’s Board of Directors believes such equity-based compensation arrangements should provide enhanced incentives for performance, and improve the ability for each company to attract, retain and motivate qualified personnel.

Neither Dover nor Knowles can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

The Dover Board of Directors also considered a number of potentially negative factors in evaluating the separation, including the following:

•	Loss of synergies and joint purchasing power and increased costs—As a current part of Dover, Knowles takes advantage of Dover’s size and purchasing power in procuring certain goods and services. After the separation, as a separate, independent entity, Knowles may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Dover obtained prior to the separation. Knowles may also incur costs for certain functions previously performed by Dover, such as accounting, tax, legal, human resources and other general and administrative functions, that are higher than the amounts reflected in Knowles’ historical financial statements, which could cause Knowles’ profitability to decrease.

•	Disruptions to the business as a result of the separation—The actions required to separate Dover’s and Knowles’ respective businesses could disrupt Knowles’ operations.

•	Increased significance of certain costs and liabilities—Certain costs and liabilities that were otherwise less significant to Dover as a whole will be more significant for Knowles as a stand-alone company.

•	One-time costs of the separation—Knowles will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel new to Knowles, and costs to separate information systems.

•	Inability to realize anticipated benefits of the separation—Knowles may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (a) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Knowles’ business; (b) following the separation, Knowles may be more susceptible to market fluctuations and other events particular to one or more of Knowles’ products than if it were still a part of Dover; and (c) following the separation, Knowles’ business will be less diversified than Dover’s business prior to the separation.

The Dover Board of Directors concluded that the potential benefits of the separation outweighed these factors. However, neither Dover nor Knowles can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

Formation of a Holding Company Prior to the Distribution

In connection with and prior to the distribution, Dover formed Knowles as a Delaware corporation for the purpose of transferring to Knowles assets and liabilities, including any entities holding assets and liabilities, associated with certain of Dover’s communication technologies businesses.

The Number of Shares of Knowles’ Common Stock You Will Receive

If you are a holder of Dover’s common stock on                     , the record date for the distribution, you will be entitled to receive one share of Knowles’ common stock for every two shares of Dover’s common stock that you hold at the close of business on such date. Dover will not distribute any fractional shares of Knowles’

common stock to its stockholders. Instead, if you are a registered holder, Computershare Inc. and Computershare Trust Company, N.A. will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise have been entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Computershare Inc. and Computershare Trust Company, N.A., in their sole discretion, without any influence by Dover or Knowles, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either Dover or Knowles. Neither Knowles nor Dover will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences” for an explanation of the material U.S. federal income tax consequences of the distribution. If you hold physical certificates for Dover’s common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. Knowles estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your Dover common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

When and How You Will Receive the Distribution

With the assistance of the distribution agent, the distribution of Knowles’ common stock is expected to occur on                     , the distribution date, to all holders of outstanding Dover’s common stock on                     , the record date. Computershare Trust Company N.A. and Computershare Inc. will serve as the distribution agent in connection with the distribution, and Computershare Trust Company N.A. will serve as the transfer agent and registrar for Knowles’ common stock. Dover stockholders will receive cash in lieu of any fractional shares of Knowles’ common stock which they would have been entitled to receive.

If you own Dover’s common stock as of the close of business on the record date, Knowles’ common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf in direct registration or book-entry form. If you are a registered holder, Computershare Inc. or Computershare Trust Company, N.A. will then mail you a direct registration account statement that reflects your shares of Knowles’ common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. “Direct registration form” refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your Dover common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Knowles’ common stock that have been registered in book-entry form in your name. If you sell Dover’s common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Knowles’ common stock in the distribution.

Most Dover stockholders hold their common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Dover common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Knowles common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

Shares of Knowles’ common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Knowles affiliates. Persons who may be deemed to be Knowles affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Knowles, which may include certain of Knowles executive officers, directors or principal stockholders. Securities held by Knowles affiliates will be subject to resale restrictions under the Securities Act. Knowles affiliates will be permitted to sell shares of Knowles’ common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Results of the Distribution

After its separation from Dover, Knowles will be an independent, publicly-traded company. The actual number of shares to be distributed will be determined on                     , the record date for the distribution, and will reflect any exercise of Dover options between the date the Dover Board of Directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding Dover’s common stock or any rights of Dover’s stockholders. Dover will not distribute any fractional shares of Knowles’ common stock.

Before the distribution, Knowles will enter into a separation and distribution agreement and other agreements with Dover to effect the separation and provide a framework for Knowles relationship with Dover after the separation. These agreements will provide for the allocation between Dover and Knowles of Dover’s assets, liabilities and obligations (including employee benefits, intellectual property and tax-related assets and liabilities) attributable to periods prior to Knowles separation from Dover and will govern certain relationships between Dover and Knowles after the separation. For a more detailed description of these agreements, see the section entitled “Certain Relationships and Related Person Transactions.”

Market for Knowles’ Common Stock

There is currently no public trading market for Knowles’ common stock. Knowles intends to apply to list its common stock on the NYSE under the symbol “KN.” Knowles has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

Knowles cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices, after the separation, of the shares of Knowles’ common stock that each Dover stockholder will receive in the distribution and the Dover common stock held at the record date may not equal the “regular-way” trading price of a share of Dover’s common stock immediately prior to the separation. The price at which Knowles’ common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Knowles’ common stock will be determined in the public markets and may be influenced by many factors. See the section entitled “Risk Factors—Risks Related to Knowles’ Common Stock.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing up to and including through the distribution date, Dover expects that there will be two markets in Dover’s common stock: a “regular-way” market and an “ex-distribution” market. Shares of Dover’s common stock that trade on the “regular-way” market will trade with an entitlement to Knowles’ common stock distributed pursuant to the separation. Dover’s common stock that trade on the “ex-distribution” market will trade without an entitlement to Knowles’ common stock distributed pursuant to the distribution. Therefore, if you sell Dover’s common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive Knowles’ common stock in the distribution. If you own Dover’s common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of Knowles’ common stock that you are entitled to receive pursuant to your ownership as of the record date of the Dover common stock.

Furthermore, beginning on or shortly before the record date and continuing up to and including the distribution date, Knowles expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Knowles’ common stock that will be distributed to holders of Dover’s common stock on the distribution date. If you owned Dover’s common stock at the close of business on the record date, you would be entitled to Knowles’ common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Knowles’ common stock, without the Dover common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Knowles’ common stock will end, and “regular-way” trading will begin.

Conditions to the Distribution

Knowles expects that the distribution will be effective on                     , the distribution date, provided that, among other conditions described in this information statement, the following conditions shall have been satisfied or, if permissible under the separation and distribution agreement, waived by Dover:

•	The SEC will have declared effective the registration statement of which this information statement forms a part, and no stop order relating to the registration statement will be in effect.

•	The NYSE will have approved the listing of Knowles’ common stock on the NYSE, subject to official notice of issuance.

•	Dover will have received either (i) a private letter ruling from the IRS together with an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code or (ii) an opinion of Baker & McKenzie LLP, tax counsel to Dover substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code.

•	All permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the distribution will have been received.

•	No order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions will be in effect.

•	The reorganization of Dover and Knowles businesses prior to the separation and distribution will have been effectuated.

•	Knowles will have entered into certain agreements in connection with the separation and distribution and certain financing arrangements prior to or concurrent with the separation.

•	No events or developments shall have occurred or exist that, in the sole and absolute judgment of the Dover Board of Directors, make it inadvisable to effect the distribution or would result in the distribution and related transactions not being in the best interest of Dover or its stockholders.

The fulfillment of the foregoing conditions does not create any obligations on Dover’s part to effect the distribution, and the Dover Board of Directors has reserved the right, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the contribution by Dover of the assets of the Knowles businesses to Knowles and the distribution by Dover of Knowles’ shares to its stockholders (i.e., the separation). This summary is based on the Code, the Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this information statement and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary assumes that the separation will be consummated in accordance with the separation and distribution agreement and as described in this information statement.

This summary is limited to holders of shares of Dover’s common stock that are U.S. Holders, as defined immediately below and thus does not apply to a holder that is not a U.S. Holder. For purposes of this summary, a U.S. Holder is a beneficial owner of Dover’s common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (1) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary does not purport to be a complete description of all U.S. federal income tax consequences of the separation, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	cooperatives;

•	banks, trusts, financial institutions, or insurance companies;

•	persons who acquired shares of Dover’s common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	stockholders who own, or are deemed to own, at least 10% or more, by voting power or value, of Dover equity;

•	holders owning Dover’s common stock as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, integrated investment, or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or former long-term residents of the U.S.;

•	holders who are subject to the alternative minimum tax; or

•	persons that own Dover’s common stock through partnerships or other pass-through entities.

This summary does not address the U.S. federal income tax consequences to Dover stockholders who do not hold shares of Dover’s common stock as a capital asset. Moreover, this summary does not address any state, local, or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of Dover’s common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the distribution.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE SEPARATION IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, WHICH CONSEQUENCES MAY DIFFER FROM THOSE DESCRIBED IN THIS INFORMATION STATEMENT (THESE DIFFERENCES MAY INCLUDE, AMONG OTHERS, TREATING THE DISTRIBUTION AS A TAXABLE TRANSACTION UNDER APPLICABLE NON-U.S. TAX LAWS), AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

Treatment of the Separation

It is a condition to the completion of the distribution that Dover receive either (i) a private letter ruling from the IRS (the “IRS Ruling”) together with an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code or (ii) an opinion of Baker & McKenzie LLP, tax counsel to Dover, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code. Even if the private letter ruling from the IRS is obtained, Dover does not currently intend to complete the transaction if it has not also obtained a tax opinion because, as described further below, such opinion will address, among other things, certain conditions that the private letter ruling does not address but are relevant to determining whether the distribution will qualify for tax-free treatment.

Assuming the separation qualifies as tax-free under Sections 368(a)(1)(D) and 355 of the Code, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by Dover or Knowles as a result of the separation except for possible gain or loss arising out of the internal reorganizations undertaken in connection with the separation and with respect to certain items required to be taken into account under Treasury Regulations relating to consolidated federal income tax returns;

•	no gain or loss will be recognized by, or be includible in the income of, a holder of Dover’s common stock solely as a result of the receipt of Knowles’ common stock in the distribution, except with respect to any cash received in lieu of a fractional share of Knowles’ common stock (as described below);

•	the aggregate tax basis of the shares of Dover’s common stock and shares of Knowles’ common stock in the hands of each Dover stockholder immediately after the distribution (inducing any fractional share interest in Knowles’ common stock for which cash is received) will be the same as the aggregate tax basis of the shares of Dover’s common stock held by such holder immediately before the distribution, allocated between the shares of Dover’s common stock and shares of Knowles’ common stock in proportion to their relative fair market values immediately following the distribution;

•	the holding period with respect to shares of Knowles’ common stock received by Dover stockholders (inducing any fractional share interest in Knowles’ common stock for which cash is received) will include the holding period of their shares of Dover’s common stock, provided that such shares of Dover’s common stock are held as a capital asset immediately following the distribution; and

•

a Dover stockholder who receives cash in lieu of a fractional share of Knowles’ common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder’s adjusted tax basis in the fractional share. That gain or loss will be long-term capital gain or loss if the stockholder’s holding period for its shares of Dover’s common stock exceeds one year at the time of the distribution.

Dover stockholders that have acquired different blocks of Dover’s common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, Knowles’ shares distributed with respect to such blocks of Dover’s common stock.

Although the IRS Ruling (if obtained) generally would be binding on the IRS, the IRS Ruling will be based on certain facts and assumptions, and certain representations and undertakings, from Dover and Knowles that certain necessary conditions to obtain tax-free treatment under the Code have been satisfied. Furthermore, as a result of the IRS’s ruling policy as in effect for purposes of the IRS Ruling, the IRS will not rule on whether a distribution satisfies certain critical requirements necessary to obtain tax-free treatment under the Code. Specifically, the IRS will not rule that a distribution was effected for a valid business purpose, that a distribution does not constitute a device for the distribution of earnings and profits, or that a distribution is not part of a plan described in Section 355(e) of the Code (as discussed below). Consequently, the IRS Ruling (if obtained) will be based on representations made to the IRS by Dover that these requirements have been satisfied. In the event that the IRS Ruling is obtained, Dover expects to obtain a tax opinion from Baker & McKenzie LLP, Dover’s outside tax counsel, which is expected to include a conclusion that the distribution is being effected for a valid business purpose, that the distribution does not constitute a device for the distribution of earnings and profits, and that the distribution is not part of a plan described in Section 355(e) of the Code (as discussed below) and which will be based on certain facts, representations, assumptions and undertakings from Dover and Knowles and on the IRS Ruling. In the event that the IRS Ruling is not obtained, Dover expects to obtain a tax opinion from Baker & McKenzie LLP, Dover’s outside tax counsel, substantially to the effect that, among other things, the distribution will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code (and the conclusions summarized above will be among those contained in such opinion).

Any tax opinion received from outside tax counsel to Dover is not expected to be issued until after the date of this information statement. An opinion of counsel represents counsel’s best legal judgment based on current law and is not binding on the IRS or any court. Knowles cannot assure you that the IRS will agree with the conclusions set forth in any tax opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position. If any of the facts, representations, assumptions, or undertakings described or made in connection with the IRS Ruling (if obtained) or any tax opinion are not correct, are incomplete or have been violated, the IRS Ruling (if obtained) could be revoked retroactively or modified by the IRS, and Knowles’ ability to rely on such tax opinion could be jeopardized. Knowles is not aware of any facts or circumstances, however, that would cause these facts, representations, or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

Notwithstanding receipt by Dover of the opinion of tax counsel and the IRS Ruling (if obtained) the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, Dover shareholders and Dover could be subject to significant U.S. federal income tax liability. In general, Dover would recognize gain in an amount equal to the excess, if any, of the fair market value of Knowles’ common stock distributed to Dover stockholders on the distribution date over Dover’s tax basis in such shares. In addition, each Dover stockholder that receives shares of Knowles’ common stock in the separation could be treated as receiving a taxable distribution from Dover in an amount equal to the fair market value of Knowles’ common stock that was distributed to the stockholder, which generally would be taxed as a dividend to the extent of the stockholder’s pro rata share of Dover’s current and accumulated earnings and profits, including Dover’s taxable gain, if any, on the distribution, then treated as a non-taxable return of capital to the extent of the stockholder’s basis in the Dover stock and thereafter treated as capital gain from the sale or exchange of Dover stock. Also, if the IRS were successful in taking this position, Knowles might be required to indemnify Dover under the circumstances set forth in the tax matters agreement, and such indemnification obligation could materially adversely affect Knowles’ financial position.

Even if the separation otherwise qualifies for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code, the separation may result in corporate level taxable gain to Dover under Section 355(e) of the Code if 50% or more, by vote or value, of Knowles’ stock or Dover stock is treated as acquired or issued as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions of Dover’s common stock or Knowles’ common stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan but such presumptions may be rebutted. If an acquisition or issuance of Knowles’ stock or Dover stock triggers the application of Section 355(e) of the Code, Dover would recognize taxable gain as described above, but the distribution would be tax-free to each Dover stockholder; however, Knowles may be required to indemnify Dover for the resulting tax arising from an acquisition or issuance of Knowles’ stock pursuant to the tax matters agreement to be entered into in connection with the separation. For a description of the tax matters agreement, see the section entitled “Certain Relationships and Related Person Transactions—Agreements with Dover—Tax Matters Agreement.”

United States Treasury Regulations require certain stockholders that receive stock in a distribution to attach a detailed statement setting forth certain information relating to the distribution to their respective U.S. federal income tax returns for the year in which the distribution occurs. Within a reasonable period after the distribution, Dover will provide stockholders who receive Knowles’ common stock in the distribution with the information necessary to comply with such requirement. In addition, all stockholders are required to retain permanent records relating to the amount, basis and fair market value of Knowles’ common stock received in the distribution and to make those records available to the IRS upon request of the IRS.

THE FOREGOING IS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS, WHICH CONSEQUENCES MAY DIFFER FROM THOSE DESCRIBED IN THE FOREGOING (THESE DIFFERENCES MAY INCLUDE, AMONG OTHERS, TREATING THE DISTRIBUTION AS A TAXABLE TRANSACTION UNDER APPLICABLE NON-U.S. TAX LAWS). EACH DOVER STOCKHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

DESCRIPTION OF INDEBTEDNESS

In connection with the spin-off, Knowles expects to enter into a $200 million five-year senior secured revolving credit facility, as well as a $300 million five-year senior secured term loan facility. Negotiation of these agreements is ongoing and subject to the completion of definitive documentation. We cannot assure you that the terms described below will not change or be supplemented.

Both facilities are to be used for general corporate purposes and to finance a cash payment to Dover immediately prior to the spin-off. The revolving credit facility is expected to include a letter of credit subfacility in an amount up to $25 million and a swing line subfacility in an amount up to $35 million. Up to $100 million of the revolving credit facility is expected to be available for borrowings in euros, British pounds sterling and other currencies requested by Knowles and agreed to by the lenders. The facilities are also expected to provide for additional incremental revolving or term loans in an aggregate principal amount of up to an additional $250 million.

Loans outstanding under the term facility will mature on the fifth anniversary of the date the definitive documents for such facility are executed, or the debt execution date, and, beginning on the first anniversary of the debt execution date, will amortize in equal quarterly installments in annual amounts (expressed as percentages of the loans made under the term facility on the initial funding date of the term facility which will occur immediately prior to the distribution) as set forth below, with the remaining balance due on the final maturity date for the term facility.

Year after debt execution date	Per Annum Amount
1	0.0%
2	5.0%
3	10.0%
4	10.0%
5	10.0%

Knowles expects to have the right to prepay borrowings under the facilities and to reduce the unutilized portion of the revolving credit facility, in each case, at any time without premium or penalty (except for eurodollar breakage fees, if any). Knowles expects to be required to prepay borrowings under the term facility with 100% of the net cash proceeds of sales or dispositions of assets or other property (including, among others, the proceeds of issuances of equity interests by subsidiaries), subject to certain reinvestment rights and other exceptions. Knowles expects the interest rates under the facilities to be variable based on LIBOR or an alternate base rate at the time of the borrowing and Knowles’ leverage as measured by a consolidated total indebtedness to consolidated EBITDA ratio, and initially to be set at LIBOR plus 1.50%.

Knowles expects that the facilities will contain customary covenants, which may include, among others, limitations or restrictions on the incurrence of indebtedness, the incurrence of liens and entry into sales and leaseback transactions, mergers, transfers of all or substantially all assets, transactions with affiliates and certain transactions limiting the ability of subsidiaries to pay dividends, in each case, subject to certain exceptions. Knowles expects the facilities will also include a requirement, to be tested quarterly, that Knowles maintains both (i) a minimum ratio of consolidated EBITDA to consolidated interest expense of 3.25 to 1.0 and (ii) a maximum ratio of consolidated total indebtedness to consolidated EBITDA of 3.25 to 1.0. Knowles expects the facilities will include customary events of defaults.

Information regarding the final material terms of the facilities described above, including the amount to be drawn under these facilities as of the distribution date, will be provided in a subsequent amendment to this information statement.

DESCRIPTION OF KNOWLES’ CAPITAL STOCK

Knowles’ certificate of incorporation and by-laws will be amended and restated prior to the separation. The following is a summary of the material terms of Knowles’ capital stock that will be contained in the amended and restated certificate of incorporation and by-laws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or of the by-laws to be in effect at the time of the distribution. The summary is qualified in its entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on Knowles’ capital stock at the time of the distribution. The certificate of incorporation and by-laws to be in effect at the time of the distribution will be included as exhibits to the registration statement on Form 10, of which this information statement is a part.

Authorized Capital Stock

Immediately following the distribution, Knowles’ authorized capital stock will consist of 400,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Immediately following the distribution, Knowles expects that approximately          million shares of its common stock will be issued and outstanding based upon approximately          million shares of Dover’s common stock that Knowles expects to be outstanding on the record date. All outstanding shares of Knowles’ common stock, when issued, will be fully paid and non-assessable.

Each holder of Knowles’ common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders. The holders of Knowles’ common stock will not be entitled to cumulative voting of their shares in elections of directors. Subject to any preferential rights of any outstanding preferred stock, holders of Knowles’ common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its Board of Directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Knowles, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any outstanding preferred stock.

Holders of Knowles’ common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of Knowles’ common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Knowles may designate and issue in the future.

Preferred Stock

Knowles’ amended and restated certificate of incorporation will authorize the Knowles Board of Directors, without further action by Knowles’ stockholders, to issue shares of preferred stock and to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by Knowles’ Board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Knowles through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Knowles’ Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of the common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and Knowles’ Board has no present intention to issue any shares of preferred stock.

Anti-Takeover Effects of Knowles’ Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and Delaware Law

Provisions of the DGCL and Knowles’ amended and restated certificate of incorporation and amended and restated by-laws could make it more difficult to acquire Knowles by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that its Board of Directors may consider inadequate and to encourage persons seeking to acquire control of Knowles to first negotiate with Knowles’ Board of Directors. Knowles believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Classified Board. Knowles’ amended and restated certificate of incorporation and amended and restated by-laws will provide that its Board of Directors will be divided into three classes. At the time of the separation, Knowles’ Board of Directors will be divided into three approximately equal classes. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution. The directors designated as Class II directors will have terms expiring at the second annual meeting of stockholders, and the directors designated as Class III directors will have terms expiring at the third annual meeting of stockholders. Commencing with the first annual meeting of stockholders following the separation, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. Members of the Board of Directors will be elected by a plurality of the votes cast at each annual meeting of stockholders. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of Knowles’ Board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Knowles.

Removal of Directors. Knowles’ amended and restated certificate of incorporation and by-laws will provide that its stockholders may only remove a director for cause by the affirmative vote of holders of a majority of the shares of voting common stock.

Size of Board and Vacancies. Knowles’ amended and restated certificate of incorporation and amended and restated by-laws will provide that the number of directors on its Board of Directors will be not less than three nor more than fifteen, with the exact number of directors to be fixed exclusively by the Board of Directors. Any vacancies created in its Board of Directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the Board of Directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on Knowles’ Board of Directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified.

Special Stockholder Meetings. Knowles’ amended and restated certificate of incorporation will provide that only the chairman of its Board of Directors, its chief executive officer or its Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors may call special meetings of Knowles stockholders. Stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent. Knowles’ amended and restated certificate of incorporation will expressly eliminate the right of its stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of Knowles stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Knowles’ amended and restated by-laws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its Board of Directors or a committee of its Board of Directors.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Knowles’ amended and restated certificate of incorporation will not provide for cumulative voting.

Delaware Anti-Takeover Statute. Upon the distribution, Knowles will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include (i) any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and (ii) the affiliates and associates of any such person.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage persons interested in acquiring Knowles’ company to negotiate in advance with Knowles’ Board, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in any such person becoming an interested stockholder. These provisions also may have the effect of preventing changes in Knowles’ management. It is possible that these provisions could make it more difficult to accomplish transactions which Knowles’ stockholders may otherwise deem to be in their best interests.

Amendments to Certificate of Incorporation. Knowles’ amended and restated certificate of incorporation will provide that the provisions of the amended and restated certificate of incorporation may only be amended by the vote of a majority of the voting power of the outstanding voting stock, except that Knowles’ amended and restated certificate of incorporation will provide that the affirmative vote of the holders of at least 80 percent of its voting stock then outstanding is required to amend certain provisions relating to:

•	cumulative voting;

•	amendment of the amended and restated by-laws;

•	the size, classification, election, removal, nomination and filling of vacancies with respect to the Knowles Board of Directors;

•	stockholder action by written consent and ability to call special meetings of stockholders;

•	director and officer indemnification; and

•	any provision relating to the amendment of any of these provisions.

Amendments to By-Laws. Knowles’ amended and restated certificate of incorporation and amended and restated by-laws will provide that the by-laws may be amended by Knowles’ Board of Directors or by the affirmative vote of at least 80 percent of Knowles’ voting stock then outstanding.

Undesignated Preferred Stock. The authority that Knowles’ Board of Directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Knowles through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Knowles’ Board of Directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and Knowles’ amended and restated certificate of incorporation will include such an exculpation provision. Knowles’ amended and restated certificate of incorporation and by-laws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Knowles, or for serving at Knowles’ request as a director or officer or another position at another corporation or enterprise, as the case may be. Knowles’ amended and restated certificate of incorporation and by-laws will also provide that Knowles must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Knowles’ amended and restated certificate of incorporation will expressly authorize Knowles to carry directors’ and officers’ insurance to protect Knowles, its directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that will be in Knowles’ amended and restated certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Knowles’ directors and officers, even though such an action, if successful, might otherwise benefit Knowles and its stockholders. However, these provisions will not limit or eliminate Knowles’ rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Knowles pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Exclusive Forum

Knowles’ amended and restated certificate of incorporation will provide that unless the Board of Directors otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Knowles, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Knowles to Knowles or Knowles’ stockholders, creditors or other constituents, any action asserting a claim against Knowles or any director or officer of Knowles arising pursuant to any provision of the DGCL or Knowles’ amended and restated certificate of incorporation or by-laws, or any action asserting a claim against Knowles or any director or officer of Knowles governed by the internal affairs doctrine. However, if (and only if) the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, the action may be brought in another court sitting in the State of Delaware.

Authorized but Unissued Shares

Knowles’ authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. Knowles may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Knowles by means of a proxy contest, tender offer, merger or otherwise.

Listing

Knowles intends to apply to have its shares of common stock listed on the NYSE under the symbol “KN.”

Sale of Unregistered Securities

On                     , 2013, Knowles issued              shares of common stock, par value $0.01 per share, to Dover pursuant to Section 4(a)(2) of the Securities Act. Knowles did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for Knowles’ common stock will be Computershare Trust Company, N.A.

WHERE YOU CAN FIND MORE INFORMATION

Knowles has filed a registration statement on Form 10 with the SEC with respect to the shares of Knowles’ common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Knowles and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review and copy the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549 as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on their public reference room. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, Knowles will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

Knowles intends to furnish holders of its common stock with annual reports containing combined financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. Knowles has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of Knowles Corporation:

In our opinion, the accompanying combined balance sheets and the related combined statements of earnings, comprehensive earnings, equity and cash flows present fairly, in all material respects, the financial position of Knowles Corporation and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

September 27, 2013

KNOWLES CORPORATION

COMBINED STATEMENTS OF EARNINGS

(dollars in thousands)

	Years Ended December 31,
	2012	2011	2010
Revenue	$1,117,992	$983,318	$730,444
Cost of goods and services	711,000	605,298	395,803

Gross profit	406,992	378,020	334,641
Selling and administrative expenses	270,928	231,616	193,114

Operating earnings	136,064	146,404	141,527
Interest expense, net	56,470	39,892	20,253
Other expense, net	678	956	4,467

Earnings before income taxes	78,916	105,556	116,807
(Benefit from) provision for income taxes	(181)	7,099	7,535

Net earnings	$79,097	$98,457	$109,272

See Notes to Combined Financial Statements

KNOWLES CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE EARNINGS

(dollars in thousands)

	Years Ended December 31,
	2012	2011	2010
Net earnings	$79,097	$98,457	$109,272

Other comprehensive (loss) earnings, net of tax:
Foreign currency translation	(82,264)	67,447	4,513

Employee benefit plans:
Actuarial (losses) gains arising during period	(3,505)	(2,188)	1,095
Prior service credit arising during period	—	40	—
Amortization of actuarial losses included in net periodic pension cost	123	82	116
Amortization of prior service costs included in net periodic pension cost	5	4	4

Total pension and other postretirement benefit plans	(3,377)	(2,062)	1,215

Changes in fair value of cash flow hedges:
Unrealized net gains (losses) arising during period	914	(832)	279
Net (gains) losses reclassified into earnings	(80)	(330)	79

Total cash flow hedges	834	(1,162)	358

Other comprehensive (loss) earnings	(84,807)	64,223	6,086

Comprehensive (loss) earnings	$(5,710)	$162,680	$115,358

See Notes to Combined Financial Statements

KNOWLES CORPORATION

COMBINED BALANCE SHEETS

(dollars in thousands)

	December 31, 2012	December 31, 2011
Current assets:
Cash and cash equivalents	$10,302	$26,293
Receivables, net of allowances of $1,824 and $1,487	217,458	194,439
Inventories, net	133,554	116,531
Prepaid and other current assets	8,555	56,484
Deferred tax assets	7,411	5,544

Total current assets	377,280	399,291

Property, plant and equipment, net	362,372	273,748
Goodwill	946,131	946,926
Intangible assets, net	344,793	373,729
Other assets and deferred charges	13,953	7,019

Total assets	$2,044,529	$2,000,713

Current liabilities:
Accounts payable	$171,401	$132,354
Accrued compensation and employee benefits	37,708	38,547
Other accrued expenses	24,313	17,680

Total current liabilities	233,422	188,581

Notes payable to Parent, net	528,812	1,419,422
Deferred income taxes	61,842	78,734
Other liabilities	32,346	27,326
Parent Company equity:
Parent Company investment in Knowles Corporation	1,184,342	198,078
Accumulated other comprehensive earnings	3,765	88,572

Total Parent Company equity	1,188,107	286,650

Total liabilities and Parent Company equity	$2,044,529	$2,000,713

See Notes to Combined Financial Statements

KNOWLES CORPORATION

COMBINED STATEMENTS OF EQUITY

(dollars in thousands)

	Parent Company Investment	Accumulated Other Comprehensive Earnings (Loss)	Total Parent Company Equity
Balance at January 1, 2010	$312,447	$18,263	$330,710
Net earnings	109,272	—	109,272
Other comprehensive earnings, net of tax	—	6,086	6,086
Net transfers to Parent Company	(2,208)	—	(2,208)

Balance at December 31, 2010	419,511	24,349	443,860

Net earnings	98,457	—	98,457
Other comprehensive earnings, net of tax	—	64,223	64,223
Net transfers to Parent Company	(319,890)	—	(319,890)

Balance at December 31, 2011	198,078	88,572	286,650

Net earnings	79,097	—	79,097
Other comprehensive loss, net of tax	—	(84,807)	(84,807)
Net transfers from Parent Company	907,167	—	907,167

Balance at December 31, 2012	$1,184,342	$3,765	$1,188,107

See Notes to Combined Financial Statements

KNOWLES CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Years Ended December 31,
	2012	2011	2010
Operating Activities
Net earnings	$79,097	$98,457	$109,272
Adjustments to reconcile net earnings to cash from operating activities:
Depreciation and amortization	114,878	84,773	54,385
Stock-based compensation	1,901	1,882	1,826
Provision for losses on accounts receivable (net of recoveries)	683	256	(144)
Deferred income taxes	(16,701)	(12,452)	618
Employee benefit plan expense	1,231	557	398
Contributions to employee benefit plans	(2,139)	(1,500)	(1,385)
Loss on sale of assets	2,329	1,587	2,689
Other, net	(4,311)	28,140	(22)
Cash effect of changes in current assets and liabilities (excluding effects of acquisitions and foreign exchange):
Accounts receivable	(20,930)	(24,281)	(9,084)
Inventories	(15,481)	(14,129)	(10,309)
Prepaid expenses and other assets	6,370	(9,367)	4,731
Accounts payable	36,296	44,003	2,073
Accrued compensation and employee benefits	(3,822)	(6,528)	10,452
Accrued expenses and other liabilities	9,252	(7,614)	(2,605)
Accrued taxes	903	(858)	(8,250)

Net cash provided by operating activities	189,556	182,926	154,645

Investing Activities
Additions to property, plant and equipment	(145,647)	(96,314)	(32,920)
Acquisition of Sound Solutions (net of cash acquired), including purchase price adjustments	45,016	(824,286)	—
Proceeds from the sale of property, plant and equipment	3,950	3,567	3,677
Capitalized patent defense costs	(13,922)	—	—
Other investment	(5,000)	—	—

Net cash used in investing activities	(115,603)	(917,033)	(29,243)

Financing Activities
Change in borrowings, net	(886,825)	1,062,930	(131,557)
Net transfers from (to) Parent Company	796,788	(303,237)	(3,143)

Net cash (used in) provided by financing activities	(90,037)	759,693	(134,700)

Effect of exchange rate changes on cash and cash equivalents	93	(173)	151

Net (decrease) increase in cash and cash equivalents	(15,991)	25,413	(9,147)
Cash and cash equivalents at beginning of period	26,293	880	10,027

Cash and cash equivalents at end of period	$10,302	$26,293	$880

Supplemental information—cash paid during the year for:
Income taxes	$15,210	$8,207	$6,974
Interest	$59,689	$43,075	$22,078

See Notes to Combined Financial Statements

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

1. Basis of Presentation

On May 23, 2013, Dover Corporation (“Dover”) announced its plan to spin-off certain of its communication technologies businesses into a stand-alone, publicly-traded company known as Knowles Corporation (“Knowles”). Upon completion of the spin-off, Knowles will have an independent technology presence in the communication technologies industry. Knowles will have significant product breadth in acoustic components, including MicroElectroMechanical Systems (“MEMs”) microphones, speakers, receivers and transducers, as well as a competitive position in communication infrastructure components.

The accompanying combined financial statements have been prepared on a stand-alone basis and are derived from Dover’s consolidated financial statements and accounting records. The combined financial statements represent Knowles’ financial position, results of operations, and cash flows as its business was operated as part of Dover prior to the distribution, in conformity with U.S. generally accepted accounting principles.

All intercompany transactions between the Knowles entities have been eliminated. Transactions between Knowles and Dover, with the exception of sales transactions and intercompany net notes payable, are reflected in equity in the combined balance sheet as “Parent Company investment in Knowles Corporation” and in the combined statement of cash flows as a financing activity in “Net transfers (to) from Parent Company.” See Note 3 for additional information regarding related party transactions.

2. Summary of Significant Accounting Policies

Description of business—Knowles is engaged in the design and manufacture of innovative products and components which serve the mobile consumer electronics, medical technology, telecommunications infrastructure, military/space and other industrial end markets. Knowles is currently owned by Dover, a global, diversified manufacturer that recently announced the spin-off of Knowles into a newly formed, publicly traded company. Upon completion of the spin-off, Knowles will be an independent, global technology company operating in the communication technologies industry. Knowles will have significant product breadth in acoustic components, including MEMs microphones, speakers, receivers and transducers, as well as a competitive position in communication infrastructure components. Knowles reports two business segments: Mobile Consumer Electronics and Specialty Components. See Note 16 to the combined financial statements for additional information related to Knowles’ segments.

Financial statement presentation—The financial statements have been derived from the financial statements and accounting records of Dover using the historical results of operations, and historical basis of assets and liabilities of Knowles and reflect Dover’s net investment in Knowles. Historically, stand-alone financial statements have not been prepared for Knowles. Management believes the assumptions underlying the allocations included in the financial statements are reasonable. However, the financial statements may not necessarily reflect Knowles’ results of operations, financial position and cash flows in the future or, what Knowles’ results of operations, financial position and cash flows would have been had Knowles been a stand-alone company during the periods presented herein.

The combined financial statements include the accounts of Knowles. Intercompany accounts and transactions have been eliminated in consolidation. The results of operations of purchased businesses are included from the date of acquisition.

The accompanying financial statements include allocations of costs that were incurred by Dover for functions such as corporate human resources, finance and legal, including the costs of salaries, benefits and other related costs. The total costs allocated to the accompanying financial statements for these functions totaled approximately $26,133,

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

$21,822, and $21,259 for the years ended December 31, 2012, 2011 and 2010, respectively, and are included in selling, general and administrative expenses. These expenses have been allocated to Knowles based on direct usage or benefit where identifiable, with the remainder allocated on the basis of revenues, headcount, or other measure. As a stand-alone public company, Knowles’ total costs related to such support functions may differ from the costs that were historically allocated to it from Dover. Knowles estimates that these costs may exceed the allocated amount for full year 2012 of $26.1 million by a range of approximately $5.0 million to $10.0 million in 2014. See Note 3 to the combined financial statements for additional information regarding related party transactions.

Use of estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the Combined Financial Statements and accompanying disclosures. These estimates may be adjusted due to changes in future economic, industry, or customer financial conditions, as well as changes in technology or demand. Estimates are used in accounting for, among other items, allowances for doubtful accounts receivable, inventory reserves, restructuring reserves, warranty reserves, pension and post retirement plans, stock-based compensation, corporate allocations, useful lives for depreciation and amortization of long-lived assets, future cash flows associated with impairment testing for goodwill, indefinite-lived intangible assets and other long-lived assets, deferred tax assets, uncertain income tax positions, and contingencies. Actual results may ultimately differ from estimates, although management does not believe such differences would materially affect the financial statements in any individual year. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the Combined Financial Statements in the period that they are determined.

Cash and cash equivalents—Cash and cash equivalents include cash on hand, demand deposits, and short-term investments which are highly liquid in nature and have original maturities at the time of purchase of three months or less.

Allowance for doubtful accounts—Knowles maintains allowances for estimated losses as a result of customers’ inability to make required payments. Management evaluates the aging of the accounts receivable balances, the financial condition of its customers, historical trends, and the time outstanding of specific balances to estimate the amount of accounts receivable that may not be collected in the future and records the appropriate provision.

Inventories—Inventories, including all international subsidiaries, are stated at the lower of cost or market, determined on the first-in, first-out (FIFO) basis. The value of Knowles’ inventory may decline as a result of surplus inventory, price reductions or technological obsolescence. It is Knowles’ policy to carry reserves against the carrying value of inventory when items have no future demand (obsolete inventory), and additionally, where inventory items on hand have demand, yet have insufficient forecasted activity to consume the entire stock within a reasonable period. It is Knowles’ policy to carry reserves against the carrying value of at-risk inventory items after considering the nature of the risk and any mitigating factors.

Prepaid and other current assets—Prepaid and other current assets represent advances and deposits made by Knowles for goods and services to be received in the near future, particularly raw material purchases. Also included in the balance of prepaid and other current assets at December 31, 2011 was $40 million due from NXP Semiconductors N.V. (“NXP”) for settlement of purchase price adjustments and post-acquisition contingencies for the purchase of Sound Solutions. This amount was received by Knowles in 2012.

Property, plant and equipment—Property, plant and equipment includes the historic cost of land, buildings, equipment, and significant improvements to existing plant and equipment or, in the case of acquisitions, a fair market value appraisal of such assets completed at the time of acquisition. Property, plant and equipment also includes the cost of purchased software. Expenditures for maintenance, repairs, and minor renewals are expensed

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

as incurred. When property or equipment is sold or otherwise disposed of, the related cost and accumulated depreciation is removed from the respective accounts and the gain or loss realized on disposition is reflected in earnings. Knowles depreciates its assets on a straight-line basis over their estimated useful lives as follows: buildings and improvements 5 to 31.5 years; machinery and equipment 3 to 7 years; furniture and fixtures 3 to 7 years; vehicles 3 years; and software 3 to 5 years. Depreciation expense totaled $66,384 in 2012, $44,222 in 2011, and $31,137 in 2010.

Derivative instruments—Knowles periodically uses derivative financial instruments to hedge its exposures to various risks, including interest rate and foreign currency exchange rate risk. Knowles does not enter into derivative financial instruments for speculative purposes. Derivative financial instruments used for hedging purposes must be designated an effective hedge of the identified risk exposure at inception and throughout the life of the contract. Knowles recognizes all derivatives as either assets or liabilities on the combined balance sheet and measures those instruments at fair value. For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair value of both the derivatives and of the hedged items are recorded in current earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivatives is recorded as a component of other comprehensive earnings and subsequently recognized in net earnings when the hedged items impact earnings.

Goodwill and indefinite-lived intangible assets—Goodwill represents the excess of purchase consideration over the fair value of the net assets of businesses acquired. Goodwill and certain other intangible assets deemed to have indefinite lives (primarily trademarks) are not amortized. Instead, goodwill and indefinite-lived intangible assets are tested for impairment at least annually or more frequently if indicators of impairment exist, such as a significant sustained change in the business climate or a current expectation of an impending disposal. Knowles conducts its annual impairment evaluation in the fourth quarter of each year. Recoverability of goodwill is measured at the reporting unit level and determined using a two-step process. For 2012, 2011, and 2010, Knowles identified four reporting units for its annual goodwill impairment test. Step one of the test compares the fair value of each reporting unit using a discounted cash flow method to its book value. This method uses Knowles’ market assumptions including projections of future cash flows, determinations of appropriate discount rates, and other assumptions which are considered reasonable and inherent in the discounted cash flow analysis. The projections are based on historical performance and future estimated results. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. Step two, which compares the book value of the goodwill to its implied fair value, was not necessary since there were no indicators of potential impairment from step one during any of the presented periods. See Note 7 for additional details on goodwill balances.

Similar to goodwill, in testing its other indefinite lived intangible assets for impairment, Knowles uses a discounted cash flow method to calculate and compare the fair value of the intangible asset to its book value. This method uses Knowles’ market assumptions which are considered reasonable and inherent in the discounted cash flow analysis. Any excess of carrying value over the estimated fair value is recognized as an impairment loss. No impairment of indefinite-lived intangibles was indicated for the years ended December 31, 2012, 2011, or 2010.

Other intangible assets—Other intangible assets with determinable lives consist primarily of customer relationships, unpatented technology, patents, and trademarks. These other intangibles are amortized over their estimated useful lives, ranging from 5 to 15 years. Knowles’ business relies on patents and proprietary technology and seeks patent protection for products and methods. Knowles capitalizes external legal costs incurred in the defense of its patents when it is believed that a significant, discernible increase in value will result from the defense, and a successful outcome of the legal action is probable. These costs are amortized over the remaining estimated useful life of the patent, which is typically seven to ten years. Knowles’ assessment of future

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

economic benefit and/or the successful outcome of legal action related to patent defense involves considerable management judgment, and a different outcome could result in material write-offs of the carrying value of these assets. During the years ended December 31, 2012, 2011 and 2010, Knowles capitalized $13,922, $179 and zero, respectively, in legal costs related to the defense of its patents. Amounts capitalized are supported by the discernible value of future royalty income supported by court-ordered or otherwise agreed-upon settlements and similar expected outcomes in the future.

Long-lived assets—Long-lived assets (including intangible assets with determinable lives) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, such as a significant sustained change in the business climate. If an indicator of impairment exists for any grouping of assets, an estimate of undiscounted future cash flows is produced and compared to its carrying value. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. No significant impairments occurred during the reporting periods presented.

Foreign currency—Assets and liabilities of non-U.S. subsidiaries, where the functional currency is not the U.S. dollar, have been translated at year-end exchange rates and profit and loss accounts have been translated using weighted-average yearly exchange rates. Foreign currency translation gains and losses are included as a component of “Accumulated other comprehensive earnings.” Assets and liabilities of an entity that are denominated in currencies other than an entity’s functional currency are re-measured into the functional currency using end of period exchange rates or historical rates where applicable to certain balances. Gains and losses related to these re-measurements are recorded within the statement of earnings as a component of “Other expense, net.”

Revenue recognition—Revenue is recognized when all of the following conditions are satisfied: a) persuasive evidence of an arrangement exists, b) price is fixed or determinable, c) collectability is reasonably assured, and d) delivery has occurred or services have been rendered. The majority of Knowles’ revenue is generated through the manufacture and sale of a broad range of specialized products and components, with revenue recognized upon transfer of title and risk of loss, which is generally upon shipment. Knowles does not have significant service revenue, licensing income, or multiple deliverable arrangements. Knowles recognizes third-party licensing or royalty income as revenue over the related contract term. Revenue is recognized net of customer discounts, rebates, and returns. Rebates are recognized over the contract period based on expected revenue levels. Sales discounts and rebates totaled $14,200, $14,160, and $15,407 for the years ended December 31, 2012, 2011, and 2010, respectively. Returns and allowances totaled $4,627, $4,199, and $4,270 for the years ended December 31, 2012, 2011, and 2010, respectively.

Stock-based compensation—Knowles’ employees have historically participated in Dover’s stock-based compensation plans. Stock-based compensation has been allocated to Knowles based on the awards and terms previously granted to Knowles’ employees. The principal awards issued under the stock-based compensation plans include non-qualified stock options, stock-settled stock appreciation rights (“SARs”), and performance share awards. The cost for such awards is measured at the grant date based on the fair value of the award. The value of the portion of the award that is expected to ultimately vest is recognized as expense on a straight-line basis, generally over the explicit service period of three years (except for retirement-eligible employees and retirees) and is included in selling and administrative expenses in the combined statements of earnings. Expense for awards granted to retirement-eligible employees is recorded over the period from the date of grant through the date the employee first becomes eligible to retire and is no longer required to provide service.

Knowles uses the Black-Scholes valuation model to estimate the fair value of SARs and stock options granted to employees. The model requires that Knowles estimate the expected life of the SAR or option, expected forfeitures and the volatility of Dover’s stock using historical data. Knowles uses the Monte Carlo simulation

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

model to estimate fair value of performance share awards which also requires Knowles to estimate the volatility of Dover’s stock and the volatility of returns on the stock of Dover’s peer group as well as the correlation of the returns between the companies in the peer group. At the time of grant, Knowles estimates forfeitures, based on historical experience, in order to estimate the portion of the award that will ultimately vest. See Note 12 for additional information related to Knowles’ stock-based compensation.

Income taxes—Knowles’ operations have historically been included in Dover’s consolidated federal tax return and certain combined state returns. The income tax expense in these financial statements has been determined on a stand-alone return basis in accordance with Accounting Standards Codification (“ASC”) 740 “Income Taxes,” which requires the recognition of income taxes using the liability method. Under this method, Knowles is assumed to have historically filed a return separate from Dover, reporting its taxable income or loss and paying applicable tax based on its separate taxable income and associated tax attributes in each tax jurisdiction. The calculation of income taxes on the separate return basis requires considerable judgment and the use of both estimates and allocations. As a result, Knowles’ effective tax rate and deferred tax balances will differ significantly from those in Dover’s historic periods. Additionally, the deferred tax balances as calculated on the separate return basis will differ from the deferred tax balances of Knowles, if legally separated. See Note 11 for additional information on Knowles’ income taxes and unrecognized tax benefits.

Research and development costs—Research and development costs, including qualifying engineering costs, are expensed when incurred and amounted to $77,321 in 2012, $65,895 in 2011, and $49,286 in 2010.

Risk, retention, insurance—During the years ended December 31, 2012, 2011 and 2010, Knowles self-insured its product and commercial general liability claims up to $5.0 million per occurrence, its workers’ compensation claims up to $0.5 million per occurrence, and automobile liability claims up to $1.0 million per occurrence. Third-party insurance provides primary level coverage in excess of these amounts up to certain specified limits. In addition, Knowles has excess liability insurance from third-party insurers on both an aggregate and an individual occurrence basis well in excess of the limits of the primary coverage. A worldwide program of property insurance covers Knowles’ owned and leased property and any business interruptions that may occur due to an insured hazard affecting those properties, subject to reasonable deductibles and aggregate limits. Knowles’ property and casualty insurance programs contain various deductibles that, based on Knowles’ experience, are typical and customary for a company of its size and risk profile. Knowles does not consider any of the deductibles to represent a material risk to Knowles. Knowles generally maintains deductibles for claims and liabilities related primarily to workers’ compensation, health and welfare claims, general commercial, product and automobile liability and property damage, and business interruption resulting from certain events. Knowles accrues for claim exposures that are probable of occurrence and can be reasonably estimated. As part of Knowles’ risk management program, insurance is maintained to transfer risk beyond the level of self-retention and provide protection on both an individual claim and annual aggregate basis. Knowles insured risk profile is not necessarily indicative of experience expected as a stand-alone, publicly-traded company. The accrual amounts for risk, retention and insurance for the years ended December 31, 2012, 2011 and 2010 are not material.

Recent accounting pronouncements—In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02 which requires additional disclosures regarding the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 requires an entity to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under United States GAAP to be reclassified to net income in its entirety in the same reporting period. This guidance is effective for reporting periods beginning after December 15, 2012. Knowles adopted this guidance effective January 1, 2013. Knowles’ adoption of this standard did not have a significant impact on its combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

In July 2012, the FASB issued ASU 2012-02, which allows an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test of an indefinite-lived intangible asset. Per the terms of this ASU, an entity would not be required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines, based on qualitative assessment, that it is not more likely than not, the indefinite-lived intangible asset is impaired. The revised standard is effective for Knowles for its annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Knowles does not expect adoption of this ASU to significantly impact its combined financial statements.

In September 2011, the FASB issued ASU 2011-09 which requires enhanced disclosures around an employer’s participation in multiemployer pension plans. The standard is intended to provide more information about an employer’s financial obligations to a multiemployer pension plan to help financial statement users better understand the financial health of the significant plans in which the employer participates. This guidance became effective for Knowles for its fiscal 2011 year-end reporting. Its adoption did not have a material impact on Knowles’ combined financial statements.

In September 2011, the FASB issued ASU 2011-08 which provides an entity the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test for goodwill impairment. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. This standard became effective for Knowles on January 1, 2012. Its adoption did not impact Knowles’ combined financial statements.

In June 2011, the FASB issued ASU 2011-05 which provides new guidance on the presentation of comprehensive income. ASU 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in stockholders’ equity and instead requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement or in two separate but consecutive statements. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. The adoption of this ASU only requires a change in the format of the current presentation. Knowles has presented other comprehensive earnings in a separate statement following the statement of earnings.

In May 2011, the FASB issued ASU 2011-04 which was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between United States GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. Knowles adopted this guidance on January 1, 2012 and its adoption did not significantly impact Knowles’ combined financial statements.

3. Related Party Transactions

Dover provides Knowles certain services, which include the administration of treasury, employee compensation and benefits, public and investor relations, internal audit, corporate income tax, supply chain and legal services. Some of these services will continue to be provided to Knowles on a temporary basis following the distribution. The financial information in these combined financial statements does not necessarily include all the expenses that would have been incurred had Knowles been a separate, stand-alone entity. As such, the financial information herein may not necessarily reflect the combined financial position, results of operations, and cash flows of Knowles in the future or what they would have been had Knowles been a separate, stand-alone entity during the period presented. Management believes that the methods used to allocate expenses to Knowles are reasonable. The corporate expenses allocated to Knowles totaled $26,133, $21,822, and $21,259 for the years

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

ended December 31, 2012, 2011, and 2010. As a stand-alone public company, Knowles’ total costs related to such support functions may differ from the costs that were historically allocated to it from Dover. Knowles estimates that these costs may exceed the allocated amount for full year 2012 of $26.1 million by a range of approximately $5.0 million to $10.0 million in 2014.

Transactions between Knowles and Dover, with the exception of sales transactions and intercompany net notes payable, are reflected in equity in the combined balance sheet as “Parent Company investment in Knowles Corporation” and in the combined statement of cash flows as a financing activity in “Net transfers (to) from Parent Company.”

Notes due to Dover, net

Knowles has outstanding intercompany net notes payable with Dover and its affiliates, which were put in place to fund the business over a defined period of time. Historically, these financing arrangements were continually renewed with no intention to settle the obligations in cash. These notes are not necessarily representative of Knowles’ future debt levels. These notes are reflected in the combined balance sheet as “Notes payable to Parent, net,” and in the combined statement of cash flows as a financing activity in “Change in borrowings, net.” Net interest expense on these notes totaled $56,592, $39,895, and $20,289 for the years ended December 31, 2012, 2011, and 2010, respectively, and is included in “Interest expense, net” in the combined statement of earnings. It is management’s intention to settle these notes prior to the distribution date. The change in the “Change in borrowings, net” in the combined statement of cash flows in 2011 as compared to 2010 primarily relates to an intercompany agreement whereby Dover loaned Knowles funds for the 2011 acquisition of Sound Solutions. The change in 2012 as compared to 2011 represents the repayment of the aforementioned loan between Dover and Knowles.

Intercompany accounts receivable and accounts payable

At December 31, 2012 and 2011, Knowles had outstanding accounts receivable balances with Dover and its affiliates totaling $206 and $442, respectively. Also, Knowles had outstanding accounts payable balances with Dover and its affiliates totaling $2,731 and $1,905 at December 31, 2012 and 2011, respectively. These balances are included in receivables and accounts payable, respectively, on the combined balance sheet.

4. Acquisition of Sound Solutions

On July 4, 2011, Knowles completed the stock acquisition of the Sound Solutions business line from NXP. The purchase price of $855 million was funded through an intercompany loan agreement with Dover and was subject to working capital and other contractual adjustments.

The following presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their estimated fair values:

Current assets, net of cash acquired	$88,202
Property, plant, and equipment	86,335
Goodwill	436,090
Intangible assets	295,889
Current liabilities assumed	(43,384)
Non-current liabilities assumed, principally deferred taxes and pension obligations	(83,862)

Net assets acquired	$779,270

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

The amounts assigned to goodwill and major intangible asset classifications for the acquisition of Sound Solutions are as follows:

	Amount allocated	Useful life (in years)
Goodwill—Tax deductible	$309,000	n/a
Goodwill—Non deductible	127,090	n/a
Customer intangibles	280,000	11
Trademarks	8,200	15
Patents and other intangibles	7,689	10

Net assets acquired	$731,979

Sound Solutions, which manufactures dynamic speakers and receivers for handset and other consumer electronic markets, has been integrated into the Mobile Consumer Electronics segment. The acquisition enables Knowles to become a leading supplier of audio components to the handset market. As such, the goodwill recorded through the acquisition reflects the value attributed to significant cost and global revenue growth synergies that the combined business expects to achieve. Knowles received approximately $22 million from NXP in 2011 as settlement for working capital and other contractual adjustments, as well as an additional $45 million in 2012, reflecting purchase price adjustments for post-acquisition contingencies. The purchase price of $855 million, net of cash acquired, along with these working capital and other contractual and purchase price adjustments, resulted in net assets acquired of $779,270.

The combined statements of earnings include the results of Sound Solutions since the date of acquisition. The revenue included in Knowles’ combined 2012 and 2011 results totaled approximately $264 million and $190 million, respectively.

The following unaudited pro forma information illustrates the effect on Knowles’ revenue and net earnings for the years ended December 31, 2011 and 2010, assuming that the 2011 acquisition of Sound Solutions had taken place at the beginning of 2010. As a result, the supplemental pro forma earnings reflect adjustments to net earnings as reported in the combined statements of earnings to exclude $3,829 of nonrecurring expense related to the fair value adjustments to acquisition-date inventory (after-tax) and $12,125 of acquisition-related costs (after-tax) from the year ended December 31, 2011. The supplemental pro forma earnings for the comparable 2010 period were adjusted to include these charges as if they were incurred at the beginning of 2010. The 2011 and 2010 supplemental pro forma earnings are also adjusted to reflect the comparable impact of additional depreciation and amortization expense (net of tax) resulting from the fair value measurement of tangible and intangible assets relating to the acquisition of Sound Solutions.

	Years Ended December 31,
	2011	2010
Revenue:
As reported	$983,318	$730,444
Pro forma	1,119,791	1,058,128
Net earnings
As reported	$98,457	$109,272
Pro forma	102,127	130,430

These pro forma results of operations have been prepared for comparative purposes only, and they do not purport to be indicative of the results of operations that actually would have resulted had the acquisitions occurred on the dates indicated or that may result in the future.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

5. Inventories, net

	December 31, 2012	December 31, 2011
Raw materials	$58,211	$59,481
Work in progress	25,275	18,750
Finished goods	76,517	61,843

Subtotal	160,003	140,074
Less reserves	(26,449)	(23,543)

Total	$133,554	$116,531

6. Property, Plant, and Equipment, net

	December 31, 2012	December 31, 2011
Land	$12,869	$6,943
Buildings and improvements	91,853	78,828
Machinery, equipment and other	613,912	488,756

Subtotal	718,634	574,527
Less accumulated depreciation	(356,262)	(300,779)

Total	$362,372	$273,748

7. Goodwill and Other Intangible Assets

The changes in carrying value of goodwill by segment for the years ended December 31, 2012 and 2011 are as follows:

	Mobile Consumer Electronics	Specialty Components	Total
Balance at January 1, 2011	$363,663	$185,624	$549,287
Acquisition of Sound Solutions	443,088	—	443,088
Foreign currency translation	(45,516)	67	(45,449)

Balance at December 31, 2011	761,235	185,691	946,926
Sound Solutions purchase price adjustments	(6,998)	—	(6,998)
Foreign currency translation	6,530	(327)	6,203

Balance at December 31, 2012	$760,767	$185,364	$946,131

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

The following table provides the gross carrying value and accumulated amortization for each major class of intangible asset:

	December 31, 2012		December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Trademarks	$7,986	$935	$7,846	$409
Patents (1)	39,547	17,533	24,835	14,989
Customer Intangibles	419,937	142,945	415,168	104,777
Unpatented Technologies	65,688	58,952	65,654	51,713
Other	1,222	1,222	2,055	1,941

Total	534,380	221,587	515,558	173,829

Unamortized intangible assets
Trademarks	32,000		32,000

Total intangible assets, net	$344,793		$373,729

(1)	The increase from the prior year primarily relates to the capitalization of patent defense costs.

Total amortization expense for the years ended December 31, 2012, 2011, and 2010 was $48,495, $40,551, and $23,248, respectively. Amortization expense for the next five years, based on current intangible balances, is estimated to be as follows:

2013	$46,102
2014	40,942
2015	40,684
2016	40,684
2017	40,684

8. Accrued Expenses and Other Liabilities

The following table details the major components of other accrued expenses:

	December 31, 2012	December 31, 2011
Warranty	$3,228	$1,881
Accrued volume discounts	6,180	4,132
Accrued commissions (non-employee)	3,047	3,068
Restructuring and exit	3,012	121
Accrued taxes, other than income taxes	3,288	1,500
Other (1)	5,558	6,978

	$24,313	$17,680

(1)	Primarily represents accrued rent, accrued royalties, and other current reserves, none of which are individually significant.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

The following table details the major components of other liabilities (non-current):

	December 31, 2012	December 31, 2011
Deferred compensation, principally defined benefit plans	$21,466	$19,854
Unrecognized tax benefits	4,643	4,105
Warranty	132	2,505
Other (2)	6,105	862

	$32,346	$27,326

(2)	The balance at December 31, 2012 primarily represents long term capital leases.

Warranty Accruals

Estimated warranty program claims are provided for at the time of sale. Amounts provided for are based on historical costs and adjusted new claims. The changes in the carrying amount of product warranties through December 31, 2012 and 2011 are as follows:

	2012	2011
Beginning Balance, January 1	$4,386	$1,501
Provision for warranties	1,880	1,309
Settlements made	(2,803)	(1,261)
Acquisitions	—	2,841
Other adjustments currency translation	(103)	(4)

Ending balance, December 31	$3,360	$4,386

9. Restructuring Activities

The following table details restructuring charges incurred by segment for the periods presented:

	Years Ended December 31,
	2012	2011	2010
Mobile Consumer Electronics	$1,290	$—	$—
Specialty Components	4,574	1,761	244

Total	$5,864	$1,761	$244

These amounts are classified in the combined statements of earnings as follows:

Cost of goods and services	$379	$—	$—
Selling and administrative expenses	5,485	1,761	244

Total	$5,864	$1,761	$244

Knowles recorded restructuring expense of $5,864, $1,761 and $244 for the years ended December 31, 2012, 2011 and 2010, respectively. These programs are designed to better align Knowles’ operations with current market conditions through targeted facility consolidations, headcount reductions and other measures to further optimize operations. Knowles expects the programs currently underway to be substantially completed in the next

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

twelve to eighteen months. Knowles expects to incur full-year 2013 restructuring expenses of approximately $14.6 million related to these programs, of which approximately $12.8 million was incurred during the six months ended June 30, 2013.

During the year ended December 31, 2012, the Mobile Consumer Electronics and Specialty Components segments incurred restructuring charges of $1,290 and $4,574, respectively, primarily relating to the integration of its dynamic speaker and receiver businesses, continuation of the consolidation of the oscillator facility, and the initiation of a new program to migrate its U.K.-based capacitor production to lower-cost existing facilities in Asia.

The following table details Knowles’ severance and other restructuring accrual activity:

	Severance	Exit	Total
Balance at December 31, 2009	$1,693	$737	$2,430
Restructuring charges	300	(56)	244
Payments	(1,879)	(522)	(2,401)
Other, including foreign currency	(93)	(22)	(115)

Balance at December 31, 2010	21	137	158
Restructuring charges	559	1,202	1,761
Payments	(563)	(937)	(1,500)
Other, including foreign currency	1	(299)	(298)

Balance at December 31, 2011	18	103	121
Restructuring charges	3,738	2,126	5,864
Payments	(1,337)	(1,702)	(3,039)
Other, including foreign currency	51	15	66

Balance at December 31, 2012	$2,470	$542	$3,012

The accrual balance at December 31, 2012 primarily reflects restructuring plans initiated during the year, as well as ongoing lease commitment obligations for facilities closed in earlier periods.

10. Financial Instruments

Derivatives

Knowles is exposed to market risk for changes in foreign currency exchange rates due to the global nature of its operations. In order to manage this risk Knowles has hedged portions of its forecasted sales and purchases, which occur within the next twelve months and are denominated in non-functional currencies, with currency forward or collar contracts designated as cash flow hedges. At December 31, 2012 and December 31, 2011, Knowles had contracts with U.S. dollar equivalent notional amounts of $9,090 and $78,733, respectively, to exchange foreign currencies, principally the U.S. dollar, euro, Japanese yen, Chinese Renminbi (Yuan), and Malaysian ringgit. Knowles believes it is probable that all forecasted cash flow transactions will occur.

The following table sets forth the fair values of derivative instruments held by Knowles as of December 31, 2012 and December 31, 2011 and the balance sheet lines in which they are recorded:

	December 31, 2012	December 31, 2011
Prepaid and other current assets	$85	$—
Other accrued expenses	(799)	(1,284)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

The amount of gains or losses from hedging activity recorded in earnings is not significant and the amount of unrealized gains and losses from cash flow hedges which are expected to be reclassified to earnings in the next twelve months is not significant; therefore, additional tabular disclosures are not presented. There are no amounts excluded from the assessment of hedge effectiveness and there are no credit risk related contingent features in Knowles’ derivative instruments.

Knowles is exposed to credit loss in the event of nonperformance by counterparties to the financial instrument contracts held by Knowles; however, nonperformance by these counterparties is considered unlikely as Knowles’ policy is to contract with highly-rated, diversified counterparties.

Fair Value Measurements

ASC 820, “Fair Value Measurements and Disclosures,” establishes a fair value hierarchy that requires Knowles to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the hierarchy is based on the lowest level of input that is significant to the fair value measurement. ASC 820 establishes three levels of inputs that may be used to measure fair value.

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 inputs include inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of assets or liabilities.

Level 3 inputs are unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The derivative contracts are measured at fair value using models based on observable market inputs such as foreign currency exchange rates and interest rates; therefore, they are classified within Level 2 of the valuation hierarchy.

11. Income Taxes

Knowles’ operations have historically been included in Dover’s U.S. combined federal and state income tax returns. Income tax expense and deferred tax balances are presented in these financial statements as if Knowles filed its own tax returns in each jurisdiction. These statements include tax losses and tax credits that may not reflect the tax positions taken by Dover. In many cases, tax losses and tax credits generated by Knowles have been used by Dover.

Income taxes have been based on the following components of “Earnings before provision for income taxes” in the combined statements of earnings:

	Years Ended December 31,
	2012	2011	2010
Domestic	$(29,777)	$(16,646)	$(21,299)
Foreign	108,693	122,202	138,106

	$78,916	$105,556	$116,807

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

Income tax expense (benefit) for the years ended December 31, 2012, 2011, and 2010 is comprised of the following:

	Years Ended December 31,
	2012	2011	2010
Current:
U.S. Federal
State and local	$227	$211	$235
Foreign	16,650	26,233	6,162

Total current	16,877	26,444	6,397

Deferred:
U.S. Federal	490	521	1,015
State and local	16	(30)	(772)
Foreign	(17,564)	(19,836)	895

Total deferred	(17,058)	(19,345)	1,138

	$(181)	$7,099	$7,535

Differences between the effective income tax rate and the U.S. federal income statutory rate are as follows:

	Years Ended December 31,
	2012	2011	2010
U.S. Federal income tax rate	35.0%	35.0%	35.0%
State and local taxes, net of Federal income tax benefit	0.1%	0.1%	0.2%
Foreign operations tax effect	(49.8)%	(36)%	(28.1)%

Subtotal	(14.7)%	(0.9)%	7.1%

R&E tax credits	—%	(1.0)%	(0.8)%
Valuation allowance	11.6%	2.8%	4.6%
Tax contingencies	0.6%	3.3%	(7)%
Other, principally non-tax deductible items	2.3%	2.5%	2.6%

	(0.2)%	6.7%	6.5%

For the years ended December 31, 2012, 2011 and 2010, the non-U.S. income tax rates were (1.2%), 3.9% and 11.2% respectively. The 2010 tax rate was favorably impacted by net discrete items of $8.4 million. Knowles reflects a low or negative effective tax rate due to a non-U.S. operation where income is taxed at a low rate due to a significant tax holiday, and where the tax benefit of losses that are expected to be realized accrue in higher tax rate jurisdictions. Knowles also has tax incentives in other jurisdictions that are not material to its overall tax rate. The combined effective tax rate is also impacted by the valuation allowance applied against U.S. losses.

Knowles’ effective tax rate is favorably impacted by a significant tax holiday granted to Knowles by Malaysia effective through December 31, 2016. This tax holiday is subject to Knowles’ satisfaction of certain conditions, including exceeding certain annual thresholds of operating expenses and gross sales. Knowles expects to continue to satisfy all of the conditions to this tax holiday. If Knowles fails to satisfy such conditions, Knowles’ effective tax rate may be significantly adversely impacted. The benefit of this incentive for the years ending December 31, 2012, 2011 and 2010 is estimated to be $45.0 million, $25.5 million and $20.4 million, respectively. Subsequent to the financial reporting period in this statement, an extension has been granted for the significant tax holiday from December 31, 2016 to December 31, 2021 subject to Knowles’ satisfaction of certain conditions which Knowles expects to continue to satisfy.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

The tax effects of temporary differences that give rise to future deferred tax assets and liabilities are as follows:

	December 31, 2012	December 31, 2011
Deferred tax assets:
Accrued compensation, principally postretirement and other employee benefits	$5,933	$5,696
Accrued expenses, principally for state income taxes, interest, and warranty	3,404	4,350
Net operating loss and other carryforwards	109,970	89,417
Inventories, principally due to reserves for financial reporting purposes and capitalization for tax purposes	7,063	4,420
Accounts receivable, principally due to allowance for doubtful accounts	236	283
Accrued insurance	9	9
Long-term liabilities, principally warranty, environmental, and exit costs	27	466
Other assets	(448)	(528)

Total gross deferred tax assets	126,194	104,113

Valuation allowance	(74,081)	(64,506)

Total deferred tax assets	$52,113	$39,607

Deferred tax liabilities:
Intangible assets, principally due to different tax and financial reporting bases and amortization lives	$(104,777)	$(108,246)
Plant and equipment, principally due to differences in depreciation	(1,767)	(4,551)

Total gross deferred tax liabilities	(106,544)	(112,797)

Net deferred tax liability	$(54,431)	$(73,190)

Classified as follows in the combined balance sheets:
Current deferred tax asset	$7,411	$5,544
Non-current deferred tax liability	(61,842)	(78,734)

	$(54,431)	$(73,190)

Knowles establishes valuation allowances for its deferred tax assets if, based on all available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In making such assessments, significant weight is given to evidence that can be objectively verified. The assessment of the need for a valuation allowance requires considerable judgment on the part of management with respect to the benefits that could be realized from future taxable income, as well as other positive and negative factors.

Knowles has evaluated its deferred tax assets for each of the reporting periods including an assessment of cumulative income over the prior three-year period. Since Knowles is in a cumulative loss position in the U.S., there is significant negative evidence that impairs the ability to rely on projections of future income. Due to a lack of significant positive evidence and cumulative losses in the respective prior three-year periods, a full valuation allowance was required for the 2012 and 2011 periods.

As of December 31, 2012 the U.S. federal, state and non-U.S. net operating loss carryforwards were $168.7 million, $12.0 million and $73.7 million respectively. If realized, $1.4 million of net operating loss carryforwards will be recognized as a benefit through additional paid in capital. In many cases, tax losses and tax credits generated by Knowles have been used by Dover.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

Knowles has not provided for U.S. federal income taxes on the undistributed earnings of its international subsidiaries totaling approximately $1.6 billion at December 31, 2012, because such earnings are reinvested in foreign jurisdictions, and it is currently intended that they will continue to be reinvested indefinitely. It is not practicable to estimate the amount of additional tax that might be payable on this foreign income if distributed. The unremitted earnings of Knowles may differ materially from the Dover historical amounts.

Unrecognized Tax Benefits

Knowles’ unrecognized tax benefits have been determined on a separate return basis. Knowles records interest and penalties associated with unrecognized tax benefits as a component of tax expense. During the years ended December 31, 2012, 2011 and 2010, Knowles recorded potential interest expense of $297, $181 and $(1,345), respectively.

Knowles files U.S., state, local and foreign tax returns and is routinely audited by the tax authorities in these jurisdictions. It is reasonably possible during the next twelve months that uncertain tax positions may be settled, which could result in a decrease in the gross amount of unrecognized tax benefits by a range of zero to $5.4 million.

Unrecognized tax benefits at January 1, 2010	$11,291
Additions based on tax positions related to the current year	219
Additions for tax positions of prior years	2,702
Reductions for tax positions of prior years	(9,788)
Settlements	(71)

Unrecognized tax benefits at December 31, 2010	4,353

Additions based on tax positions related to the current year	246
Additions for tax positions of prior years	4,147
Settlements	(2,323)

Unrecognized tax benefits at December 31, 2011	6,423

Additions based on tax positions related to the current year	82
Additions for tax positions of prior years	120

Unrecognized tax benefits at December 31, 2012	$6,625

12. Equity Incentive Program

Dover grants share-based awards to its officers and other key employees, including certain Knowles individuals. The following disclosures reflect the portion of Dover’s program in which Knowles’ employees participate. All awards granted under the program consist of Dover’s common shares and are not necessarily indicative of the results that Knowles would have experienced as an independent, publicly-traded company for the periods presented.

Dover’s plan authorizes the granting of non-qualified and incentive stock options, stock-settled stock appreciation rights (“SARs”), restricted stock, and performance shares awards. The exercise price per share for stock options and SARs is equal to the closing price of Dover’s stock on the New York Stock Exchange on the date of grant. The period during which options and SARs and exercisable is fixed by Dover’s Compensation Committee at the time of grant. Generally, the stock options or SARs vest after three years of service and expire at the end of ten years. Performance share awards shall become vested if (1) Dover achieves certain specified stock performance targets compared to a defined group of peer companies and (2) the employee remains continuously employed by Dover during the performance period.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

Stock-based compensation costs are reported within selling and administrative expenses. The following table summarizes the compensation expense recognized by Knowles relating to Dover’s stock-based incentive plans:

	Years Ended December 31,
	2012	2011	2010
Pre-tax compensation expense	$1,901	$1,882	$1,826
Tax benefit	(646)	(640)	(620)

Total stock-based compensation expense, net of tax	$1,255	$1,242	$1,206

SARs and Stock Options

In 2012, 2011, and 2010, Dover issued SARs to Knowles’ employees covering 130,828, 83,695, and 112,410 shares, respectively. The fair value of each SAR was estimate on the date of grant using a Black-Scholes option-pricing model with the following assumptions:

	2012	2011	2010
Risk-free interest rate	1.05%	2.68%	2.77%
Dividend yield	2.03%	1.70%	2.33%
Expected life (years)	5.7	5.8	6.0
Volatility	36.41%	33.56%	31.93%
Grant price	$65.38	$66.59	$42.88
Fair value at date of grant	$18.51	$20.13	$11.66

Expected volatilities are based on Dover’s stock price history, including implied volatilities from traded options on Dover stock. Dover uses historical data to estimate SAR exercise and employee termination patterns within the valuation model. The expected life of SARs granted is derived from the output of the option valuation model and represents the average period of time that SARs granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the United States Treasury yield curve in effect at the time of grant.

A summary of activity relating to SARs and stock options granted to Knowles’ employees under the Dover plans for the year ended December 31, 2012 is as follows:

	SARs				Stock Options
	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (Years)	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (Years)
Outstanding at 1/1/2012	467,765	$44.75			66,567	$37.44
Granted	130,828	65.38			—	—
Exercised	(115,495)	37.18			(24,753)	34.59

Outstanding at 12/31/2012	483,098	52.14	$6,627	7.1	41,814	39.12	$1,112	1.7

Exercisable at 12/31/2012	156,165	$39.98	$4,018	5.0	41,814	$39.12	$1,112	1.7

Unrecognized compensation expense related to SARs not yet exercisable was $2,335 at December 31, 2012. This cost is expected to be recognized over a weighted average period of 1.8 years.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

Other information regarding the exercise of SARs and stock options is listed below:

	2012	2011	2010
SARs
Fair value of SARs that became exercisable	$756	$888	$867
Aggregate intrinsic value of SARs exercised	$3,078	$466	$—
Stock Options
Cash received by Dover for exercise of stock options	$856	$989	$1,151
Aggregate intrinsic value of options exercised	$707	$1,017	$445

Performance Share Awards

In 2012, 2011, and 2010, Dover issued performance shares to Knowles’ employees covering 3,212, 901, and 1,049 shares, respectively. The performance share awards are market condition awards and have been fair valued on the date of grant using the Monte Carlo simulation model (a binomial lattice-based valuation model) with the following assumptions:

	2012	2011	2010
Risk-free interest rate	0.37%	1.34%	1.37%
Dividend yield	2.03%	1.61%	2.38%
Expected life (years)	2.9	2.9	2.9
Volatility	34.10%	40.48%	39.98%
Fair value of performance award	$71.98	$91.41	$57.49

Expected volatilities are based on historical volatilities of each of the defined peer companies. The interest rate is based on the United States Treasury yield curve in effect at the time of grant.

A summary of activity for performance share awards for the year ended December 31, 2012 is as follows:

	Number of Shares	Weighted- Average Grant-Date Fair Value
Unvested at December 31, 2011	1,950	$73.16
Granted	3,212	71.98

Unvested at December 31, 2012	5,162	$72.43

Unrecognized compensation expense related to unvested performance shares as of December 31, 2012 was $188, which will be recognized over a weighted average period of 1.9 years.

13. Commitments and Contingencies

Litigation and Indemnities

Knowles is involved in various lawsuits, claims and investigations arising in the normal course of its business, including those related to intellectual property. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on Knowles’ combined financial position, liquidity or results of operations. Management and legal counsel will periodically review the probable outcome of such proceedings, the costs and expenses reasonably expected to be incurred and currently accrued to date and the

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

availability and extent of insurance coverage. In addition, Knowles may provide indemnities for losses that result from the breach of general warranties contained in certain commercial agreements. Historically, Knowles has not made significant payments under these indemnifications. At December 31, 2012, 2011 and 2010, Knowles’ legal reserves were not significant.

Lease Commitments

Knowles leases certain facilities and equipment under operating leases, many of which contain renewal options. Total rental expense, net of insignificant sublease rental income, for all operating leases was $10,346, $8,793, and $5,860 for the years ended December 31, 2012, 2011, and 2010, respectively. Contingent rentals under the operating leases were not significant.

The aggregate future minimum lease payments for operating leases as of December 31, 2012 are as follows:

2013	$12,087
2014	6,556
2015	3,469
2016	864
2017	498
2018 and thereafter	576

14. Employee Benefit Plans

Dover provides a defined benefit pension plan for its eligible U.S. employees and retirees. As such, the portion of Knowles’ liability associated with this U.S. plan is not reflected in Knowles’ combined balance sheets and will not be recorded at the distribution date as this obligation will be maintained and serviced by Dover. Effective December 31, 2013, Knowles participants in this plan will no longer accrue benefits. In addition, Knowles will not assume any funding requirements or obligations related to the defined benefit pension plan upon the distribution date.

Dover also provides to certain management employees, through non-qualified plans, supplemental retirement benefits in excess of qualified plan limits imposed by federal tax law. The benefit obligation attributed to Knowles employees for this non-qualified plan will be reflected in Knowles’ combined balance sheet as of the distribution date. Effective December 31, 2013, Knowles participants will no longer accrue benefits. In addition, Knowles will not assume any funding requirements or obligations related to this plan upon the distribution date.

Dover provides a defined contribution plan to its eligible U.S. employees and retirees in which Knowles employees participated. Knowles’ expense relating to defined contribution plans was $3,326, $2,838, and $3,722 for the years ended December 31, 2012, 2011, and 2010.

Knowles sponsors four defined benefit pension plans to certain non-U.S. employees. All four plans are closed to new participants; however, all active participants in these plans continue to accrue benefits. These plans are considered direct obligations of Knowles and have been recorded within Knowles’ historical combined financial statements.

Knowles does not have any other material postretirement employee benefit plans other than those plans mentioned above.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

Obligations and Funded Status

The following tables summarize the balance sheet impact, including the benefit obligations, assets, and funded status associated with Knowles’ four defined benefit plans for non-U.S. participants at December 31, 2012 and 2011. None of these plans are individually significant.

	2012	2011
Change in benefit obligation
Benefit obligation at beginning of year	$50,283	$40,749
Benefits earned during the year	602	406
Interest cost	2,567	2,683
Plan participants’ contributions	12	11
Benefits paid	(2,090)	(1,270)
Actuarial loss	5,870	1,051
Business acquisitions/divestitures	—	7,592
Settlements and curtailments	(1,026)	—
Currency translation and other	2,076	(939)

Benefit obligation at end of year	58,294	50,283

Change in plan assets
Fair value of plan assets at beginning of year	35,808	36,068
Actual return on plan assets	3,601	(26)
Company contributions	2,139	1,500
Employee contributions	12	11
Benefits paid	(2,090)	(1,270)
Settlements and curtailments	(1,026)	—
Currency translation and other	1,664	(475)

Fair value of plan assets at end of year	40,108	35,808

Funded status	$(18,186)	$(14,475)

Amounts recognized in the balance sheets consist of:
Accrued compensation and employee benefits	$(1,509)	$(167)
Other liabilities (deferred compensation)	(16,677)	(14,308)

Total liabilities	$(18,186)	$(14,475)

Accumulated other comprehensive loss (earnings):
Net actuarial losses	$10,796	$6,331

Prior service credit	(12)	(10)
Deferred taxes	(2,765)	(1,679)

Total accumulated other comprehensive loss, net of tax	8,019	4,642

Net amount recognized at December 31	$(10,167)	$(9,833)

Accumulated benefit obligations	$54,434	$46,472

Pension plans with accumulated benefit obligations in excess of plan assets consist of the following at December 31, 2012 and 2011:

	2012	2011
Projected benefit obligation	$58,294	$50,283
Accumulated benefit obligation	54,434	46,472
Fair value of plan assets	40,108	35,808

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

Net Periodic Benefit Cost

Components of net periodic benefit costs were as follows:

	2012	2011	2010
Service cost	$602	$406	$187
Interest cost	2,567	2,683	2,156
Expected return on plan assets	(2,377)	(2,650)	(2,186)
Amortization:
Prior service cost	6	6	6
Recognized actuarial loss	163	112	159
Settlement and curtailment loss	270	—	—
Other	—	—	76

Net periodic expense	$1,231	$557	$398

Amounts expected to be amortized from Accumulated Other Comprehensive Earnings (Loss) into net periodic benefit cost during 2013 are as follows:

Prior service cost	$6
Recognized actuarial loss	256

Total	$262

Assumptions

Knowles determines actuarial assumptions on an annual basis. The actuarial assumptions used for Knowles’ four defined benefit plans for non-U.S. participants will vary depending on the applicable country, and as such, the tables below include these assumptions by country, as well as in total.

The assumptions used in determining the benefit obligations were as follows:

	2012	2011
Discount rate:
Austria	3.25%	5.25%
Taiwan	1.75%	1.75%
United Kingdom	4.75%	5.25%
Weighted average	4.37%	5.00%
Average wage increase:
Austria	3.00%	3.00%
Taiwan	4.00%	5.25%
United Kingdom	4.00%	4.00%
Weighted average	3.71%	3.73%

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

The assumptions used in determining the net periodic benefit cost were as follows:

	2012	2011	2010
Discount rate:
Austria (1)	5.25%	5.30%	N/A
Taiwan	1.75%	2.00%	2.00%
United Kingdom	5.25%	5.75%	5.75%
Weighted average	5.16%	5.58%	5.65%
Average wage increase:
Austria (1)	3.00%	3.00%	N/A
Taiwan	4.00%	5.25%	5.25%
United Kingdom	4.00%	4.50%	4.50%
Weighted average	3.30%	4.25%	4.37%
Expected return on plan assets:
Austria (1)	N/A	N/A	N/A
Taiwan	2.50%	2.00%	2.00%
United Kingdom	6.63%	7.38%	7.13%
Weighted average	6.56%	7.31%	7.06%

(1)	As this plan was assumed by Knowles in 2011 through acquisition, assumptions to determine net periodic benefit cost are not shown for years prior to the acquisition date. Additionally, this plan is unfunded; therefore, no assumption of an expected return on plan assets is factored into net periodic benefit cost.

Knowles’ discount rate assumption is determined by developing a yield curve based on high quality corporate bonds with maturities matching the plans’ expected benefit payment streams. The plans’ expected cash flows are then discounted by the resulting year-by-year spot rates.

Plan Assets

The primary financial objective of the plans is to secure participant retirement benefits. Accordingly, the key objective in the plans’ financial management is to promote stability and, to the extent appropriate, growth in the funded status. Related and supporting financial objectives are established in conjunction with a review of current and projected plan financial requirements.

As it relates to the funded defined benefit pension plans, Knowles’ funding policy is consistent with the funding requirements of applicable international laws. Knowles is responsible for overseeing the management of the investments of the plans’ assets and otherwise ensuring that the plans’ investment programs are in compliance with international law, other relevant legislation, and related plan documents. Where relevant, Knowles has retained professional investment managers to manage the plans’ assets and implement the investment process. The investment managers, in implementing their investment processes, have the authority and responsibility to select appropriate investments in the asset classes specified by the terms of their applicable prospectus or investment manager agreements with the plans.

The assets of the plans are invested to achieve an appropriate return for the plans consistent with a prudent level of risk. The asset return objective is to achieve, as a minimum over time, the passively managed return earned by market index funds, weighted in the proportions outlined by the asset class exposures identified in the plans’ strategic allocation. The expected return on assets assumption used for pension expense is developed through analysis of historical market returns, statistical analysis, current market conditions, and the past experience of plan asset investments. Knowles’ plans were expected to achieve rates of return on invested assets of 6.56% in 2012, 7.31% in 2011, and 7.06% in 2010.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

The fair values of plan assets by asset category within the ASC 820 hierarchy (as defined in Note 11) are as follows at December 31, 2012 and 2011:

	December 31, 2012				December 31, 2011
	Level 1	Level 2	Level 3	Total fair value	Level 1	Level 2	Level 3	Total fair value
Asset category:
Fixed income investments	$—	$10,882	$—	$10,882	$—	$11,555	$—	$11,555
Common stock funds	—	28,303	—	28,303	—	21,278	—	21,278
Cash and equivalents	164	—	—	164	1,025	—	—	1,025
Other	—	759	—	759	—	1,950	—	1,950

	$164	$39,944	$—	$40,108	$1,025	$34,783	$—	$35,808

There were no significant transfers between Level 1 and Level 2 investments during 2012 or 2011. No Level 3 investments were held at December 31, 2012, 2011, or 2010.

Fixed income investments include U.S. treasury bonds and notes, which are valued based on quoted market prices, as well as investments in other government and municipal securities and corporate bonds, which are valued based on yields currently available on comparable securities of issuers with similar credit ratings.

Common stock funds consist of mutual funds and collective trusts. Mutual funds are valued by obtaining quoted prices from nationally recognized securities exchanges. Collective trusts are valued using Net Asset Value (the “NAV”) as of the last business day of the year. The NAV is based on the underlying value of the assets owned by the fund minus its liabilities, and then divided by the number of shares outstanding. The value of the underlying assets is based on quoted prices in active markets.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while Knowles believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Future Estimates

Benefit payments

Estimated future benefit payments to retirees, which reflect expected future service, are as follows:

2013	$3,160
2014	1,591
2015	1,659
2016	1,673
2017	1,920
2018 – 2022	12,317

Contributions

Knowles expects to contribute approximately $1.9 million to these plans in 2013.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

15. Other Comprehensive Earnings

The amounts recognized in other comprehensive earnings were as follows:

	Year Ended December 31, 2012
	Pre-tax	Tax	Net of Tax
Foreign currency translation adjustments	$(82,264)	$—	$(82,264)
Employee benefit plans	(4,464)	1,087	(3,377)
Changes in fair value of cash flow hedges	1,284	(450)	834

Total other comprehensive (loss) earnings	$(85,444)	$637	$(84,807)

	Year Ended December 31, 2011
	Pre-tax	Tax	Net of Tax
Foreign currency translation adjustments	$67,447	$—	$67,447
Employee benefit plans	(2,819)	757	(2,062)
Changes in fair value of cash flow hedges	(1,787)	625	(1,162)

Total other comprehensive earnings	$62,841	$1,382	$64,223

	Year Ended December 31, 2010
	Pre-tax	Tax	Net of Tax
Foreign currency translation adjustments	$4,513	$—	$4,513
Employee benefit plans	1,670	(455)	1,215
Changes in fair value of cash flow hedges	551	(193)	358

Total other comprehensive earnings (loss)	$6,734	$(648)	$6,086

The components of accumulated other comprehensive earnings (loss) are as follows:

	December 31, 2012	December 31, 2011
Cumulative foreign currency translation adjustments	$11,784	$94,048
Employee benefit plans	(8,019)	(4,642)
Changes in fair value of cash flow hedges	—	(834)

Total accumulated other comprehensive earnings	$3,765	$88,572

16. Segment Information

Knowles is organized into two reportable segments based on how management analyzes performance, allocates capital and makes strategic and operational decisions. These segments were determined in accordance with FASB ASC Topic 280—Segment Reporting and include i) Mobile Consumer Electronics (“MCE”) and ii) Specialty Components (“SC”). The segments are aligned around similar product applications serving Knowles’ key end markets, to enhance focus on end market growth strategies.

•	MCE designs and manufactures innovative acoustic products, including microphones, speakers and receivers, used in several applications that serve the handset, tablet and other consumer electronic markets. Locations include the corporate office in Itasca, Illinois; sales, support and engineering facilities in North America, Europe and Asia; and manufacturing facilities in Europe and Asia.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

•	SC specializes in the design and manufacture of specialized electronic components used in medical and life science applications, as well as high-performance solutions and components used in communications infrastructure and a wide variety of other markets. SC’s transducer products are used principally in hearing aid applications within the commercial audiology markets, while its oscillator products predominantly serve the telecom infrastructure market and capacitor products are used in applications including radio, radar, satellite, power supplies, transceivers and medical implants serving the defense, aerospace, telecommunication, and life sciences markets. Operating facilities and sales, support and engineering facilities are located in North America, Europe and Asia.

Knowles sells its products directly to OEMs and to their contract manufacturers and suppliers, and to a lesser extent through distributors worldwide.

Knowles spends on average 6.5% to 7.5% of revenue on an annual basis on projects intended to preserve and extend Knowles’ technological advantage. Recent research and development investments have been focused on providing better sound quality and increased integration of Knowles audio components. Research and development expenses are classified within selling and administrative expense.

	Years Ended December 31,
	2012	2011	2010
Revenue:
Mobile Consumer Electronics	$670,358	$509,916	$226,201
Specialty Components	447,691	473,472	504,309
Intra-segment eliminations	(57)	(70)	(66)

Total combined revenue	$1,117,992	$983,318	$730,444

Earnings before interest, taxes, depreciation, and amortization:
Mobile Consumer Electronics	$180,076	$154,823	$88,595
Specialty Components	110,449	129,637	140,547

Total segments	290,525	284,460	229,142
Corporate expense / other (1)	40,261	54,239	37,697
Depreciation and amortization	114,878	84,773	54,385
Interest expense, net	56,470	39,892	20,253

Earnings before income taxes	78,916	105,556	116,807
(Benefit from) provision for income taxes	(181)	7,099	7,535

Net earnings	$79,097	$98,457	$109,272

EBITDA margin:
Mobile Consumer Electronics	26.9%	30.4%	39.2%
Specialty Components	24.7%	27.4%	27.9%
Total segments	26.0%	28.9%	31.4%
Net earnings	7.1%	10.0%	15.0%

Depreciation and amortization:
Mobile Consumer Electronics (2)	$79,668	$49,076	$18,721
Specialty Components (3)	33,399	33,262	33,322
Corporate	1,811	2,435	2,342

	$114,878	$84,773	$54,385

Capital expenditures:
Mobile Consumer Electronics	$137,545	$79,084	$20,944
Specialty Components	8,102	17,230	11,976

	$145,647	$96,314	$32,920

Research and development:
Mobile Consumer Electronics	$46,243	$36,021	$17,198
Specialty Components	31,078	29,874	32,088

	$77,321	$65,895	$49,286

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in thousands except share data and where otherwise indicated)

(1)	Includes approximately $13 million of transaction costs in 2011 for the acquisition of Sound Solutions.
(2)	Includes depreciation and amortization expense resulting from the fair value measurement of tangible and intangible assets relating to acquisitions of $38,105 in 2012, $27,511 in 2011, and $6,403 in 2010.
(3)	Includes depreciation and amortization expense resulting from the fair value measurement of tangible and intangible assets relating to acquisitions of $18,825 in 2012, $17,781 in 2011, and $16,848 in 2010.

	Adjusted Working Capital *		Total Assets
	At December 31,		At December 31,
	2012	2011	2012	2011
Mobile Consumer Electronics	$104,082	101,581	$1,558,701	$1,456,434
Specialty Components	75,585	77,167	483,783	495,155
Corporate / eliminations (4)	(56)	(132)	2,045	49,124

	$179,611	$178,616	$2,044,529	$2,000,713

*	Adjusted Working Capital is calculated as accounts receivable, plus inventory, less accounts payable.

(4)	Total assets at December 31, 2011 includes a $40.0 million receivable for the settlement of purchase price adjustments and post-acquisition contingencies for the acquisition of Sound Solutions. This amount was received by Knowles in 2012.

	Revenue			Long-Lived Assets
	Years Ended December 31,			At December 31,
	2012	2011	2010	2012	2011
Asia	$855,450	$681,740	$436,923	$191,912	$145,488
United States	129,900	138,118	141,375	87,179	59,404
Europe	110,559	139,207	134,075	83,281	68,856
Other Americas	15,182	14,849	12,546	—	—
Other	6,901	9,404	5,525	—	—

Combined total	$1,117,992	$983,318	$730,444	$362,372	$273,748

Revenue is attributed to regions based on the location of the Knowles direct customer, which in some instances is an intermediary and not necessarily the end user. Long-lived assets are comprised of net property, plant, and equipment. These assets have been classified based on the geographic location of where they reside. Knowles’ businesses are based primarily in Asia, the United States, and Europe.

For the years ended December 31, 2012, and 2011, one customer, Apple, accounted for approximately 18% and 12%, respectively, of total revenues. No other customers accounted for more than 10% of total revenues during these periods. No customer accounted for more than 10% of total revenues for the year ended December 31, 2010.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2012, 2011 and 2010

(In thousands)

Allowance for Doubtful Accounts	Balance at Beginning of Year	Acquired by Purchase or Merger	Charged to Cost and Expense (A)	Accounts Written Off	Other	Balance at End of Year
Year Ended December 31, 2012
Allowance for Doubtful Accounts	$1,487	—	683	(352)	6	$1,824
Year Ended December 31, 2011
Allowance for Doubtful Accounts	$1,213	—	256	(45)	63	$1,487
Year Ended December 31, 2010
Allowance for Doubtful Accounts	$1,643	—	(144)	(405)	119	$1,213

(A)	Net of recoveries on previously reserved or written-off balances.

Deferred Tax Valuation Allowance	Balance at Beginning of Year	Acquired by Purchase or Merger	Additions	Reductions	Other	Balance at End of Year
Year Ended December 31, 2012
Deferred Tax Valuation Allowance	$64,506	—	9,575	—	—	$74,081
Year Ended December 31, 2011
Deferred Tax Valuation Allowance	$55,768	—	8,738	—	—	$64,506
Year Ended December 31, 2010
Deferred Tax Valuation Allowance	$48,141	—	7,627	—	—	$55,768

KNOWLES CORPORATION

COMBINED STATEMENTS OF EARNINGS

(Unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2013	2012
Revenue	$884,468	$821,441
Cost of goods and services	571,528	528,426

Gross profit	312,940	293,015
Selling and administrative expenses	211,131	197,762

Operating earnings	101,809	95,253
Interest expense, net	36,184	44,764
Other income, net	(586)	(228)

Earnings before income taxes	66,211	50,717
(Benefit from) provision for income taxes	(6,615)	47

Net earnings	$72,826	$50,670

See Notes to Combined Financial Statements

KNOWLES CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE EARNINGS

(Unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2013	2012
Net earnings	$72,826	$50,670
Other comprehensive earnings (loss), net of tax:
Foreign currency translation	13,441	(122,715)

Employee benefit plans:
Actuarial gains arising during period	265	—
Amortization of actuarial losses included in net periodic pension cost	144	97
Amortization of prior service costs included in net periodic pension cost	4	4

Total employee benefit plans	413	101

Changes in fair value of cash flow hedges:
Unrealized net (losses) gains arising during period	(219)	890
Net losses reclassified into earnings	62	99

Total cash flow hedges	(157)	989

Other comprehensive earnings (loss)	13,697	(121,625)

Comprehensive earnings (loss)	$86,523	$(70,955)

See Notes to Combined Financial Statements

KNOWLES CORPORATION

COMBINED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	September 30, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$88,590	$10,302
Receivables, net of allowances of $1,603 and $1,824	225,483	217,458
Inventories, net	149,467	133,554
Prepaid and other current assets	10,804	8,555
Deferred tax assets	5,846	7,411

Total current assets	480,190	377,280

Property, plant and equipment, net	354,811	362,372
Goodwill	955,183	946,131
Intangible assets, net	319,505	344,793
Other assets and deferred charges	15,002	13,953

Total assets	$2,124,691	$2,044,529

Current liabilities:
Accounts payable	$141,330	$171,401
Accrued compensation and employee benefits	38,138	37,708
Other accrued expenses	29,942	24,313

Total current liabilities	209,410	233,422

Notes payable to Parent, net	542,519	528,812
Deferred income taxes	46,097	61,842
Other liabilities	29,213	32,346
Parent Company equity:
Parent Company investment in Knowles Corporation	1,279,990	1,184,342
Accumulated other comprehensive earnings	17,462	3,765

Total Parent Company equity	1,297,452	1,188,107

Total liabilities and Parent Company equity	$2,124,691	$2,044,529

See Notes to Combined Financial Statements

KNOWLES CORPORATION

COMBINED STATEMENT OF EQUITY

(Unaudited)

(dollars in thousands)

	Parent Company Investment	Accumulated Other Comprehensive Earnings	Total Parent Company Equity
Balance at December 31, 2012	$1,184,342	$3,765	$1,188,107
Net earnings	72,826	—	72,826
Other comprehensive earnings, net of tax	—	13,697	13,697
Net transfers from Parent Company	22,822	—	22,822

Balance at September 30, 2013	$1,279,990	$17,462	$1,297,452

See Notes to Combined Financial Statements

KNOWLES CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2013	2012
Operating Activities
Net earnings	$72,826	$50,670
Adjustments to reconcile net earnings to cash from operating activities:
Depreciation and amortization	98,372	83,449
Stock-based compensation	1,677	1,618
Other, net	(9,129)	(6,467)
Cash effect of changes in current assets and liabilities (excluding effects of foreign exchange):
Accounts receivable	(8,388)	(17,950)
Inventories	(15,337)	(18,206)
Prepaid expenses and other assets	(3,264)	(4,955)
Accounts payable	(28,866)	7,130
Accrued compensation and employee benefits	(3,380)	(8,160)
Accrued expenses and other liabilities	4,036	2,109
Accrued and deferred taxes, net	(12,987)	(10,069)

Net cash provided by operating activities	95,560	79,169

Investing Activities
Additions to property, plant, and equipment	(59,488)	(97,339)
Sound Solutions purchase price adjustment	—	45,016
Proceeds from the sale of property, plant and equipment	4,971	4,351
Capitalized patent defense costs	(5,144)	(10,873)
Increase in restricted cash	—	(4,722)

Net cash used in investing activities	(59,661)	(63,567)

Financing Activities
Change in borrowings, net	12,078	(749,557)
Net transfers from Parent Company	29,875	716,750

Net cash provided by (used in) financing activities	41,953	(32,807)

Effect of exchange rate changes on cash and cash equivalents	436	32

Net increase (decrease) in cash and cash equivalents	78,288	(17,173)
Cash and cash equivalents at beginning of period	10,302	26,293

Cash and cash equivalents at end of period	$88,590	$9,120

See Notes to Combined Financial Statements

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2013 (Unaudited)

1. Basis of Presentation

The financial data presented herein is unaudited and should be read in conjunction with the combined financial statements and accompanying notes as of December 31, 2012 and 2011 and for the three years ended December 31, 2012, 2011, and 2010 included elsewhere in this information statement. In the opinion of management, the financial data presented includes all adjustments necessary to present fairly the financial position, results of operations, and cash flows for the interim periods presented. Results for interim periods should not be considered indicative of results for the full year. In the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary to a fair statement of the results for the interim periods.

On May 23, 2013, Dover announced its plan to spin-off certain of its communication technologies businesses into a stand-alone, publicly-traded company known as Knowles. Upon completion of the spin-off, Knowles will have an independent technology presence in the communication technologies industry. Knowles will have significant product breadth in acoustic components, including MicroElectroMechanical Systems (“MEMs”) microphones, speakers, receivers and transducers, as well as a competitive position in communication infrastructure components.

The accompanying combined financial statements have been prepared on a stand-alone basis and are derived from Dover’s combined financial statements and accounting records. The combined financial statements represent Knowles’ financial position, results of operations, and cash flows as its business was operated as part of Dover prior to the distribution, in conformity with U.S. generally accepted accounting principles.

All intercompany transactions between the Knowles entities have been eliminated. Transactions between Knowles and Dover, with the exception of sales transactions and intercompany net notes payable, are reflected in equity in the combined balance sheet as “Parent Company investment in Knowles Corporation” and in the combined statement of cash flows as a financing activity in “Net transfers (to) from Parent Company”. See Note 2 for additional information regarding related party transactions.

2. Related Party Transactions

Dover provides Knowles certain services, which include the administration of treasury, employee compensation and benefits, public and investor relations, internal audit, corporate income tax, and legal services. Some of these services will continue to be provided to Knowles on a temporary basis following the distribution. The financial information in these combined financial statements does not necessarily include all the expenses that would have been incurred had Knowles been a separate, stand-alone entity. As such, the financial information herein may not necessarily reflect the combined financial position, results of operations, and cash flows of Knowles in the future or what they would have been had Knowles been a separate, stand-alone entity during the period presented. Management believes that the methods used to allocate expenses to Knowles are reasonable. The corporate expenses allocated to Knowles totaled $16,856 and $19,720 for the nine months ended September 30, 2013 and 2012, respectively. As a stand-alone public company, Knowles’ total costs related to such support functions may differ from the costs that were historically allocated to it from Dover. Knowles estimates that these costs may exceed the allocated amount for full year 2012 of $26.1 million by a range of approximately $5.0 million to $10.0 million in 2014.

Transactions between Knowles and Dover, with the exception of sales transactions and intercompany net note payable, are reflected in equity in the combined balance sheet as “Parent Company investment in Knowles Corporation” and in the combined statement of cash flows as a financing activity in Net transfers (to) from Parent Company”.

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2013 (Unaudited)

Notes due to Dover, net

Knowles has outstanding intercompany net notes payable with Dover and its affiliates, which were put in place to fund the business over a defined period of time. Historically, these financing arrangements were continually renewed with no intention to settle the obligations in cash. These notes are not necessarily representative of Knowles’ future debt levels. These notes are reflected in the combined balance sheet as “Notes payable to Parent, net”, and in the combined statement of cash flows as a financing activity in “Change in borrowings, net”. Net interest expense on these notes totaled $36,176 and $44,820 for the nine months ended September 30, 2013 and 2012, respectively, and is included in “Interest expense, net” in the combined statement of earnings. It is management’s intention to settle these notes prior to the distribution date.

Intercompany Accounts Receivable and Accounts Payable

At September 30, 2013 and December 31, 2012, Knowles had outstanding accounts receivable balances with Dover and its affiliates totaling $124 and $206, respectively. Also, Knowles had outstanding accounts payable balances with Dover and its affiliates totaling $352 and $2,731 at September 30, 2013 and December 31, 2012, respectively.

Transition Services Agreement with Dover

Prior to Knowles’ separation from Dover, Knowles will enter into a transition services agreement with Dover to provide for an orderly transition to being an independent company. Under the transition services agreement, Dover will agree to provide Knowles with various services, and Knowles will agree to provide Dover with various services. These services include those relating to human resources, benefits administration, pension administration, payroll, technology, tax compliance and information technology services. The cost of each transition service will generally reflect the same payment terms and will be calculated using the same cost allocation methodologies for the particular service as those associated with the costs on Knowles’ historical financial statements. The cost of each transition service will be based on either a flat fee or an allocation of the cost incurred by the company providing the service. Knowles will pay an arm’s length fee to Dover for these services, which fee is generally intended to allow Dover to recover all of its direct and indirect costs. Unless specifically provided for in the transition services agreement, all services to be provided under the transition services agreement will be provided for a specified period of time. After the expiration of the arrangements, Knowles may not be able to replace these services in a timely manner or on terms and conditions, including cost, as favorable as those Knowles has received from Dover. Knowles is developing a plan to increase its own internal capabilities in the future to reduce its reliance on Dover for these services.

3. Inventories, net

	September 30, 2013	December 31, 2012
Raw materials	$65,066	$58,211
Work in progress	34,227	25,275
Finished goods	76,875	76,517

Subtotal	176,168	160,003
Less reserves	(26,701)	(26,449)

Total	$149,467	$133,554

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2013 (Unaudited)

4. Property, Plant, and Equipment, net

	September 30, 2013	December 31, 2012
Land	$12,310	$12,869
Buildings and improvements	81,954	91,853
Machinery, equipment and other	662,017	613,912

	756,281	718,634
Less accumulated depreciation	(401,470)	(356,262)

Total	$354,811	$362,372

5. Goodwill and Other Intangible Assets

The following table provides the changes in carrying value of goodwill by segment for the nine months ended September 30, 2013:

	Mobile Consumer Electronics	Specialty Components	Total
Balance at December 31, 2012	$760,767	$185,364	$946,131
Foreign currency translation	9,101	(49)	9,052

Balance at September 30, 2013	$769,868	$185,315	$955,183

The following table provides the gross carrying value and accumulated amortization for each major class of intangible asset:

	September 30, 2013		December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Trademarks	$8,153	$1,352	$7,986	$935
Patents	44,691	19,983	39,547	17,533
Customer Intangibles	425,659	171,213	419,937	142,945
Unpatented Technologies	65,728	64,399	65,688	58,952
Other	1,565	1,344	1,222	1,222

Total	545,796	258,291	534,380	221,587

Unamortized intangible assets
Trademarks	32,000		32,000

Total intangible assets, net	$319,505		$344,793

Total amortization expense for the nine months ended September 30, 2013 and 2012 was $35,458 and $34,916, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2013 (Unaudited)

6. Restructuring Activities

The following table details restructuring charges incurred by segment for the periods presented:

	Nine Months Ended September 30,
	2013	2012
Mobile Consumer Electronics	$7,267	$—
Specialty Components	7,566	2,451

Total	$14,833	$2,451

These amounts are classified in the combined statements of earnings as follows:

Cost of goods and services	$6,819	$—
Selling and administrative expenses	8,014	2,451

Total	$14,833	$2,451

Knowles recorded restructuring expense of $14,833 and $2,451 for the nine months ended September 30, 2013 and 2012, respectively. These programs are designed to better align Knowles’ operations with current market conditions through targeted facility consolidations, headcount reductions and other measures to further optimize operations. Knowles expects the programs currently underway to be substantially completed in the next twelve months. Knowles expects to incur full-year 2013 restructuring expenses of approximately $17.0 million related to these programs, of which approximately $14.8 million was incurred during the nine months ended September 30, 2013. Knowles expects restructuring costs incurred in 2012 and 2013 to result in annualized benefits of approximately $19.0 million.

During the nine months ended September 30, 2013, the Mobile Consumer Electronics and Specialty Components segments incurred restructuring charges of $7,267 and $7,566, respectively, to reduce headcount in connection with integration activities within its consumer electronics business, to reduce headcount within its German and North American operations that serve the telecom infrastructure market to better align the business with current market dynamics, and to continue the migration of its U.K.-based capacitor production into existing Asian facilities.

The following table details Knowles’ severance and other restructuring accrual activity:

	Severance	Exit	Total
Balance at December 31, 2012	$2,470	$542	$3,012
Restructuring charges	11,151	3,682	14,833
Payments	(6,536)	(3,035)	(9,571)
Other, including foreign currency	(86)	(2)	(88)

Balance at September 30, 2013	$6,999	$1,187	$8,186

7. Financial Instruments

Derivatives

Knowles is exposed to market risk for changes in foreign currency exchange rates due to the global nature of its operations. In order to manage this risk Knowles has hedged portions of its forecasted sales and purchases, which occur within the next twelve months and are denominated in non-functional currencies, with currency forward or

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2013 (Unaudited)

collar contracts designated as cash flow hedges. At September 30, 2013 and December 31, 2012, Knowles had contracts with U.S. dollar equivalent notional amounts of $17,919 and $9,090, respectively, to exchange foreign currencies, principally the U.S. dollar, Japanese yen, Chinese Renminbi (Yuan), and Malaysian ringgit. Knowles believes it is probable that all forecasted cash flow transactions will occur.

The following table sets forth the fair values of derivative instruments held by Knowles as of September 30, 2013 and December 31, 2012 and the balance sheet lines in which they are recorded:

	September 30, 2013	December 31, 2012
Prepaid and other current assets	$—	$85
Other accrued expenses	(161)	(799)

The amount of gains or losses from hedging activity recorded in earnings is not significant and the amount of unrealized gains and losses from cash flow hedges which are expected to be reclassified to earnings in the next twelve months is not significant; therefore, additional tabular disclosures are not presented. There are no amounts excluded from the assessment of hedge effectiveness and there are no credit risk related contingent features in Knowles’ derivative instruments.

Knowles is exposed to credit loss in the event of nonperformance by counterparties to the financial instrument contracts held by Knowles; however, nonperformance by these counterparties is considered unlikely as Knowles’ policy is to contract with highly-rated, diversified counterparties.

Fair Value Measurements

ASC 820, “Fair Value Measurements and Disclosures,” establishes a fair value hierarchy that requires Knowles to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the hierarchy is based on the lowest level of input that is significant to the fair value measurement. ASC 820 establishes three levels of inputs that may be used to measure fair value.

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 inputs include inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of assets or liabilities.

Level 3 inputs are unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The derivative contracts are measured at fair value using models based on observable market inputs such as foreign currency exchange rates and interest rates; therefore, they are classified within Level 2 of the valuation hierarchy.

8. Income Taxes

The effective tax rate for operations was (10.0%) for the nine months ended September 30, 2013 and 0.1% for the nine months ended September 30, 2012. Unfavorable discrete items recognized during the 2012 nine months period totaled $356.

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2013 (Unaudited)

Knowles’ effective tax rate is favorably impacted by a tax holiday granted by Malaysia. This tax holiday is subject to Knowles’ satisfaction of certain conditions, including exceeding certain annual thresholds of operating expenses and gross sales. Knowles expects to continue to satisfy all of the conditions to this tax holiday. If Knowles fails to satisfy such conditions, Knowles’ effective tax rate may be significantly adversely impacted. This tax holiday is effective through December 31, 2016 with an extension granted to December 31, 2021. The benefit of this incentive for the nine months ended September 30, 2013 and 2012 is estimated to be approximately $22.0 million and $23.0 million, respectively. The combined effective tax rate is also impacted by a valuation allowance of $1.2 million and $5.6 million for the nine months ended September 30, 2013 and 2012, respectively, applied against U.S. losses.

Excluding discrete items, the comparable effective tax rate was (10.0%) for the nine months ended September 30, 2013 and (0.6%) for the comparable 2012 period.

Knowles establishes valuation allowances for its deferred tax assets if, based on all available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In making such assessments, significant weight is given to evidence that can be objectively verified. The assessment of the need for a valuation allowance requires considerable judgment on the part of management with respect to the benefits that could be realized from future taxable income, as well as other positive and negative factors

Knowles has evaluated its deferred tax assets for each of the reporting periods, including an assessment of cumulative income over the prior three-year period. Since Knowles is in a cumulative loss position in the U.S., there is significant negative evidence that impairs the ability to rely on projections of future income. Due to a lack of significant positive evidence and cumulative losses in the respective prior three-year periods, a full valuation allowance was required for the 2012 and 2011 periods.

Knowles and its subsidiaries file tax returns in the U.S., including various state and local returns, and in other foreign jurisdictions. Knowles believes adequate provision has been made for all income tax uncertainties. Knowles is routinely audited by taxing authorities in its filing jurisdictions, and a number of these audits are currently underway.

9. Equity Incentive Program

Knowles typically grants SARs and performance shares annually at its regularly scheduled first quarter Compensation Committee meeting. In the first quarters of 2013 and 2012, Dover issued SARs to Knowles employees covering 131,579 and 130,828 shares, respectively, and 3,965 and 3,212 performance shares, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2013 (Unaudited)

The fair value of each SARs grant was estimated on the date of grant using the Black-Scholes option pricing model. The performance share awards are market condition awards and have been assessed at fair value on the date of grant using a Monte Carlo simulation model. The following assumptions were used in determining the fair value of the SARs and performance shares awarded during the respective periods:

	SARs		Performance Shares
	2013	2012	2013	2012
Risk-free interest rate	1.39%	1.05%	0.40%	0.37%
Dividend yield	2.06%	2.03%	2.06%	2.03%
Expected life (years)	7.1	5.7	2.9	2.9
Volatility	33.78%	36.41%	30.36%	34.10%
Grant price	$71.86	$65.38	n/a	n/a

Fair value at date of grant	$20.62	$18.51	$80.47	$71.98

Stock-based compensation is reported within selling and administrative expenses. The following table summarizes Knowles’ compensation expense relating to all stock-based incentive plans:

	Nine Months Ended September 30,
	2013	2012
Pre-tax compensation expense	$1,677	$1,618
Tax benefit	(570)	(550)

Total stock-based compensation expense, net of tax	$1,107	$1,068

10. Commitments and Contingent Liabilities

Litigation and Indemnities

Knowles is involved in various lawsuits, claims and investigations arising in the normal course of its business, including those related to intellectual property. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on Knowles’ combined financial position, liquidity or results of operations. Management and legal counsel will periodically review the probable outcome of such proceedings, the costs and expenses reasonably expected to be incurred and currently accrued to date and the availability and extent of insurance coverage. In addition, Knowles may provide indemnities for losses that result from the breach of general warranties contained in certain commercial agreements. Historically, Knowles has not made significant payments under these indemnifications. At September 30, 2013, Knowles legal reserves were not significant.

Warranty Accruals

Estimated warranty program claims are provided for at the time of sale. Amounts provided for are based on historical costs and adjusted new claims. The changes in the carrying amount of product warranties through September 30, 2013 and 2012 are as follows:

	2013	2012
Beginning Balance, January 1	$3,360	$4,386
Provision for warranties	1,137	1,808
Settlements made	(1,296)	(1,917)
Other adjustments, including acquisitions and currency translation	48	(724)

Ending balance, September 30	$3,249	$3,553

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2013 (Unaudited)

11. Employee Benefit Plans

Dover provides a defined benefit pension plan for its eligible U.S. employees and retirees. As such, the portion of Knowles’ liability associated with this U.S. plan is not reflected in Knowles’ combined balance sheets and will not be recorded at the distribution date as this obligation will be maintained and serviced by Dover. Effective December 31, 2013, Knowles participants in this plan will no longer accrue benefits. In addition, Knowles will not assume any funding requirements or obligations related to the defined benefit pension plan upon the distribution date.

Dover also provides to certain management employees, through non-qualified plans, supplemental retirement benefits in excess of qualified plan limits imposed by federal tax law. The benefit obligation attributed to Knowles employees for this non-qualified plan will be reflected in Knowles’ combined balance sheet as of the distribution date. Effective December 31, 2013, Knowles participants will no longer accrue benefits. In addition, Knowles will not assume any funding requirements or obligations related to this plan upon the distribution date.

Knowles sponsors four defined benefit pension plans to certain non-U.S. employees. All four plans are closed to new participants; however, all active participants in these plans continue to accrue benefits. These plans are considered direct obligations of Knowles and have been recorded within Knowles’ historical combined financial statements.

Knowles does not have any other postretirement employee benefit plans other than those plans mentioned above.

The following table set forth the components of Knowles’ net periodic expense relating to its retirement plans:

	Nine Months Ended September 30,
	2013	2012
Service Cost	$341	$300
Interest Cost	1,792	1,967
Expected return on plan assets	(1,844)	(1,827)
Amortization:
Prior service cost	5	5
Recognized actuarial loss	186	124
Settlement loss (1)	353	—
Other	115	158

Net periodic expense	$948	$727

(1)	The settlement loss for the nine months ended September 30, 2013 relates to restructuring programs in connection with integration activities within Knowles’ consumer electronics business that resulted in headcount reductions.

The total amount amortized out of accumulated other comprehensive income into net periodic benefit expense for the nine months ended September 30, 2013 and 2012 totaled $191 and $129, respectively.

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2013 (Unaudited)

12. Other Comprehensive Earnings

The amounts recognized in other comprehensive earnings were as follows:

	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	Pre-tax	Tax	Net of tax	Pre-tax	Tax	Net of tax
Foreign currency translation adjustments	$13,441	$—	$13,441	$(122,715)	$—	$(122,715)
Employee benefit plans	544	(131)	413	129	(28)	101
Changes in fair value of cash flow hedges	(241)	84	(157)	1,522	(533)	989

Total other comprehensive (loss) earnings	$13,744	$(47)	$13,697	$(121,064)	$(561)	$(121,625)

Amounts reclassified from accumulated other comprehensive earnings (loss) to earnings (loss) during the nine months ended September 30, 2013 and 2012 were as follows:

	Nine Months Ended September 30,
	2013	2012
Employee benefit plans:
Amortization of actuarial losses	$186	$124
Amortization of prior service costs	5	5

Total before tax	191	129
Provision for income taxes	(43)	(28)

Net of tax	$148	$101

Cash flow hedges:
Net losses reclassified into earnings	$96	$153
Provision for income taxes	(34)	(54)

Net of tax	$62	$99

Knowles recognizes net periodic pension cost which includes amortization of net actuarial losses and prior service costs, in both selling & administrative expenses and cost of goods and services, depending on the functional area of the underlying employees included in the plan.

Cash flow hedges consist mainly of foreign currency and commodity contracts. Knowles recognizes the realized gains and losses on its cash flow hedges in the same line item as the hedged transaction, such as revenue, cost of goods and services, or other income and expense.

13. Segment Information

Knowles is organized into two reportable segments based on how management analyzes performance, allocates capital and makes strategic and operational decisions. These segments were determined in accordance with FASB ASC Topic 280—Segment Reporting and include i) Mobile Consumer Electronics (“MCE”) and ii) Specialty Components (“SC”). The segments are aligned around similar product applications serving Knowles’ key end markets, to enhance focus on end-market growth strategies.

•	MCE designs and manufactures innovative acoustic products, including microphones, speakers and receivers, used in several applications that serve the handset, tablet and other consumer electronic markets. Locations include the corporate office in Itasca, Illinois; sales, support and engineering facilities in North America, Europe and Asia; and manufacturing facilities in Europe and Asia.

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2013 (Unaudited)

•	SC specializes in the design and manufacture of specialized electronic components used in medical and life science applications, as well as high-performance solutions and components used in communications infrastructure and a wide variety of other markets. SC’s transducer products are used principally in hearing aid applications within the commercial audiology markets, while its oscillator products predominantly serve the telecom infrastructure market and capacitor products are used in applications including radio, radar, satellite, power supplies, transceivers and medical implants serving the defense, aerospace, telecommunication, and life sciences markets. Operating facilities and sales, support and engineering facilities are located in North America, Europe and Asia.

Knowles sells its products directly to original equipment manufacturers and to their contract manufacturers and suppliers, and to a lesser extent through distributors worldwide.

	Nine Months Ended September 30,
	2013	2012
Revenue:
Mobile Consumer Electronics	$559,234	$489,396
Specialty Components	325,273	332,088
Intra-segment eliminations	(39)	(43)

Total combined revenue	$884,468	$821,441

Earnings before interest, taxes, depreciation, and amortization:
Mobile Consumer Electronics	$160,921	$123,964
Specialty Components	68,948	84,943

Total segments	229,869	208,907
Corporate expense / other	29,102	29,977
Depreciation and amortization (1)	98,372	83,449
Interest expense, net	36,184	44,764

Earnings before income taxes	66,211	50,717
(Benefit from) provision for income taxes	(6,615)	47

Net earnings	$72,826	$50,670

(1)	Includes depreciation and amortization expense resulting from the fair value measurement of tangible and intangible assets relating to acquisitions. These expenses totaled $28,815 and $13,047 for the nine months ended September 30, 2013 for the Mobile Consumer Electronics and Specialty Components segments, respectively. For the nine months ended September 30, 2012, these expenses totaled $29,554 and $13,520 for the Mobile Consumer Electronics and Specialty Components segments, respectively.

Report of Independent Auditors

To the Shareholder of Knowles Corporation:

We have audited the accompanying combined statements of comprehensive income and the related statement of cash flows of Sound Solutions for the period January 1, 2011 through July 3, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of Sound Solutions’ operations and its cash flows for the period ended July 3, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

September 30, 2013

Sound Solutions

Combined Statement of Comprehensive Income

For the period from January 1, 2011 to July 3, 2011

(in USD thousands)
Product revenue	$139,181
Rental and service revenue	1,705

Total revenues	140,886
Cost of product revenue	115,312

Gross profit	25,574
Selling, general and administrative expenses	14,628

Operating income	10,946
Interest and other expense, net	1,353

Total other expense	1,353

Income before income taxes	9,593
Income tax benefit	(1,886)

Net Income	$11,479

Other comprehensive income
Net Income	$11,479
Foreign currency translation adjustment	2,686

Total comprehensive income	$14,165

See Notes to Combined Financial Statements

Sound Solutions

Combined Statement of Cash Flows

For the period from January 1, 2011 to July 3, 2011

(in USD thousands)
Cash flows from operating activities
Net income	$11,479
Non-cash adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,674
Deferred income taxes	(5,542)
Change in:
Accounts receivable	104,200
Inventories	(9,549)
Prepaid expenses and other assets	(4,851)
Accounts payables and accrued expenses	(22,342)
Income taxes payable	3,656

Cash provided by operating activities	$86,725

Cash flows from investing activities
Purchase of property, plant and equipment	$(23,944)
Process from sale of property, plant and equipment to third parties	90
Cash received from entrusted loans	10,706
Cash received from investment income	130

Cash used in investing activities	$(13,018)

Cash flow from financing activities
Return of capital to Parent	$(75,777)

Cash used in financings activities	$(75,777)

Effect of exchange rate on cash and cash equivalents	67

Net (decrease) increase in cash and cash equivalents	(2,003)
Cash and cash equivalents, beginning of period	9,949

Cash and cash equivalents, end of period	$7,946

Supplemental disclosure of cash flow information
Cash paid for interest	$(30)
Cash paid for taxes, net of refunds	$(6,145)

See Notes to Combined Financial Statements

Sound Solutions

Notes to Combined Financial Statements

(Amounts in USD Thousands)

1. Description of Business and Basis of Presentation

Effective July 4, 2011, Knowles Electronics, LLC (Parent company: Dover Corporation) purchased the Sound Solutions business from NXP B.V. (Parent company: NXP Semiconductors, B.V.). The Sound Solutions business consisted of NXP Semiconductors Austria GmbH, defined as “Sound Solutions Austria” herein, as well as NXP Semiconductors Beijing Ltd., defined as “Sound Solutions China” herein. Collectively, Sound Solutions Austria and Sound Solutions China are defined as “Sound Solutions” herein. Amounts presented in the combined financial statements and notes are reflected in thousands of U.S. dollars unless otherwise indicated.

The combined financial statements reflect the combined results of operations and cash flows of Sound Solutions (collectively also referred to as the “Company”) for the period from January 1, 2011 to July 3, 2011. From January 1, 2011 to July 3, 2011, Sound Solutions was a business under NXP B.V. The Sound Solutions business of NXP B.V. is engaged in the development, fully automated production and sale of miniature speakers and other acoustic components used in telecommunication devices, information technology and automotive industry. The Company maintains operating sites in Vienna, Austria and Beijing, China.

Treatment of intercompany charges (corporate allocations) between Sound Solutions and NXP

Intercompany management charges:

Based on the General Services Agreement (“GSA”) from 2006, central overhead expenses have been charged to Sound Solutions Austria, and local Austrian expenses for research and development (“R&D”) costs and management services have been charged to NXP, Netherlands.

Treatment of intercompany between Sound Solutions and Sound Solutions

Intercompany balances between Sound Solutions Austria and Sound Solutions China resulted from product sales between these two entities. The balances are eliminated for the purpose of the financial reporting of Sound Solutions. See Note 5 for additional details.

2. Summary of Significant Accounting Principles

Use of Estimates

The preparation of the financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currency

The functional currency of Sound Solutions Austria is the Euro. The functional currency of Sound Solutions China is the Renminbi (Yuan). The Company’s revenues and expenses are translated at the average exchange rate for the period presented. Translation adjustments have no effect on net income.

Some transactions of the Company are conducted in currencies different from their functional currency, such as the U.S. dollar. Gains and losses from these foreign currency transactions are included in income as they occur and were not material to the results of operations during the period from January 1, 2011 to July 3, 2011.

Sound Solutions

Notes to Combined Financial Statements

(Amounts in USD Thousands)

Concentration of Credit Risk

Financial instruments that potentially subject the Company’s results of operations to credit risk consist primarily of cash and cash equivalents and accounts receivable. Management believes that it is not exposed to any significant credit risk on its cash accounts. The Company performs credit evaluations of its customers and generally does not require collateral. Impairments for outstanding receivables are recognized on an individual basis if deemed necessary.

For the period of these financial statements, the Company had three major customers: Nokia, Apple and RIM. These customers accounted for approximately 49.0%, 11.0% and 6.0% of the Company’s revenues, respectively, for the period of these financial statements.

Inventories

Inventories are recorded at the lower of cost or market. The cost of inventory includes all costs incurred in the normal course of business to bring each product to its present location and condition using FIFO. Market value is the estimated selling price in the ordinary course of business less any expected selling costs. If the carrying amount exceeds the market value, a write-down is recognized.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Significant replacements and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, as follows:

Intangible assets	3-4 years
Buildings and improvements	3-7 years
Machinery and equipment	2-10 years
Office furniture and equipment	1-10 years

Revenue Recognition

Revenue is recognized and earned when all of the following criteria are satisfied: (a) persuasive evidence of an arrangement exists; (b) price is fixed or determinable; (c) collectability is reasonably assured; and (d) delivery has occurred or service has been rendered.

Shipping and Handling Costs

Shipping and handling costs are included in cost of revenues. Related shipping and handling income is included in revenues.

Stock-Based Compensation

The Company has two stock-based compensation plans for Sound Solutions Austria that are described below. There is no stock-based compensation plan for Sound Solutions China in the reporting period. All equity awards existing at the date of Knowles’ acquisition of Sound Solutions were eliminated.

Sound Solutions

Notes to Combined Financial Statements

(Amounts in USD Thousands)

NXP restricted stock unit plan (equity-settled):

In 2010, the Company introduced a restricted stock unit (“RSU”) plan for certain employees. Under the terms of the plan, all officers of the Company are eligible for participation in the plan, and the RSU’s awarded will vest in three equal portions on the first, second and third anniversary of the grant date.

The fair value of the RSU’s is expensed evenly over the same period that the units vest. The corresponding amount has been recognized in additional paid-in-capital.

Global NXP stock option plan (equity-settled):

Options may be granted at the discretion of the Board of Directors, and all officers of the Company are eligible for participation in the plan.

The option price equals the price of a share listed at the NASDAQ Global Select Market (“NASDAQ”) with dividend, if any, at closing of the NASDAQ. If on the date of receipt of an exercise notice shares have not been traded at the NASDAQ, the closing price will be the opening price of the first subsequent trading day at the NASDAQ.

Options will vest over a four-year vesting period whereby any one-fourth of the options will vest at each anniversary of the date of grant. In case of a change of control, an option will fully (for 100%) vest (accelerated vesting). Vested options can only be exercised during the exercise period. Unvested or lapsed options cannot be exercised. The exercise period commences on the vesting of the relevant options and terminates on the tenth anniversary of the date of grant.

The fair value of the options is expensed into income evenly over the same period that the units vest. The corresponding amount has been recognized in contributed surplus.

The Company expensed approximately $50 for stock based compensation during the reporting period.

Retirement Benefits

Sound Solutions Austria participates in a voluntary pension plan, which is a defined contribution plan in nature. The expense relating to this plan was $268 for the period January 1, 2011 to July 3, 2011.

Sound Solutions China participates in a statutory pension plan, which is a defined contribution plan in nature. The expense relating to this plan was $545 for the period January 1, 2011 to July 3, 2011.

See Note 4 for additional information related to the Company’s retirement benefits.

Income Taxes

Sound Solutions Austria: The income tax expense is based on the rules and regulations imposed by Austrian code of corporate income tax. The taxable income is computed based on the income from operations, adjusted for differing regulations in accordance with the code of corporate income tax. The statutory tax rate is 25.0%.

Sound Solutions China: The income tax expense is based on the rules and regulations imposed by the People’s Republic of China code of corporate income tax. The taxable income is computed based on the income from operations, adjusted for differing regulations in accordance with the code of corporate income tax. The applicable tax rate for Sound Solutions China is 15.0%, although the statutory rate is 25.0%, since it is recognized as a New and High Technology Enterprise and is entitled to a preferential income tax rate of 15.0%.

Income tax expense is presented in the financial statements as if the Company filed its own returns in each jurisdiction. See Note 3 for additional information related to income taxes.

Sound Solutions

Notes to Combined Financial Statements

(Amounts in USD Thousands)

Product Warranties

Warranty accruals are recorded at the time of sale and are estimated based on product warranty terms and estimates of costs to be incurred to fulfill the claim based on historical experience. The Company assesses the adequacy of its liabilities and revises its estimates, as necessary, based on known or anticipated warranty claims, or as new information becomes available.

New Accounting Pronouncements

The Company did not apply any new accounting pronouncements issued by the Financial Accounting Standards Board in the reporting period. Prospective impacts of new pronouncements are reflected in the successor company’s financial statements.

3. Income Taxes

The components of income tax expense (benefit) for the period from January 1, 2011 to July 3, 2011 are as follows:

USD
Current income tax expense	$3,656
Deferred income tax benefit	(5,542)

Total income tax benefit	$(1,886)

Differences between the effective income tax rate and the statutory income tax rates are as follows:

Income before income taxes	$9,593
Tax at statutory rates	2,274
Expiration of tax incentive	(4,624)
R&D tax relief	(350)
Prior year differences	804
Other permanent differences	10

Effective income tax benefit	$(1,886)

Effective tax rate	(19.7)%

Earnings at Austrian and Chinese statutory rates respectively are combined into results for taxes at statutory rates above. Sound Solutions China’s qualification as a New and High Technology Enterprise expires as of December 31, 2012, which results in the income tax rate increasing from 15.0% to the statutory rate of 25.0%. Deferred tax expense was computed to reflect this change. In the event that Sound Solutions China renews its New and High Technology Enterprise qualification, deferred tax expense may change significantly.

4. Severance Payments and Retirement Benefits

The Company’s commitments consist of the following plans (applicable for Sound Solutions Austria only):

•	Statutory severance payments

•	Voluntary pension commitment: defined contribution plan

•	Voluntary jubilee payments: defined benefit plan

Sound Solutions

Notes to Combined Financial Statements

(Amounts in USD Thousands)

Severance payments are state regulated mandatory payments the company has to pay to its employees upon them leaving the firm.

•	Interest rate for discounting liabilities 5.30% annually

•	Salary increase rate 3.00% annually

•	Resignation assumptions 3.00% annually on the average

•	Cost of severance payment: $325

For all other employees (joining after January 1, 2003) Austrian legislation prescribes a different model, which is a defined contribution plan in nature. Consequently, there is no accrual for those employees. In the reporting period, the Company contributed $136.

In addition, pension benefits are committed to certain employees, whereby the Company pays 1.0% of the employee’s base salary. The plan is a defined contribution plan. In the reporting period, the Company contributed $268.

In the course of negotiation of collective agreements, the Company committed to grant jubilee payments to its employees based on the length of service with the Company. That plan is a defined benefit plan and has the following characteristics:

•	Interest rate for discounting liabilities 5.30% annually

•	Salary increase rate 3.00% annually

•	Resignation assumptions 3.00% annually on the average

•	Service costs of $79

Sound Solutions China participates in a statutory pension plan, which is a defined contribution plan. The expense related to this plan was $545 for the period from January 1, 2011 to July 3, 2011.

5. Related Party Transactions

Sound Solutions entered into the GSA with NXP on September 29, 2006, whereby NXP provided services in commercial, accounting, auditing, financial, fiscal, social, legal and personnel matters. The agreement also provided for counterclaims to be charged back to NXP by the Company for research and development costs. Amounts for charges were calculated based on several allocation factors, including percentage of revenue, volume and activity. For the period presented, cross charges between NXP and Sound Solutions were as follows:

Intercompany management charge:

Charges from HQ to Sound Solutions:

              Austria: 2011: $10,802

              China: 2011: $ 2,661

Charges from Austria to HQ (“Counterclaims”):

              Austria: 2011: $10,248

              China: 2011: $ 0

6. Commitments and Contingencies

The rental expense for all non-cancellable operating leases, excluding those with related parties as discussed in Note 5, was $1,932 for the period from January 1, 2011 to July 3, 2011.

Sound Solutions

Notes to Combined Financial Statements

(Amounts in USD Thousands)

The aggregate future minimum payments under non-cancellable operating lease agreements, including those with related parties, as of July 3, 2011 are as follows:

Period from July 3, 2011 to December 31, 2011
2012	$3,864
2013 -2017	17,989

Total	$21,853

Liabilities are recorded for various contingencies arising in the normal course of business, including litigation and administrative proceedings, environmental matters, product liability, product warranty, worker’s compensation and other claims. The Company has recorded the estimated costs for these contingencies in the financial statements based on assumptions, including those developed using input derived from actuarial estimates and historical and anticipated experience data depending on the nature of the liability, and in certain instances, with consultation of legal counsel, internal and external consultants and engineers. Subject to the uncertainties inherent in estimating future costs for these types of liabilities, the Company believes the estimates are reasonable and does not believe the final determination of the cost associated with these liabilities would have a material effect on the results of operations, financial position or cash flows of the Company.

7. Subsequent Events

The Company evaluated subsequent events for recognition or disclosure through September 30, 2013, the date the financial statements were available to be issued.

Effective July 4, 2011, Knowles Electronics, LLC (Parent company: Dover Corporation) purchased the Sound Solutions business from NXP B.V. (Parent company: NXP Semiconductors, B.V.). The Sound Solutions business consisted of NXP Semiconductors Austria GmbH and NXP Semiconductors Beijing Ltd. Collectively, these entities are referred to as “Sound Solutions” herein.